EXHIBIT 99.3

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

------------------------------------------------------------------ In re: USEC INC., Debtor. -------------------------------------------------------------------	x : : : : : x	Chapter 11 Case No. 14-_______ (_____)
DISCLOSURE STATEMENT WITH RESPECT TO
PLAN OF REORGANIZATION OF USEC INC.

LATHAM & WATKINS LLP
D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
Annemarie V. Reilly
885 Third Avenue
New York, NY 10022-4834
(212) 906-1200

-and-

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins
Michael J. Merchant
920 N. King Street
Wilmington, DE 19801-3301
(302) 651-7700

Counsel for Debtor and Debtor in Possession

Dated: March 5, 2014

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTOR HAS SEPARATELY NOTICED A HEARING TO CONSIDER THE ADEQUACY OF THIS DISCLOSURE STATEMENT UNDER BANKRUPTCY CODE SECTION 1125. THE DEBTOR RESERVES THE RIGHT TO MODIFY OR SUPPLEMENT THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING PLAN OF REORGANIZATION UP TO THE DATE OF SUCH HEARING.

IMPORTANT INFORMATION FOR YOU TO READ
The debtor is PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT FOR the PURPOSE OF SOLICITING VOTES TO ACCEPT THE PLAN from the holders of claims and interests who are entitled to cast votes on the plan. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY PERSON OR ENTITY FOR ANY PURPOSE other than to determine how to vote on the plan.
THIS DISCLOSURE STATEMENT CONTAINs “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “BELIEVE,” “PREDICTS,” “ANTICIPATE,” “ESTIMATE” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE READER IS CAUTIONED THAT ALL FORWARD LOOKING STATEMENTS ARE INHERENTLY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE REFERRED TO IN SUCH FORWARD LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS AND OTHER FINANCIAL INFORMATION CONTAINED HEREIN AND ATTACHED HERETO REFLECT ESTIMATES ONLY. THE TIMING, AMOUNT and value OF ACTUAL DISTRIBUTIONS TO AND RECOVERIES BY HOLDERS OF ALLOWED CLAIMS or interests MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. Factors that could cause actual results to be materially different from expectations include those factors described IN PART VII herein TITLED “Risk Factors.” THEREFORE, ANY ANALYSES, ESTIMATES OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE.
THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON OR AFTER THE EFFECTIVE DATE OF THE PLAN WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.
NO LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTOR URGEs EACH HOLDER OF A CLAIM OR AN INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY.
THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS pursuant to rule 408 of the federal rules of evidence.
NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR Litigation Right or projected objection to a particular Claim OR INTEREST is, or is not, identified in this Disclosure Statement, EXCEPT AS OTHERWISE PROVIDED IN THE PLAN OR IN A FINAL ORDER OF THE BANKRUPTCY COURT. The Debtor or the Reorganized Debtor, as applicable, may seek to investigate, file and prosecute any Litigation Rights or objections to Claims and InterestS, and may do so after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Litigation Rights or objections.
THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, SUMMARIES OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN EVENTS IN THE DEBTOR’s CHAPTER 11 CASE AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND INCORPORATED HEREIN BY REFERENCE. ALTHOUGH THE DEBTOR BELIEVEs THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY OR DISCREPANCY BETWEEN A

DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, THE DOCUMENTS CONTAINED IN THE PLAN SUPPLEMENT OR ANY OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE PLAN, THE DOCUMENTS CONTAINED IN the PLAN SUPPLEMENT OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTOR’s MANAGEMENT. THE DEBTOR does NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION. ALL HOLDERS OF CLAIMS and interests ENTITLED TO cast VOTEs on THE PLAN ARE ENCOURAGED TO REVIEW THE DISCLOSURE STATEMENT AND PLAN, INCLUDING ALL EXHIBITS ATTACHED HERETO AND THERETO, AS WELL AS THE DOCUMENTS CONTAINED IN THE PLAN SUPPLEMENT, IN THEIR ENTIRETIES BEFORE CASTING THEIR VOTES TO ACCEPT OR REJECT THE PLAN.
THE DEBTOR’s MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTOR HAs USED ITS reasonable GOOD FAITH EFFORTS TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS EXPRESSLY PROVIDED HEREIN).
THE DEBTOR is GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFICALLY NOTED. THE DEBTOR has NO AFFIRMATIVE DUTY to SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS and interests REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THE DATE OF THE DISCLOSURE STATEMENT or such earlier date as may be specifically noted. THE DEBTOR HAs NOT AUTHORIZED ANY person or ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTOR HAs NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTOR OR THE PLAN OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.
HOLDERS OF CLAIMS and interests ENTITLED TO cast VOTEs on THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTOR AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. importantly, Prior to deciding whether and how to vote on the Plan, each holder of a Claim or interest in a Voting Class should REVIEW THE PLAN IN ITS ENTIRETY AND consider carefully all of the information in this Disclosure Statement AND ANY EXHIBITS HERETO, including the Risk Factors described in greater detail in part vii herein TITLED “Risk Factors.”

THE DEBTOR SUPPORTS CONFIRMATION OF THE PLAN. THE DEBTOR URGES ALL HOLDERS OF CLAIMS and interests WHOSE VOTES ARE BEING SOLICITED TO ACCEPT THE PLAN.

THE VOTING DEADLINE IS 5:00 EASTERN TIME ON [_________], 2014,
UNLESS THE DEBTOR EXTENDS THE VOTING DEADLINE.

TO BE COUNTED AS A VOTE TO ACCEPT OR REJECT THE PLAN, THE VOTING AGENT MUST
ACTUALLY RECEIVE YOUR BALLOT ON OR BEFORE THE VOTING DEADLINE.

TABLE OF CONTENTS

Page

A.	PURPOSE OF DISCLOSURE STATEMENT 1

B.	OVERVIEW OF THE DEBTOR’S SITUATION 2

C.	OVERVIEW OF THE PLAN 3

D.	THE VOTING PROCESS 9

E.	THE CONFIRMATION HEARING 11

F.	FORWARD LOOKING STATEMENTS 11

II. general information concerning the debtor	12

A.	INTRODUCTION 12

B.	THE DEBTOR’S CORPORATE HISTORY 13

C.	OVERVIEW OF THE COMPANY’S BUSINESS 13

D.	CORPORATE GOVERNANCE, MANAGEMENT AND EMPLOYEE MATTERS 23

E.	SUMMARY OF SIGNIFICANT PREPETITION OBLIGATIONS 30

F.	EQUITY INTERESTS 32

G.	HISTORICAL FINANCIAL INFORMATION; ADDITIONAL INFORMATION 33

H.	REASON FOR CHAPTER 11 FILING 33

III. EVENTS DURING THE CHAPTER 11 CASE	34

A.	FIRST DAY ORDERS 34

B.	OTHER INITIAL ORDERS 34

C.	REPRESENTATION OF THE DEBTOR 35

D.	DEBTOR-IN-POSSESSION FINANCING / CASH COLLATERAL 35

E.	ASSUMPTION or REJECTION OF CONTRACTS AND lEASES 35

F.	CLAIMS PROCESS 35

G.	PLAN PROCESS 35

IV. THE PLAN	36

A.	OVERALL STRUCTURE OF PLAN 36

B.	REORGANIZED CAPITAL STRUCTURE CREATED BY PLAN 36

C.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS 37

D.	IMPLEMENTATION OF PLAN 46

E.	TREATMENT OF CONTRACTS AND LEASES 50

F.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN 53

G.	RELEASES, DISCHARGE, INJUNCTIONS; EXCULPATION 55

H.	MODIFICATION; SEVERABILITY; REVOCATION 59

I.	ADDITIONAL PLAN PROVISIONS 59

V. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS	59

VI. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	61

A.	INTRODUCTION 61

B.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR 62

C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND INTERESTS 65

VII. RISK FACTORS	74

A.	CERTAIN BANKRUPTCY CONSIDERATIONS 74

B.	RISKS RELATED TO THE DEBTOR’s BUSINESS AND FINANCIAL CONDITION 76

C.	RISKS RELATING TO THE RESTRUCTURING AND THE SECURITIES TO BE ISSUED UNDER THE PLAN 96

D.	DISCLOSURE STATEMENT DISCLAIMER 106

VIII. CONFIRMATION and consummation of the plan of reorganization	107

A.	SOLICITATION ORDER 107

B.	PARTIES ENTITLED TO VOTE 107

C.	CLASSES ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN 108

D.	VALIDITY OF BALLOTS 108

E.	WITHDRAWAL OF BALLOTS; REVOCATION 108

F.	SPECIAL INSTRUCTIONS FOR HOLDERS OF NOTEHOLDER CLAIMS 108

G.	FURTHER INFORMATION; ADDITIONAL COPIES 110

H.	CONFIRMATION PROCEDURES 110

I.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN 111

B.	CONSUMMATION OF THE PLAN 118

IX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	118

C.	“TRADITIONAL” CHAPTER 11 CASE 118

D.	ALTERNATIVE PLAN OF REORGANIZATION 119

E.	LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE 119

TABLE OF APPENDICES
Appendix A    Plan of Reorganization
Appendix B    Summary of Material Terms of Documents Included in Plan Supplement
Appendix C    Organizational Chart
Appendix D    Liquidation Analysis

THE DEBTOR HEREBY ADOPTS AND INCORPORATES EACH APPENDIX ATTACHED TO THIS
DISCLOSURE STATEMENT BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

DISCLOSURE STATEMENT WITH RESPECT TO
PLAN OF REORGANIZATION OF USEC INC.

I.
INTRODUCTION

On March 5, 2014 (the “Petition Date”), USEC Inc. (the “Debtor”) commenced a “prearranged” case under Chapter 11 (the “Chapter 11 Case”) of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) by filing a petition for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).
The Debtor commenced the Chapter 11 Case with the support of the holders of approximately 65% in principal amount of the Debtor’s convertible note debt (the “Consenting Noteholders”), who are parties to or assignees under a Plan Support Agreement executed with the Debtor on December 13, 2013 (as amended, supplemented or otherwise modified from time to time, the “Noteholder Plan Support Agreement”), as well as the support of the two holders of the Debtor’s preferred stock interests, Babcock and Wilcox Investment Company (“B&W) and Toshiba America Nuclear Energy Corporation (“Toshiba”), each of which executed its own Plan Support Agreement with the Debtor on March 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “B&W Plan Support Agreement”) and March 4, 2014 (as amended, supplemented or otherwise modified from time to time, the “Toshiba Plan Support Agreement”), respectively (the Noteholder Plan Support Agreement, the B&W Plan Support Agreement and the Toshiba Plan Support Agreement collectively, the “Plan Support Agreements”).
On the Petition Date, consistent with the terms of the Plan Support Agreements, the Debtor filed the Plan of Reorganization of USEC Inc., dated as of March 5, 2014 (as it may be amended, supplemented or otherwise modified from time to time, the “Plan”), which sets forth the manner in which Claims against and Interests in the Debtor will be treated upon or following the Debtor’s emergence from Chapter 11. The Debtor has also filed the Plan Supplement Pursuant to Section 5.15 of Plan of Reorganization of USEC Inc. in parts on March 5, 2014 and on [________], 2014 (as amended, supplemented or otherwise modified from time to time, the “Plan Supplement”), which includes the material documents necessary to implement the Plan.
Through the Plan, the Debtor is attempting to implement a financial restructuring designed to reduce its outstanding indebtedness and strengthen its balance sheet, thereby enabling it to emerge from Chapter 11 on a financial footing that is expected to improve its prospects for later achieving certain strategic initiatives that are essential to its long-term viability. It is important to note at the outset, however, that there are significant risks to the achievement of such strategic initiatives and, thus, no guarantee that the Debtor will have long-term viability. Nevertheless, it is the view of the Debtor that its future prospects will be severely impaired without accomplishing the financial restructuring.
A copy of the Plan is attached to this Disclosure Statement as Appendix A. All capitalized terms used but not otherwise defined in this Disclosure Statement shall have the meanings set forth in the Plan. To the extent of any conflict between the terms or conditions of this Disclosure Statement and the Plan, the terms and conditions of the Plan shall control and govern.
The Debtor’s direct and indirect subsidiaries (the “Non-Debtor Subsidiaries”), which include United States Enrichment Corporation (“Enrichment Corp”), have not commenced their own cases for relief under Chapter 11 of the Bankruptcy Code and are not otherwise included in the Chapter 11 Case commenced by the Debtor. Nevertheless, Enrichment Corp has agreed to be a co-proponent and participant in the Plan for the limited purpose set forth in the Plan.

A.	PURPOSE OF DISCLOSURE STATEMENT
The purpose of this Disclosure Statement is to provide sufficient information to enable those holders of Claims and Interests entitled to vote on the Plan to make an informed decision on whether to accept or reject the Plan. This Disclosure Statement includes, without limitation, information about:

•	the Debtor’s prepetition operating and financial history;

•	the events leading to the filing of the Chapter 11 Case;

•	the events occurring during the Chapter 11 Case;

•	a summary of the terms and provisions of the Plan;

•	the solicitation and voting procedures for the Plan;

•	the process for confirming the Plan;

•	certain risk factors relating to the Debtor and confirmation and consummation of the Plan;

•	alternatives to confirmation and consummation of the Plan; and

•	certain tax consequences of the consummation of the Plan.

Additional copies of this Disclosure Statement are available, free of charge, upon request made to (i) the office of the Debtor’s counsel at Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attn: Annemarie Reilly, (212) 751-4864 (facsimile) or Annemarie.Reilly@lw.com (email) or (ii) the Voting Agent, Logan & Company, Inc., at 546 Valley Road, Upper Montclair, New Jersey 07043, (973) 509-3190 (telephone), (973) 509-1131 (facsimile) or USEC@loganandco.com (email).
A ballot for voting to accept or reject the Plan is enclosed with this Disclosure Statement for the holders of Claims and Interests that are entitled to vote to accept or reject the Plan. If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a ballot, received a damaged ballot or lost your ballot, or if you have any questions concerning the procedures for voting on the Plan, please promptly contact the Debtor’s Voting Agent, Logan & Company, Inc., at 546 Valley Road, Upper Montclair, New Jersey 07043, (973) 509-3190 (telephone), (973) 509-1131 (facsimile) or USEC@loganandco.com (email).
Each holder of a Claim or Interest entitled to vote on the Plan should read this Disclosure Statement, the Plan, the other appendices attached hereto, and the instructions accompanying the ballots in their entirety before voting on the Plan. These documents contain important information concerning the classification and treatment of Claims and Interests for voting purposes and the tabulation of votes.
THIS INTRODUCTION IS BEING PROVIDED AS AN OVERVIEW OF THE MATERIAL ITEMS ADDRESSED IN THIS DISCLOSURE STATEMENT AND THE PLAN, WHICH IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN. THIS INTRODUCTION SHOULD NOT BE RELIED UPON FOR A COMPREHENSIVE DISCUSSION OF THE DISCLOSURE STATEMENT AND/OR THE PLAN OR IN LIEU OF REVIEWING THE DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETIES.

B.	OVERVIEW OF THE DEBTOR’S SITUATION
As described in more detail later in this Disclosure Statement, the USEC corporate family, consisting of the Debtor and seven non-debtor direct and indirect domestic subsidiaries (collectively, the “Company”), is a heavily-regulated global energy company that supplies low enriched uranium (“LEU”) for commercial nuclear power plants. LEU is a critical component in the production of nuclear fuel for reactors to produce electricity. At this time, the Company’s primary operating entity and sole revenue generator is Enrichment Corp. Enrichment Corp currently supplies LEU to both domestic and international utilities for use in nuclear reactors worldwide. Enrichment Corp’s sources of LEU are (i) its own inventories of LEU derived from (a) the historical enrichment of uranium at a gaseous diffusion plant leased from the U.S. Department of Energy (the “DOE”) and (b) LEU previously purchased from Russia under a government-sponsored nuclear nonproliferation program and (ii) commercial LEU currently purchased from Russia under a ten-year contract.
The Company is currently engaged in a technological transformation of its business for long term success. Key to this transformation is transitioning from the expensive and non-competitive gaseous diffusion technology previously used by Enrichment Corp to lower-cost and more advanced gas centrifuge technology. The Debtor is leading this transformation through its efforts to commercialize its “American Centrifuge” technology at a new plant to be constructed on property leased from the DOE (the “American Centrifuge Plant”). As part of this transformation, Enrichment Corp has ceased enrichment of uranium, but is continuing operations as a supplier of LEU, relying on its existing inventories as well as LEU purchased from Russia to satisfy customer contracts until its “American Centrifuge” affiliates construct and commence commercial operations at the American Centrifuge Plant. This is a multi-year process that will require significant third-party funding and cooperation from the U.S. government.
To improve its prospects for obtaining such funding and cooperation, the Debtor has embarked on a process of restructuring its balance sheet, where it carries approximately $530 million in principal amount of convertible note debt coming due in 2014 and approximately $113.9 million in preferred stock obligations. With the support of the Consenting Noteholders, B&W and Toshiba, and pursuant to the respective Plan Support Agreements, the Debtor commenced the Chapter 11 Case for the purpose of achieving the balance sheet restructuring.
It is important to note, however, that the anticipated balance sheet restructuring is not a guarantee that the Debtor will be able to obtain the necessary funding and cooperation to deploy a new gas centrifuge plant --- it is just one necessary step among many others that must be taken by the Debtor and its non-debtor subsidiaries over the months and years that will follow the restructuring.

C.	OVERVIEW OF THE PLAN
The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Part IV of this Disclosure Statement, entitled “The Plan.” Additionally, a summary of the material terms of the documents that are included in the Plan Supplement (including, but not limited to, the Exit Facility, the New USEC Governing Documents (including the terms of the New Common

Stock), the New Indenture (including the terms of the New Notes and the Limited Subsidiary Guaranty), the Subsidiary Security Agreement, the New Management Incentive Plan and the Supplementary Strategic Relationship Agreement) is attached hereto as Appendix B. To the extent of any inconsistency between such summary and the documents included in the Plan Supplement, such documents will control.
The Plan proposes, and its terms embody, a “prearranged” restructuring of (a) unsecured claims arising from the Debtor’s 3.0% convertible senior notes due 2014, which are referred to in the Plan as the Noteholder Claims and (b) preferred equity interests in the Debtor, which are included in the Plan’s definition of Preferred Stock Interests/Claims. As indicated above, the restructuring has the support of holders of the Consenting Noteholders, B&W and Toshiba.
The Plan is premised upon the view that there is insufficient unencumbered value in the Debtor to pay the Noteholder Claims in full and that, under the Bankruptcy Code’s absolute priority rule, no junior Class of Claims or Interests is entitled to any recovery under the Plan without consent from the holders of the Noteholder Claims. Under the “prearranged” restructuring terms agreed to by the Consenting Noteholders, the Preferred Stock Interests/Claims, which are junior to the Noteholder Claims, will receive the treatment provided for in the Plan in recognition of the role of B&W and Toshiba as important strategic partners to the Debtor and the Reorganized Debtor. In addition, assuming acceptance of the Plan by each of the classes of Noteholder Claims and Preferred Stock Interests/Claims, Common Stock Interests/Claims, which are junior to both the Noteholder Claims and the Preferred Stock Interests/Claims, will receive the treatment provided in the Plan. Holders of Unexercised Common Stock Rights will not receive or retain any property under the Plan on account of such Unexercised Common Stock Rights. AS NEGOTIATED WITH THE CONSENTING NOTEHOLDERS, B&W AND TOSHIBA, All other Claims against the Debtor are Unimpaired under the Plan.
The Plan designates eight Classes of Claims and Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.
The Debtor believes that the Plan provides the best means currently available to restructure its balance sheet and emerge successfully from Chapter 11.

1.	General Structure Of The Plan
The following is an overview of certain material terms of the Plan:

•	The Debtor will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of its creditors, other stakeholders and employees.

•	The Debtor will have obtained the DIP Facility on the Petition Date, and the resulting DIP Facility Claim will be paid in full or otherwise treated as permitted by the terms of the DIP Facility.

•	Allowed Administrative Claims, Priority Tax Claims and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holder of any such Claim.

•
Allowed Secured Claims, General Unsecured Claims and Intercompany Claims are Unimpaired under the Plan and will either be Reinstated or paid in full as the Plan provides for each Class of such Claims, unless otherwise agreed by the holder of any such Claim.

•
The Old Notes will be cancelled and the Debtor will issue New Notes in the aggregate principal amount of $240.38 million. The New Notes will have the benefit of the Limited Subsidiary Guaranty and Subsidiary Security Agreement from Enrichment Corp. The holders of Allowed Noteholder Claims will receive their Pro Rata share of $200.00 million of the New Notes and the holders of Allowed Preferred Stock Interests/Claims will receive their Pro Rata share of $40.38 million of the New Notes.

•
The USEC Common Stock will be cancelled and the Debtor will issue shares of New Common Stock. The holders of Allowed Noteholder Claims will receive their Pro Rata share of 79.04% of the New Common Stock, the holders of Allowed Preferred Stock Interests/Claims will receive their Pro Rata share of 15.96% of the New Common Stock, and, assuming the requisite acceptances of the Plan, holders of Allowed Common Stock Interests/Claims will receive a Pro Rata share of 5% of the New Common Stock. The shares of New Common Stock will be subject to dilution on account of the New Management Incentive Plan provided for in the Plan.

•
In addition to $200.00 million of the New Notes and 79.04% of the New Common Stock, holders of Allowed Noteholder Claims will receive a Cash payment equal to all unpaid interest accrued at the non-default rate on the Old Notes through the Effective Date.

•
Executory contracts and unexpired leases will be assumed by the Debtor under the Plan unless otherwise disposed of by motion or agreement with the counterparties, or unless otherwise dealt with in the Plan.

•	The Reorganized Debtor will be authorized to enter into the Exit Facility to obtain financing after the Effective Date.

2.	Summary Of Plan Classification, Treatment And Voting Rights
The following table summarizes the classification of Claims and Interests and the treatment of, estimated recovery for and voting rights of each Class under the Plan. In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims, the DIP Facility Claim and Priority Tax Claims have not been classified.
The recoveries set forth below are estimates that are contingent upon, among other things, approval of the Plan on a prearranged basis, as proposed. In addition, with respect to the recoveries for Classes 5, 6, 7 and 8, which include the New Common Stock to be issued under the Plan, the estimated recoveries are contingent upon the valuation of the reorganized business, which, for the reasons described in Part VIII.I.2(b) of this Disclosure Statement, are highly speculative and not susceptible to quantification. Moreover, as described more fully in Part VIII of this Disclosure Statement, the Debtor’s business and future prospects are subject to a number of significant risks. The recoveries and estimates described in the following tables represent the Debtor’s best estimates given the information available on the date of this Disclosure Statement.

SUMMARY OF EXPECTED RECOVERIES (All capitalized terms used but not otherwise defined below will have the meanings set forth in the Plan.)
Class	Claim/Interest	Description, Treatment and Projected Recovery for Claim/Interest
N/A	Administrative Claims Estimated amount (as of the anticipated Effective Date): $10.0 million
An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code Sections 503(b) or 1114(e)(2) and entitled to priority pursuant to Bankruptcy Code Section 507(a)(2), including, but not limited to, (i) the actual, necessary costs and expenses of preserving the Estate and operating the business of the Debtor after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estate under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Bankruptcy Code Section 365.
The Plan provides that, except as otherwise provided for in Section 10.1 of the Plan, on the applicable Distribution Date, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.
Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.
Estimated Percentage Recovery: 100%

N/A	DIP Facility Claim Estimated amount (as of the anticipated Effective Date): $25.0 million
A DIP Facility Claim is a Claim existing under the DIP Facility. The DIP Facility is the $50 million postpetition debtor in possession credit facility provided to the Debtor by Enrichment Corp, subject to approval by the Bankruptcy Court.
The Plan provides that the DIP Facility Claim will be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holder of the Allowed DIP Facility Claim will receive, on the later of the Distribution Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between such holder and the Debtor or the Reorganized Debtor, as applicable, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim, (i) payment of such Allowed Claim in Cash or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
A DIP Facility Claim, as an administrative expense Claim, is not classified and is treated as required by the Bankruptcy Code. The holder of such Claim is not entitled to vote on the Plan.
Estimated Percentage Recovery: 100%

N/A	Priority Tax Claims Anticipated to be paid by order of the Bankruptcy Court before the anticipated Effective Date
A Priority Tax Claim is a Claim that is entitled to priority pursuant to Bankruptcy Code Section 507(a)(8).
Under the Plan, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as will have been determined by the Debtor or by the Reorganized Debtor, either (i) on the applicable Distribution Date, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
Priority Tax Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.
Estimated Percentage Recovery: 100%

1	Other Priority Claims Anticipated to be paid by order of the Bankruptcy Court before the anticipated Effective Date
An Other Priority Claim is a Claim against the Debtor entitled to priority pursuant to Bankruptcy Code Section 507(a), other than a Priority Tax Claim or an Administrative Claim.
The Plan provides that on the applicable Distribution Date, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable will have agreed upon in writing.
Other Priority Claims are Unimpaired. The holders of such Claims are deemed to have accepted the Plan.
Estimated Percentage Recovery: 100%

2	Secured Claims Estimated amount: $56.3 million
A Secured Claim is a Claim (i) that is secured by a Lien on property in which the Estate has an interest, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; (ii) to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable; and (iii) the amount of which (A) is undisputed by the Debtor or (B) if disputed by the Debtor, such dispute is settled by written agreement between the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor and the holder of such Claim or determined, resolved, or adjudicated by final, nonappealable order of a court or other tribunal of competent jurisdiction.
Under the Plan, as to all Allowed Secured Claims, on the Effective Date, the legal, equitable, and contractual rights of each holder of such an Allowed Secured Claim will be Reinstated. On the applicable Distribution Date, each holder of such an Allowed Secured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, consistent with the relevant underlying documents, if any.
Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim will survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens will be released, will be deemed null and void, and will be unenforceable for all purposes. Nothing in the Plan will preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.
Secured Claims are Unimpaired. The holders of such Claims are deemed to have accepted the Plan.
Estimated Percentage Recovery: 100%

3	General Unsecured Claims Estimated amount: $3.0 million
A General Unsecured Claim is a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, an Intercompany Claim, a Noteholder Claim, or any Claim that constitutes a Preferred Stock Interest/Claim or a Common Stock Interest/Claim. This definition specifically includes, without limitation, Rejection Damages Claims, if any.
The Plan provides that, on the applicable Distribution Date, each holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, either (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
General Unsecured Claims are Unimpaired. The holders of such Claims are deemed to have accepted the Plan.
Estimated Percentage Recovery: 100%

4	Intercompany Claims Estimated amount: $274.0 million
An Intercompany Claim is any unsecured Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries. For the avoidance of doubt, any Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries that is secured by a Lien on property in which the Estate has an interest is a Secured Claim.
Under the Plan, with respect to each Allowed Intercompany Claim, (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim will be Reinstated as of the Effective Date or (ii) by agreement between the holder and the Debtor (with the consent of the Majority Consenting Noteholders), may be adjusted, continued, expunged, or capitalized, either directly or indirectly or in whole or in part, as of the Effective Date.
Intercompany Claims are Unimpaired. The holders of such Claims are deemed to have accepted the Plan.
Estimated Percentage Recovery: 100%

5	Noteholder Claims Estimated amount (as of the anticipated Effective Date, inclusive of interest): $541.0 million
A Noteholder Claim is any Claim arising or existing under or related to the Old Notes, other than any Indenture Trustee Expenses.
The Plan provides that Noteholder Claims will be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case in an amount not less than $530 million as of the Petition Date, plus all applicable accrued and unpaid interest, fees, expenses and other amounts due under the Old Indenture, which Allowed Noteholder Claims will not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity. Each holder of an Allowed Noteholder Claim will receive, on the Distribution Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) the New Noteholder Common Stock, (ii) Cash equal to the amount of the interest accrued at the non-default rate on the Old Notes from the date of the last interest payment made by the Debtor before the Petition Date to the Effective Date and (iii) the Majority New Notes.
The Plan defines the New Noteholder Common Stock as 79.04% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Noteholder Common Stock will be issued in the form of Class A Common Stock as described in the New USEC Charter.
The Majority New Notes are the New Notes in the aggregate principal amount of $200.00 million, to be issued by the Reorganized Debtor under, and having the terms set forth in, the New Indenture, which Majority New Notes will have the benefit of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement.
All distributions on account of Allowed Noteholder Claims with be subject to the Indenture Trustee’s Charging Lien in the event of any unpaid Indenture Trustee Expenses, in accordance with the Plan.
A summary of the material provisions of the New Noteholder Common Stock, the New Management Incentive Plan and the Majority New Notes is contained in Appendix B.
Noteholder Claims are Impaired. The holders of such Claims are entitled to vote on the Plan.
Estimated Percentage Recovery: 39% for Cash and Majority New Notes only; recovery for New Noteholder Common Stock is highly speculative and not quantifiable.

6	Preferred Stock Interests/Claims
Preferred Stock Interests/Claims are (i) any Interests that are based upon or arise from USEC Preferred Stock and (ii) any Claims that are based upon or arise from USEC Preferred Stock and are subordinated pursuant to Bankruptcy Code Section 510(b).
USEC Preferred Stock is any preferred equity in USEC outstanding prior to the Effective Date, including, without limitation, any stock options or other right to purchase the preferred stock of USEC, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any preferred stock or other preferred equity ownership interests in USEC prior to the Effective Date.
For purposes of treatment under the Plan, all USEC Preferred Stock Interests/Claims will be deemed Allowed and will not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.
Each holder of an Allowed USEC Preferred Stock Interest/Claim will receive, on the Distribution Date, its Pro Rata share of (i) the New Preferred Stockholder Common Stock and (ii) the Minority Notes; and will have the benefits and obligations agreed to in the Supplementary Strategic Relationship Agreement. The New Preferred Stockholder Common Stock is 15.96% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Preferred Stockholder Common Stock will be issued in the form of Class B Common Stock as described in the New USEC Charter. The Minority Notes are the New Notes to be issued under the Plan in the aggregate principal amount of $40.38 million.
A summary of the material provisions of the New Preferred Stockholder Common Stock and the Minority New Notes is contained in Appendix B.
Preferred Stock Interests/Claims are Impaired. The holders of such Interests/Claims are entitled to vote on the Plan.
Estimated Percentage Recovery: 35.1% for Minority Notes; recovery for New Preferred Stockholder Common Stock is highly speculative and not quantifiable.

7	Common Stock Interests/Claims
Common Stock Interests/Claims are (i) any Interests in the Debtor that are based upon or arise from USEC Common Stock and (ii) any Claims against the Debtor that are based upon or arise from USEC Common Stock and are subordinated pursuant to Bankruptcy Code Section 510(b), which will include any Claim arising from the rescission of a purchase or sale of any USEC Common Stock, any Claim for damages arising from the purchase or sale of any USEC Common Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; provided, however, that a Claim arising from Indemnification Obligations that are assumed under Section 6.5 of the Plan shall not be considered a Common Stock Interest/Claim. The term specifically excludes Unexercised Common Stock Rights.
USEC Common Stock is, collectively, any common equity in USEC outstanding prior to the Effective Date, including, without limitation, any stock option or other right to purchase the common stock of USEC, together with any warrant, conversion right, restricted stock unit, right of first refusal, subscription, commitment, agreement, or other right to acquire or receive any such common stock in USEC that has been fully exercised prior to the Effective Date.
The Plan provides that all securities or other documents evidencing USEC Common Stock will be cancelled as of the Effective Date.
The Plan further provides that, if Class 5 and Class 6 vote to accept the Plan, the holders of any such Allowed Common Stock Interests/Claims will be entitled to receive on the applicable Distribution Date, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Interest or Claim, their Pro Rata share of the New Minority Common Stock. The New Minority Common Stock is 5% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Minority Common Stock will be issued in the form of Class A Common Stock as described in the New USEC Charter.
The Plan provides that, if Class 5 or Class 6 votes to reject the Plan, the holders of Common Stock Interests/Claims will not receive or retain any property under the Plan on account of such Interests or Claims.
Common Stock Interests/Claims are Impaired. Although receiving a distribution under the Plan if Classes 5 and 6 vote to accept the Plan, the holders of such Interests are deemed to have rejected the Plan, and the votes of such holders will not be solicited.
Estimated Percentage Recovery: Highly speculative and not quantifiable.

8	Unexercised Common Stock Rights
Unexercised Common Stock Rights are, collectively, any stock options or other right to purchase any USEC Common Stock, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any such USEC Common Stock that have not been exercised prior to the Effective Date. The term specifically excludes Common Stock Interests/Claims.
The Plan provides that all Unexercised Common Stock Rights will be cancelled as of the Effective Date. No holder of Unexercised Common Stock Rights will receive or retain any property under the Plan on account of such Unexercised Common Stock Rights.
Unexercised Common Stock Rights are Impaired. The holders of such Interests are not entitled to receive or retain any property under the Plan, are deemed to have rejected the Plan, and the votes of such holders will not be solicited.
Estimated Percentage Recovery: 0%

NOTICE TO PARTIES TO CONTRACTS AND LEASES CONCERNING ASSUMPTION: The Plan provides that, except as otherwise provided therein, in the Confirmation Order, or in the Plan Supplement, as of the Effective Date, the Debtor will be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 6.2(c) of the Plan. Unless otherwise provided in the Plan, the Plan Supplement or the Confirmation Order, any Cure determined to be owed with respect to any assumed contract or lease will be treated as an Administrative Claim.
NOTICE TO PARTIES TO CONTRACTS AND LEASES CONCERNING REJECTION AND BAR DATE APPLICABLE TO REJECTION DAMAGES CLAIMS: If a contract or lease is rejected by the Debtor, and such rejection gives rise to a Rejection Damages Claims, such Rejection Damages Claim must be asserted against the Debtor in a Proof of Claim that is filed with the Claims Agent on or before the date that is the first Business Day that is 30 days after the Bankruptcy Court’s entry of an order authorizing the rejection of a contract or lease. All rights of the Debtor or the Reorganized Debtor, as applicable, to object to any Rejection Damages Claim are reserved.
NOTICE OF SPECIAL BAR DATE APPLICABLE TO CURRENT AND FORMER HOLDERS OF OLD NOTES AND USEC COMMON STOCK WHO MAY ALLEGE SECURITIES-RELATED CLAIMS AGAINST THE DEBTOR. Any Claim (i) arising from the rescission of a purchase or sale of a security of the Debtor (the Old Notes or the USEC Common Stock), (ii) for damages arising from the purchase or sale of such a security, or (iii) for reimbursement or contribution allowed under Bankruptcy

Code Section 502 on account of such a Claim (collectively, a “510(b) Claim”) must be asserted against the Debtor in a Proof of Claim received no later than 5:00 p.m. Eastern Time on [________], 2014 (the “Special Bar Date”), by Logan & Company, Inc., the court-approved Claims Agent, at the following address: USEC Inc. Claims Docketing Department, c/o Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043. A Proof of Claim form may be obtained from the Claims Agent’s website, www.loganandco.com, under client name USEC Inc. Any such Claim that is not asserted in a Proof of Claim received by the Claims Agent before the Special Bar Date will be barred and will not be entitled to receive any payment or distribution of property from the Debtor or its successors or assigns with respect to such Claim. Any Proof of Claim received by the Claims Agent will be subject to objection by the Debtor, as the Debtor does not believe there is any basis for the allowance of any such Claims. Please note that a Proof of Claim need not be filed solely to assert a Claim for the principal and interest due on the Old Notes or for an ownership interest in the USEC Common Stock; a Proof of Claim is required only for a 510(b) Claim as described above.

D.	THE VOTING PROCESS

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a plan of reorganization are entitled to vote to accept or reject a proposed plan. Generally, a claim or equity interest is impaired under a plan if the holder’s legal, equitable or contractual rights are altered under such plan. Classes of claims or equity interests under a chapter 11 plan in which the holders of such claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. In addition, classes of claims or equity interests under a chapter 11 plan in which the holders of such claims or equity interests are not entitled to receive or retain any property under such plan (although they may nevertheless be receiving a de minimis distribution assuming acceptance of the plan by senior voting classes) may be deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. In connection with the Plan, therefore:

•	Claims in Classes 1, 2, 3 and 4 are Unimpaired. As a result, holders of Claims in those Classes are deemed to have accepted the Plan and are not entitled to vote on the Plan.

•
Claims and Interests in Classes 5 and 6 (together, the “Voting Classes”) are Impaired and the holders of such Claims and Interests, which are deemed Allowed by the Plan, will receive distributions under the Plan. As a result, holders of Claims and Interests in Classes 5 and 6 are entitled to vote to accept or reject the Plan, subject to the requirement that they hold their Claims or Interests as of the voting record date established by the Bankruptcy Court, as discussed below.

•
Holders of Allowed Claims and Allowed Interests in Class 7, although potentially receiving a de minimis distribution under the Plan to which they would not be entitled without acceptance of the Plan by Classes 5 and 6, are deemed to have rejected the Plan, and the votes of such holders will not be solicited.

•
Holders of Allowed Interests in Class 8 are not entitled to and will not receive or retain any property under the Plan, are deemed to have rejected the Plan, and the votes of such holders will not be solicited.

The Bankruptcy Court has established 5:00 p.m. Eastern Time on [________], 2014 (the “Voting Record Date”) as the time and date for determining which holders of Claims and Interests in the Voting Classes are entitled to receive a copy of this Disclosure Statement and to vote to accept or reject the Plan. ONLY HOLDERS OF CLAIMS IN CLASS 5 AND INTERESTS IN CLASS 6 AS OF THE VOTING RECORD DATE ARE ENTITLED TO VOTE ON THE PLAN.
The Debtor has retained Logan & Company, Inc. to, among other things, act as its voting agent (the “Voting Agent”). Specifically, the Voting Agent will assist the Debtor with: (a) mailing this Disclosure Statement and ballot materials, (b) soliciting votes on the Plan, (c) receiving, tabulating and reporting on ballots cast for or against the Plan, (d) responding to inquiries from creditors and stockholders relating to the Plan, the Disclosure Statement, the ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan, (e) if necessary, contacting eligible voters regarding the Plan and their ballots, and (f) mailing notices required by the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court.
YOUR VOTE ON THE PLAN IS IMPORTANT. The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims that actually vote for acceptance or rejection of the plan (the “Requisite Claim Acceptances”). The foregoing applies to Class 5, containing Noteholder Claims. The Bankruptcy Code defines “acceptance” of a plan by a class of interests as acceptance by the holders of at least two-thirds in dollar amount of the allowed interests of such Class that have timely and properly voted to accept or reject the Plan (the “Requisite Interest Acceptances” and together with the Requisite Claim Acceptances, the “Requisite Acceptances”). The foregoing applies to Class 6, containing Preferred Stock Interests/Claims.
If one of the Voting Classes rejects the Plan, the Debtor, subject to the consent of (a) the Majority Consenting Noteholders and (b) the Preferred Stockholders (solely with respect to any terms of the Plan that affect the rights of such Preferred Stockholders), reserves the right to amend the Plan and, if necessary, resolicit votes, abandon the Plan and pursue another plan of reorganization, or request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b). Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or equity interests, so long as at least one impaired class of claims votes to accept such plan. Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class, as more particularly described in Part VIII.I. of this Disclosure Statement The Debtor, subject to the consent of (a) the Majority Consenting Noteholders and (b) the Preferred Stockholders (solely with respect to any terms of the Plan that affect the rights of such Preferred Stockholders), reserves the right to alter, amend, or modify the Plan or any exhibit in accordance with the provisions of the Plan including, without limitation, Section 10.12 of the Plan, if determined necessary to satisfy the requirements of Bankruptcy Code Section 1129(b).
TO HOLDERS OF NOTEHOLDER CLAIMS IN CLASS 5: This Disclosure Statement and the related materials will be furnished to Noteholders whose names (or the names of whose nominees) appear as of the Voting Record Date on the security holder lists maintained by the Indenture Trustee pursuant to the Old Indenture or, if applicable, who are listed as participants in a clearing agency’s security position listing. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE DISCLOSURE STATEMENT, THE PLAN AND, IF APPLICABLE, BENEFICIAL OWNER BALLOTS OR MASTER BALLOTS, TO THE BENEFICIAL OWNERS. With respect to Noteholder Claims, special voting instructions apply to beneficial owners, nominees of beneficial owners and securities clearing agencies. Those special instructions will accompany the beneficial owner ballot or master ballot provided to holders of Noteholder Claims. In the event of an inconsistency between the special instructions and the provisions of this Disclosure Statement, the special instructions that accompany the beneficial owner ballot or master ballot should be followed. A summary of such instructions is set forth in more detail in Part IX below.
TO HOLDERS OF PREFERRED STOCK INTERESTS/CLAIMS IN CLASS 6: A ballot is enclosed for the purpose of voting on the Plan. Please follow the instructions contained on the ballot for casting and returning your ballot. In the event of an inconsistency between the instructions on the ballot and the provisions of this Disclosure Statement, the instructions on the ballot should be followed.
This Disclosure Statement, the appendices attached hereto and the related documents are the only materials the Debtor is providing to creditors and stockholders in the Voting Classes for their use in determining whether to vote to accept or reject the Plan, and such materials may not be relied upon or used for any purpose other than to vote to accept or reject the Plan.
All ballots, beneficial owner ballots and master ballots must be completed, executed and returned to the Debtor’s Voting Agent at the following address:
Logan & Company, Inc.
Attention: USEC Inc.
546 Valley Road
Upper Montclair, New Jersey 07043

FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT, BENEFICIAL OWNER BALLOT OR MASTER BALLOT MUST BE PROPERLY EXECUTED, COMPLETED, DATED AND DELIVERED SUCH THAT IT IS ACTUALLY RECEIVED ON OR BEFORE THE VOTING DEADLINE (5:00 P.M. EASTERN TIME ON [________], 2014) BY THE VOTING AGENT.
The ballots, beneficial owner ballots and master ballots have been specifically designed for the purpose of soliciting votes on the Plan from the Voting Classes. Accordingly, in voting on the Plan, please use only the ballots sent to you with this Disclosure Statement.
All properly completed ballots, beneficial owner ballots or master ballots received by the Voting Agent prior to the Voting Deadline from holders of Allowed Claims and Allowed Interests in the Voting Classes as of the Voting Record Date will be counted for purposes of determining whether each Class has accepted the Plan. The Voting Agent will prepare and file with the Bankruptcy Court a certification of the results of the balloting by each of the Voting Classes.

If a ballot, beneficial owner ballot or master ballot is received by the Voting Agent after the Voting Deadline, it will not be counted, unless the Debtor has granted, in its sole discretion, an extension of the Voting Deadline in writing with respect to such ballot. Additionally, the following ballots will NOT be counted:

•
any ballot, beneficial owner ballot or master ballot that is properly completed, executed and timely submitted to the Voting Agent, but (a) does not indicate an acceptance or rejection of the Plan or (b) indicates both an acceptance and rejection of the Plan;

•	any ballot, beneficial owner ballot or master ballot that is illegible or contains insufficient information to permit the identification of the holder;

•	any ballot, beneficial owner ballot or master ballot cast by a Person or Entity that does not hold a Claim or Interest in the Voting Classes; and/or

•	any unsigned ballot, beneficial owner ballot or master ballot.

THE DEBTOR BELIEVES THAT CONFIRMATION OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND INTERESTS AND RECOMMENDS THAT ALL HOLDERS OF CLAIMS AND INTERESTS IN THE VOTING CLASSES VOTE TO ACCEPT THE PLAN.
WITH RESPECT TO THE HOLDERS OF NOTEHOLDER CLAIMS, THE CONSENTING NOTEHOLDERS AND THE NOTEHOLDER ADVISORS SUPPORT CONFIRMATION OF THE PLAN AND ENCOURAGE ALL NOTEHOLDERS TO VOTE TO ACCEPT THE PLAN.

E.	THE CONFIRMATION HEARING

Bankruptcy Code Section 1128 requires that the Bankruptcy Court, after notice, hold a hearing on confirmation of the Plan (the “Confirmation Hearing”). The Bankruptcy Court has set the Confirmation Hearing to commence on [________], 2014 at [__:__] [a./p.]m. Eastern Time, at the United States Bankruptcy Court for the District of Delaware, 824 N. Market Street, Wilmington, Delaware 19801. At the Confirmation Hearing, the Debtor will request confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code Section 1129(b). The Debtor may modify the Plan, subject to the consent of (i) Enrichment Corp, (ii) the Majority Consenting Noteholders and (iii) the Preferred Stockholders (solely with respect to any terms of the Plan that affect the rights of such Preferred Stockholders), to the extent permitted by Bankruptcy Code Section 1127(a) and Bankruptcy Rule 3019, as necessary to confirm the Plan. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing. Objections to confirmation must be filed with the Bankruptcy Court by [________], 2014 and are governed by Bankruptcy Rules 3020(b) and 9014. The objections must be in writing, must state the name and address of the objecting party and the nature of the Claim or Interest of such party, and must state with particularity the basis and nature of any objection to or proposed modification of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY FILED AND SERVED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

F.	FORWARD LOOKING STATEMENTS

This Disclosure Statement contains certain other forward-looking statements, all of which are based on various estimates and assumptions and will not be updated to reflect events occurring after the date hereof. Such information and statements are subject to inherent uncertainties and to a wide variety of significant business, economic and competitive risks, including, among others, those described herein. Consequently, actual events, circumstances, effects and results may vary significantly from those included in or contemplated by such projected financial information and such other forward-looking statements. The information contained herein is therefore not necessarily indicative of the future financial condition or results of operations of the Debtor, which in each case may vary significantly from the information set forth herein. Consequently, the forward-looking statements contained herein should not be regarded as representations by the Debtor, any of its advisors or any Person that any prospective financial condition or results of operations can or will be achieved. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM EXPECTATIONS INCLUDE THOSE FACTORS DESCRIBED IN PART VII HEREIN TITLED “RISK FACTORS.”

II.
GENERAL INFORMATION CONCERNING THE DEBTOR

A.	INTRODUCTION
The Debtor is the ultimate parent company of seven direct and indirect domestic subsidiaries, including Enrichment Corp, American Centrifuge Holdings, LLC (“AC Holdings”), American Centrifuge Enrichment, LLC (“AC Enrichment”), American Centrifuge Operating, LLC (“AC Operating”), American Centrifuge Technology, LLC (“AC Technology”), American Centrifuge Manufacturing, LLC (“AC Manufacturing”) and American Centrifuge Demonstration, LLC (“AC Demonstration”) (Enrichment Corp, AC Holdings, AC Enrichment, AC Operating, AC Technology, AC Manufacturing and AC Demonstration, collectively, the “Non-Debtor Subsidiaries;” and AC Holdings, AC Enrichment, AC Operating, AC Technology, AC Manufacturing and AC Demonstration, collectively, the “AC Subsidiaries”).1 With the exception of AC Manufacturing, which is majority owned (55%), all of the other Non-Debtor Subsidiaries are wholly-owned entities. Basic information about the Debtor and the Non-Debtor Subsidiaries is set forth below.
1 On March 15, 2013, the Debtor sold another wholly-owned subsidiary, NAC International Inc. (“NAC”), to a subsidiary of Hitachi Zosen Corporation for approximately $42.4 million. While owned by the Debtor, NAC provided energy consulting, information services and spent fuel management technologies to utilities, government agencies, producers, fuel vendors and financial institutions worldwide. NAC also specialized in nuclear materials transport, used fuel storage and transport technologies, nuclear fuel cycle consulting, and fuel cycle information services, and provided fuel procurement and performance evaluations, and regulatory and communications planning.

Name of Entity	Formation	Ownership	Business Purpose/Summary of Key Facts
USEC Inc.	Delaware 6/29/98	Publicly owned
The Debtor
Ultimate parent company; holds 100% interest in Enrichment Corp and AC Holdings
Issuer of Old Notes
Issuer of USEC Preferred Stock and USEC Common Stock
Party to 2002 DOE-USEC Agreement
Assignor to AC Operating of sublease from Enrichment Corp of the DOE lease for American Centrifuge Plant
Lessee of Oak Ridge facilities used for the American Centrifuge Project from the DOE
Holds intellectual property license from the DOE for centrifuge technology
Party to RD&D Cooperative Agreement with the DOE and AC Demonstration
Indemnitor on surety bonds issued to the DOE and the NRC for Paducah Plant and American Centrifuge Plant
Party to certain construction contracts with respect to American Centrifuge Plant
Proposed issuer under the Plan of the New Notes and the New Common Stock

United States Enrichment Corporation (“Enrichment Corp”)	Delaware 6/29/98	USEC Inc.
One of the Non-Debtor Subsidiaries
Enriched uranium at Paducah Plant until end of May 2013 and currently transitioning site back to DOE
Continuing supplier of LEU, fulfilling contracts for LEU through existing inventory and supply purchased from Russia
Sole revenue generator within the Company; sole source of liquidity for the Debtor via return of capital until September 2011 and intercompany loans since that date
Holder of the NRC certificate of compliance for Paducah Plant
Lessee of the DOE leases for Paducah Plant and American Centrifuge Plant; sublessor of lease for American Centrifuge Plant to AC Operating (via assignment from the Debtor)
Party to Russian Contract and Russian Supply Agreement
Party to existing customer contracts (including by assignment from AC Enrichment)
Principal on surety bonds issued to the DOE and the NRC for Paducah Plant and indemnitor on certain surety bonds for American Centrifuge Plant
Co-proponent and participant in the Plan for purposes of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement

American Centrifuge Holdings, LLC (“AC Holdings”)	Delaware 9/24/08	USEC Inc.	One of the Non-Debtor Subsidiaries and AC Subsidiaries Holds 100% interest in AC Enrichment, AC Operating, AC Technology and AC Demonstration, and 55% interest in AC Manufacturing
American Centrifuge Enrichment, LLC (“AC Enrichment”)	Delaware 9/24/08	American Centrifuge Holdings, LLC
Currently inactive
One of the Non-Debtor Subsidiaries and AC Subsidiaries
Created to: hold title to American Centrifuge Plant; be a party to loan and financing agreements related to American Centrifuge Project; and be a party to construction and customer contracts
Party to customer contracts partially assigned to Enrichment Corp

American Centrifuge Operating, LLC (“AC Operating”)	Delaware 9/24/08	American Centrifuge Holdings, LLC
One of the Non-Debtor Subsidiaries and AC Subsidiaries
Holds the NRC license for American Centrifuge Demonstration facility and American Centrifuge Plant
Sublessee (via assignment from the Debtor) of Enrichment Corp’s DOE lease for American Centrifuge Plant
Principal on surety bonds issued to the DOE and the NRC for American Centrifuge Plant

American Centrifuge Technology, LLC (“AC Technology”)	Delaware 9/24/08	American Centrifuge Holdings, LLC
Currently inactive
One of the Non-Debtor Subsidiaries and AC Subsidiaries
Created to: conduct technology research and development activities; hold technology license from the DOE; and lease facilities at Oak Ridge

American Centrifuge Manufacturing, LLC (“AC Manufacturing”)	Delaware 8/20/10	55% owned by AC Holdings 45% owned by Babcock & Wilcox Technical Services Group, Inc.
One of the Non-Debtor Subsidiaries and AC Subsidiaries
Created to consolidate the authority and accountability for centrifuge machine manufacturing and assembly in one business unit
Based out of the Oak Ridge manufacturing facility
Party to contracts with centrifuge component and assembly suppliers

American Centrifuge Demonstration, LLC (“AC Demonstration”)	Delaware 5/21/12	American Centrifuge Holdings, LLC	One of the Non-Debtor Subsidiaries and AC Subsidiaries Created to oversee RD&D Program Party to RD&D Cooperative Agreement with the DOE and the Debtor

The chart attached as Appendix C depicts the corporate structure of the Debtor’s family of companies.

B.	THE DEBTOR’S CORPORATE HISTORY

In October 1992, Congress established a uranium enrichment corporation through the Energy Policy Act of 1992. This government corporation began operations in mid-1993 under the name United States Enrichment Corporation. In April 1996, the USEC Privatization Act, 42 U.S.C. § 2297h, was signed into law, permitting this government corporation to be converted into a privately owned company of the same name.

In June 1998, the Debtor USEC Inc. was incorporated as a Delaware corporation for the purpose of acting as the parent company of the privately owned Enrichment Corp. At the same time, Enrichment Corp was incorporated in Delaware as a private company. In July 1998, USEC Inc. completed an initial public offering of 100,000,000 shares of its common stock on the New York Stock Exchange and began trading under the symbol USU.
Upon its privatization, the U.S. government transferred the business of the government corporation to Enrichment Corp, with the exception of certain liabilities from prior operations of the U.S. government. Enrichment Corp continued as a uranium enrichment corporation, operating gaseous diffusion plants leased from the DOE near Portsmouth, Ohio (the “Portsmouth Plant”) and Paducah, Kentucky (the “Paducah Plant”), from which it produced LEU, and obtained additional LEU supply through its role under the Megatons to Megawatts non-proliferation agreement between the United States and Russia. Enrichment ceased at the Portsmouth Plant in 2001 and at the Paducah Plant in May 2013.
The Company began exploring a move from gaseous diffusion technology to gas centrifuge technology in 2002. The DOE invested in research and development of the gas centrifuge technology in the 1960’s through the 1980’s as an alternative to gaseous diffusion. Gaseous diffusion technology is over 60 years old and requires substantial amounts of energy to produce LEU. With the cessation of enrichment at the Paducah Plant, there are no major enrichment suppliers that continue to utilize this technology to enrich uranium commercially. All of Enrichment Corp’s competitors have deployed more modern gas centrifuge technology to produce LEU. Gas centrifuge technology uses approximately 95% less energy than gaseous diffusion to produce the same quantity of LEU.
In connection with the effort to deploy gas centrifuge technology in September 2008, the Debtor created AC Holdings to wholly own AC Enrichment, AC Operating and AC Technology. Later, in August 2010, AC Holdings created AC Manufacturing, 55% of which is owned by AC Holdings, with the remaining 45% owned by Babcock & Wilcox Technical Services Group, Inc. In May 2012, AC Holdings created AC Demonstration. The AC Subsidiaries were created to carry out commercial activities related to the development of gas centrifuge technology (the “American Centrifuge Project”) and the financing, construction and deployment of the American Centrifuge Plant.

C.	OVERVIEW OF THE COMPANY’S BUSINESS

The Company is a heavily-regulated global energy company that supplies LEU for commercial nuclear power plants. LEU is a critical component in the production of nuclear fuel for reactors to produce electricity. Currently operating through Enrichment Corp, the Company is a leading supplier of LEU to domestic and international commercial nuclear power plants.
Enrichment Corp is currently the Company’s sole generator of revenue, supporting its own business and financial obligations, as well as providing intercompany funding through intercompany loans to the Debtor. The Debtor uses the intercompany funding to help pay its own financial obligations and those of the AC Subsidiaries.
Enrichment Corp has two major business operations. Its primary business focus is on supplying LEU, including uranium and enrichment components, to commercial customers. Enrichment Corp’s secondary business is providing contract services at the Paducah site. Enrichment Corp ceased enrichment at the Paducah Plant at the end of May 2013, and is in the process of de-leasing the Paducah Plant and returning it to the DOE. The Company expects that upon such return, it will no longer provide contract services to the DOE at Paducah. Enrichment Corp ceased enrichment at the Portsmouth Plant in 2001, and through September 2011 it performed contract services business for the DOE as the decontamination and decommissioning contractor for the site. This transition represented the bulk of Enrichment Corp’s contract services work during recent years. Enrichment Corp continues to perform limited contract services work for the DOE at the Portsmouth site, related to the lease of certain facilities related to the American Centrifuge Plant located at the Piketon, Ohio facility. After the transition of the Portsmouth Plant was completed, revenue from the contract services segment declined substantially.

1.	Business Locations

The Company is headquartered in Bethesda, Maryland, at premises leased by the Debtor, and has facilities in Paducah, Kentucky, Piketon, Ohio and Oak Ridge, Tennessee through leases entered into by the Debtor or certain of the Non-Debtor Subsidiaries, as set forth below.

Location	Business Use	Lessee

Bethesda, Maryland	Corporate headquarters	Debtor (via assignment from Enrichment Corp)
Paducah, Kentucky	Paducah Plant	Enrichment Corp
Piketon, Ohio	Certain facilities at Portsmouth Plant	Enrichment Corp
Piketon, Ohio	American Centrifuge Plant	AC Operating (sublessee of lessee Enrichment Corp via assignment from the Debtor)
Oak Ridge, Tennessee	Manufacturing and test facilities for American Centrifuge Project [2]	Debtor
Washington, DC	Government relations office	Debtor
2 This property is subject to a sale/leaseback transaction with The Industrial Development Board of The City of Oakridge, Tennessee in connection with a payment in lieu of taxes program. The Debtor has the right to take ownership of the property pursuant to the terms of the sale/leaseback agreement.

2.	LEU Business Segment

(a)	LEU Business Overview
Through Enrichment Corp, the Company’s primary business focus has been on supplying LEU to nuclear power plant owners. LEU consists of two components: separative work units (“SWU”) and uranium. SWU is a standard unit of measurement that represents the effort required to transform a given amount of natural uranium into two components, enriched uranium and depleted uranium. Enriched uranium has a higher percentage of U235 isotopes than depleted uranium. The SWU contained in LEU is calculated using an industry standard formula based on the physics of enrichment. The amount of enrichment deemed to be contained in LEU under this formula is commonly referred to as its “SWU component” and the quantity of natural uranium deemed to be used in the production of LEU under this formula is referred to as its “uranium component.” Revenue from the LEU segment is derived primarily from: (i) sales of the SWU component of LEU, (ii) sales of both the SWU and uranium components of LEU, and (iii) sales of uranium.

(b)	LEU Customers
The majority of Enrichment Corp’s customers are domestic and international utilities that own or operate nuclear power plants, with international sales constituting 17% of revenue from the LEU business in 2012 and 22% in 2013. In 2013, the ten largest customers in this segment represented 69% of total revenues, and the three largest customers represented 37% of total revenues. Agreements with electric utilities are primarily long-term, fixed-commitment contracts under which customers are obligated to purchase a specified quantity of SWU from Enrichment Corp or long-term requirements contracts under which customers are obligated to purchase a fixed percentage of the SWU requirements for specific groups of reactors from Enrichment Corp. Under requirements contracts, a customer only makes purchases when the specified reactors have requirements for additional fuel. Enrichment Corp also sells natural uranium directly to utilities, generally pursuant to shorter-term, fixed-commitment contracts.
Backlog is the estimated aggregate dollar amount of SWU and uranium sales that the Company expects to earn as revenue in future periods under existing contracts with customers. As of December 31, 2013, backlog was estimated to be $3.3 billion, including $0.4 billion expected to be delivered in 2014. Backlog was $4.5 billion at December 31, 2012, and $5.8 billion at December 31, 2011. Due to the current supply/demand imbalance in the market, and the transition in sources of enrichment from production at the Paducah Plant, Enrichment Corp has not been able to achieve sufficient new sales to offset reductions in backlog resulting from deliveries in recent years. Backlog is based on certain estimates, which are subject to change. Backlog also includes contracts that must be modified to reflect the current state of supply sources during the transition of supply sources. In addition, the backlog is subject to various risks, including the mix of origins of LEU delivered, the credit quality of certain customers, and contracts in which customers have certain termination rights based on milestones related to financing and deployment of the American Centrifuge Plant. Approximately 30% of the backlog is estimated to be at risk due to milestones related to financing and deployment of the American Centrifuge Plant.
In the future, the Company expects to enter into long-term contracts for production from the American Centrifuge Plant to support the financing of the American Centrifuge Plant, which would increase the long term backlog.

(c)	LEU Supply
Historically, Enrichment Corp has produced or acquired LEU from two principal sources. About half of the LEU supply was acquired from Russia, pursuant to the Megatons to Megawatts non-proliferation agreement between the United States and Russia. Under this program, Enrichment Corp was party to a contract (the “Russian Contract”) under which it purchased the SWU component of LEU derived from dismantled nuclear weapons from the former Soviet Union for conversion into fuel for commercial nuclear power plants. Enrichment Corp completed the highly-successful 20-year Megatons to Megawatts program at the end of 2013. In 2011, Enrichment Corp entered into a contract (the “Russian Supply Agreement”) to maintain access to Russian LEU supplies following the completion of the Russian Contract. However, the amount of LEU that Enrichment Corp will obtain under the Russian Supply Agreement is substantially lower than the amount it historically obtained under the Russian Contract, thereby reducing Enrichment Corp’s overall supply of LEU. The Russian Supply Agreement runs through 2022. The other half of Enrichment Corp’s LEU supply was produced at the Paducah Plant, which ceased enrichment at the end of May 2013.

(i)	Megatons to Megawatts
At the end of 2013, Enrichment Corp completed the highly successful Megatons to Megawatts program, which had provided half of Enrichment Corp’s LEU supply in recent years. Under the Megatons to Megawatts program, Enrichment Corp was the U.S. government’s exclusive executive agent (“Executive Agent”) in connection with a nonproliferation agreement between the United States and the Russian Federation. In January 1994, Enrichment Corp signed the Russian Contract with a Russian government entity known as OAO Techsnabexport (“TENEX”) to implement the program. The Russian Contract was completed at the end of 2013. Over the life of the Russian Contract, approximately 92 million SWU contained in LEU derived from 500 metric tons of highly enriched uranium was purchased, the equivalent of about 20,000 nuclear warheads.

(ii)	Russian Supply Agreement
In 2011, Enrichment Corp entered into the Russian Supply Agreement to maintain access to Russian LEU supplies following the completion of the Megatons to Megawatts program and the Russian Contract, and to assist in the transition of the LEU business from the Paducah Plant to the American Centrifuge Plant. Under the terms of the Russian Supply Agreement, the supply of LEU to Enrichment Corp began in 2013 and will increase until it reaches a level in 2015 that includes a quantity of SWU equal to approximately one-half the level supplied by TENEX to Enrichment Corp under the Megatons to Megawatts program. Beginning in 2015, TENEX and Enrichment Corp also may mutually agree to increase the purchases and sales of SWU by certain additional optional quantities of SWU up to the amount Enrichment Corp purchased each year under the Megatons to Megawatts program. The Russian Supply Agreement runs through 2022.
The LEU obtained under the Russian Supply Agreement is subject to quotas and other restrictions applicable to commercial Russian LEU that did not apply to LEU supplied under the Megatons to Megawatts program, which could adversely affect Enrichment Corp’s ability to sell the commercial Russian LEU purchased under the new agreement. Under the terms of the Russian Supply Agreement, Enrichment Corp may use a portion of the quota established under U.S. law for importation of Russian LEU in the United States for consumption by U.S. utilities, but this quota is less than the amount of Russian LEU that it is obligated to purchase. Enrichment Corp has been in discussions with the Department of Commerce regarding a potential modification to the quotas to increase the ability to import and deliver Russian LEU to U.S. fabricators for processing and re-export on behalf of foreign customers. If the quotas for importing Russian LEU are not modified with respect to either (i) the sale to U.S. utilities for consumption in the United States or (ii) the sale to foreign utilities for processing in the United States at U.S. fabricators and re-export, most of the LEU supplied to Enrichment Corp by TENEX under the new agreement will have to be supplied to foreign customers for fabrication into fuel outside the United States. This constraint would adversely affect Enrichment Corp’s ability to market the Russian LEU.
Prior to deployment of the American Centrifuge Plant, the Russian Supply Agreement will be the Company’s only source of additional LEU supply to supplement its existing inventory, absent arrangements to purchase LEU from other sources.
Enrichment Corp and TENEX have agreed to conduct a feasibility study to explore the possible deployment of an enrichment plant in the United States employing Russian centrifuge technology. Any decision to proceed with such a project would depend on the results of the feasibility study and would be subject to further agreement between the parties and their respective governments.

(iii)	Paducah Plant
At the end of May 2013, Enrichment Corp ceased enrichment at the Paducah Plant and began the process of transitioning the Paducah Plant to the DOE for decontamination and decommissioning. Although the Paducah Plant had been running at peak efficiency in recent years, the operations could not overcome the inherent costs of the substantial amount of electricity required by the gaseous diffusion technology. Enrichment Corp’s competitors have all shifted to lower-cost centrifuge enrichment operations and the oversupply of LEU in the market made continued commercial enrichment at the Paducah Plant unsustainable.
Enrichment Corp leases the Paducah Plant and related facilities from the DOE. The site is one of the largest industrial facilities in the world. When the Paducah Plant was operational, its estimated maximum economic capacity was about eight million SWU per year. Enrichment Corp is currently working with the DOE to de-lease the Paducah Plant. After cessation of enrichment at the Paducah Plant, Enrichment Corp continues to lease certain areas that are used for ongoing operations, such as shipping and handling, inventory management and site services. In addition to these activities, Enrichment Corp has completed the repackaging of its inventory of LEU and uranium and is transferring such inventory to off-site locations for future deliveries to customers with existing orders. Enrichment Corp is currently in discussions with the DOE regarding the timing of the de-lease, and is seeking to minimize transition costs, which could be substantial. Enrichment Corp expects to complete the return of the Paducah Plant to the DOE in 2014. Under the lease, the DOE is obligated to decontaminate and decommission the Paducah Plant.

(iv)	Provisions of 2002 DOE-USEC Agreement Relating to Paducah Plant
On June 17, 2002, the Debtor and the DOE signed an agreement in which both parties made long-term commitments directed at resolving issues related to the stability and security of the domestic uranium enrichment industry (such agreement, as amended, the “2002 DOE-USEC Agreement”). The Debtor and the DOE have entered into subsequent agreements relating to these commitments and have amended the 2002 DOE-USEC Agreement, most recently in 2012. Under the 2002 DOE-USEC Agreement, the Debtor agreed that the Paducah Plant would be operated at a production rate at or above 3.5 million SWU per year until six months prior to commercial operation of the American Centrifuge Plant. Since May 2013, the Debtor has not performed enrichment at the Paducah Plant. As a consequence, the DOE has the right to waive Enrichment Corp’s exclusive rights to lease the Paducah Plant and to transition operation of the plant from Enrichment Corp to ensure the continuity of domestic enrichment operations and the fulfillment of supply contracts. The DOE has not exercised any rights under the 2002 DOE-USEC Agreement and been engaging with the Company in a process to de-lease the Paducah Plant. If the de-lease does not occur consensually, the DOE could seek to exercise its remedies under the 2002 DOE-USEC Agreement to take possession of the Paducah Plant.

3.	Contract Business Segment
Enrichment Corp performs limited contract work for the DOE and the DOE contractors at the Paducah Plant and the site of the former Portsmouth Plant. The contract work at the Paducah Plant principally relates to providing security and infrastructure support at the site. With respect to the Portsmouth Plant, the majority of Enrichment Corp’s revenues from contract work related to contracts with the DOE to prepare the Portsmouth Plant for decontamination and decommissioning. On September 30, 2011, these contracts expired and Enrichment Corp completed the transition of facilities at the Portsmouth site to a new DOE contractor. Enrichment Corp continues to provide limited services to the DOE and its contractors at the Portsmouth site with respect to facilities that are leased for the American Centrifuge Plant. However, revenues from the contract services segment have decreased significantly due to these events.
Moreover, payment for contract work is subject to DOE funding availability, congressional appropriations, the DOE’s timeliness in approving Enrichment Corp’s provisional billing rates, and the outcome of the DOE’s reviews and audits. The Company’s consolidated balance sheet includes gross receivables from DOE or DOE contractors for contract services work totaling $98.4 million as of December 31, 2013. Of the $98.4 million, $80.8 million represents certified claims submitted to DOE through December 31, 2013. Enrichment Corp has submitted the following certified claims to the DOE contracting officer under the Contract Disputes Act (“CDA”) for payment.

Amounts Related to	Date of Claim	Amount of Claim	DOE Response
Periods through December 31, 2009	December 2, 2011	$11.2 million	Denied by DOE contracting officer in letter dated June 1, 2012
Year ended December 31, 2010	February 16, 2012	$9.0 million	Denied by DOE contracting officer in letter dated August 15, 2012
Year ended December 31, 2011	May 8, 2012	$17.8 million	Denied by DOE contracting officer in letter dated August 15, 2012
Pension costs and postretirement benefit cost resulting from the closure of Portsmouth	August 30, 2013	$42.8 million	Pending

Based on the extended timeframe expected to resolve claims for payment filed under the CDA, these amounts are classified as a long-term receivable of $25.8 million, or $80.8 million net of valuation allowances of $55.0 million, as of December 31, 2013. On May 30, 2013, Enrichment Corp appealed the DOE's denial of the three claims for the periods through 2011 to the U.S. Court of Federal Claims.

4.	American Centrifuge Project
While the Company, through Enrichment Corp, had been using (until it ceased enrichment at the end of May 2013) older gaseous diffusion technology to enrich uranium, it has been working through the Debtor and the AC Subsidiaries to deploy updated gas centrifuge technology to replace its gaseous diffusion operations with the new American Centrifuge Plant. Centrifuge technology requires 95% less electricity than gaseous diffusion technology to produce the same quantity of LEU. The new centrifuge facility is intended to provide a long-term competitive source of uranium enrichment. The Debtor began construction on the American Centrifuge Plant in May 2007 after being issued a construction and operating license by the NRC. However, construction activities were significantly demobilized in 2009 and are only expected to be remobilized after financing for the deployment of the American Centrifuge Plant is in place.
Although the economics of the American Centrifuge Project are severely challenged under current enrichment market conditions, the Debtor continues to believe that the deployment of the American Centrifuge Project represents its clearest path to a long-term, direct source of domestic enrichment production, and therefore the long-term viability of the LEU business. The Debtor believes that a restructuring could improve the likelihood of success in the deployment of the American Centrifuge Project.

(a)	Provisions of 2002 DOE-USEC Agreement Relating to American Centrifuge Project
The 2002 DOE-USEC Agreement requires the Company to develop, demonstrate and deploy advanced enrichment technology in accordance with milestones and provides for remedies in the event of a failure to meet a milestone under certain circumstances. On June 12, 2012, the Debtor and the DOE entered into an amendment (the “2002 Agreement Amendment”) to the 2002 DOE-USEC Agreement. The 2002 Agreement Amendment added two new milestones and revised the remaining four milestones under the 2002 DOE-USEC Agreement relating to the financing and operation of the American Centrifuge Plant. These milestone dates were not intended to be representative of the Debtor’s view of an updated schedule for deployment of the American Centrifuge Plant but were a result of negotiations with the DOE. The milestones remaining as of the Petition Date include the following:

•	May 2014 - Successful completion of the American Centrifuge Cascade Demonstration Test Program

•	June 2014 - Commitment to proceed with commercial operation

•	November 2014 - Secure firm financing commitment(s) for the construction of the commercial American Centrifuge Plant with an annual capacity of approximately 3.5 million SWU per year

•	July 2017 - Begin commercial American Centrifuge Plant operations

•	September 2018 - Commercial American Centrifuge Plant annual capacity at 1 million SWU per year

•	September 2020 - Commercial American Centrifuge Plant annual capacity of approximately 3.5 million SWU per year
The 2002 Agreement Amendment provides that the Debtor will submit a revised plan to DOE covering the milestones after November 2014 on or before the date it submits a notice of commitment to proceed with commercial operations, and the parties will discuss adjustment of these remaining milestones as appropriate based on this revised plan.
The DOE has full remedies under the 2002 DOE-USEC Agreement if the Debtor fails to meet a milestone that would materially impact its ability to begin commercial operations of the American Centrifuge Plant on schedule and such delay was within the Debtor’s control or was due to its fault or negligence. These remedies include terminating the 2002 DOE-USEC Agreement, revoking the Debtor’s access to the DOE’s U.S. centrifuge technology that is required for the success of the American Centrifuge Project and requiring the Debtor to transfer certain of its rights in the American Centrifuge technology and facilities to the DOE, and requiring the Debtor to reimburse the DOE for certain costs associated with the American Centrifuge Project. As part of the 2002 Agreement Amendment, the Debtor granted to the DOE an irrevocable, non-exclusive right to use or permit third parties on behalf of the DOE to use all centrifuge technology intellectual property (“Centrifuge IP”) royalty free for U.S. government purposes (which includes completion of the cascade demonstration test program and national defense purposes, including providing nuclear material to operate commercial nuclear power reactors for tritium production). The Debtor also granted an irrevocable, non-exclusive license to the DOE to use such Centrifuge IP developed at the Debtor’s expense for commercial purposes (including a right to sublicense), which may be exercised only if the Debtor misses any of the milestones under the 2002 DOE-USEC Agreement or if the Debtor (or an affiliate or entity acting through the Debtor) is no longer willing or able to proceed with, or has determined to abandon or has constructively abandoned, the commercial deployment of the centrifuge technology. Such commercial purposes licenses are subject to payment of an agreed upon royalty rate to the Debtor, which shall not exceed $665 million in the aggregate.

(b)	Financing for the American Centrifuge Project
As of December 31, 2013, spending by the Debtor related to the American Centrifuge Project totaled approximately $2.5 billion. Significant additional financing is needed to commercially deploy the American Centrifuge Plant. However, in order to successfully raise this capital, the Debtor needs to develop and validate a viable business plan that supports loan repayment and provides potential investors with an attractive return on investment based on the project’s risk profile. The Debtor has experienced cost pressures due to delays in deployment of the project, which have been driven in part from significant unfavorable changes in the SWU market described below.
The Debtor has been pursuing a loan guarantee under the DOE Loan Guarantee Program, which was established by the Energy Policy Act of 2005, in order to obtain the funding needed to complete the American Centrifuge Project. In July 2008, USEC applied under the DOE Loan Guarantee Program for $2 billion in U.S. government guaranteed debt financing for the American Centrifuge Project. Instead of moving forward with a conditional commitment for a loan guarantee, in the fall of 2011, the DOE proposed a two-year Research, Development and Demonstration program (such program, including any extension or successor program, the “RD&D Program”). The DOE indicated that the Debtor’s application for a DOE loan guarantee would remain pending during the RD&D Program, but has given the Debtor no assurance that a successful RD&D Program will result in a loan guarantee. In order to obtain a loan guarantee, the Debtor will need to demonstrate a viable commercialization plan that is dependent on the factors described above. Additional capital beyond the $2 billion of DOE loan guarantee funding that the Debtor has applied for, as well as the Company’s internally generated cash flow, also would be required to complete the project. The Debtor has had discussions with Japanese export credit agencies about providing financing up to $1 billion, with such potential financing predicated on the Debtor receiving a DOE loan guarantee.
In addition to the DOE loan guarantee and the Japanese export credit agency funding discussed above, the Debtor anticipates that it would need at least $1 billion of additional capital to complete the project. The amount of additional capital required would include contributions from the Debtor and would be dependent on a number of factors, including the amount of any revised cost estimate and schedule for the project, the amount of contingency or other capital the DOE would require as part of a loan guarantee, and the amount of the DOE credit subsidy cost that would be required to be paid in connection with a loan guarantee. The Debtor anticipates that under such a financing plan the potential sources for this capital could include cash generated by the project during startup, available cash flow from the operations of Enrichment Corp either loaned to the Debtor or directly invested as equity into the American Centrifuge Plant, and additional third-party capital. The Debtor expects that the additional third-party capital would be raised at the project level, including through the issuance of additional equity participation. As the Debtor’s ownership interest is reduced by these investments, the derivative interest of the holders of the New Common Stock issued under the Plan will be correspondingly reduced.
The Debtor is re-evaluating its plan and alternatives for the financing and commercialization of the American Centrifuge Project. Factors that can affect this plan and the economics of the project include key variables related to project cost, schedule, market demand and market prices for LEU, financing costs and other financing terms. An oversupply of nuclear fuel available for sale has increased over time as more than 50 reactors in Japan and Germany have been taken off-line in the aftermath of the March 2011 tsunami that caused irreparable damage to four reactors in Japan. The economics of the project are severely challenged by the current supply/demand imbalance in the market for LEU and related downward pressure on market prices for SWU which are now at their lowest levels in more than a decade. At current market prices, the Debtor does not believe that its plans for commercialization of the American Centrifuge project are economically viable without additional government support beyond the $2 billion loan guarantee funding that the Debtor has applied for from the DOE. In addition, low prices for competing fuels, such as natural gas, in the United States could slow the deployment of new base load nuclear power capacity, and has resulted in early retirement of five nuclear plants in the United States. Based on current market conditions, the Debtor sees limited uncommitted demand for LEU relative to supply prior to the end of the decade, which could continue to adversely affect market prices. If there is a delay or reduction in the number of Japanese reactor restarts, the supply/demand imbalance and its impact on market prices and therefore project economics could worsen. The Debtor has also experienced construction cost pressures including due to delays in deployment of the project that are further impacting the project economics.

(c)	RD&D Program
On June 12, 2012, the DOE, the Debtor and non-debtor subsidiary AC Demonstration, entered into an agreement (the “RD&D Cooperative Agreement”) to provide cost-share funding for the RD&D Program. The RD&D Cooperative Agreement provides for 80% DOE and 20% Company cost-sharing for work performed from June 1, 2012 through the end of the RD&D Program. The RD&D Program has been extended through April 15, 2014 and will have a total estimated cost of $350 million. The DOE’s total contribution would be $280 million and the Company’s contribution would be $70 million. The RD&D Cooperative Agreement has been and will be incrementally funded, and the DOE has provided funding of $279.55 million to date. The amount of federal funding made available to date is expected to fund RD&D Program activities through April 15, 2014, and the Debtor will continue to work with Congress and the administration to further extend the RD&D Program.
The government fiscal year 2014 omnibus appropriations bill passed by Congress and signed by the President on January 17, 2014, appropriated $62 million for the RD&D Program for the government fiscal year 2014. That amount includes $29.3 million that had been previously provided under the RD&D Cooperative Agreement pursuant to the continuing resolutions that funded government operations in government fiscal year 2014 prior to the enactment of the omnibus appropriations bill and the additional $22.6 million provided under the RD&D Cooperative Agreement by DOE since passage of the bill. The omnibus appropriations bill also provides the DOE with authority to transfer up to an additional $56.65 million of funding within the DOE’s National Nuclear Security Administration appropriations to fund the RD&D Program subject to further approval of the House and Senate Appropriations Committees. To obtain such approvals, the Secretary of Energy must notify Congress and submit to the Appropriations Committees a cost-benefit analysis of available and prospective domestic enrichment technologies for national security needs and the scope, schedule and cost of the Secretary’s preferred option.

Also on June 12, 2012, AC Demonstration entered into another contract with the DOE agreeing to transfer to the DOE title to the centrifuge machines and equipment produced or acquired under the RD&D Program. The transferred property included some existing machines and equipment, as well as machines and equipment that will be produced or acquired under the RD&D Cooperative Agreement. The DOE will make the transferred property available for no additional fee as leased personal property under the DOE lease of the American Centrifuge Plant facilities. Upon closing of the financing for the construction of the American Centrifuge Plant, title to the transferred property will transfer back to the Company per the terms of the lease agreement. If the American Centrifuge Project is abandoned, then the DOE will keep the transferred property and would be responsible for its disposal. Furthermore, AC Demonstration has enhanced the program management and execution structure as required by the RD&D Cooperative Agreement, including a board of managers to oversee the management of the RD&D Program. The seven-person board is comprised of two independent managers, two managers appointed by AC Holdings, and one manager appointed by each of Babcock & Wilcox Technical Services Group, Inc., Toshiba America Nuclear Energy Corporation and Exelon Generation Company, LLC.
The Debtor and AC Demonstration achieved or exceeded all of the milestones and performance indicators that were part of the RD&D Program as of the end of 2013 on or ahead of schedule and on or under budget. The objectives of the RD&D Program are to demonstrate the centrifuge technology through the construction and operation of a commercial demonstration cascade of 120 centrifuge machines and to sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. Additional testing relating to cascade operations is being performed in connection with the recent extension of the RD&D Program.

(d)	American Centrifuge Plant and Machinery
On May 1, 2011, AC Manufacturing was established as a joint venture company between AC Holdings (55%) and Babcock & Wilcox Technical Services Group, Inc. (45%) for the purpose of manufacturing and assembling AC100 centrifuge machines. AC Manufacturing consolidates the authority and accountability for centrifuge machine manufacturing and assembly in one business unit, which assumes contractual accountability over the family of centrifuge parts manufacturers.
Most of the buildings required for the American Centrifuge Plant were constructed in Piketon, Ohio during the 1980s by the DOE. These existing structures include a centrifuge assembly building, a uranium feed and withdrawal building, and two enrichment production buildings with space for approximately 11,500 centrifuges. The Debtor began renovating and building the American Centrifuge Plant following receipt of a construction and operating license from the NRC in April 2007.
Construction of the physical plant includes various systems, including electric, telecommunications, HVAC and water distribution. Other plant infrastructure must be completed, including the piping that enables UF6 gas to flow throughout the enrichment production facility, process systems to support the centrifuge machines and cascades, a distributed control system to monitor and control the enrichment processing equipment, and facilities to feed natural uranium into the process system and withdraw enriched uranium product. The Debtor demobilized most construction activities in August 2009 due to project funding uncertainty. In 2012, the Debtor resumed construction in one process building to replace legacy systems with new plant systems and infrastructure and to install an operating commercial cascade required for the RD&D Program.
The Debtor is required to provide financial assurance to the NRC for the decontamination and decommissioning of the American Centrifuge Plant and to comply with lease turnover requirements. As of December 31, 2013, the Debtor has provided financial assurance to the NRC and the DOE in the form of surety bonds totaling $29.4 million. The surety bonds are fully collateralized with interest-earning cash deposits. Financial assurance provided for the American Centrifuge Plant increased $6.4 million in 2013 related to construction of centrifuge machines as part of the RD&D program. If construction of the American Centrifuge Plant is resumed, the financial assurance requirements will increase each year commensurate with the status of facility construction and operations.
The DOE has licensed U.S. gas centrifuge technology to the Debtor for use in building new domestic uranium enrichment capacity. The Debtor or its assignee will pay royalties to the U.S. government on annual revenues from sales of LEU produced in the American Centrifuge Plant. The royalty will range from 1% to 2% of annual gross revenue from these sales and provide for a minimum payment of $100,000 per year. Payments are capped at $100 million over the life of the technology license.

5.	Nuclear Regulatory Commission Regulation

The Company’s operations are subject to regulation by the NRC.
Enrichment holds a certificate of compliance from the NRC with respect to the Paducah Plant. The NRC has extended the certificate of compliance, which would have expired in December 2013, indefinitely due to the pending termination of the certificate upon the de-lease of the facilities to the DOE. The certificate of compliance represents the NRC’s determination that the Paducah Plant is in compliance with NRC safety, safeguards and security regulations. The NRC has the authority to issue notices of violation for violations of the Atomic Energy Act of 1954, NRC regulations, and conditions of licenses, certificates of compliance, or orders. The NRC has the authority to impose civil penalties for certain violations of its regulations. Enrichment Corp has received notices of violation from the NRC for violations of these regulations and certificate conditions. However, in each case, Enrichment Corp took corrective action to bring the facilities into compliance with NRC regulations. None of the proposed notices of violation are expected to have a material adverse effect on Enrichment Corp’s financial position or results of operation.
The NRC regulates the construction and operation of the American Centrifuge Plant. In April 2007, the NRC issued the Debtor a license to construct and operate the American Centrifuge Plant, and the Debtor began construction in May 2007. Effective February 8, 2013, this license was transferred to AC Operating. It is for a term of 30 years and includes authorization to enrich uranium to a U 235 assay of up to 10%. This license is based on a plant designed with an initial annual production capacity of 3.8 million SWU.
The NRC has also issued a license for the operation of the lead cascade. On May 20, 2011, the Debtor submitted a request to the NRC to extend this operating license, which was scheduled to expire on August 23, 2011. On July 15, 2011, the NRC concluded that the application was complete, but deferred conducting a review of the application. Under applicable law, the license will not expire pending the NRC's review of a complete application. Effective February 8, 2013, the license for the lead cascade was also transferred to AC Operating.
The Company’s operations requires that it maintain security clearances that are overseen by the NRC and DOE. These security clearances could be suspended or revoked if the Company is determined by the NRC to be subject to foreign ownership, control or influence. In addition, statute and NRC regulations prohibit the NRC from issuing any license or certificate for the Paducah Plant and the American Centrifuge Plant if it determines that the Company is owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.
Under the NRC’s regulations, a direct or indirect transfer of control of a certificate or license holder requires advance written consent of the NRC. Because of the nature of the restructuring transactions contemplated by the Plan, including the cancellation of USEC Common Stock and the issuance of New Common Stock, the Debtor contacted the NRC by letter on June 27, 2013, requesting a determination as to whether the restructuring would be viewed as a direct or indirect transfer of control. On July 31, 2013, the NRC notified the Debtor that so long as the restructuring was consistent with the representations made by the Debtor, it would not be viewed as a direct or indirect transfer of control requiring advance written consent from the NRC. The Debtor believes that the terms of the Plan are consistent with the representations made to the NRC and, therefore, that the advance written consent from the NRC is not required.

6.	Environmental Compliance

The Company’s operations are subject to various federal, state and local requirements regulating the discharge of materials into the environment or otherwise relating to the protection of the environment.
Enrichment Corp’s operations generated low-level radioactive waste that is stored on-site at the Paducah Plant or was shipped off-site for disposal at commercial facilities. In addition, Enrichment Corp’s operations generated hazardous waste and mixed waste (i.e., waste having both a radioactive and hazardous component), most of which is shipped off-site for treatment and disposal.
Enrichment Corp’s operations also generated depleted uranium that is stored at the Paducah Plant. Depleted uranium is a result of the uranium enrichment process where the concentration of the U235 isotope in depleted uranium is less than the concentration of .711% found in natural uranium. Enrichment Corp was previously liable for disposal costs for this depleted uranium. All liabilities arising out of the disposal of depleted uranium generated before July 28, 1998 are direct liabilities of the DOE. During 2012, the DOE provided funding for the RD&D program by accepting title to Enrichment Corp’s balance of depleted uranium and Enrichment Corp did not incur disposal costs for depleted uranium produced in its last year of operation. Accordingly, Enrichment Corp has no disposal liability for depleted uranium.
The Paducah Plant was operated by agencies of the U.S. government for approximately 40 years prior to July 28, 1998. As a result of such operation, there is contamination and other potential environmental liabilities associated with the Paducah Plant. The Paducah Plant has been designated as a Superfund site under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) and is undergoing investigations under the Resource Conservation and Recovery Act. Environmental liabilities associated with plant operations prior to July 28, 1998 are the responsibility of the U.S.

government. The USEC Privatization Act and the lease for the plant provide that the DOE remains responsible for decontamination and decommissioning of the Paducah site.
As sublessee of the DOE lease for the American Centrifuge Plant, AC Operating will be responsible for the decontamination and decommissioning of the American Centrifuge Plant. Enrichment Corp will also remain obligated as the lessee. Under the NRC construction and operating license, AC Operating is required to post surety bonds for these disposal costs. All surety bonds required to date have been posted.

7.	Competitors

The global uranium enrichment industry is highly competitive, and the Company has three major competitors: (i) Urenco, a consortium of companies owned or controlled by the British and Dutch governments and by two German utilities, (ii) a multinational consortium controlled by Areva, a company approximately 90% owned by the French government and (iii) the Russian government’s State Atomic Energy Corporation (“Rosatom”), which sells LEU through TENEX, a Russian government owned entity. Urenco and Areva own a joint venture called the Enrichment Technology Company (“ETC”), which develops and manufactures centrifuge machines for both owners.
China is emerging as a growing producer and has begun to supply limited quantities of LEU to foreign markets. China has existing centrifuge production capacity that it purchased from Russia and is also deploying its own centrifuge enrichment technology, which could be used for China's domestic needs or to export for sale in foreign markets. Depending on the rate of their development of centrifuge technology or other expansion and their plans for this supply, this could be a source of significant long-term competition.
All competitors currently use gas centrifuge technology. Gaseous diffusion plants generally have significantly higher operating costs than gas centrifuge plants due to the significant amounts of electric power required by the gaseous diffusion process. Areva closed its gaseous diffusion plant and now operates a centrifuge enrichment plant. Urenco and Rosatom also use centrifuge technology. Global LEU suppliers compete primarily in terms of price and secondarily on reliability of supply and customer service.
The enrichment industry market is estimated to be about 50 million SWU per year. Prior to ceasing enrichment at the Paducah GDP, Enrichment Corp sold approximately 10 to 12 million SWU per year, of which approximately 5.5 million SWU per year was obtained by us under the Russian Contract.
Urenco reported installed capacity at its European and U.S. enrichment facilities of 17.6 million SWU per year at the end of 2013. Urenco’s announced plans call for total capacity of 18 million SWU per year by the end of 2015.
Areva’s new gas centrifuge enrichment plant in France began commercial operations in 2011 and reached installed capacity of 5.4 million SWU per year at the end of 2013. Areva expects full capacity of 7.5 million SWU per year by 2016. Areva announced in 2010 that it had received a conditional commitment for a DOE loan guarantee to build its proposed Eagle Rock centrifuge uranium enrichment plant near Idaho Falls, Idaho. In December 2011, Areva suspended plans for the Eagle Rock plant as part of an announced strategic overhaul to reduce Areva’s overall debt. While the project has been put on hold, Areva did not exclude the possibility that the Eagle Rock project could proceed under new partnerships. Furthermore, under the new strategic plan, Areva has suspended any planned capacity expansions for its existing gas centrifuge plant beyond the currently-projected 7.5 million SWU.
Rosatom/TENEX also uses centrifuge technology. The World Nuclear Association (“WNA”) estimates Russian production capacity, excluding a portion of Russian capacity estimated to have been used for downblending highly enriched uranium, to be approximately 23 million SWU per year. The downblending program ended in 2013 and that portion of Russian capacity is now available to produce SWU for sale into the market. WNA estimates Russian capacity of approximately 30-35 million SWU by 2020.
All of the Company’s current competitors are owned or controlled, in whole or in part, by foreign governments. These competitors may make business decisions in both domestic and international markets that are influenced by political or economic policy considerations rather than exclusively by commercial considerations.
In addition, GE Hitachi Global Laser Enrichment (“GLE”) has an agreement with Silex Systems Limited, an Australian company, to license Silex’s laser enrichment technology. The Company funded research and development of the Silex technology for several years but terminated the arrangement in April 2003 to focus on the American Centrifuge Project. Since 2008, GLE has pursued a phased development process with the goal of constructing a commercial enrichment plant in Wilmington, North

Carolina with a target capacity of between 3 and 6 million SWU per year. The NRC issued GLE a license in September 2012. GLE is operating a test loop facility to determine performance and reliability data, which could be used to make a decision on whether or not to proceed with the construction of a commercial plant. GLE officials have said in published reports that such a decision will come after years of further testing is completed, regulatory approval is achieved, and analysis of market conditions is finalized. In addition, GLE has expressed an interest in deploying enrichment capacity at the site of the Paducah Plant after Enrichment Corp returns the facilities to the DOE. In November 2013, the DOE announced that it planned to enter into discussions with GLE regarding deploying Silex technology at the Paducah site.
In addition to enrichment, LEU may be produced by downblending government stockpiles of highly enriched uranium. Governments control the timing and availability of highly enriched uranium released for this purpose, and the release of this material to the market may destabilize market conditions. In the past, Enrichment Corp has been the primary supplier of downblended highly enriched uranium made available by the U.S. and Russian governments. To the extent LEU from downblended highly enriched uranium is released into the market in future years for sale by others, these quantities would represent a source of competition.
LEU that Enrichment Corp supplies to foreign customers is exported under the terms of international agreements governing nuclear cooperation between the United States and the country of destination or other entities such as the European Union or the International Atomic Energy Agency. For example, exports to countries comprising the European Union take place within the framework of an agreement for cooperation (the “Euratom Agreement”) between the United States and the European Atomic Energy Community, which, among other things, permits LEU to be exported from the United States to the European Union for as long as the Euratom Agreement is in effect. The Euratom Agreement also provides that nuclear equipment and material imported from Euratom countries to the U.S. cannot be used by the United States for defense purposes. This limitation applies to centrifuges from Urenco and Areva, but does not apply to enrichment equipment produced in the United States using U.S. technology, such as the American Centrifuge Project technology.

D.	CORPORATE GOVERNANCE, MANAGEMENT AND EMPLOYEE MATTERS

1.	Current Board Of Directors

(a)	Members of the Board
The Debtor’s Board of Directors (the “Board”) currently consists of the following ten members: James R. Mellor (chairman of the Board), John K. Welch (the Debtor’s president and chief executive officer), Sigmund L. Cornelius, Michael Diament, Joseph T. Doyle, William J. Madia, Hiroshi Sakamoto, Walter E. Skowronski, M. Richard Smith and Mikel H. Williams.
Under the Plan, a New Board will be established as of the Effective Date. The New Board will be an 11-person board but will initially have ten members, with one position vacant. As set forth in the Plan Supplement, the following individuals have been designated to serve as the initial ten members of the New Board: John K. Welch, Michael Diament, Osbert Hood, Patty Jamieson, W. Thomas Jagodinski, Suleman E. Lunat, William J. Madia, Michael P. Morrell, Hiroshi Sakamoto, and Mikel H. Williams. Pursuant to the Noteholder Plan Support Agreement, these individuals were designated by the Consenting Noteholders and determined to be reasonably acceptable by the Debtor. Four of the individuals (Mr. Welch, Dr. Madia, Mr. Diament and Mr. Williams will continue from the existing Board; one (Mr. Sakamoto) will continue as the designee of Toshiba; and the remaining three will be new members. The vacant position is available to be filled by B&W should it elect, at its discretion, to appoint a designee to the New Board. Further information concerning each of such individuals is included in the Plan Supplement. The New Board will serve in accordance with the New USEC Governing Documents and will be subject to replacement or removal as provided therein.

(b)	Committees of the Board
Although the committee structure may by modified by the New Board, the Board currently has five designated standing committees, and all five committees are composed entirely of non-employee directors. The functions performed by each of the five standing committees are described below. Because the Debtor is the parent company, the oversight of the Board and thus the functions of the committee extend in certain respects to the Non-Debtor Subsidiaries and thus to the Company as a whole.

(i)	Audit and Finance Committee
The Audit and Finance Committee represents and assists the Board with the oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and the performance of the independent auditors. In addition, the committee is responsible for appointing, overseeing and terminating the Company’s independent auditors, and reviewing the Company’s accounting processes, financial controls, reporting systems, and the scope of the audits to be conducted. The committee is also responsible for advising the Board on significant financial matters. The committee is also responsible for discussing the Company’s guidelines and policies governing risk assessment and risk management and the process by which each is handled, and to oversee the Company’s management of risks related to audit and finance matters or other matters within this committee’s scope of responsibilities. The committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors. The following directors are members of the Audit and Finance Committee: Mr. Cornelius, Mr. Doyle, Mr. Skowronski and Mr. Williams.

(ii)	Compensation, Nominating & Governance Committee
The Compensation, Nominating & Governance Committee’s responsibilities with respect to compensation include annually reviewing the performance of the Chief Executive Officer and other senior management, overseeing and administering the Company’s executive compensation program and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees; overseeing the management by the Company of risks as they relate to the Company’s compensation policies and practices and other matters within the committee’s scope of responsibilities; periodically reviewing compensation for non-employee directors and making recommendations to the Board; and establishing annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. The committee’s responsibilities with respect to nominations and governance include identifying and recommending to the Board individuals qualified to serve as directors of the Debtor, considering director candidates recommended by shareholders, recommending to the Board directors to serve on committees of the Board, and advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Debtor and overseeing corporate governance matters generally; overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees and overseeing the Debtor’s management of risks related to the Debtor’s corporate governance or other matters within the Committee’s scope of responsibilities; and reviewing the Debtor’s code of business conduct and overseeing the Debtor’s processes for monitoring compliance, and for reviewing and approving all transactions between the Debtor and any related person under the Debtor’s related person transaction policy. The following directors are members of the Compensation Nominating & Governance Committee: Mr. Cornelius, Mr. Doyle, Mr. Smith, Mr. Diament and Mr. Skowronski,.

(iii)	Technology, Competition and Regulatory Committee
The Technology, Competition and Regulatory Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable State governments, advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes and overseeing the Company’s management of risks related to the Company’s compliance with regulatory requirements or other matters within the Committee’s scope of responsibilities. The committee’s responsibilities include providing oversight and guidance to management with respect to the Company’s technology initiatives, with a focus on the potential technological advances and technological risk related to the Company’s centrifuge technology, informing the Board of significant energy policy developments and developments in enrichment technology, monitoring competition and market demand in the enrichment industry, monitoring the protection of the Company’s intellectual property, monitoring issues with respect to the Company’s information technology, monitoring operational readiness activities and overseeing the Company’s management of risks related to the Company’s technology, competition or other matters within the Committee’s scope of responsibilities. The following directors are members of the Technology, Competition and Regulatory Committee: Dr. Madia, Mr. Smith and Mr. Williams.

(iv)	Transaction Committee
The Transaction Committee was formed in 2012 to manage the process with respect to the consideration and evaluation of structuring and strategic alternatives, including preparations for a restructuring of the Debtor and its obligations either on an out-of-court basis, through proceedings before the United States Bankruptcy Court or otherwise. The following are members of the Transaction Committee: Mr. Doyle, Mr. Cornelius, Mr. Mellor and Mr. Smith.

(c)	Director Compensation
Aside from Mr. Welch, who is compensated in his capacity as President and Chief Executive Office and does not receive separate compensation for his board service, and Mr. Sakamoto, who does not receive any compensation from the Debtor for his board service, directors currently receive an annual retainer of $80,000 in cash, payable in advance in four equal installments per year. Although not applicable for the term beginning 2014, directors in the prior term received 25,000 restricted stock units with a grant-date fair value of $20,250, which units vest in 2014. All common stock-related rights and interests of the directors, depending on the status of such rights and interests as of the Effective Date, will be treated under the Plan either as USEC Common Stock Interests or Unexercised Common Stock Rights.
The Chairman of the Board, Mr. Mellor, receives an annual chairman’s fee of $100,000 in cash in connection with his duties as Chairman of the Board. The chairman of the Audit and Finance Committee, currently Mr. Doyle, receives an annual chairman’s fee of $20,000 in cash; the chairman of the Compensation Committee, currently Mr. Smith, receives an annual chairman’s fee of $10,000 in cash; and the chairman of each other committee receives an annual chairman’s fee of $7,500 in cash.

No separate meeting fees are paid, but all non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Debtor.
The compensation of the New Board will be at the discretion of the New Board.

2.	Current Executive Management
Set forth below is information regarding the Debtor’s current executive officers (the “Senior Management Team”). Because the Debtor is the parent company, the responsibilities of the Senior Management Team extend in certain respects to the Non-Debtor Subsidiaries and thus to the Company as a whole.

•	John K. Welch has been President and Chief Executive Officer since 2005.

•
John C. Barpoulis has been Senior Vice President and Chief Financial Officer since August 2006 and was Vice President and Treasurer from March 2005 to August 2006. Prior to joining the Debtor, Mr. Barpoulis was Vice President and Treasurer of National Energy & Gas Transmission, Inc. (formerly a subsidiary of PG&E Corporation) and certain of its subsidiaries from 2003 to March 2005 and was Vice President and Assistant Treasurer from 2000 to 2003. National Energy & Gas Transmission, Inc. and certain of its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code in July 2003.

•
Peter B. Saba has been Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since February 2009 and was Vice President, General Counsel and Secretary from April 2008 to February 2009. Prior to joining the Debtor, Mr. Saba was of counsel in the global projects group at Paul, Hastings, Janofsky & Walker LLP from July 2005 to April 2008.

•
Philip G. Sewell has been Senior Vice President and Chief Development Officer since November 2012. Mr. Sewell was Senior Vice President, American Centrifuge and Russian HEU from September 2005 to November 2012, Senior Vice President directing international activities and corporate development programs from August 2000 to September 2005 and assumed responsibility for the American Centrifuge Program in April 2005. Prior to that, Mr. Sewell was Vice President, Corporate Development and International Trade from April 1998 to August 2000, and was Vice President, Corporate Development from 1993 to April 1998.

•
Robert Van Namen has been Senior Vice President and Chief Operating Officer since November 2012. Mr. Van Namen was Senior Vice President, Uranium Enrichment from September 2005 to November 2012, Senior Vice President directing marketing and sales activities from January 2004 to September 2005 and was Vice President, Marketing and Sales from January 1999 to January 2004.

•
Marian K. Davis has been Vice President and Chief Audit Executive since July 2011. Prior to joining the Debtor, Ms. Davis was Senior Vice President, Corporate Internal Audit for Sunrise Senior Living, Inc. from November 2003 to May 2010.

•
John M.A. Donelson has been Vice President, Marketing, Sales and Power since April 2011. He was previously Vice President, Marketing and Sales from December 2005 to April 2011, Director, North American and European Sales from June 2004 to December 2005, Director, North American Sales from August 2000 to June 2004 and Senior Sales Executive from July 1999 to August 2000.

•	Stephen S. Greene has been Vice President, Finance and Treasurer since February 2007.

•
J. Tracy Mey has been Vice President and Chief Accounting Officer since July 2010 and was previously Controller and Chief Accounting Officer from January 2007 to July 2010 and Controller from June 2005 to January 2007.

•	E. John Neumann has been Vice President, Government Relations since April 2004.

•	Steven R. Penrod has been Vice President, Enrichment Operations since February 2010 and was General Manager of the Paducah Gaseous Diffusion Plant since 2005.

•	Richard V. Rowland has been Vice President, Human Resources since April 2012 and was previously Corporate Director of Human Resources from March 1997 to April 2012.

•
Paul E. Sullivan has been Vice President, American Centrifuge and Chief Engineer since June 2009 and was Vice President, Operations and Chief Engineer from February 2009 until June 2009. Prior to joining the Debtor, Mr. Sullivan served for 34 years in the U.S. Navy, retiring with the rank of Vice Admiral.

The Plan provides that the Debtor’s officers shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Debtor until replaced or removed in accordance with the New USEC Governing Documents, subject to regulatory compliance.
The Debtor also currently has the services of a Chief Restructuring Officer, John R. Castellano of AP Services, LLC (an affiliate of Alix Partners, LLP) and is obtaining additional interim management support from AP Services, LLC. Mr. Castellano and his team are expected to continue their services through the pendency of the Chapter 11 Case.

3.	Employees

The Company as a whole has approximately 1,323 employees, which are employed by the Debtor, by Enrichment Corp or by AC Operating.
The Debtor’s workforce consists of approximately 505 employees, all of whom are permanent, salaried employees. These employees perform services at the Debtor’s headquarters in Bethesda, Maryland, its government relations offices located in Washington, D.C., or its American Centrifuge Plant-related sites in Piketon, Ohio or Oak Ridge, Tennessee. The Debtor also augments its workforce with approximately 60 temporary and contract workers, most of whom work at the site in Oak Ridge.
Pursuant to a petition filed by the United Steelworkers (“USW”) Local 689 with the National Labor Relations Board (“NLRB”) to represent approximately 73 of the Debtor’s hourly employees at the American Centrifuge Plant site in Piketon, Ohio, an election was held under the supervision of the NLRB on February 14 and 15, 2013. In that election, a majority of voting eligible workers voted to be represented by the USW. The Debtor has begun negotiation with the USW for the terms of a collective bargaining agreement, and those negotiations are ongoing.

4.	Employee Compensation and Benefit Matters

The Debtor strives to provide its employees with a competitive package of compensation and benefits. Under the Plan, with certain exceptions provided therein, all of the Debtor’s employee-related programs, plans, policies, and agreements will be assumed and continued.

(a)	Compensation
Compensation generally includes base salary, with provision for holiday, vacation, personal and sick pay, and certain cash incentive awards for eligible employees based upon company and individual performance.

(i)	Base Salary
Base salaries for employees have been determined based on each employee’s individual performance, level of pay relative to the market, internal pay equity, and the compensation level required to retain the employee. Base salaries are intended to be competitive within the marketplace. The Debtor’s philosophy has been that total compensation should be weighted less towards fixed compensation and more towards variable performance-based compensation. The Debtor would expect to continue this practice of emphasizing variable compensation opportunities that stress performance over fixed compensation, subject to the concurrence of the New Board.

(ii)	Quarterly Incentive Awards
Beginning in 2012, the Debtor terminated a three-year performance based cash incentive program under the Debtor’s 2009 Equity Incentive Plan and suspended an annual cash incentive award and various long term equity incentive awards. The value, at reduced levels, from the suspended incentive programs was transferred to the quarterly incentive plan (the “QIP”), which is currently the only incentive program in effect for the Debtor’s employees.
The purpose of the QIP is to motivate participating employees to make extraordinary efforts to achieve short-term target goals that are crucial to the Debtor. Awards under the QIP are based on performance during a three-month period (the “Quarterly Period”) and paid in cash after the end of the Quarterly Period. A participant’s award for a Quarterly Period (the “Target Award”) is a specified dollar amount equal to the sum of his or her (a) Part A Target Award and (b) Part B Target Award. The annualized Part A Target Award represents a participant’s historical target annual incentive compensation opportunity. The annualized Part B Target Award represents a portion of a participant’s historical “long term” incentive compensation opportunity. The annualized Part A Target Award for each participant is as follows, expressed as a percentage of base salary: (a) 100% for the President/CEO; (b) 70% for Senior Vice Presidents; (c) 36% to 60% for Vice Presidents; (d) 18% to 36% for Key Managers; and (e) 5% to 20% for “Others.” The annualized Part B Target Award for each participant is as follows, expressed as a percentage of base salary: (a) 100% for the President/CEO; (b) 70% for Senior Vice Presidents; (c) 36% to 60% for Vice Presidents; (d) 18% to 36% for Key Managers; and (e) 0% to 20% for “Others.” In addition, starting in 2014, 25% of each quarterly award will be held back by the

Company with payment made either at 90-days after emergence from bankruptcy or, if the Compensation Committee determines, at the end of the year.
Under the QIP, at the beginning of each Quarterly Period, the Compensation Committee, based on the recommendation of the Chief Executive Officer, determines one or more corporate goals for the Quarterly Period (the “Quarterly Period Goals”). Each Quarterly Period Goal is then given a percentage weight, with the sum of the Quarterly Period Goals totaling 100% of the participant’s Target Award for the Quarterly Period. Target Awards are earned, if at all, based on satisfaction of the Quarterly Period Goal within a Quarterly Period, as determined by the Compensation Committee. At the end of a Quarterly Period, the Chief Executive Officer will rate the participant’s performance on the following scale and make a recommendation to the Compensation Committee as to the appropriate action: (a) a rating of “goal achieved” means that the Quarterly Period Goal was achieved during the Quarterly Period and a whole or partial payout is warranted; (b) a rating of “incomplete/in process” means that the Quarterly Period Goal was not achieved within the Quarterly Period but, because the underlying objective remains important and capable of being achieved, the Compensation Committee may determine to reaffirm the Target Award opportunity, in whole or in part, for the next Quarterly Period; (c) a rating of “goal not achieved” means that the Quarterly Period Goal was not achieved during the Quarterly Period and no payout is warranted. For each Quarterly Period Goal that is satisfied, the participant will be credited with the percentage of the Target Award attributable to that Quarterly Period Goal. The Compensation Committee may exercise negative discretion to reduce the amount of any Target Award payable with respect to any Quarterly Period Goal or any Quarterly Period. In no event will any goal be paid out, whether originally or carried forward, at more than 100% of target.

(iii)	Equity Incentives
The suspended incentive programs included certain equity awards in the form of restricted stock. The Plan provides for implementation of a New Management Incentive Plan, substantially in the form included in the Plan Supplement, as of the Effective Date.

(b)	Benefits
Benefits generally include medical and dental coverage, with coverage continuation under COBRA; pre-tax contribution flexible spending accounts; basic term life, supplemental life, executive life and disability, group universal life, accidental death and dismemberment and business travel accident insurance; short-term and long-term disability; employee assistance; savings, retirement, pension and related types of benefits; workers’ compensation; severance; and miscellaneous other benefits provided to the employees in the ordinary course of business. Information as to certain of such benefits is provided below.

(i)	Savings Plans
The Debtor’s employees have the opportunity to participate in a defined contribution savings plan (the “USEC Savings Program”), which is a tax-qualified broad-based 401(k) employee savings plan. The Debtor’s employees, including executives, are able to contribute the lesser of up to 50% of their annual base salary or dollar limits established annually by the Internal Revenue Service ( $17,500 in 2013 and 2014, plus up to $5,500 in catch-up contributions for qualified individuals over age 50). The Debtor matches 200% of the first 2% of pay that is contributed to the USEC Savings Program, 100% of the next 2% of pay that is contributed to the USEC Savings Program and 50% of the next 2% of pay contributed; for a total possible match of 7% (up to a maximum match of $17,850 in 2013 and 2014) on an employee contribution of 6%. Employee contributions are fully vested upon contribution and Debtor match contributions vest 50% after two years of service and 100% after three years of service.
The Debtor also has in place for certain executives the USEC Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is intended to be a non-qualified deferred compensation plan that complies with the regulations of Section 409A of the Internal Revenue Code and provides benefits to management or highly compensated employees. Prior to 2013, participants in the Deferred Compensation Plan could elect to defer up to a maximum of 90% of base salary and a maximum of 100% of cash bonus amounts received through the Debtor’s incentive compensation programs. The Debtor matched participant contributions under the Deferred Compensation Plan at the rate that would apply if they had been contributed to the USEC Savings Program without regard for any statutory limitations, reduced by amounts contributed to the USEC Savings Program. The Plan was frozen to new participants and new contributions beginning on January 1, 2013 with the exception of previously elected contributions from 2012 bonuses paid in the first quarter of 2013. The Deferred Compensation Plan is managed by a rabbi trust, which held assets of $3,100,000 as of January 31, 2014, and is administered through Wells Fargo Institutional Retirement Trust. The aggregate benefit liabilities under the Deferred Compensation Plan were $2,749,485 as of January 31, 2014.

(ii)	Pension Plans
The Debtor has in place the following pension plans: (i) the Employees’ Retirement Plan of USEC Inc. (the “Qualified Pension Plan”), which is a broad-based, tax-qualified defined benefit pension plan whose maximum benefits are limited by legislation; (ii) the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), which is a non-qualified supplemental pension benefit that is designed to continue the accrual of pension benefits that exceed the legislated limits under the Qualified Pension Plan; and (iii) two supplemental executive retirement plans (each, a “SERP”).

The Qualified Pension Plan provides eligible retired employees with monthly income and is funded through a pension trust. Under the Qualified Pension Plan, participating employees may retire with an unreduced benefit: (a) at age 65 or later, regardless of service credit, (b) at age 62 or later, with at least ten years of service credit, or (c) when the participating employee’s age and years of service credit total 85 or more. In addition, employees may elect to take a reduced early retirement benefit beginning at age 50 with having ten years of service credit. Pensions under the Qualified Pension Plan are calculated under three different formulas and participating employees are entitled to receive the greatest of the three pension benefits. The “regular formula” provides a monthly benefit of 1.2% of the participating employee’s average eligible monthly earnings multiplied by his or her years and months of service credit, plus a flat amount of $110. The “alternate formula” provides a monthly benefit of 1.5% of the participating employee’s average eligible monthly earnings multiplied by his or her years and months of service credit, less 1.5% of his or her monthly primary social security benefit, multiplied by his or her years and months of service credit. The “minimum formula” provides a monthly benefit of $5.00 for each of the first ten years of service credit, plus $7.00 for each of the 11th through 20th years of service, plus $9.00 for each year in excess of 20 years of service, plus 10% of the participating Employee’s average eligible monthly earnings, plus the flat amount of $110. Employees are entitled to include bonuses in the calculation of their average eligible monthly earnings for purposes of the above formulas. As of the Petition Date, there were (a) approximately 148 current employees eligible to participate in the Qualified Pension Plan upon reaching the age of retirement, (b) approximately 53 former employees eligible to participate in the Qualified Pension Plan who had not yet reached the required retirement age necessary to begin receiving benefits thereunder and (c) approximately 122 retired employees currently receiving benefits under the Qualified Pension Plan. The Debtor’s funding obligations under the Qualified Pension Plan are monitored by the Debtor and an outside actuary and contributions are made as required. Under the Plan, the Qualified Pension Plan will be continued and all obligations with respect thereto assumed in full. The Qualified Pension Plan was previously closed to new participants and, effective August 5, 2013 the Debtor ‘froze’ service and wage accruals under the Qualified Pension Plan for all participants.
Enrichment Corp also maintains a qualified pension plan. Under ERISA, both the Debtor and Enrichment Corp are members of the “controlled group,” which renders the Debtor jointly and severally obligated to the PBGC for any liability of Enrichment Corp with respect to its pension plan, including liability under ERISA Section 4062(e), as discussed in Part VII.B.2 and VII.B.12.
The Pension Restoration Plan is a benefit provided to certain executives or highly-compensated employees selected by the Compensation Committee of the Debtor’s Board. The Pension Restoration Plan is designed to provide covered employees who participate in the Qualified Pension Plan with retirement plan benefits in excess of those provided under the Qualified Pension Plan to make up for the limitation on maximum benefits in the Qualified Pension Plan. Specifically, the benefit payable to the participating employee (or the employee’s beneficiary after the employee’s death) is equal to the difference between (a) the amount of the retirement benefit that would be payable under the Qualified Pension Plan in the form of a single life annuity beginning at the participating employee’s retirement, if Section 401 and Section 415 of the Internal Revenue Code were disregarded, and using the definition of compensation provided in the Pension Restoration Plan and (b) the benefit actually payable under the Qualified Pension Plan commencing at the participating employee’s retirement in the form of a single life annuity. The Pension Restoration Plan is administered by the Compensation Committee of the Debtor’s Board. As of the Petition Date, there were ten active participants and two terminated and vested participants in the Pension Restoration Plan and seven retired participants currently receiving benefits under the Pension Restoration Plan. Benefits under the Pension Restoration Plan are paid by the Debtor from its general assets in the form of either a lump sum or a life annuity, as elected by the applicable employee, with such payment commencing no later than 90 days following the participating employee’s termination from service. The Pension Restoration Plan was closed to new participants effective September 1, 2008, and, effective August 5, 2013, the Debtor ‘froze’ service and wage accruals under the Pension Restoration Plan. The aggregate benefit liabilities under the Pension Restoration Plan were $6,985,587 as of January 31, 2014.
The first of the Debtor’s SERPs, titled the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”) has only one remaining active participant, with one retired participant currently receiving a monthly annuity from the plan. The 1999 SERP provides the participant with a benefit calculated in the form of a monthly annuity equal to 55% of his final average compensation commencing at the later of termination of employment or age 62, with offsets for benefits received under the retirement programs and any U.S. government retirement program to which the Debtor contributed, and Social Security benefits. The 1999 SERP was closed to new participants effective December 31, 2005. Benefit accruals continue for the sole remaining active participant, but will terminate as of the Effective Date as part of the New Management Incentive Plan. The aggregate benefit liabilities under the 1999 SERP were $3,176,426 as of January 31, 2014.
The second SERP, titled the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”), was designed to be less expensive than the 1999 SERP and was intended to provide benefits to management or highly compensated employees. As applicable to the Debtor’s Chief Executive Officer, the 2006 SERP incorporates the terms of a SERP agreed to with Mr. Welch in September 2005 in connection with setting his initial terms of employment. The Debtor agreed to provide Mr. Welch a benefit equal to 30% of final average pay with five years of service, increasing to 40% with seven years of service and 50% with ten or more years of service, with offsets for benefits received under other retirement programs and Social Security benefits, commencing at the later of termination of employment or age 60. As applicable to participants other than the Chief Executive Officer, the 2006 SERP provides for a monthly supplemental retirement benefit equal to 2.5% of final average pay for each year of service, to a maximum benefit of 50% after 20 years of service, with offsets for benefits received under the Debtor’s other retirement programs and Social Security benefits, commencing at the later of termination of employment or age 55. Participation in the 2006 SERP is contingent on the participant agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time following his termination of employment. As of the Petition Date, the 2006 SERP had five active participants, one terminated vested participant not yet eligible to receive benefits, and no retired participants receiving benefits. The aggregate benefit liabilities under the 2006 SERP were $9,757,426 as of January 31, 2014. Benefit accruals continue for the active participants, but will terminate as of the Effective Date as part of the New Management Incentive Plan.
Although the SERP benefits represent a significant compensation cost to the Debtor, the Debtor believes they continue to provide important retentive value to executives, in particular in light of the significant unrealized compensation by the executives due to declines in the value of the Debtor’s equity. Unlike the qualified pension plans, the SERPs are unfunded obligations of the Debtor and these benefits could be lost under certain circumstances. Therefore, the Debtor believes that executives are motivated to take actions that maximize enterprise value and increase the likelihood of full payment of these unfunded SERP benefits. Under the Plan, the claims of participants are General Unsecured Claims and will be paid in full as and when due.
The Debtor also contributes to a U.S. government pension plan (Civil Service Retirement System) on behalf of two current employees who participate as a result of their status as U.S. government employees working for the government corporation prior to privatization in 1998 (the precedessor United States Enrichment Corporation) and who, upon privatization, became employees of the Debtor.

(c)	Severance Arrangements
The Debtor provides severance benefits under (i) a severance plan that applies to all permanent non-executive employees employed at the Debtor’s headquarters (the “Employee Severance Plan”), (ii) a severance plan that applies to certain executive employees (the “Executive Severance Plan”) and (iii) change in control agreements with certain executive and key employees (the “Change in Control Agreements”).
Under the Employee Severance Plan, participating employees may be entitled to severance benefits if they are terminated due to (a) staff reduction, (b) job elimination or (c) position restructuring. Severance pay under the Employee Severance Plan varies based on the “salary band” of the Employee at the time of termination as follows (salary bands for employees of the American Centrifuge Program differ slightly): employees in salary bands A and B may receive two weeks of base pay per year of service, with a minimum of eight weeks and a maximum of 14 weeks; employees in salary band C may receive three weeks of base pay per year of service, with a minimum of eight weeks and a maximum of 22 weeks; and employees in salary band D and E may receive three weeks of base pay per year of service, with a minimum of ten weeks and a maximum of 32 weeks for those employees in salary band D, and a minimum of 12 weeks and a maximum of 38 weeks for those employees in salary band E. The Employee Severance Plan also includes a key employee severance plan, which provides severance benefits based on a combination of service credit and organizational level, with an increased fixed number of weeks (in no case more than 52) in lieu of a cash retention incentive. Severance pay under the Employee Severance Plan is paid in one lump sum payment, less all applicable taxes and withholdings, at the time provided for in the notice of separation. In addition, eligible employees’ participation and elected coverage under certain benefits programs may continue for a period of time equal to the equivalent number of weeks of base pay that the amount of severance represents or three months, whichever is longer. As a retention incentive, a limited number of employees were provided additional weeks of severance but in no case was the total severance greater than 52 weeks. Under the Employee Severance Plan, the Debtor will pay the full premium costs associated with the employee’s participation in the benefits plans, including any premium costs traditionally paid by the Employee.
Under the Executive Severance Plan, if a participating executive employee is terminated without cause, the executive is eligible to receive: (a) a prorated share of his or her current annual (and quarterly, if applicable) incentive (payable at the end of the performance period based on actual performance) up to the date of termination; (b) a lump sum cash severance equal to two times the sum of the executive’s annual base salary and bonus (generally, the executive’s annual value of the Part A Bonus Target Award under the quarterly incentive plan for the year of termination or, if higher, the average of the three most recent annual bonuses paid to the executive prior to the termination date); and (c) continuation of medical and dental coverage as well as life insurance paid for by the Debtor for two years after termination (or until similar coverage is received from a subsequent employer, whichever occurs first), continued eligibility to participate in the Debtor’s employee assistance plan for two years, and outplacement assistance services for six months (not to exceed $15,000). As part of the provisions of the New Management Incentive Plan, an additional trigger will be added to the Executive Severance Plan, entitling a participant to such benefits if the participant terminates his or her employment for “good reason” within 12 months after the Effective Date. In addition, effective January 1, 2015, the lump sum cash severance will be reduced from two times to one times the sum of the executive’s annual base salary and bonus award, and the continuation of benefits will be reduced from two years to one year after termination.
Under the Change in Control Agreements, signatory employees will receive certain benefits if there is a change in control and within a protected period beginning three months before and ending three years after that change in control the Debtor terminates his or her employment for any reason other than cause, or the employee terminates his or her employment for good reason. The benefits include: (a) a cash payment of unpaid base salary through the date of termination plus all other amounts earned but unpaid under any compensation or benefit plan, (b) a cash lump sum payment equal to two times the sum of annual base salary and annual value of the Part A Target Award for officers and one times base salary and bonus for other key employees, and (c) continuation of life, accident and health insurance benefits for one or two years, as applicable, following such termination of employment (or, if sooner, until the executive is covered by comparable programs of a subsequent employer). In order to receive benefits under the Change in Control Agreement, participating employees must comply with certain non-competition, non-solicitation, and confidentiality provisions. These benefits are in lieu of any severance benefits under the Executive Severance Plan. The definition of “change in control” provides that a restructuring of the Debtor’s balance sheet that is approved by a majority of the Debtor’s board of directors prior to the consummation of such restructuring transaction shall not be a change in control. For the avoidance of doubt, to the extent applicable, all executory contracts or unexpired leases of the Debtor assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and no such payment will be deemed triggered as a result thereof; any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

E.	SUMMARY OF SIGNIFICANT PREPETITION OBLIGATIONS

1.	Obligations to Enrichment Corp

The Debtor has no customers and no source of revenue (other than certain reimbursements of costs received from the DOE under the RD&D Cooperative Agreement). Accordingly, the Debtor’s expenses are paid with funds borrowed from Enrichment Corp.

(a)	Unsecured Obligations
Historically, Enrichment Corp provided sufficient funds to the Debtor to cover the Debtor’s obligations, and recorded such transfers as intercompany payables due to Enrichment Corp. These books and records payables balances were periodically converted to non-cash dividends, with the last such dividend occurring in September 2011. With the suspension of these dividends, amounts borrowed by the Debtor from Enrichment Corp continued to be reflected as intercompany payables to Enrichment Corp but were not repaid. On May 28, 2013, the Debtor executed an unsecured demand note to reflect amounts borrowed from Enrichment Corp from February 21, 2013 through August 1, 2013, bearing an annual interest rate of 10.5%. Accrued interest was capitalized monthly. The Debtor routinely made payments against the balance of the note when reimbursements were received from the DOE under the RD&D Cooperative Agreement. In addition, the balance of the note as reduced monthly by the amount of corporate expenses incurred and paid by the Debtor which were allocated to Enrichment Corp in accordance with the Company’s budget. As of January 31, 2013, the Debtor owed Enrichment Corp approximately $202 million in intercompany payables and approximately $72 million under the unsecured demand note.
The unsecured obligations owed to Enrichment Corp are referred to under the Plan as Intercompany Claims and are treated in Class 4. Class 4 is Unimpaired and not entitled to vote on the Plan.

(b)	Secured Obligations
On August 2, 2013, the Debtor entered into a new demand note and a pledge and security agreement to secure the amounts owing under the new demand note and borrowed amounts ceased to be recorded under the unsecured demand note. At that time, the only security pledged was the Debtor’s receivable from the DOE under the RD&D Cooperative Agreement. Both the new demand note and the pledge and security agreement were amended and restated on January 24, 2014, to reflect the addition of equipment as a new class of collateral. The amended and restated demand note and the amended and restated pledge and security agreement are hereinafter referred to as the Intercompany Secured Loan.
Under the Intercompany Secured Loan, Enrichment Corp provided funds to the Debtor as and when required. Amounts outstanding under the Intercompany Secured Loan accrue interest at an annual rate of 10.5%. Accrued interest is capitalized monthly. Amounts owed under the Intercompany Secured Loan are due upon demand. No demands for repayment were made by Enrichment Corp. However, the Debtor routinely made payments against the balance when reimbursements were received from the DOE under the RD&D Cooperative Agreement. In addition, the balance under the Intercompany Secured Loan was reduced monthly by the amount of corporate expenses incurred and paid by the Debtor which were allocated to Enrichment Corp in accordance with the Company’s budget. As of the Petition Date, the amount outstanding under the Intercompany Secured Note was approximately $56.3 million.
The obligations outstanding under the Intercompany Secured Loan are referred to in the Plan as the Secured Claims and are treated in Class 2. Class 2 is Unimpaired and not entitled to vote on the Plan.

2.	Old Note Obligations

Pursuant to that certain Indenture dated as of September 28, 2007 (the “Old Indenture”) between the Debtor and Wells Fargo Bank, N.A. as trustee (now CSC Trust Company of Delaware), the Debtor issued $575 million in aggregate principal amount of 3.0% convertible senior notes due October 1, 2014 (the “Old Notes”). Interest is due on the Old Notes of 3.0% per year, payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning on April 1, 2008.
The Old Notes are senior unsecured obligations and rank equally with all of the Debtor’s unsecured debt that existed as of and after the issuance of the Old Notes. The Old Notes are structurally subordinated to all liabilities of the Debtor’s subsidiaries existing on and after issuance of the Old Notes, and are effectively subordinated to secured indebtedness to the extent of the value of the collateral. The Debtor’s subsidiaries do not guarantee any of its obligations under the Old Notes.
As of the Petition Date, the aggregate principal amount of the Old Notes was approximately $530 million.
The obligations arising from the Old Notes are referred to in the Plan as Noteholder Claims and are treated in Class 5. Class 5 is Impaired and is entitled to vote on the Plan.

3.	Other Unsecured Obligations

In the ordinary course of operations, the Debtor has at any point in time commitments and obligations incurred as a result of day-to-day operations. As the Debtor’s operations are complex, obligations are incurred related to purchases of goods and services, employee wages and benefits, as well as accruals related to periodic recognition of taxes, pension liabilities (as described above) and other commitments related to the Debtor’s operations. The Debtor accrues for such obligations arising from past transactions or events, the settlement of which are expected to result in a potential future outlay of cash expenditures as set forth below. Because certain accruals are based on contingencies that may never arise, they are not reflective of the Debtor’s actual fixed obligations as of the Petition Date. See the table at Part I.C.2 for the Debtor’s estimate of fixed obligations as of the Petition Date or, in certain cases, as of the anticipated Effective Date.

Trade Obligations:	Estimates for commitments for goods and services that have been incurred or received as of the Petition Date.	$6.6 million
Compensation, Wages & Benefits:	Estimates for expenses associated with the Debtor’s employees, benefits and employee-related programs, as well as deferred compensation described above as of the Petition Date.	$8.4 million
Property & Other Taxes:	Recognition of liabilities associated with property taxes and other tax related expenses.	$1.3 million
Pension & Retirement Benefits:
Accrued obligations and projected benefit obligations associated with the various savings and pension plans described above, including the non-qualified retirement/pension plans other than deferred compensation..
$28.2 million
Asset Retirement Obligations:	Future decontamination and decommissioning requirements for the American Centrifuge Plant.	$22.6 million
Other Reserves:		$3.0 million ____________
TOTAL		$70.3 million
These obligations are General Unsecured Claims, or in certain cases Priority Tax Claims or Other Priority Claims, as defined in the Plan, and are all Unimpaired.

4.	Contingent Obligations

The Debtor is an indemnitor on certain surety bonds held by AC Operating as principal in favor of the DOE and the NRC in connection with certain obligations associated with the American Centrifuge Plant. The surety companies hold cash, deposited by the Debtor, in the approximate amount of $29.4 million. The cash fully collateralizes the liabilities under the surety bonds.

5.	Prepetition Litigation

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. As of the Petition Date, there are no pending lawsuits against the Debtor, except for legal proceedings relating to workers compensation claims.

F.	EQUITY INTERESTS

1.	Convertible Preferred Stock

On May 25, 2010, the Debtor entered into a securities purchase agreement (the “SPA”) with Toshiba and B&W. Under the SPA, Toshiba and B&W agreed to purchase, in three phases and for an aggregate amount of $200 million, shares of a newly created series of preferred stock and warrants to purchase shares of a newly created series of preferred stock or class of common stock. On September 2, 2010, the first closing of $75.0 million occurred under the SPA, with Toshiba and B&W collectively purchasing 75,000 shares of Series B-1 12.75% convertible preferred stock and warrants to purchase 6.25 million shares of common stock at an exercise price of $7.50 per share. However, the remaining two phases of the investment were conditioned upon, among other things, the Debtor’s progress in obtaining a loan guarantee from the DOE and so no additional investment was made prior to the Petition Date. Although Toshiba and B&W had a right to terminate the SPA, resulting either in conversion of the preferred stock to common stock or sale of the common stock, that right was not exercised prior to the Petition Date.
The estimated fair value of the preferred stock at issuance was $75.0 million using a discount rate of 12.75%, and was equal to the liquidation value of $1,000 per share or $75.0 million. The preferred stock has a current balance of $113.9 million, which includes additional shares of preferred stock totaling $38.9 million representing dividends paid-in-kind either issued or payable. The preferred stock is classified as a liability in the Debtor’s financial statements since it is convertible for a variable number of shares of common stock based on a fixed monetary value known at the issuance date.
Under the Plan, the preferred stock and warrants held by Toshiba and B&W is referred to as the USEC Preferred Stock Interests and is treated in Class 7. The USEC Preferred Stock Interests are Impaired by the Plan and the holders are entitled to vote on the Plan.

2.	Common Stock

As of December 31, 2013, the Debtor had approximately 4,948,135 shares of common stock outstanding and approximately 30,000 beneficial holders of common stock.
The Debtor’s common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “USU”. On May 8, 2012, the Debtor received a notice from the NYSE that the average closing price of its common stock was below the NYSE’s continued listing criteria relating to minimum share price. The Debtor received shareholder approval for a reverse stock split at its annual meeting of stockholders held on June 27, 2013, to regain compliance with the minimum share price condition. On April 30, 2013, the Debtor received notice from the NYSE that the decline in USEC’s total market capitalization caused it to be out of compliance with another of the NYSE’s continued listing standards. On June 14, 2013, consistent with applicable NYSE rules, the Debtor submitted a plan advising the NYSE of definitive action it has taken, or is taking, that would bring it into conformity with the market capitalization listing standards within 18 months of receipt of the letter. The NYSE accepted the plan and, through the Petition Date, the Debtor’s common stock continued to be listed on the NYSE but was subject to the compliance with other NYSE continued listing standards and continued periodic review by the NYSE of the Debtor’s progress with respect to its plan.
The common stock has a closing trading price as of the close of business on the day preceding the Petition Date of $5.56. No dividends have been paid on the Debtor’s common stock since December 16, 2005.
Prior to the Petition Date, the Debtor had in effect a tax benefit preservation plan intended to help preserve the value of certain deferred tax benefits, including those generated by net operating losses and net unrealized built-in losses. Holders of the Debtor’s common stock received preferred stock purchase rights that traded together with common stock but were not immediately exercisable. In the event of certain acquisitions of the Debtor’s securities, the preferred stock purchase rights (other than those rights held by the acquirer) would separate from the common stock and become exercisable for common stock or other securities or assets having a market value equal to twice the exercise price of the right. The tax benefit preservation plan was terminated before the Petition Date, and as a result the preferred stock purchase rights, which had not been triggered, were cancelled.

Under the Plan, the common stock is referred to as the USEC Common Stock Interests and is treated in Class 9. The USEC Common Stock Interests are Impaired by the Plan and the holders are deemed to reject the Plan without voting.

G.	HISTORICAL FINANCIAL INFORMATION; ADDITIONAL INFORMATION

The Company’s fiscal year ends on December 31. [Consolidated financial information regarding the Company for the fiscal year ended December 31, 2013 is available in the Annual Report on Form 10-K of USEC Inc. filed with the SEC for such period.]3 Consolidated financial information for the prior year ended December 31, 2012 is also available in the Annual Report on Form 10-K of USEC Inc. filed with the SEC for such period, and information for each subsequent fiscal quarter thereafter is available in the applicable Quarterly Report on Form 10-Q. These reports may be accessed on the SEC’s website at www.sec.gov or on the Company’s website at www.usec.com.
3 This assumes that the 10-K will be filed before the Disclosure Statement is approved.
The Company’s website (www.usec.com) provides additional information about the Company, including, without limitation, all periodic filings made with the SEC, recent press releases, corporate governance practices and guidelines, and charters for the committees of the Board. The Reorganized Debtor expects that it will continue to maintain its status as a reporting company and will register the New Common Stock under the Exchange Act. In addition, subject to meeting applicable listing standards, the Reorganized will use commercially reasonable efforts to list the New Common Stock for trading on a national securities exchange as soon as practicable following the Effective Date.

H.	REASON FOR CHAPTER 11 FILING

Through the Plan, the Chapter 11 Case is intended to address the October 2014 maturity of the Old Notes, strengthen the Debtor’s balance sheet, enhance its ability to sponsor the American Centrifuge Project and improve its long-term business prospects. To remain a competitive supplier of enriched uranium, the Debtor has long recognized the need to modernize its production technology and has been working since 2002 to transition to more efficient advanced gas centrifuge technology through the American Centrifuge Project. The Debtor obtained a license to build a centrifuge plant from the NRC in 2007 and immediately began construction. As part of its effort to obtain funding for construction, the Debtor raised capital in September 2007 in the form of convertible debt (the Old Notes) and a secondary issuance of common equity (part of the USEC Common Stock.) Net proceeds from these offerings were applied to the development, demonstration and deployment of the American Centrifuge Project and to the Debtor’s general operating expenses and working capital requirements. In addition, in 2008, the Debtor applied for a $2 billion loan guarantee for the American Centrifuge Project under the DOE Loan Guarantee Program. The Debtor has spent $2.5 billion to date toward the development, demonstration and deployment of the American Centrifuge technology, but needs additional capital of at least $4 billion to construct the American Centrifuge Plant. The Debtor’s DOE loan guarantee application remains pending, the American Centrifuge Plant has not yet been built and the Debtor does not have the anticipated cash flow from plant production available to repay the Old Notes at their maturity in October 2014.
Despite program delays, the Debtor continues to work to deploy the innovative American Centrifuge technology. DOE has supported this effort through its 80% cost share funding for the RD&D Program since June 2012. The RD&D Program continues into 2014 and has been highly successful to date as all program milestones have been met. The Debtor intends to continue to pursue financing for the American Centrifuge Plant including a DOE loan guarantee but the DOE has given the Company no assurance that a successful RD&D Program will result in a loan guarantee.
To improve its ability to be a sponsor for deploying the American Centrifuge technology on a commercial basis, the Debtor must strengthen its balance sheet by addressing the $530 million obligation related to maturing Old Notes as well as the $113.9 million obligation related to the USEC Preferred Stock held by its strategic partners in the project, Toshiba and B&W. Through negotiations with the Consenting Noteholders, B&W and Toshiba, the Debtor reached agreement for the balance sheet restructuring that is reflected in the Plan. The Debtor is hopeful that the balance sheet restructuring, once implemented following confirmation of the Plan by the Bankruptcy Court, will improve its ability to serve as a sponsor to build the American Centrifuge Plant. However, the balance sheet restructuring must be viewed as just one necessary step in a process that may or may not successfully conclude with full deployment of the American Centrifuge Plant.

III.
EVENTS DURING THE CHAPTER 11 CASE4

As described above, on the date hereof, the Debtor commenced its Chapter 11 Case by filing a petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtor continues to operate its business and manage its properties as debtor in possession pursuant to Bankruptcy Code Sections 1107 and 1108.

An immediate effect of the filing of the Debtor’s bankruptcy petition is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by creditors, the enforcement of Liens against property of the Debtor, and the continuation of litigation against the Debtor. The relief provides the Debtor with the “breathing room” necessary to reorganize its business and prevents creditors from obtaining an unfair recovery advantage while the Chapter 11 Case is ongoing.
4 This Part III anticipates certain events during the Chapter 11 Case, which have not occurred as of the initial date of filing but should occur prior to the date of approval of the Disclosure Statement. In particular, all references to orders obtained or authorizations granted assume that the orders are obtained or authorizations granted before the approval of the Disclosure Statement. The Debtor will update/modify this Part III in advance of approval to reflect actual events during the case.

A.	FIRST DAY ORDERS

On the first day of the Chapter 11 Case, the Debtor filed several applications and motions seeking relief by virtue of so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the bankruptcy court, and to help chart an administrative path that will enable a debtor to achieve its case objectives. The first day orders the Debtor [obtained] in the Chapter 11 Case, which are typical of orders entered in business reorganization cases filed on a prearranged basis, authorize, among other things:

•
Authorization for the Debtor to maintain its centralized cash management system, to maintain its existing bank accounts, to continue its intercompany practices, and to continue its investment practices;

•
Authorization for the Debtor to obtain postpetition financing in the form of the DIP Facility provided by Enrichment Corp and to apply the cash collateral of Enrichment Corp to pay down the Intercompany Secured Loan;

•
Authorization for the Debtor to pay compensation, benefits and expense reimbursements to its employees (with certain exceptions for insiders) and to third parties who are involved in the process of providing such compensation, benefits and expense reimbursements;

•	Approval of information requirements applicable to certain holders of the Old Notes and notice and hearing procedures applicable to acquisitions of the Old Notes for regulatory purposes;

•	Authorization for the Debtor to pay prepetition taxes and governmental fees, if any;

•	Authorization for the Debtor to pay prepetition obligations owing under its insurance policies, if any;

•
Approval of the Debtor’s proposal to provide adequate assurance of future payment to utility companies and establish procedures under which utilities may challenge or seek additional adequate assurance;

•	Authorization to retain a claims and noticing agent; and

•	Scheduling a hearing on the Disclosure Statement and authorizing the use of a combined notice of the case commencement and such hearing.

B.	OTHER INITIAL ORDERS

The Debtor filed several other initial applications and motions on notice, seeking administrative relief relating to professionals, and [obtained] orders granting (i) authorization for the Debtor to retain and pay ordinary course professionals without separate retention and fee applications; (ii) authorization for the Debtor to retain chapter 11 professionals, including counsel, investment bankers, restructuring consultants, auditors, tax advisors and administrative advisors; and (iii) approval of the procedures by which court-approved chapter 11 professionals may obtain interim compensation and reimbursement pending the filing of interim and final fee applications.
In addition, pursuant to other motions filed on notice, the Debtor [obtained], inter alia, orders (i) authorizing the assumption of the Plan Support Agreements and payments required thereunder; (ii) authorizing the rejection of certain executory contracts relating to the Debtor’s prepetition stock; (iii) extending the period for filing the reports required by Bankruptcy Rule 2015-3; and (iv) approving the adequacy of the Disclosure Statement, approving solicitation procedures to govern voting on the Plan, approving the form and substance of various notices relating to the Plan, scheduling a hearing to consider confirmation of the Plan, and establishing a special bar date for 510(b) Claims.

C.	REPRESENTATION OF THE DEBTOR

The Debtor has been [authorized] to retain and employ certain Professionals to represent it and assist it in connection with the Chapter 11 Case. These Professionals include, among others: (i) Latham & Watkins LLP to serve as co-counsel to the Debtor; (ii) Richards, Layton & Finger, P.A. to serve as co-counsel to the Debtor; (iii) Vinson & Elkins LLP to serve as special counsel with respect to financing matters; (iv) Lazard Frères & Co. LLC to serve as investment banker; (v) AP Services, LLP to provide interim management services (including making John R. Castellano available to serve as Chief Restructuring Officer of the Debtor); (vi) PricewaterhouseCoopers to serve as auditors; (vii) Deloitte Tax LLP to serve as tax advisors; (viii) KPMG LLP to serve as fresh start accountants; and (ix) Logan & Company, Inc. to serve as administrative advisor.

D.	DEBTOR-IN-POSSESSION FINANCING / CASH COLLATERAL

The Debtor [obtained] authorization to obtain up to $50 million in financing from Enrichment Corp on a secured, superpriority basis, subject to the terms and conditions of the Debtor in Possession Credit Agreement. The Debtor was also [authorized] to apply the cash collateral of Enrichment Corp, in the form of prepetition receivables from the DOE under the RD&D Program, to pay down the Intercompany Secured Loan of Enrichment Corp.

E.	ASSUMPTION or REJECTION OF CONTRACTS AND lEASES

The Plan provides for the assumption as of the Effective Date of all executory contracts and unexpired leases that are not (i) previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to their own terms, (iii) the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) subsequently rejected in accordance with the provisions of Section 6.2(c) of the Plan. As of the date hereof, the Debtor has filed one motion to assume relating to the Plan Support Agreements. The Debtor intends to rely on the Plan’s provision for assumption of other contracts and leases in lieu of filing additional motions to assume. The Debtor does not currently contemplate filing any motions to reject, but reserves the right to do so.

F.	CLAIMS PROCESS

Because of the nature of the Plan, the Debtor has not sought to establish a general bar date for filing Proofs of Claim or Proofs of Interest. Certain holders of Claims or Interests may nevertheless elect to file Proofs of Claim or Proofs of Interests, and the Debtor reserves the right to object to any such Proofs of Claim or Proofs of Interest in accordance with the provisions of the Plan. Although there is no general bar date, the following specific bar dates are in effect: (i) Rejection Damages Claim must be asserted against the Debtor in a Proof of Claim that is filed with the Claims Agent on or before the date that is the first Business Day that is 30 days after the Bankruptcy Court’s entry of an order authorizing the rejection; and (ii) 510(b) Claims must be asserted against the Debtor in a Proof of Claim received no later than 5:00 p.m. Eastern Time on [________], 2014 by the Claims Agent.

G.	PLAN PROCESS

The Debtor filed the Plan and proposed Disclosure Statement on the Petition Date, as agreed to in the Plan Support Agreements, and filed a motion requesting an immediate hearing on the adequacy of the Disclosure Statement. The Bankruptcy Court held the hearing on the Disclosure Statement on [________], 2014. Following the hearing, the Bankruptcy Court entered an order dated [________], 2014, approving the adequacy of this Disclosure Statement and the procedures for soliciting votes on the Plan from the Voting Classes and providing notice of the Plan to other holders of Claims and Interests. In addition, the Bankruptcy Court’s order established the Voting Deadline as [________], 2014 at 5:00 p.m. Eastern Time, set the deadline for filing objections to the Plan at [________], 2014 at [__:__] [a./p.]m. Eastern Time, and scheduled the Confirmation Hearing for [________], 2014 at [__:__] [a./p.]m. Eastern Time.
Assuming that (i) such deadlines and dates remain in place and are not extended, (ii) the Requisite Acceptances are obtained from the Voting Classes, and (iii) the Bankruptcy Court determines to approve and enters an order confirming the Plan, the Debtor anticipates that the Effective Date of the Plan will occur shortly after [________], 2014, at which time the Debtor will formally emerge from Chapter 11.

IV.
THE PLAN

THIS PART IV IS INTENDED ONLY TO PROVIDE A SUMMARY OF THE MATERIAL TERMS OF THE PLAN AND IS QUALIFIED BY REFERENCE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN AND

SHOULD NOT BE RELIED ON FOR A COMPREHENSIVE DISCUSSION OF THE PLAN. TO THE EXTENT THERE ARE ANY INCONSISTENCIES OR CONFLICTS BETWEEN THIS PART IV AND THE PLAN, THE TERMS AND CONDITIONS SET FORTH IN THE PLAN WILL CONTROL AND GOVERN.

A.	OVERALL STRUCTURE OF PLAN

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and, if there is any value in the equity, its shareholders. Upon the filing of a petition for relief under Chapter 11, Bankruptcy Code Section 362 provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.
The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.
Under the Plan, Claims against and Interests in the Debtor are divided into Classes according to their relative seniority and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims and Interests in certain Classes will receive a negotiated, partial recovery, (ii) the Claims in certain Classes will be reinstated or receive treatment required by the Bankruptcy Code, and (iii) the Claims and Interests in certain other Classes will receive either a nominal recovery or no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Disbursing Agent will distribute Cash, New Common Stock and New Notes, in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in the Debtor created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.
The Plan is premised upon the following: (i) the valuation of the Debtor reflects the fact that there remains insufficient value to provide the Noteholder Claims with a full recovery and, thus, under the Bankruptcy Code’s absolute priority rule, no junior class of Claims or Interests is entitled to any recovery; (ii) notwithstanding the fact that application of the absolute priority rule would not entitle any junior class to a recovery, the holders of the Preferred Stock Interests/Claims, Toshiba and B&W, are important strategic partners of the Debtor on a postpetition basis and, thus, the Plan provides for a negotiated recovery to the holders of Preferred Stock Interests/Claims, and (iii) as an accommodation, but subject to acceptance of the Plan by the Classes of Noteholder Claims and Preferred Stock Interests/Claims, the Plan provides a de minimis recovery for the holders of Common Stock Interests/Claims.

B.	REORGANIZED CAPITAL STRUCTURE CREATED BY PLAN

The Plan sets forth the capital structure for the Reorganized Debtor upon their emergence from Chapter 11, which is summarized as follows:

•
Exit Facility. On the Effective Date, the Reorganized Debtor will obtain new secured intercompany financing from Enrichment Corp as provided under the secured demand note and pledge and security agreement to be entered into by the Reorganized Debtor as a condition to consummation of the Plan, to provide funds necessary to make payments required under the Plan, as well as funds for working capital and other general corporate purposes of the Debtor. The documents evidencing the Exit Facility will be substantially in the forms included in the Plan Supplement and their material terms are summarized in Appendix B to this Disclosure Statement.

•
New Notes. On the Effective Date, the Reorganized Debtor will issue the New Notes in the aggregate principal amount of $240.38 million, which will be subordinate to certain designated indebtedness of the Reorganized Debtor, including the Exit Facility, as set forth in the New Indenture, and have the terms set forth in the New Indenture included in the Plan Supplement. The New Notes will have the benefit of the Limited Subsidiary Guaranty, which is that certain guarantee of the New Notes to be provided by Enrichment Corp substantially in the form set forth in the New Indenture, which guaranty will be (i) subordinated, limited and conditional to the extent provided therein and (ii) secured to the extent provided in the Subsidiary Security Agreement. The New Notes include the Majority New Notes (in the amount of $200.00 million) and the Minority New Notes (in the amount of $40.38 million). The material provisions of the New Notes, the Limited Subsidiary Guaranty and the Subsidiary Security Agreement are summarized in Appendix B to this Disclosure Statement and the effectuating documents for each are included in the Plan Supplement.

•
New Common Stock. The Reorganized Debtor will issue New Common Stock on the Effective Date to be allocated among the holders of Allowed Noteholder Claims, Allowed Preferred Stock Interests/Claims and, if Class 5 and Class 6 votes to accept the Plan, Allowed Common Stock Interests/Claims, and will reserve shares of New Common for disposition in accordance with the New Management Incentive Plan. With respect to the allocation of the New Common Stock, the holders of Allowed Noteholder Claims will be entitled to receive 79.04% of the New Common Stock to be issued under the Plan, the holders of Allowed Preferred Stock Interests/Claims will be entitled to receive 15.96% of the New Common Stock to be issued under the Plan and the holders of Allowed Common Stock Interests/Claims will be entitled to receive 5% of the New Common Stock to be issued under the Plan if Class 5 and Class 6 votes to accept the Plan, in each case subject to dilution by shares, if any, distributed to participants in the New Management Incentive Plan. The USEC Common Stock, the USEC Preferred Stock and any Unexercised Common Stock Rights will be cancelled. The material provisions of the New Common Stock and the New Management Incentive Plan are summarized in Appendix B to this Disclosure Statement and the effectuating documents for each are included in the Plan Supplement.

C.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS
Bankruptcy Code Section 1122 provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with Bankruptcy Code Section 1122, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to Bankruptcy Code Section 1123(a)(1), need not be classified). The Debtor is also required, under Bankruptcy Code Section 1122, to classify Claims against and Interests in the Debtor into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of Bankruptcy Code Section 1122 and applicable case law.
The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtor believes that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests as agreed to in the Plan Support Agreements, taking into account the differing nature and priority of such Claims and Interests and the fair value of the Debtor’s assets. In view of the deemed rejection by Classes 7 and 8, however, as set forth below, the Debtor will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, Bankruptcy Code Section 1129(b) permits confirmation of a chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. Although the Debtor believes that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.	Treatment Of Unclassified Claims Under The Plan

(a)	Administrative Claims
An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code Sections 503(b) or 1114(e)(2) and entitled to priority pursuant to Bankruptcy Code Section 507(a)(2), including, but not limited to, (i) the actual, necessary costs and expenses of preserving the Estate and operating the business of the Debtor, after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estate under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Bankruptcy Code Section 365.
Under the Plan, except as otherwise provided for in Section 10.1 of the Plan, on the applicable Distribution Date, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.
The Plan provides that all final requests for payment of Professional Fee Claims and Substantial Contribution Claims must be filed and served on the Reorganized Debtor, its counsel and other necessary parties in interest no later than 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtor, its counsel and the requesting Professional or other entity no later than 20 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.
Administrative Claims will include the (i) reasonable documented out-of-pocket expenses of the Consenting Noteholders and fees and expenses of each of the Consenting Noteholder Advisors in accordance with the terms of their respective engagement letters; without the need for any of the Consenting Noteholders or either of the Consenting Noteholder Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment; (ii) reasonable documented out-of-pocket expenses of the Preferred Stockholders and fees and expenses of each of the Preferred Stockholder Advisors in accordance with the terms of the respective Plan Support Agreement with each Preferred Stockholder; without the need for any of the Preferred Stockholders or any of the Preferred Stockholder Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment; and (iii) reasonable documented out-of-pocket expenses of the Indenture Trustee and its advisors, in accordance with the terms of the Old Indenture, without the need for the Indenture Trustee or its advisors to file an application or otherwise seek Bankruptcy Court approval of such payment.
ADMINISTRATIVE CLAIMS ARE NOT CLASSIFIED AND ARE TREATED AS REQUIRED BY THE BANKRUPTCY CODE. THE HOLDERS OF SUCH CLAIMS ARE NOT ENTITLED TO VOTE ON THE PLAN.

(b)	DIP Facility Claim
Pursuant to the Plan, a DIP Facility Claim is a Claim existing under the $50 million postpetition debtor in possession credit facility provided to the Debtor by Enrichment Corp, subject to approval by the Bankruptcy Court.
The DIP Facility Claim will be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holder of the Allowed DIP Facility Claim will receive, on the later of the Distribution Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between such holder and the Debtor or the Reorganized Debtor, as applicable, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed DIP Facility Claim, (i) payment of such Allowed Claim in Cash or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
THE DIP FACILITY CLAIM IS NOT CLASSIFIED AND IS TREATED AS REQUIRED BY THE BANKRUPTCY CODE. THE HOLDER OF SUCH CLAIM IS NOT ENTITLED TO VOTE ON THE PLAN.

(c)	Priority Tax Claims
The Plan defines Priority Tax Claims as Claims entitled to priority pursuant to Bankruptcy Code Section 507(a)(8). Such Claims include Claims of governmental units for taxes owed by the Debtor that are entitled to a certain priority in payment pursuant to Bankruptcy Code Section 507(a)(8). The taxes entitled to priority are (i) taxes on or measured by income or gross receipts that meet the requirements set forth in Bankruptcy Code Section 507(a)(8)(A), (ii) property taxes meeting the requirements of Bankruptcy Code Section 507(a)(8)(B), (iii) taxes that were required to be collected or withheld by the Debtor and for which the Debtor is liable in any capacity as described in Bankruptcy Code Section 507(a)(8)(C), (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to Bankruptcy Code Section 507(a)(4) to the extent that such taxes also meet the requirements of Bankruptcy Code Section 507(a)(8)(D), (v) excise taxes of the kind specified in Bankruptcy Code Section 507(a)(8)(E), (vi) customs duties arising out of the importation of merchandise that meet the requirements of Bankruptcy Code Section 507(a)(8)(F), and (vii) prepetition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Bankruptcy Code Section 507(a)(8)(G).
Under the Plan, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Priority Tax Claim, as will have been determined by the Debtor or by the Reorganized Debtor, either (i) on the applicable Distribution Date, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
PRIORITY TAX CLAIMS ARE NOT CLASSIFIED AND ARE TREATED AS REQUIRED BY THE BANKRUPTCY CODE. THE HOLDERS OF SUCH CLAIMS ARE NOT ENTITLED TO VOTE ON THE PLAN.

2.	Treatment Of Classified Claims And Interests Under Plan

(a)	Class 1: Other Priority Claims
The Plan defines Other Priority Claims as Claims against the Debtor entitled to priority pursuant to Bankruptcy Code Section 507(a) , other than a Priority Tax Claim or an Administrative Claim.

The Plan provides that on the applicable Distribution Date, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Priority Claim, either (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable will have agreed upon in writing.
OTHER PRIORITY CLAIMS ARE UNIMPAIRED. THE HOLDERS OF SUCH CLAIMS ARE DEEMED TO HAVE ACCEPTED THE PLAN.

(b)	Class 2: Secured Claims
A Secured Claim is a Claim (i) that is secured by a Lien on property in which the Estate has an interest, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; (ii) to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable; and (iii) the amount of which (A) is undisputed by the Debtor or (B) if disputed by the Debtor, such dispute is settled by written agreement between the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor and the holder of such Claim or determined, resolved, or adjudicated by final, nonappealable order of a court or other tribunal of competent jurisdiction.
Under the Plan, as to all Allowed Secured Claims, on the Effective Date, the legal, equitable and contractual rights of each holder of such an Allowed Secured Claim will be Reinstated. On the applicable Distribution Date, each holder of such an Allowed Secured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, consistent with the relevant underlying documents, if any.
Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim will survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens will be released, will be deemed null and void, and will be unenforceable for all purposes. Nothing in the Plan will preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.
SECURED CLAIMS ARE UNIMPAIRED. THE HOLDERS OF SUCH CLAIMS ARE DEEMED TO HAVE ACCEPTED THE PLAN.

(c)	Class 3: General Unsecured Claims
Under the Plan, a General Unsecured Claim is a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, an Intercompany Claim, a Noteholder Claim, or any Claim that constitutes a Preferred Stock Interest/Claim or a Common Stock Interest/Claim. This definition specifically includes, without limitation, Rejection Damages Claims, if any.
The Plan provides that, on the applicable Distribution Date, each holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed General Unsecured Claim, either (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, will have agreed upon in writing.
GENERAL UNSECURED CLAIMS ARE UNIMPAIRED. THE HOLDERS OF SUCH CLAIMS ARE DEEMED TO HAVE ACCEPTED THE PLAN.

(d)	Class 4: Intercompany Claims
Under the Plan, an Intercompany Claim is any unsecured Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries. The Non-Debtor Subsidiaries consist of Enrichment Corp, AC Holdings, AC Technology, AC Operating, AC Enrichment, AC Manufacturing and AC Demonstration. For the avoidance of doubt, any Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries that is secured by a Lien on property in which the Estate has an interest is a Secured Claim.
Under the Plan, with respect to each Allowed Intercompany Claim, (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim will be Reinstated as of the Effective Date or (ii) by agreement between the holder and the

Debtor (with the consent of the Majority Consenting Noteholders), may be adjusted, continued, expunged, or capitalized, either directly or indirectly or in whole or in part, as of the Effective Date.
INTERCOMPANY CLAIMS ARE UNIMPAIRED. THE HOLDERS OF SUCH CLAIMS ARE DEEMED TO HAVE ACCEPTED THE PLAN.

(e)	Class 5: Noteholder Claims
The Plan defines a Noteholder Claim as any Claim arising or existing under or related to the Old Notes, other than any Indenture Trustee Expenses.
The Plan provides that Noteholder Claims will be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case in an amount not less than $530.00 million as of the Petition Date, plus all applicable accrued and unpaid interest, fees, expenses and other amounts due under the Old Indenture, which Allowed Noteholder Claims will not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.
Each holder of an Allowed Noteholder Claim will receive, on the Distribution Date and in full satisfaction, settlement, release and discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) the New Noteholder Common Stock, (ii) Cash equal to the amount of the interest accrued at the non-default rate on the Old Notes from the date of the last interest payment made by the Debtor before the Petition Date to the Effective Date and (iii) the Majority New Notes. Under the Plan, the New Noteholder Common Stock is defined as 79.04% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Noteholder Common Stock will be issued in the form of Class A shares of New Common Stock as described in the New USEC Charter. The Majority New Notes are New Notes in the aggregate principal amount of $200.00 million. The New Notes, in turn, are defined as notes in the aggregate principal amount of $240.38 million, to be issued by the Reorganized Debtor under, and having the terms set forth in, the New Indenture, which new notes will have the benefit of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement.
The material provisions of the New Notes and the New Common Stock are summarized in Appendix B to this Disclosure Statement and the effectuating documents for each are included in the Plan Supplement.
All distributions on account of Allowed Noteholder Claims with be subject to the Indenture Trustee’s Charging Lien in the event of any unpaid Indenture Trustee Expenses, in accordance with the Plan.
NOTEHOLDER CLAIMS ARE IMPAIRED. THE HOLDERS OF SUCH CLAIMS ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.
The Debtor estimates a percentage recovery of approximately 39% on account of the Cash and Majority New Notes only. The recovery for the New Noteholder Common Stock is highly speculative and not quantifiable.
NOTICE OF SPECIAL BAR DATE APPLICABLE TO CURRENT AND FORMER HOLDERS OF OLD NOTES WHO MAY ALLEGE 510(b) CLAIMS AGAINST THE DEBTOR. Any Claim (i) arising from the rescission of a purchase or sale of the Old Notes, (ii) for damages arising from the purchase or sale of such a security, or (iii) for reimbursement or contribution allowed under Bankruptcy Code Section 502 on account of such a Claim (collectively, a “510(b) Claim”) must be asserted against the Debtor in a Proof of Claim received no later than the Special Bar Date of 5:00 p.m. Eastern Time on [________], 2014, by Logan & Company, Inc., the Debtor’s court-approved claim agent, at the following address: USEC Inc. Claims Docketing Department, c/o Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043. A Proof of Claim form may be obtained from the Claims Agent’s website, www.loganandco.com, under client name USEC Inc. Any such Claim that is not asserted in a Proof of Claim received by the Claims Agent before the Special Bar Date will be barred and will not be entitled to receive any payment or distribution of property from the Debtor or its successors or assigns with respect to such Claim. Any Proof of Claim received by the Claims Agent will be subject to objection by the Debtor, as the Debtor does not believe there is any basis for the allowance of any such Claims. As the Plan does not currently provide any treatment for a 510(b) Claim arising from the Old Notes, the allowance of any such Claim may require a modification to the Plan. Please note that a Proof of Claim need not be filed solely to assert a Claim for the principal and interest due on the Old Notes (such a Claim being a Noteholder Claim to be treated as described above); a Proof of Claim is required only for a 510(b) Claim as described above.

(f)	Class 6: Preferred Stock Interests/Claims
The Plan defines Preferred Stock Interests/Claims as, collectively, (i) any Interests that are based upon or arise from USEC Preferred Stock and (ii) any Claims that are based upon or arise from USEC Preferred Stock and are subordinated pursuant to Bankruptcy Code Section 510(b). USEC Preferred Stock is any preferred equity in USEC outstanding prior to the Effective Date, including, without limitation, any stock options or other right to purchase the preferred stock of USEC, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any preferred stock or other preferred equity ownership interests in USEC prior to the Effective Date.
The USEC Preferred Stock Interests/Claims will be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case, and such Allowed USEC Preferred Stock Interests/Claims will not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity.
Each holder of an Allowed USEC Preferred Stock Interest/Claim will receive, on the Distribution Date its Pro Rata share of (i) the New Preferred Stockholder Common Stock and (ii) the Minority New Notes; and will have the benefits and obligations agreed to in the Supplementary Strategic Relationship Agreement. The New Preferred Stockholder Common Stock is equal to 15.96% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Preferred Stockholder Common Stock will be issued in the form of Class B shares of New Common Stock as described in the New USEC Charter. The Minority New Notes are New Notes to be issued under the Plan in the aggregate principal amount of $40.38 million.
The material provisions of the New Notes and the New Common Stock are summarized in Appendix B to this Disclosure Statement and the effectuating documents for each are included in the Plan Supplement.
PREFERRED STOCK INTERESTS/CLAIMS ARE IMPAIRED. THE HOLDERS OF SUCH INTERESTS/CLAIMS ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.
The Debtor estimates a percentage recovery of approximately 35.1% on account of the Minority New Notes only. The recovery for the New Preferred Stockholder Common Stock is highly speculative and not quantifiable.

(g)	Class 7: Common Stock Interests/Claims
The Plan defines Common Stock Interests/Claims as (i) any Interests in the Debtor that are based upon or arise from USEC Common Stock and (ii) any Claims against the Debtor that are based upon or arise from USEC Common Stock and are subordinated pursuant to Bankruptcy Code Section 510(b), which will include any Claim arising from the rescission of a purchase or sale of any USEC Common Stock, any Claim for damages arising from the purchase or sale of any USEC Common Stock, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; provided, however, that a Claim arising from Indemnification Obligations that are assumed under Section 6.5 of the Plan shall not be considered a Common Stock Interest/Claim.
The Plan provides that all securities or other documents evidencing USEC Common Stock will be cancelled as of the Effective Date.
If Class 5 and Class 6 vote to accept the Plan, the holders of any such Allowed Common Stock Interests/Claims will be entitled to receive on the applicable Distribution Date, in full satisfaction, settlement, release and discharge of, in exchange for, and on account of such Allowed Interest or Claim, their Pro Rata share of the New Minority Common Stock. The New Minority Common Stock is equal to 5.00% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The Minority Common Stock will be issued in the form of Class A shares of New Common Stock as described in the New USEC Charter. The material provisions of the New Common Stock are summarized in Appendix B to this Disclosure Statement and the effectuating documents for the New Common Stock are in the Plan Supplement.
If, however, Class 5 or Class 6 votes to reject the Plan, the holders of Common Stock Interests/Claims will not receive or retain any property under the Plan on account of such Interests or Claims.
The recovery for the New Minority Common Stock is highly speculative and not quantifiable.
COMMON STOCK INTERESTS/CLAIMS ARE IMPAIRED AND HOLDERS ARE NOT ENTITLED TO VOTE ON THE PLAN. But for the provisions of the Plan, and subject to acceptance of the Plan by Class 5 and Class 6, holders of Common Stock Interests/Claims would have no legal entitlement to receive or retain any property from the Debtor. Therefore, in accordance with Bankruptcy Code Section 1126(g), holders of Common Stock Interests/Claims are deemed to have rejected the Plan and are not entitled to vote on the Plan. Because no class of claims or interests junior to the class containing Common Stock Interests/Claims will receive any distribution under the Plan, the Bankruptcy Court can confirm the Plan over the deemed rejection of such class pursuant to Bankruptcy Code Section 1129(b).

NOTICE OF SPECIAL BAR DATE APPLICABLE TO CURRENT AND FORMER HOLDERS OF USEC COMMON STOCK WHO MAY ALLEGE 510(b) CLAIMS AGAINST THE DEBTOR. Any Claim (i) arising from the rescission of a purchase or sale of the USEC Common Stock, (ii) for damages arising from the purchase or sale of such a security, or (iii) for reimbursement or contribution allowed under Bankruptcy Code Section 502 on account of such a Claim (collectively, a “510(b) Claim”) must be asserted against the Debtor in a Proof of Claim received no later than the Special Bar Date of 5:00 p.m. Eastern Time on [________], 2014, by Logan & Company, Inc., the Debtor’s court-approved claim agent, at the following address: USEC Inc. Claims Docketing Department, c/o Logan & Company, Inc., 546 Valley Road, Upper Montclair, NJ 07043. A Proof of Claim form may be obtained from the Claims Agent’s website, www.loganandco.com, under client name USEC Inc. Any such Claim that is not asserted in a Proof of Claim received by the Claims Agent before the Special Bar Date will be barred and will not be entitled to receive any payment or distribution of property from the Debtor or its successors or assigns with respect to such Claim. Any Proof of Claim received by the Claims Agent will be subject to objection by the Debtor, as the Debtor does not believe there is any basis for the allowance of any such Claims. Please note that a Proof of Claim need not be filed solely to assert an ownership interest in the USEC Common Stock; a Proof of Claim is required only for a 510(b) Claim as described above.

(h)	Class 8: Unexercised Common Stock Rights
The Plan defines Unexercised Common Stock Rights as any stock options or other right to purchase any USEC Common Stock, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any such USEC Common Stock that have not been exercised prior to the Effective Date. The term specifically excludes Common Stock Interests/Claims.
The Plan provides that all Unexercised Common Stock Rights will be cancelled as of the Effective Date. No holder of Unexercised Common Stock Rights will receive or retain any property under the Plan on account of such Unexercised Common Stock Rights.
UNEXERCISED COMMON STOCK RIGHTS ARE IMPAIRED. THE HOLDERS OF SUCH INTERESTS ARE DEEMED TO HAVE REJECTED THE PLAN AND WILL NOT VOTE.

3.	Requirement For Allowance Of Claims And Interests

A Claim or Interest otherwise entitled to be paid or to receive a distribution under the Plan must be an Allowed Claim or Allowed Interest. As defined by the Plan, Allowed means (i) when used with respect to a Claim, whether a Filed Claim or an Unfiled Claim, all or any portion of a Claim (x) as to which either (A) any dispute has been settled, determined, resolved or adjudicated in favor of allowance, as the case may be, in the procedural manner in which such Claim would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, or (B) an objection to allowance has been filed in the Bankruptcy Court by the applicable Claim Objection Deadline, and such objection has been settled or withdrawn by the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, or has been denied by a Final Order, or (y) is not otherwise Disputed or (z) has been expressly allowed in the Plan; or (ii) when used with respect to an Interest, an Interest held in the name, kind and amount set forth in the records of (x) the Debtor in the case of the USEC Preferred Stock or (y) the stock transfer agent in the case of the USEC Common Stock, provided, however, that all Allowed Claims will remain subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510, as applicable.
Under the Plan the term “Disputed” means (i) when used with respect to a Claim, whether a Filed Claim or an Unfiled Claim, (x) a Claim as to which (A) the Debtor or the Reorganized Debtor, as applicable, disputes its liability in any manner that would have been available to it had the Chapter 11 Case not been commenced (including, without limitation, by declining to pay the Claim), and (B) the liability of the Debtor has not been settled by the Debtor (with the consent of the Majority Consenting Noteholders) or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by final order of a court of competent jurisdiction, (y) as an alternative to the foregoing, a Claim as to which the Debtor or the Reorganized Debtor, as applicable, has elected to file an objection in the Bankruptcy Court by the applicable Claim Objection Deadline and such objection has not been settled or withdrawn by the Debtor (with the consent of the Majority Consenting Noteholders) or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by Final Order; or (z) that has been expressly disputed in the Plan; or (ii) when used with respect to an Interest, an Interest that is in a name, kind and amount different than as set forth in the records of (x) the Debtor in the case of the USEC Preferred Stock or (y) the stock transfer agent in the case of the USEC Common Stock. The Plan provides that no distributions will be made on Disputed Claims or Disputed Interests until and unless such Disputed Claims become Allowed Claims and such Disputed Interests become Allowed Interests. The Plan further provides that no reserve will be required with respect to any Disputed Claim or Disputed Interest.

The Noteholder Claims are deemed to be Allowed Claims under the Plan and the Preferred Stock Interests/Claims are deemed to be Allowed Claims and Interests, as applicable, under the Plan. No other Claims or Interests are deemed to be Allowed under the Plan and, therefore, must satisfy one of the criteria for allowance described above.
Unless otherwise provided in the Plan, the Disclosure Statement or an order of the Bankruptcy Court (including, inter alia, with respect to Rejection Damage Claims and 510(b) Claims), there is no requirement for holders of Claims to file Proofs of Claim or Requests for Payment or for holders of Interests to file any Proofs of Interest.

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Rejection Damage Claims: Rejection Damages Claims must be asserted against the Debtor in a Proof of Claim that is (i) filed with the Claims Agent on or before the date that is the first Business Day that is 30 days after the Bankruptcy Court’s entry of an order authorizing the rejection of a contract or lease and (ii) contemporaneously with such filing, served upon (a) if such filing occurs prior to the Effective Date, counsel to the Debtor and counsel to the Consenting Noteholders or (b) if such filing occurs after the Effective Date, counsel to the Reorganized Debtor. All rights of the Debtor or the Reorganized Debtor, as applicable, to object to any Rejection Damages Claims are reserved.

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510(b) Claims: 510(b) Claims must be asserted against the Debtor in a Proof of Claim received no later than the Special Bar Date of 5:00 p.m. Eastern Time on [________], 2014, by the Claims Agent. Any Proof of Claim received by the Claims Agent will be subject to objection by the Debtor, as the Debtor does not believe there is any basis for the allowance of any such Claims. Please note that a Proof of Claim need not be filed solely to assert a Claim for the principal and interest due on the Old Notes or for an ownership interest in the USEC Common Stock; a Proof of Claim is required only for a 510(b) Claim.

With respect to Filed Claims or filed Proofs of Interest, the Debtor or the Reorganized Debtor will have the right to object to the Proofs of Claim, Requests for Payment or Proofs of Interest in the Bankruptcy Court by the Claims Objection Deadline, but will not be required to do so. The Claim Objection Deadline is the last day for filing objections to Claims in the Bankruptcy Court, which shall be the latest of (i) 60 days after the Effective Date, (ii) 60 days after the applicable Proof of Claim or Request for Payment is filed, and (iii) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtor, without notice to any party. Further, the Plan provides that in no event will the failure to object in the Bankruptcy Court to any Filed Claim or any Proof of Interest result in the deemed allowance of any such Claim or Interest. The Debtor or the Reorganized Debtor will have the right to dispute all alleged Claims (whether Filed Claims or Unfiled Claims) and alleged Interests (whether or evidenced by a filed Proof of Interest) in any manner that would have been available to it had the Chapter 11 Case not been filed (including, without limitation, by declining to pay any alleged Claim or to recognize any alleged Interest), or may elect in its discretion to have any alleged Claim or Interest adjudicated by the Bankruptcy Court.
The Plan authorizes the Reorganized Debtor to compromise and settle various Claims without any further approval by the Bankruptcy Court.

4.	Distributions Via Disbursing Agent; Procedures For Making Distributions
As used in the Plan, the term Disbursing Agent means the Reorganized Debtor and/or any other Person(s) designated by (a) the Debtor (with the consent of the Majority Consenting Noteholders) on or before the Effective Date or (b) the Reorganized Debtor in its sole discretion after the Effective Date to serve as a disbursing agent under the Plan. The Plan provides that if any Disbursing Agent is an independent third party, such Disbursing Agent will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtor. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. The Indenture Trustee will serve as the Disbursing Agent with respect to distributions to Noteholders.
The Plan additionally sets forth the procedures for making distributions thereunder. More specifically, the Plan provides that the Disbursing Agent(s) will make distributions to the holders of the Allowed Claims and Allowed Interests in the same manner and to the same addresses as payments are made in the ordinary course of the Debtor’s businesses; provided, however, that if a Filed Claim or filed Proof of Interest references a different payment address, the address on the Filed Claim or filed Proof of Interest will be used. The Plan further provides that, if any holder’s distribution is returned as undeliverable, no further distributions to such holder will be made unless and until the Disbursing Agent is notified by the Debtor, the Claims Agent, or such holder of such holder’s then current address, at which time all missed distributions will be made to such holder without interest. If any distribution is made by check and such check is not returned but remains uncashed for six months after the date of such check, the Disbursing Agent may cancel and void such check, and the distribution with respect thereto will be deemed undeliverable. If, pursuant to Section 7.7 of the Plan, any holder is requested to provide an applicable Internal Revenue Service form or to otherwise satisfy any tax withholding requirements with respect to a distribution and such holder fails to do so within six months of the date of such request, such holder’s distribution will be deemed undeliverable.
The Plan further provides that unless otherwise agreed between the Reorganized Debtor and the applicable Disbursing Agent, amounts in respect of returned or otherwise undeliverable or unclaimed distributions made by the Disbursing Agent on behalf of the Reorganized Debtor will be returned to the Reorganized Debtor until such distributions are claimed. All claims for returned or otherwise undeliverable or unclaimed distributions must be made (i) on or before the first (1st) anniversary of the Effective Date or (ii) with respect to any distribution made later than such date, on or before six months after the date of such later distribution; after which date all undeliverable property will revert to the Reorganized Debtor free of any restrictions thereon and the claims of any holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for any returned or otherwise undeliverable or unclaimed distribution, the Reorganized Debtor will deliver the applicable distribution amount or property to the Disbursing Agent for distribution pursuant to the Plan.

5.	Requirement For Distribution Record Date And Application Of Distribution Record Date
Only those holders of Claims and Interests who are holders as of the applicable Distribution Record Date established under the Plan will be entitled to receive payment or other distributions if and when their Claims are Allowed Claims. The Plan provides that:

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In respect of the Noteholder Claims and any Interests, the Distribution Record Date is the Business Day immediately preceding the Effective Date, at 5:00 p.m. prevailing Eastern time on such Business Day. On such Distribution Record Date, (a) for Noteholder Claims, the transfer ledgers for the Old Notes and (b) for Interests, the records of the Debtor in the case of the USEC Preferred Stock and the records of the stock transfer agent in the case of the USEC Common Stock, will be closed for purposes of determining the record holders of Claims or Interests, and there will be no further changes in the record holders of any Noteholder Claims or Interests.

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In respect of all other Claims, the Distribution Record Date is the Business Day immediately following the Confirmation Date, at 5:00 p.m. prevailing Eastern time on such Business Day. On such Distribution Record Date, the Debtor’s books and records for Unfiled Claims and the claims register maintained by the Claims Agent for Filed Claims will be closed for purposes of determining the record holders of such Claims, and there will be no further changes in the record holders of any such Claims.

As to all Claims and Interests receiving a distribution under the Plan, the Plan provides that, except as provided therein, the Reorganized Debtor, the Disbursing Agent(s), the Indenture Trustee, and each of their respective agents, successors and assigns will have no obligation to recognize any transfer of Claims or Interests occurring after the Distribution Record Date and will be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the applicable books and records, claims registers or transfer ledgers as of 5:00 p.m. prevailing Eastern time on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

6.	Expected Delivery Date For Payments And Distributions; Prepayment

For Claims and Interests within Classes that are entitled to receive distributions, the Plan provides that, except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims and Allowed Interests as of the applicable Distribution Date will be made on or as soon as practicable after the applicable Distribution Date, but in no event later than the first Business Day that is 20 days after such date; provided, however, that distributions on account of Noteholder Claims under the Plan will be made on the Effective Date. The Distribution Date varies between Claims and Interests and also varies based upon Allowed status. Specifically, the Plan provides the following Distribution Dates for different Claims and Interests:

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For any Claim that is an Allowed Claim on the Effective Date, (a) for any portion that was due prior to or on the Effective Date, the Effective Date or (b) for any portion that is due after the Effective Date, at such time as such portion becomes due in the ordinary course of business and/or in accordance with its terms.

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For any Claim that is not an Allowed Claim on the Effective Date, the later of (a) the date on which the Debtor becomes legally obligated to pay such Claim and (b) the date on which the Claim becomes an Allowed Claim.

•	For any Interest that is an Allowed Interest on the Effective Date, the Effective Date.

•	For any Interest that is not an Allowed Interest on the Effective Date, the date on which such Interest becomes an Allowed Interest.
In all cases, a later date may be established by order of the Bankruptcy Court upon motion of the Debtor, the Reorganized Debtor, or any other party. The Plan further provides, however, that the Reorganized Debtor or the Disbursing Agent will have the right, in its discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant. The Plan further provides that, except as otherwise provided in the Plan, any ancillary documents entered into in connection therewith, or the Confirmation Order, the Reorganized Debtor will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

7.	Distributions Subject To Tax Withholding And Reporting

In connection with the Plan and all distributions thereunder, the applicable Disbursing Agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions thereunder will be subject to any such withholding and reporting requirements. The Disbursing Agent(s) will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, requiring that, as a condition to the receipt of a distribution, the holder of an Allowed Claim or Allowed Interest complete IRS Form W-9 or the appropriate IRS Form W-8, as applicable to each holder. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income and other tax obligations, on account of such distribution, and (b) no distribution will be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the applicable Disbursing Agent to allow it to comply with its tax withholding and reporting requirements. Any property to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.

8.	Calculation Of Distribution Amounts Of New Securities

No fractional shares of New Securities will be issued or distributed under the Plan. Each Person entitled to receive New Securities will receive the total number of whole shares of New Common Stock or their pro rata share in principal amount of New Notes, whichever is relevant, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of New Securities, the actual distribution of such New Securities will be rounded to the next higher or lower whole number as follows: (a) fractions one-half (½) or greater will be rounded to the next higher whole number and (b) fractions of less than one-half (½) will be rounded to the next lower whole number. Notwithstanding the foregoing, (a) if the Person is entitled to New Common Stock and rounding to the next lower whole number would result in such Person receiving zero shares of New Common Stock, such Person will receive one share of New Common Stock; and (b) if the Person is entitled to a pro rata share in principal amount of New Notes and rounding to the next lower whole number would result in such Person receiving zero dollars’ worth of New Notes, such Person will receive a New Note in the principal amount of one $1.00. If two or more Persons are entitled to fractional entitlements and the aggregate amount of New Securities that would otherwise be issued to such Persons with respect to such fractional entitlements as a result of such rounding exceeds the number of whole New Securities which remain to be allocated, the Disbursing Agent will allocate the remaining whole New Securities to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect. The Disbursing Agent will have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

9.	Reservation Of Rights Regarding Claims or Interests; Setoff

Except as otherwise explicitly provided in the Plan, nothing will affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims or Interests, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment. With respect to setoff, the Plan provides that the Reorganized Debtor may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.

D.	IMPLEMENTATION OF PLAN

1.	Continued Corporate Existence; Revesting Of Assets
The Plan generally contemplates that the Reorganized Debtor will continue to exist as of and after the Effective Date as a legal entity, in accordance with the applicable laws of the State of Delaware and pursuant to the New USEC Governing Documents. The Reorganized Debtor reserves the right to change its name, which any such name change to be mutually acceptable to the Debtor and the Majority Consenting Noteholders, announced in the Plan Supplement and effective upon the Effective Date.
Except as otherwise provided in the Plan, the property of the Debtor’s Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of the Reorganized Debtor will be free and clear of all Claims and Interests, and all Liens with respect thereto.

2.	Corporate Governance; New Certificates Of Incorporation And By-laws; Directors And Officers

As of the Effective Date, the Reorganized Debtor will be governed by the New USEC Governing Documents, which will contain provisions that satisfy the Plan and the Bankruptcy Code and will include, among other things, pursuant to Bankruptcy Code Section 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Bankruptcy Code Section 1123(a)(6) and limited as necessary to facilitate compliance with applicable non-bankruptcy federal laws governing foreign ownership of the Debtor. The certificate of incorporation and the by-laws of the Debtor, as amended, will constitute the New USEC Governing Documents. The New USEC Governing Documents will be in substantially the forms of such documents included in the Plan Supplement and will be in full force and effect as of the Effective Date.
On the Effective Date, a New Board will be installed for the Reorganized Debtor. The New Board will consist of eleven (11) members, each as identified in the Plan Supplement. Thereafter, the New Board will serve in accordance with the New USEC Governing Documents and will be subject to replacement or removal as provided therein.
The officers of USEC will continue to serve in their same respective capacities after the Effective Date for the Reorganized Debtor until replaced or removed in accordance with the New USEC Governing Documents, subject to applicable law.

3.	Management Incentive Plan; Indemnification; Insurance

To retain and incentivize the management of the Reorganized Debtor, the Plan provides for a New Management Incentive Plan to be implemented on the Effective Date. As defined by the Plan, the New Management Incentive Plan is a composite plan, including equity grants and other incentive awards, severance protection and certain retirement program changes, to be evidenced by documents substantially in the form included in the Plan Supplement, and to be implemented on the Effective Date pursuant to Section 5.8 of the Plan. A summary of the material terms of the New Management Incentive Plan is included in Appendix B to this Disclosure Statement.
Specifically, the Plan provides that on the Effective Date, the Reorganized Debtor will be authorized and directed to establish and implement the New Management Incentive Plan. Under the equity component of the New Management Incentive Plan, 1,000,000 shares of New Common Stock, Class A, will be issued or reserved for issuance with respect to awards of stock options, stock appreciation rights, restricted stock, restricted stock units and/or other forms of equity-based awards granted to employees, officers, directors or other individuals providing bona fide services to or for the Reorganized Debtor or its affiliates, as set forth in the New Management Incentive Plan. As of the Effective Date, pursuant to the Confirmation Order and Section 303 of the Delaware General Corporation Law, the New Management Incentive Plan will be deemed adopted by the unanimous action of the New Board and approved by the unanimous action of the stockholders of the Reorganized Debtor (including, without limitation, for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder). The Plan provides that the foregoing sentence will not be deemed to limit the application of Section 303 of the Delaware General Corporation Law to any other corporate action taken pursuant to the Plan. The Plan further provides that, after the Effective Date, the New Management Incentive Plan may be amended or modified from time to time by the New Board only to the extent permitted by the terms of the New Management Incentive Plan, and any such permitted amendment or modification shall not require an amendment of the Plan. Any pre-existing understandings, either oral or written, between the Debtor and any member of management, any employee, or any other Person as to entitlement to (i) any pre-existing equity or equity-based awards or (ii) participate in any pre-existing equity incentive plan, equity ownership plan or any other equity-based plan (but specifically excluding any Cash payment components of any such equity-based plans) will be null and void as of the Effective Date and shall not be binding on the Reorganized Debtor on or following the Effective Date.
The Plan provides that the New USEC Governing Documents will contain provisions, or the Reorganized Debtor will enter into indemnification agreements, which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtor’s directors, officers and key employees serving before, on and after the Petition Date and the Reorganized Debtor’s directors, officers and key employees serving on and after the Effective Date for monetary damages; and (ii) require the Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtor’s directors, officers and key employees serving prior to, on or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.
The Plan additionally provides that the Debtor or the Reorganized Debtor, as the case may be, will maintain director and officer insurance coverage in the amount of $115 million, and for a tail period of six years, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, continuing after the Effective Date, insuring such Persons in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtor (whether occurring before or after the Petition Date). The Plan further provides that such policies will be fully paid and noncancellable. If not purchased by the Debtor before the Effective Date, the Plan provides that, on or after the Effective Date, the Reorganized Debtor will purchase directors and officer insurance covering the period on or after the Effective Date.

4.	Funding
The Plan authorizes the Reorganized Debtor to (i) enter into the Exit Facility, (ii) grant any liens and security interests and incur the indebtedness as required under the Exit Facility, and (iii) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Exit Facility, with each of the foregoing being acceptable to the Majority Consenting Noteholders, and to take all other actions necessary to implement and effectuate borrowings under the Exit Facility. On the Effective Date, the Exit Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtor thereunder, and all other documents, instruments and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, will become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents will be paid as set forth in the Exit Facility and related documents. A copy of the credit agreement that is proposed to evidence the Exit Facility is included in the Plan Supplement. A summary of the material terms of the Exit Facility is included in Appendix B to this Disclosure Statement.
In addition, the Plan authorizes the Debtor and the Reorganized Debtor, as applicable, to (i) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan, (ii) continue to engage in intercompany transactions (subject to any applicable contractual limitations, including any in the Exit Facility), including, without limitation, transactions relating to the incurrence of intercompany indebtedness, and (iii) grant any liens and security interests to any subsidiary as may be necessary to procure intercompany funding from such subsidiary consistent with the Exit Facility, if applicable.

5.	Cancellation Of Old Securities And Agreements

Under the Plan, on the Effective Date, except as otherwise provided for in the Plan, the Old Securities will be deemed extinguished, cancelled and of no further force or effect.
The Old Notes and any securities instruments evidencing the USEC Preferred Stock, the USEC Common Stock and the Unexercised Common Stock Rights will be deemed surrendered in accordance with Section 7.6 of the Plan, which, among other things, provides that, as a condition precedent to receiving any distribution on account of its Allowed Claim or Interest, as applicable, (a) each record Noteholder will be deemed to have surrendered the Old Notes or other documentation underlying each Noteholder Claim, and all such surrendered Old Notes and other documentation will be deemed to be cancelled pursuant to Section 5.4 of the Plan, and (b) each holder of an Allowed Common Stock Interest/Claim and an Allowed Preferred Stock Interest/Claim will be deemed to have surrendered any stock certificate or other documentation underlying each such Interest/Claim, and any such stock certificates and other documentation will be deemed to be cancelled pursuant to Section 5.4 of the Plan.
For the avoidance of doubt, with respect to the USEC Preferred Stock, the Securities Purchase Agreement dated as of May 25, 2010 and the Investor Rights Agreement dated as of September 2, 2010 (and any amendments to the foregoing) will be cancelled as of the Effective Date, without liability to, or future obligation of, any party; but the Strategic Relationship Agreement dated as of May 25, 2010 will continue and be assumed under Section 6.1(a) of the Plan.

The Plan further provides that the obligations of the Debtor (and the Reorganized Debtor) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Old Securities will be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Old Notes and the Old Indenture will continue in effect solely for the purposes of (x) allowing the holders of the Old Notes to receive the distributions provided for Noteholder Claims under the Plan, (y) allowing the Disbursing Agent to make distributions on account of the Noteholder Claims, and (z) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, any indemnification rights provided by the Old Indenture and the Indenture Trustee’s Charging Lien.
Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Old Indenture, the Indenture Trustee and its agents (a) will be relieved of, and released from, all obligations associated with the Old Notes arising under the Old Indenture or under other applicable agreements or law and (b) will be deemed to be discharged.

6.	New Notes

On the Effective Date, Reorganized USEC will authorize the issuance of the New Notes in the aggregate principal amount of $240.38 million. The New Notes will be governed by the New Indenture will be subordinated to the extent set forth therein and will have the benefit of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. The Plan provides that the Debtor or the Reorganized Debtor, as applicable, will use commercially reasonable efforts to cause the New Notes to be represented by one or more global notes and to be issued in book-entry form through the facilities of The Depository Trust Company. The Limited Subsidiary Guaranty is that certain guarantee of the New Notes to be provided by Enrichment Corp, one of the Non-Debtor Subsidiaries, substantially in the form set forth in the New Indenture, which guarantee will be (i) subordinated, limited and conditional to the extent provided therein and (ii) secured to the extent provided in the Subsidiary Security Agreement. The Subsidiary Security Agreement, in turn, is the security agreement to be entered into by Enrichment Corp to secure the Limited Subsidiary Guaranty, which will be substantially in the form included in the Plan Supplement, the material terms of which are summarized in Appendix B to this Disclosure Statement.
The issuance and distribution of the New Notes pursuant to the Plan to holders of Allowed Noteholder Claims and Allowed Preferred Stock Interests/Claims will be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by the New Indenture or applicable law, regulation, order or rule, including, without limitation, the Trust Indenture Act of 1939, as amended; and all documents evidencing the same will be executed and delivered as provided for in the Plan or the Plan Supplement.

7.	Limited Subsidiary Guaranty With Respect to New Notes; Participation in Plan by Enrichment Corp

Enrichment Corp has agreed to be a co-proponent and participant in the Plan for purposes of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement to accompany the New Notes. Accordingly, it has consented to the jurisdiction of the Bankruptcy Court for the purpose of enforcing its agreement to execute, deliver and perform under the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. Enrichment Corp will, however, have no other obligations under the Plan.

As a co-proponent of the Plan, Enrichment Corp will be deemed to be, and the Confirmation Order will find that Enrichment Corp is, an affiliate of the Debtor participating in a joint plan with the Debtor for purposes of Bankruptcy Code Section 1145. Accordingly, the issuance by Enrichment Corp of the Limited Subsidiary Guaranty pursuant to the Plan to the holders of Allowed Noteholder Claims and Allowed Preferred Stock Interests/Claims will be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by applicable law, regulation, order or rule; and all documents evidencing same will be executed and delivered as provided for in the Plan or the Plan Supplement.

8.	New Common Stock

The New USEC Charter provides that the Reorganized Debtor will have authorized capital consisting of 100,000,000 shares of Common Stock, with 70,000,000 to be designated as Class A and 30,000,000 to be designated as Class B, and 20,000,000 shares of preferred stock.

From the authorized capital, on the Effective Date, the Debtor will issue or reserve for issuance under the Plan 10,000,000 shares of New Common Stock, consisting of (ii) 7,113,600 shares of New Common Stock, Class A to be issued as the New Noteholder Common Stock for distribution to holders of Allowed Noteholder Claims; (iii) 1,436,400 shares of New Common Stock, Class B to be issued as the New Preferred Stockholder Common Stock for distribution to holders of Allowed Preferred Stock Interests/Claims; (iv) 450,000 shares of New Common Stock, Class A to be issued as the New Minority Common Stock for distribution to holders of Allowed Common Stock Interests/Claims; and (v) 1,000,000 shares of New Common Stock to be issued or reserved for issuance on account of stock options, stock appreciation rights, restricted stock, restricted stock units, and/or other forms of equity-based awards granted under the New Management Incentive Plan (excluding shares of New Common Stock that may be issuable as a result of the antidilution provisions).
The New Common Stock issued under the Plan will be subject to dilution based upon (a) any shares of the New Common Stock as may be issued pursuant to the New Management Incentive Plan as set forth in Section 5.8 of the Plan and (b) any other shares of New Common Stock issued post-emergence in accordance with the provisions of the New USEC Governing Documents.
The issuance and distribution of the New Common Stock pursuant to the Plan to holders of Allowed Noteholder Claims, Allowed Preferred Stock Interests/Claims and Allowed Common Stock Interests/Claims will be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by the New USEC Governing Documents or applicable law, regulation, order or rule. All documents evidencing same will be executed and delivered as provided for in the Plan or the Plan Supplement.
The rights of the holders of New Common Stock will be as provided for in the New USEC Governing Documents.
As promptly as possible after the Effective Date, the Reorganized Debtor will file, and use reasonable best efforts to have declared effective as promptly as practicable, a “resale shelf” registration statement on the applicable form with the United States Securities and Exchange Commission to register the resale of New Noteholder Common Stock or New Preferred Stockholder Common Stock by any holder who may be deemed an “underwriter” pursuant to Bankruptcy Code Section 1145(b)(1).
The Reorganized Debtor will be a public company, will have registered the New Common Stock under the Securities Exchange Act of 1934, and will make periodic filings as required by the Securities Exchange Act of 1934.

9.	Preservation Of Rights Of Action; Compromises And Settlements

Except as otherwise provided in the Plan (including with respect to any Litigation Rights that may be released pursuant to Section 10.7(a) of the Plan), the Confirmation Order, or the Plan Supplement, and in accordance with Bankruptcy Code Section 1123(b), on the Effective Date, the Debtor or the Reorganized Debtor will retain all of the respective Litigation Rights that the Debtor or the Reorganized Debtor may hold against any Person. The Debtor or the Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights without approval of the Bankruptcy Court.
Except as otherwise provided in the Plan or by Final Order, no Person may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any claims, rights of action, suits, or proceedings against such Person as any indication that the Debtor or the Reorganized Debtor, as applicable, will not pursue any and all available Litigation Rights against such Person. Unless any Litigation Rights are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by Final Order, the Debtor and the Reorganized Debtor expressly reserve all Litigation Rights for later adjudication and, therefore, no preclusion doctrine (including, without limitation, res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel, or laches) will apply to any of the Litigation Rights upon, after, or as a consequence of the Confirmation Date or the Effective Date.
The Plan authorizes the Reorganized Debtor, from and after the Effective Date, to compromise and settle various Claims against it and/or Litigation Rights and other claims that it may have against other Persons without any further approval by the Bankruptcy Court. Until the Effective Date, the Debtor expressly reserves the right to compromise and settle Claims against it and Litigation Rights or other claims that it may have against other Persons, subject to the approval of the Bankruptcy Court if, and to the extent, required.

10.	Corporate Action; Effectuating Documents; Plan Supplement

On the Effective Date, the adoption and filing of the New USEC Governing Documents and all actions contemplated by the Plan will be authorized and approved in all respects pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor, and will be fully authorized pursuant to Section 303 of the Delaware General Corporation Law.
Any chief executive officer, president, chief financial officer, senior vice president, general counsel, or other appropriate officer of the Reorganized Debtor will be authorized to execute, deliver, file, or record the documents included in the Plan Supplement and such other contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any secretary or assistant secretary of the Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. All of the foregoing is authorized without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.
The Plan Supplement may be filed in parts either contemporaneously with the filing of the Plan or from time to time thereafter, but in no event than one (1) week prior to the deadline established by the Bankruptcy Court for objecting to the Disclosure Statement. Once filed, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. The Plan Supplement is also available for inspection on (a) the website maintained by the Claims Agent: http://www.loganandco.com, and (b) the Bankruptcy Court’s website: http://www.deb.uscourts.gov. In addition, holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request to the Debtor’s counsel in accordance with Section 10.15 of the Plan.

11.	Exemption From Transfer Taxes
Pursuant to Bankruptcy Code Section 1146(a), any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to, in contemplation of, or in connection with the Plan, including any Liens granted to secure the Exit Facility or the New Notes, including the Limited Subsidiary Guaranty, and the issuance, transfer or exchange of any debt, equity securities or other interest under or in connection with the Plan, will not be taxed under any law imposing a stamp tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or government assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement.

E.	TREATMENT OF CONTRACTS AND LEASES

1.	Assumption Of Contracts And Leases; Cure

The Plan provides that, except as otherwise provided therein, the Confirmation Order, or the Plan Supplement, as of the Effective Date, the Debtor will be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 6.2(c) of the Plan. The Plan further provides that the Confirmation Order will constitute an order of the Bankruptcy Court under Bankruptcy Code Section 365(a) approving the contract and lease assumptions described above, as of the Effective Date.
Each executory contract and unexpired lease that is assumed will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the subject premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.
To the extent applicable, all executory contracts or unexpired leases of the Debtor assumed pursuant to the Plan will be deemed modified such that the transactions contemplated by the Plan will not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease will be deemed satisfied by the Confirmation of the Plan.
Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default will be satisfied, under Bankruptcy Code Section 365(b)(1) by Cure. Under the Plan, the Debtor will, at its option, be permitted to resolve any dispute with respect to the amount of Cure either (i) through the Bankruptcy Court, or (ii) in the procedural manner in which a dispute regarding the amounts owed under a particular executory contract and unexpired lease would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code Section 365) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following (y) the entry of a Final Order resolving the dispute and approving the assumption if such dispute is adjudicated in the Bankruptcy Court, or (z) as to amounts under the executory contract or unexpired lease, following final resolution of such matter if the Debtor elected to handle such dispute in the procedural manner in which it would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced. Notwithstanding any of the subsections of Section 6.2 of the Plan, the Debtor will be authorized to reject any executory contract or unexpired lease to the extent the Debtor, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the Debtor’s Estate. In the event the Debtor so rejects any previously assumed contract or lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection will be limited to the amount of the Allowed Rejection Damage Claim.
Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all Allowed Claims arising from the assumption of any contract or lease will be treated as Administrative Claims pursuant to Section 3.1(a) of the Plan.

2.	Compensation And Benefit Programs

The Plan defines Employee Programs to consist of all of the Debtor’s employee-related programs, plans, policies and agreements, including, without limitation, (i) all health and welfare programs, plans, policies and agreements, (ii) all pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, (iii) all supplemental retirement and deferred compensation programs, plans, policies and agreements, (iv) all retiree benefit programs, plans, policies and agreements subject to Bankruptcy Code Sections 1114 and 1129(a)(13), (v) all employment, retention, incentive, bonus, severance, change in control, and other similar programs, plans, policies and agreements, and (vi) all other employee compensation, benefit and reimbursement programs, plans, policies and agreements, but excluding any prepetition equity incentive plans, equity ownership plans or any equity-based plans of any kind of the Debtor and in all cases subject to the provisions of Section 6.4(b) of the Plan. For the avoidance of doubt, the Plan provides that the term “Employee Programs” includes the “Quarterly Incentive Plan.”
Under the Plan, except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by the Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs in effect before the Effective Date, will be deemed to be, and will be treated as though they are, contracts that are assumed under the Plan. Nothing contained therein will be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtor’s and the Reorganized Debtor’s rights of termination and amendment thereunder.
To the extent any “change in control” provision contained in any Employee Program would be triggered and payable solely as a result of the transactions contemplated by the Plan, such Employee Program will not be assumed to the extent a waiver of the change in control provision is not executed by the employee having the benefit of such change in control provision, but otherwise will remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.
As of the Effective Date, any and all equity incentive plans, equity ownership plans, or any other equity-based plans entered into before the Effective Date, including Claims arising from any change in control provision therein, will be deemed to be, and will be treated as though they are, contracts that are rejected pursuant to Bankruptcy Code Section 365 under the Plan pursuant to the Confirmation Order, provided, however, that nothing contained in the Plan will impact any Cash payment components of any such equity-based plans.
Under the Plan, the Reorganized Debtor further affirms and agrees that (i) it is and will continue to be the contributing sponsor of the Employees’ Retirement Plan of USEC Inc. (the “Pension Plan”), a tax-qualified defined benefit pension plan insured by the Pension Benefit Guaranty Corporation (the “PBGC”) under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1301-1461, et seq; (ii) the Pension Plan is subject to minimum funding requirements of ERISA and §§ 412 and 430 of the Internal Revenue Code; (iii) no provision of the Plan, the Confirmation Order, or Bankruptcy Code Section 1141, will, or will be construed to, discharge, release, or relieve the Debtor, the Reorganized Debtor, or any other party, in any capacity, from any liability with respect to the Pension Plan under any law, governmental policy, or regulatory provision; and (iv) neither the PBGC nor the Pension Plan will be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of Claims. The Debtor further affirms and agrees that any discharge of liability provided under this Plan will not operate to discharge any obligations it might have under applicable non-bankruptcy law with respect to any tax-qualified defined benefit pension plan maintained by Enrichment Corp, one of the Non-Debtor Subsidiaries, as a result of the Debtor’s status as a member of the “controlled group” for such pension plan. As of the Effective Date, the Reorganized Debtor will contribute to the Pension Plan the amount necessary to satisfy minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and Sections 412 and 430 of the Internal Revenue Code, to the extent that any such contributions were not made during the Chapter 11 Case.

3.	Certain Indemnification Obligations

Indemnification Obligations are defined to include any obligation of the Debtor to indemnify, reimburse, or provide contribution pursuant to by-laws, articles or certificates of incorporation, contracts, or otherwise. Under the Plan, Indemnification Obligations owed to those of the Debtor’s directors, officers and employees serving prior to, on and after the Petition Date will be deemed to be, and will be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan, and such Indemnification Obligations (subject to any defenses thereto) will survive the Effective Date of the Plan and remain unaffected by the Plan, irrespective of whether obligations are owed in connection with a pre-Petition Date or post-Petition Date occurrence. Indemnification Obligations owed to Debtor’s Professionals pursuant to Bankruptcy Code Sections 327 or 328 and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, will be deemed to be, and will be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan.

4.	Rejection Of Contracts And Leases; Rejection Damages Claims

The Debtor, with the consent of the Majority Consenting Noteholders, reserves the right, at any time prior to the Effective Date, except as otherwise specifically provided in the Plan, to seek to reject any executory contract or unexpired lease to which the Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date will be deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtor.
If the rejection by the Debtor, pursuant to the Plan or otherwise, of a contract or lease results in a Rejection Damages Claim, then such Rejection Damages Claim will be forever barred and will not be enforceable against the Debtor or the Reorganized Debtor or the properties of either of them unless a Proof of Claim is (i) filed with the Claims Agent on or before the date that is the first Business Day that is 30 days after the Bankruptcy Court’s entry of an order authorizing the rejection of a contract or lease and (ii) contemporaneously with such filing, served upon (a) if such filing occurs prior to the Effective Date, counsel to the Debtor and counsel to the Consenting Noteholders or (b) if such filing occurs after the Effective Date, counsel to the Reorganized Debtor. All rights of the Debtor or the Reorganized Debtor, as applicable, to object to any Rejection Damages Claim are reserved. The Plan provides that a Rejection Damages Claim is a Claim arising from the Debtor’s rejection of a contract or lease, which Claim will be limited in amount by any applicable provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code Section 502, subsection 502(b)(6) thereof with respect a Claim of a lessor for damages resulting from the rejection of a lease of real property, subsection 502(b)(7) thereof with respect to a Claim of an employee for damages resulting from the rejection of an employment contract, or any other subsection thereof.
Allowed Rejection Damages Claims will be treated as General Unsecured Claims pursuant to and in accordance with the terms of the Plan.

5.	Extension Of Time To Assume Or Reject

The Plan provides that, notwithstanding anything set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the Debtor’s right to move to assume or reject such contract or lease will be extended until the date that is 30 days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 6.1(a) of the Plan will not apply to any such contract or lease, and any such contract or lease will be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

F.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF PLAN

1.	Conditions To Confirmation
The Plan specifies certain conditions precedent that must be satisfied or, if permitted, waived, before the Confirmation Date can occur. Such conditions precedent are as follows:

•
an order, pursuant to Bankruptcy Code Section 1125 (i) will have been entered finding that the Disclosure Statement contains adequate information, and (ii) will be in form and substance mutually acceptable to the Debtor, the Majority Consenting Noteholders and Enrichment Corp; and

•	the proposed Confirmation Order will be in form and substance mutually acceptable to the Debtor, the Majority Consenting Noteholders and Enrichment Corp.

2.	Conditions To Effective Date
The Plan specifies certain conditions precedent that must be satisfied or, if permitted, waived, before the Effective Date can occur. Such conditions precedent are as follows:

•
the Confirmation Order will have been entered and will, among other things (i) provide that the Debtor and the Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the transactions contemplated by and the contracts, instruments, releases, indentures and other agreements or documents created under or in connection with the Plan; (ii) approve the entry into the Exit Facility in form and substance acceptable to each of the Debtor, the Majority Consenting Noteholders and the lender under the Exit Facility; (iii) authorize the issuance of the New Securities; and (iv) provide that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan;

•	the Confirmation Order will be in form and substance mutually acceptable to the Debtor and the Majority Consenting Noteholders and will not then be stayed, vacated, or reversed;

•
the documents evidencing the Exit Facility will be in form and substance acceptable to each of the Debtor, the Majority Consenting Noteholders, and the lender under the Exit Facility; to the extent any of such documents contemplate execution by one or more persons, any such document will have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived;

•
any changes to the documents that comprise the Plan Supplement (including the New USEC Governing Documents, the New Indenture (including the Limited Subsidiary Guaranty), the Subsidiary Security Agreement, the New Management Incentive Plan and the Supplementary Strategic Relationship Agreement) will be mutually acceptable to the Debtor, Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement), and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement), unless, however, the consent of the Consenting Noteholders is required pursuant to the Noteholder Plan Support Agreement, in which case the consent of the Consenting Noteholders shall be required; to the extent any of such documents contemplates execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto; and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived, including, without limitation, and with respect to the New Indenture, the effectiveness of the application for qualification of the New Indenture under the Trust Indenture Act of 1939, as amended;

•
the Reorganized Debtor will have arranged for credit availability under the Exit Facility in amount, form and substance reasonably satisfactory to the Debtor, the Majority Consenting Noteholders, and the lender under the Exit Facility;

•
the representations and warranties of the Debtor set forth in the Plan Support Agreements will continue to be valid, true and accurate in all respects and such Plan Support Agreements will remain in full force and effect;

•	all material authorizations, consents and regulatory approvals required in connection with consummation of the Plan will have been obtained;

•
all other actions, documents and agreements necessary to implement the Plan (i) will be in form and substance mutually acceptable to the Debtor and the Majority Consenting Noteholders, not including ministerial actions, documents and agreements, and (ii) will have been effected or executed, or will be effected or executed contemporaneously with implementation of the Plan;

•	the fees and expenses required to be paid on the Effective Date to the Consenting Noteholder Advisors and the Preferred Stockholder Advisors pursuant to the Plan will have been paid in full in Cash

3.	Waiver Of Conditions

Each of the conditions precedent to the occurrence of the Confirmation Date and the Effective Date, with the express exception of (a) the condition that an order finding that the Disclosure Statement contains adequate information will have been entered, (b) the condition that the Confirmation Order will have been entered, and (c) the condition that Confirmation Order will not then be stayed, vacated, or reversed, may be waived in whole or in part by the Debtor without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver will not be effective without the consent of Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement), and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement).

4.	Retention of Jurisdiction
The Plan provides for continuing jurisdiction by the Bankruptcy Court after the Effective Date. Specifically, as set forth in the Plan, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

•
allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim (whether a Filed Claim or Unfiled Claim) or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including, without limitation, the resolution of any Request for Payment and the resolution of any objections to the allowance or priority of Claims or Interests;

•
hear and determine all applications for Professional Fees and Substantial Contribution Claims; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtor will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

•
hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which the Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;;

•	effectuate performance of and payments under the provisions of the Plan;

•	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;

•
enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•	enforce the agreement of Enrichment Corp to execute and deliver the Limited Subsidiary Guaranty and the Subsidiary Security Agreement;

•
hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Exit Facility, the New USEC Governing Documents, the New Management Incentive Plan, the New Indenture (including the Limited Subsidiary Guaranty), or the Subsidiary Security Agreement will be dealt with in accordance with the provisions of the applicable document;

•	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•
issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•
hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

•	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case or provided for under the Plan;

•	except as otherwise limited in the Plan, recover all assets of the Debtor and property of the Estate, wherever located;

•	hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code Sections 346, 505 and 1146;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;

•	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

•	enter a final decree closing the Chapter 11 Case.
If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth above, the provisions of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

G.	RELEASES, DISCHARGE, INJUNCTIONS; EXCULPATION

1.	Releases By The Debtor

The Plan provides for certain releases to be granted by the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, in favor of the Debtor or any of the Non-Debtor Subsidiaries; any of the directors, officers and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case; any Professionals of the Debtor; each of the Consenting Noteholders (but solely in its capacity as such) and the Consenting Noteholder Advisors, each of the Preferred Stockholders (but solely in its capacity as such) and the Preferred Stockholder Advisors; the DIP Facility Lender; the Indenture Trustee; the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the foregoing parties (but only in their respective capacities on behalf of such parties); and any of the successors or assigns of any of the foregoing parties.
Specifically, the Plan provides that, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3), will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence), whether direct or derivative, in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate, or the Reorganized Debtor against (i) the Debtor or any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) each of the Consenting Noteholder Advisors, (vi) each of the Preferred Stockholders (but solely in its capacity as such); (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix); the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x); provided, however, that nothing in Section 10.7(a) of the Plan will operate to release any intercompany obligations or extinguish any intercompany accounts reflecting amounts owing to or from the Debtor or any of the Non-Debtor Subsidiaries unless otherwise provided in the Plan; and provided further, however, that nothing in Section 10.7(a) of the Plan will be deemed to prohibit the Debtor or the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any of their employees, directors or officers that is based upon an alleged breach of a confidentiality, noncompete or any other contractual obligation owed to the Debtor or the Reorganized Debtor.
The releases being provided by the Debtor relate to claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities held by the Debtor or that may be asserted on behalf of the Debtor (the “Debtor Claims”). The Debtor Claims are part of the Debtor’s estate created pursuant to Bankruptcy Code Section 541 and, absent extraordinary circumstances, the Debtor has the exclusive authority to pursue or settle such claims.
Moreover, the Debtor does not believe that there are any valid Debtor Claims against any of the released parties. Any action brought to enforce a potential Debtor Claim would involve significant costs to the Debtor, including legal expenses and the distraction of the Debtor’s key personnel from the demands of the Debtor’s ongoing business. In light of these considerations, and given the contributions made by the recipients of the releases to the Debtor’s business and/or reorganization efforts, the releases of the Debtor Claims are appropriate and in the best interests of the Debtor’s estate.]

2.	Limited Release by Directors and Officers

The Plan additionally provides for certain releases to be granted by each director and officer of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case in favor of the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate. Specifically, the Plan provides that, as of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each director and officer of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for actual fraud and/or criminal conduct) against the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3), whether such claims are statutory, contractual, or common law claims; provided, however, that nothing in the Plan will be deemed a waiver or release of any director’s or officer’s claims or causes of action against the Debtor or the Reorganized Debtor as it relates to wages, salaries, commissions, bonuses, sick pay, personal leave pay, indemnification, severance pay, or other compensation or benefits, or payments or form of remuneration of any kind, excluding payments or remuneration based in stock or equity, owing and arising out of such director’s or officer’s employment with the Debtor, whether such claims are statutory, contractual or common law claims; and provided further, however, that nothing in Section 10.7(b) of the Plan will operate to (i) prohibit, penalize, or otherwise discourage any applicable director or officer from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency, or (ii) prohibit any applicable director or officer from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.

3.	Releases By Holders Of Claims And Interests

The Plan also provides for the release of claims held by holders of Claims and Interests who affirmatively vote in favor of the Plan against the Non-Debtor Subsidiaries, the directors, officers and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, any Professionals of the Debtor, each of the Consenting Noteholders (but solely in its capacity as such), the Consenting Noteholder Advisors, each of the Preferred Stockholders (but solely in its capacity as such), each of the Preferred Stockholder Advisors, the DIP Facility Lender, the Indenture Trustee and the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the foregoing, but only in their capacities as such, and the successors or assigns of any of the identified parties.
Specifically, as of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Interest that affirmatively votes in favor of the Plan will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence) against (i) any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) the Consenting Noteholder Advisors, (vi) each of the Preferred Stockholders (but solely in its capacity as such), (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix) the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x) (the Persons identified in clauses (i) through (xi) collectively, the “Claimholder Releasees”) in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided, however, that nothing in the Plan will be deemed a waiver or release of a Claim or Interest holder’s right to receive a distribution pursuant to the terms of the Plan or any obligation under the Plan or Confirmation Order. For the avoidance of doubt, the Release by holders of Claims and Interests is not and will not be deemed a waiver of the Debtor’s rights or claims against the holders of Claims and Interests, including the Debtor’s rights to assert setoffs, recoupments or counterclaims or to object or assert defenses to any such Claim, and all such rights, Litigation Rights, causes of action and claims are expressly reserved, except as otherwise provided in the Plan.

4.	Discharge Of The Debtor

The Plan provides that, except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties and, regardless of whether any property will have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, (i) the Debtor will be deemed discharged and released under Bankruptcy Code Section 1141(d)(1)(A) from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code Section 502, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Bankruptcy Code Section 501, (B) a Claim based upon such debt is Allowed under Bankruptcy Code Section 502, (C) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (D) the holder of a Claim based upon such debt accepted the Plan, and (ii) all Preferred Stock Interests/Claims and Common Stock Interests/Claims will be terminated.
The Plan further provides that, as of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons will be precluded from asserting against the Debtor or the Reorganized Debtor, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all Preferred Stock Interests/Claims and Common Stock Interests/Claims, pursuant to Bankruptcy Code Sections 524 and 1141, and such discharge will void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

5.	Exculpation And Limitation Of Liability

The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case.
Specifically, the Plan provides that, to the fullest extent permitted by applicable law and approved in the Confirmation Order, none of the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns ), will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
The Plan further provides that, notwithstanding any other provision of the Plan, to the fullest extent permitted by applicable law and approved in the Confirmation Order, no holder of a Claim or an Interest, no other party in interest, and none of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, will have any right of action against the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.
The exculpation provision in the Plan is expressly limited by applicable law and approval by the Bankruptcy Court in the Confirmation Order. There can be no guarantee that all parties listed in the exculpation will be found to be entitled to the exculpation. Although the Consenting Noteholders are included in the exculpation, such parties should not rely on the availability of exculpation in determining their vote on the Plan.

6.	Injunction
The Plan provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan will be permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor and their respective subsidiaries or their property on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.
The Plan further provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Sections 10.7, 10.8, or 10.9 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Without limiting the effect of the foregoing provisions upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in the Plan.

H.	MODIFICATION; SEVERABILITY; REVOCATION

The Debtor, subject to the consent of Enrichment Corp, the Majority Consenting Noteholders and the Preferred Stockholders (solely to the extent required by the B&W Plan Support Agreement and the Toshiba Plan Support Agreement, as applicable), may alter, amend, or modify the Plan under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Bankruptcy Code Section 1101(2), the Debtor may, subject to the consent of Enrichment Corp, the Majority Consenting Noteholders and the Preferred Stockholders (solely to the extent required by the B&W Plan Support Agreement and the Toshiba Plan Support Agreement, as applicable), under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, with the consent of Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement) and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement), will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan in accordance with Section 10.14 thereof, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person, including any of Enrichment Corp, the Consenting Noteholders, B&W or Toshiba, in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including any of Enrichment Corp, the Consenting Noteholders, B&W or Toshiba.

I.	ADDITIONAL PLAN PROVISIONS

THE FOREGOING SUMMARY OF THE PLAN IS INTENDED TO HIGHLIGHT ONLY CERTAIN PROVISIONS OF THE PLAN. IT IS NOT INTENDED TO COVER EVERY PROVISION OF THE PLAN AND IT IS NOT A SUBSTITUTE FOR A COMPLETE REVIEW OF THE PLAN ITSELF. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE PLAN ITSELF, WHICH PROVISIONS CONTROL IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARY.

V.
APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

The Debtor believes that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code, and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of securities pursuant to the Plan and (b) subsequent transfers of such securities.

A.	Offer And Sale Of New Securities: Bankruptcy Code Exemption

Holders of Allowed Noteholder Claims and Allowed Preferred Stock Interests/Claims will receive New Common Stock and New Notes under the Plan as well as the benefit of the Limited Subsidiary Guaranty. Holders of Allowed Common Stock Interests/Claims may, under certain circumstances, receive New Common Stock under the Plan. Bankruptcy Code Section 1145(a)(1) exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expenses in the case concerning the debtor or such affiliate; and (3) the securities must be issued in exchange for the recipient’s claim against or interest in the debtor, or such affiliate, or “principally” in such exchange and “partly” for cash or property. In reliance upon this exemption, the Debtor believes that the offer and sale of the New Securities and the Limited Subsidiary Guaranty under the Plan will be exempt from registration under the Securities Act and state securities laws. With respect to the New Common Stock and New Notes, such New Securities clearly fall squarely under the rubric of Bankruptcy Code Section 1145(a)(1) and, thus, requires no additional explanation. As to the issuance of the Limited Subsidiary Guaranty, Enrichment Corp, as noted above, has agreed to be a co-proponent and participant in the Plan for purposes of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement and has consented to the jurisdiction of the Bankruptcy Court for the purpose of enforcing its agreement to execute, deliver and perform under the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. Enrichment Corp is, thus, an affiliate participating in the Debtor’s plan (as a co-proponent) for purposes of Bankruptcy Code Section 1145(a)(1).

B.	Subsequent Transfers Of New Securities

The New Securities generally may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(a)(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.

Bankruptcy Code Section 1145(b) defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is used in Section 2(a)(11) of the Securities Act.
Section 2(a)(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities. Ownership of a significant amount of voting securities of a reorganized debtor (or its successor) could also result in a person being considered to be a “control person.”
To the extent that persons deemed to be “underwriters” receive New Common Stock or New Notes pursuant to the Plan, such New Common Stock or New Notes, as the case may be, may not be resold unless such securities were registered under the Securities Act or an exemption from such registration requirements is available. Entities deemed to be statutory underwriters for purposes of Bankruptcy Code Section 1145 may, however, under certain conditions, sell such securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act.
Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock or New Notes to be issued pursuant to the Plan, or a “control person” of the Reorganized Debtor, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any such person would be such an “underwriter” or “control person.” PERSONS WHO RECEIVE NEW COMMON STOCK AND NEW NOTES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

It should be noted, however, that the Plan contemplates that the Reorganized Debtor, as promptly as possible after the Effective Date, will file, and use reasonable best efforts to have declared effective as promptly as practicable, a “resale shelf” registration statement on the applicable form with the United States Securities and Exchange Commission to register the resale of New Noteholder Common Stock by any holder who may be deemed an “underwriter” pursuant to Bankruptcy Code Section 1145(b)(1). No assurances can be given as to timing for filing or of effectiveness of such a registration statement.
THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING, AND DOES NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR NEW NOTES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTOR ENCOURAGES EACH CLAIMANT TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTOR MAKES NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK OR NEW NOTES.
THE NEW COMMON STOCK WILL BE ISSUED SUBJECT TO THE TERMS AND CONDITIONS OF THE NEW USEC GOVERNING DOCUMENTS AND THE NEW NOTES (INCLUDING THE LIMITED SUBSIDIARY GUARANTEE) WILL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE NEW INDENTURE.

C.	Reporting Obligations

The Plan provides that the Reorganized Debtor will cause the Class A Stock to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Reorganized Debtor will be required to file periodic reports under the Exchange Act with the SEC while the Class A Stock is so registered. Subject to meeting applicable listing standards, the Reorganized Debtor will use commercially reasonable efforts to list the Class A Stock for trading on a national securities exchange as soon as practicable following the Effective Date.

VI.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.	INTRODUCTION

The following discussion summarizes certain federal income tax consequences expected to result from the consummation of the Plan. This discussion is only for general information purposes and only describes the expected tax consequences to holders of Claims and Interests (“Holders”) entitled to vote on the Plan. It is not a complete analysis of all potential federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (the “IRC” or “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date of this Disclosure Statement. These authorities may change, possibly retroactively, resulting in federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS, and no legal opinion of counsel will be rendered, with respect to the matters discussed below. There can be no assurance that the IRS will not take a contrary position regarding the federal income tax consequences resulting from the consummation of the Plan or that any contrary position would not be sustained by a court.
This discussion assumes that Holders of the Old Notes and the USEC Preferred Stock Interests have held such property as “capital assets” within the meaning of IRC Section 1221 (generally, property held for investment) and will hold the New Notes and New Common Stock as capital assets. In addition, this discussion assumes that the Debtor’s obligations under the Old Notes and New Notes will be treated as debt for federal income tax purposes.
This discussion does not address all federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Tax Code. In addition, it does not address considerations relevant to Holders subject to special rules under the federal income tax laws, such as financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, partnerships and other pass-through entities, Holders subject to the alternative minimum tax, Holders holding the Old Notes, USEC Preferred Stock Interests, New Notes or New Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment, and U.S. Holders (as defined below) who have a functional currency other than the U.S. dollar.
HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE CONSUMMATION OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND NEW COMMON STOCK RECEIVED PURSUANT TO THE PLAN, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER FEDERAL TAX LAWS.
TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, TAXPAYERS ARE HEREBY NOTIFIED THAT (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER UNDER THE INTERNAL REVENUE CODE, (B) ANY SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN, AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

B.	FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORFEDERAL INCOME TAX CONSEQUENCES TO THE DEBTOR

1.	Cancellation Of Indebtedness And Reduction Of Tax Attributes

The Debtor generally should realize cancellation of indebtedness (“COD”) income to the extent the adjusted issue price of the Old Notes exceeds the sum of (a) the fair market value of any property (including New Common Stock) and (b) the issue price of the New Notes received by Holders of the Old Notes. The amount of COD income that will be realized by the Debtor is uncertain because it will depend on the fair market value of the New Common Stock and the issue price of the New Notes on the Effective Date (see discussion of the rules relating to the determination of the issue price of the New Notes below in “-Federal Income Tax Consequences to Holders of Certain Claims-U.S. Holders of Noteholder Claims (Class 5)-New Notes- Contingent Debt Rules”).

Under IRC Section 108, COD income realized by a debtor will be excluded from gross income if the discharge of debt occurs in a case brought under the Bankruptcy Code, the debtor is under the court’s jurisdiction in such case and the discharge is granted by the court or is pursuant to a plan approved by the court (the “Bankruptcy Exception”). Because the Bankruptcy Exception will apply to the transactions consummated pursuant to the Plan, the Debtor will be entitled to exclude from gross income any COD income realized as a result of the implementation of the Plan.
Under IRC Section 108(b), a debtor that excludes COD income from gross income under the Bankruptcy Exception generally must reduce certain tax attributes by the amount of the excluded COD income. Attributes subject to reduction include net operating losses (“NOLs”), NOL carryforwards and certain other losses, credits and carryforwards, and the debtor’s tax basis in its assets (including stock of subsidiaries). A debtor’s tax basis in its assets generally may not be reduced below the amount of liabilities remaining immediately after the discharge of indebtedness. If the debtor is a member of a consolidated group and is required to reduce its basis in the stock of another group member, a “look-through rule” generally requires a corresponding reduction in the tax attributes of the lower-tier member. If the amount of a debtor’s excluded COD income exceeds the amount of attribute reduction resulting from the application of the foregoing rules, certain other tax attributes of the consolidated group may also be subject to reduction. NOLs for the taxable year of the discharge and NOL carryovers to such year generally are the first attributes subject to reduction. However, a debtor may elect under IRC Section 108(b)(5) (the “Section 108(b)(5) Election”) to reduce its basis in its depreciable property first. If the debtor is a member of a consolidated group, the debtor may treat stock in another group member as depreciable property for purposes of the Section 108(b)(5) Election, provided the lower-tier member consents to a corresponding reduction in its basis in its depreciable property. If a debtor makes a Section 108(b)(5) Election, the limitation on reducing the debtor’s basis in its assets below the amount of its remaining liabilities does not apply. The Debtor has not yet determined whether it will make the Section 108(b)(5) Election.
For tax periods through the 2012 tax year, the Debtor has reported on its federal income tax returns approximately $88 million of consolidated NOLs and NOL carrryforwards and approximately $102 million of consolidated NOLs and NOL carrryforwards for purposes of the alternative minimum tax (“AMT NOLs”). The Debtor believes that for federal income tax purposes, the Debtor’s consolidated group (the “Debtor Group”) generated approximately $130 million to $150 million of consolidated NOLs and approximately $130 million to $150 million of AMT NOLs in the 2013 tax year, and likely will generate additional NOLs and AMT NOLs for the 2014 tax year. However, the amount of the Debtor Group’s 2013 and 2014 NOLs and AMT NOLs will not be determined until the Debtor Group prepares its consolidated federal income tax returns for such periods. Moreover, the Debtor Group’s NOLs and AMT NOLs are subject to audit and possible challenge by the IRS. Accordingly, the amount of the Debtor Group’s NOLs and AMT NOLs ultimately may vary from the amounts set forth above.
The Debtor currently anticipates that the application of IRC Section 108(b) (assuming no Section 108(b)(5) Election is made) will result in a reduction of the Debtor Group’s consolidated NOLs and AMT NOLs and possibly basis in certain assets. However, the ultimate effect of the attribute reduction rules is uncertain because, among other things, it will depend on the amount of COD income realized by the Debtor.

2.	Section 382 Limitation On Net Operating Losses And Built-In Losses

Under IRC Section 382, if a corporation or a consolidated group of corporations with NOLs or built-in losses (a “loss corporation”) undergoes an “ownership change,” the loss corporation’s use of its pre-change NOLs and recognized built-in losses (“RBILs”) (and certain other tax attributes) generally will be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of value owned by the five percent shareholders at any time during the applicable testing period (an “Ownership Change”). The testing period generally is the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent Ownership Change of the corporation.
Subject to the special bankruptcy rules discussed below, the amount of the annual limitation on a loss corporation’s use of its pre-change NOLs and RBILs (and certain other tax attributes) is generally equal to the product of the applicable long-term tax-exempt rate (as published by the IRS for the month in which the Ownership Change occurs) and the value of the loss corporation’s outstanding stock immediately before the Ownership Change (excluding certain capital contributions). If a loss corporation has a net unrealized built-in gain (“NUBIG”) immediately prior to the Ownership Change, the annual limitation may be increased as certain gains are recognized during the five-year period beginning on the date of the Ownership Change (the “Recognition Period”). If a loss corporation has a net unrealized built-in loss (“NUBIL”) immediately prior to the Ownership Change, certain losses recognized during the Recognition Period also would be subject to the annual limitation and thus may reduce the amount of pre-change NOLs that could be used by the loss corporation during the Recognition Period.
A NUBIG or NUBIL is generally the difference between the fair market value of a loss corporation’s assets and its tax basis in the assets, subject to a statutorily-defined threshold amount. The amount of a loss corporation’s NUBIG or NUBIL must be adjusted for built-in items of income or deduction that would be attributable to a pre-change period if recognized during the Recognition Period. The NUBIG or NUBIL of a consolidated group generally is calculated on a consolidated basis, subject to special rules.
If a loss corporation has a NUBIG immediately prior to an Ownership Change, any recognized built-in-gains (“RBIGs”) will increase the annual limitation in the taxable year the RBIG is recognized. An RBIG generally is any gain (and certain income) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the fair market value of the asset over its tax basis immediately prior to the Ownership Change. However, the aggregate amount of all RBIBs that are recognized during the Recognition Period may not exceed the NUBIG. On the other hand, if a loss corporation has a NUBIL immediately prior to an Ownership Change, any RBILs will be subject to the annual limitation in the same manner as pre-change NOLs. An RBIL generally is any loss (and certain deductions) with respect to an asset held immediately before the date of the Ownership Change that is recognized during the Recognition Period to the extent of the excess of the tax basis of the asset over its fair market value immediately prior to the Ownership Change. However, the aggregate amount of all RBILS that are recognized during the Recognition Period may not exceed the NUBIL. RBIGs and RBILs may be recognized during the Recognition Period for depreciable and amortizable assets that are not actually disposed. The Debtor believes that the Debtor Group will have a large NUBIL on the Effective Date and potentially significant RBILs recognized during the Recognition Period on depreciable and amortizable assets.
An Ownership Change prior to the Effective Date would result in an annual limitation on the Debtor’s use of the Debtor Group’s consolidated NOLs and AMT NOLs (and possibly other tax attributes) attributable to the period prior to such date along with RBILs arising during the Recognition Period. It is likely that any change in ownership prior to the Effective Date would result in a significant portion of the Debtor Group’s existing NOLs (and possibly other tax attributes) and RBILs arising during the Recognition Period being unusable in periods after such Ownership Change. The Debtor expects the consummation of the Plan will result in an Ownership Change of the Debtor Group. Because the Ownership Change will occur in a case brought under the Bankruptcy Code, one of the following two special rules should apply in determining the Debtor Group’s ability to utilize in post-Effective Date tax periods NOLs (and possibly other tax attributes) attributable to tax periods preceding the Effective Date and RBILs arising during the Recognition Period provided there is no Ownership Change of the Debtor prior to the Effective Date.
Under IRC Section 382(l)(5), an Ownership Change in bankruptcy will not result in any annual limitation on the debtor’s pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period if the stockholders and qualified creditors of the debtor receive at least 50% of the stock (by vote and value) of the reorganized debtor in the bankruptcy reorganization as a result of being shareholders or creditors of the debtor. Instead, the debtor’s pre-change NOLs are reduced by the amount of any interest deductions with respect to debt converted into stock in the bankruptcy reorganization that were allowed in the three full taxable years preceding the taxable year in which the Ownership Change occurs and in the part of the taxable year prior to and including the date of the Ownership Change attributable to the bankruptcy reorganization (the “Plan Ownership Change”). However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual usage limitation under IRC Section 382 at the time of an Ownership Change subject to IRC Section 382(l)(5), those NOLs (and certain other tax attributes) will continue to be subject to such limitation.
A qualified creditor is any creditor who has held the debt of the debtor for at least eighteen months prior to the petition date or who has held “ordinary course indebtedness” that has been owned at all times by such creditor. A creditor who does not become a direct or indirect five percent shareholder of the reorganized debtor generally may be treated by the debtor as having always held any debt owned immediately before the Ownership Change, unless the creditor’s participation in formulating the plan of reorganization makes evident to the debtor that the creditor has not owned the debt for the requisite period.
A debtor may elect not to apply IRC Section 382(l)(5) to an Ownership Change that otherwise satisfies its requirements. This election must be made on the debtor’s federal income tax return for the taxable year in which the Ownership Change occurs. If IRC Section 382(l)(5) applies to an Ownership Change (and the debtor does not elect out), any subsequent Ownership Change of the debtor within the two-year period following the date of the Plan Ownership Change will result in the debtor being unable to use any pre-change losses in any taxable year ending after such subsequent Ownership Change to offset future taxable income.
If an Ownership Change pursuant to a bankruptcy plan does not satisfy the requirements of IRC Section 382(l)(5), or if a debtor elects not to apply IRC Section 382(l)(5), the debtor’s use of its pre-change NOLs (and certain other tax attributes) and RBILs arising during the Recognition Period will be subject to an annual limitation as determined under IRC Section 382(l)(6). In such case, the amount of the annual limitation generally will be equal to the product of the applicable long-term tax-exempt rate (3.56% for March 2014) and the value of the debtor’s outstanding stock immediately after the bankruptcy reorganization, provided such value may not exceed the value of the debtor’s gross assets immediately before the Ownership Change, subject to certain adjustments. However, if any pre-change NOLs (and certain other tax attributes) of the debtor already are subject to an annual limitation at the time of an Ownership Change subject to IRC Section 382(l)(6), those NOLs (and certain other tax attributes) will be subject to the lower of the two annual limitations.
The Debtor is unable to determine whether the Ownership Change expected to result from the consummation of the Plan may satisfy the requirements of IRC Section 382(l)(5), as such determination will depend on the extent to which Holders of the Old Notes immediately prior to consummation of the Plan may be treated as qualified creditors for purposes of IRC Section 382(l)(5). If IRC Section 382(l)(6) applies, the Debtor Group’s pre-change NOLs and certain other tax attributes remaining after reduction for excluded COD income along with RBILs arising during the Recognition Period will be subject to an annual limitation generally equal to the product of the long-term tax-exempt rate for the month in which the Plan Ownership Change occurs and the value of the Debtor’s outstanding stock immediately after consummation of the Plan. NOLs, RBILs, and certain other tax attributes not utilized in a given year due to the annual limitation may be carried forward for use in future years until their expiration dates (with any RBIL disallowed during the Recognition Period permitted to be carried forward under rules similar to those applying to NOL carryforwards). To the extent the annual limitation of the Reorganized Debtor’s consolidated group (the “Reorganized Debtor Group”) exceeds the Reorganized Debtor Group’s taxable income (for purposes of Section 382) in a given year, the excess will increase the annual limitation in future taxable years.

3.	Alternative Minimum Tax

In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax for the taxable year. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated, with further adjustments required if AMTI, determined without regard to adjusted current earnings (“ACE”), differs from ACE. In addition, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of its AMTI generally may be offset by available AMT NOL carryforwards. Accordingly, for tax periods after the Effective Date, the Reorganized Debtor Group may have to pay AMT regardless of whether it generates non-AMT NOLs or has sufficient non-AMT NOL carryforwards to offset regular taxable income for such periods. In addition, if a corporation undergoes an Ownership Change within the meaning of IRC Section 382 and is in a NUBIL position on the date of the Ownership Change, the corporation’s aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. A corporation that pays AMT generally is later allowed a nonrefundable credit (equal to a portion of its prior year AMT liability) against its regular federal income tax liability in future taxable years when it is no longer subject to the AMT.

C.	FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS AND INTERESTS

D.

1.	Definition of U.S. Holder and Non-U.S. Holder

A “U.S. Holder” is Holder of the Old Notes, USEC Preferred Stock Interests, New Notes or New Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Tax Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a Holder of the Old Notes, USEC Preferred Stock Interests, New Notes or New Common Stock that is not a U.S. Holder and is, for U.S. federal income tax purposes, an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), estate or trust.

2.	U.S. Holders Of Noteholder Claims (Class 5)

(a)	Exchange of Old Notes for New Notes and New Common Stock
Recognition of Gain or Loss. The federal income tax consequences of the exchange of Old Notes for New Notes and New Common Stock (the “Old Notes Exchange”) depend, in part, on whether the Old Notes and New Notes constitute “securities”

for purposes of the provisions of the Tax Code relating to tax-free transactions. The test of whether a debt obligation is a security involves an overall evaluation of the nature of the obligation, with the term of the obligation usually regarded as one of the most significant factors. Debt obligations with a term of five years or less generally have not qualified as securities, whereas debt obligations with a term of ten years or more generally have qualified as securities. Another important factor in determining whether a debt obligation is a security is the extent to which the obligation is subordinated to other liabilities of the issuer. Generally, the more senior the debt obligation, the less likely it is to be a security.
The Old Notes should qualify as a security because the notes are unsecured obligations with an original term of approximately seven years and are convertible into stock of the Debtor. Although the matter is not free from doubt, it appears that the New Notes may constitute securities for federal income tax purposes because they have a term of five years which can be extended to ten years in certain circumstances. Accordingly, the Debtor intends to take the position that the Old Notes Exchange constitutes a tax-free transaction for federal income tax purposes.
Subject to the preceding discussion, U.S. Holders of Old Notes should not recognize gain or loss in the Old Notes Exchange. A U.S. Holder’s initial tax basis in the New Notes and New Common Stock should be equal to its adjusted tax basis in the Old Notes exchanged therefor, allocated between the New Notes and New Common Stock in proportion to their fair market values as of the Effective Date. A U.S. Holder’s holding period in the New Notes and New Common Stock should include the U.S. Holder’s holding period in the Old Notes. A U.S. Holder’s tax basis and holding period in the New Notes and New Common Stock would generally be required to be calculated separately for each block of Old Notes exchanged therefor. Because distributions under the Plan are allocated first to principal and then to interest, if any, for U.S. Federal income tax purposes, it is unclear whether the cash that the U.S. Holders receive on the Effective Date in an amount equal to the unpaid accrued interest on the Old Notes should be treated by the U.S. Holders as interest income.
If the New Notes do not constitute a security then a U.S. Holder of Old Notes would recognize gain, but not loss, to the extent of the fair market value (as determined for purposes of IRC Section 356) of the New Notes. The amount of gain (if any) recognized by a U.S. Holder would be equal to the excess of (i) the sum of the issue price of the New Notes (see discussion of issue price below in “-New Notes- Contingent Debt Rules”) and the fair market value of the New Common Stock over (ii) the U.S. Holder’s adjusted tax basis in the Old Notes exchanged therefor. Subject to the “-New Notes-Market Discount” discussion below, any such gain generally would be capital gain, and would be long-term capital gain if the U.S. Holder has held the Old Notes for more than one year as of the Effective Date. In this case, the U.S. Holder’s initial tax basis in the New Common Stock would be equal to its adjusted tax basis in the Old Notes minus the fair market value of the New Notes received on the Effective Date plus the amount of any gain recognized by the U.S. Holder in the Old Notes Exchange. The U.S. Holder’s initial tax basis in the New Notes would be equal to the debt’s fair market value (as determined for purposes of IRC Section 358) on the Effective Date. The U.S. Holder’s holding period in the New Common Stock would include the U.S. Holder’s holding period in the Old Notes, and its holding period in the New Notes would begin on the day after the Effective Date.
U.S. Holders should consult their tax advisors regarding the character of any gain as long-term or short-term capital gain, or as ordinary income, as its character will be determined by a number of factors, including (but not limited to) the tax status of the U.S. Holder, whether the Old Notes constitute a capital asset in the U.S. Holder’s hands, whether the Old Notes have been held for more than one year, whether the Old Notes have bond premium or market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction with respect to the Old Notes. U.S. Holders also should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains, and as to whether any resulting gain recognition may be deferred under the installment method until principal is repaid on the New Notes.

(b)	New Notes
Characterization of the New Notes. The New Notes provide that the Reorganized Debtor (i) may elect to pay a portion of the interest on the New Notes in kind, by either increasing the principal amount of the New Notes or issuing additional New Notes (a “PIK Election”), and (ii) upon the occurrence of certain funding contingencies (the “Maturity Date Condition”), may elect to extend the maturity date of the New Notes to the tenth anniversary of their issue date (a “Maturity Date Election”). Special rules apply under Section 1.1272-1(c) (the “Alternative Payment Schedule Rules”) and Section 1.1275-4 (the “Contingent Debt Rules”) of the U.S. Treasury Regulations to debt instruments that provide for one or more alternative payment schedules upon the occurrence of one or more contingencies if the alternative payments schedules result in different yields for the debt instrument (which different yields would occur in the case of the New Notes upon the Reorganized Debtor’s exercise of the PIK Election or the Maturity Date Election provided the New Notes have an issue price that is less than their principal amount). If either the New Notes or Old Notes are publicly traded, the Contingent Debt Rules will apply to the New Notes unless there is a single payment schedule which is significantly more likely than not to occur, in which case the Alternative Payment Schedule Rules will apply to determine the yield and maturity date of the New Notes. If neither the New Notes nor the Old Notes are publicly traded, then the fixed yield rules in Section 1.1272-1(d) of the Treasury Regulations (the “Fixed Yield Rules”) should apply to the New Notes, in which case the yield on the New Notes will be the stated interest rate.

At this time the Debtor believes that (i) there is no single payment schedule that will be significantly more likely than not to occur and (ii) the New Notes and the Old Notes will be publicly traded during the relevant period, and thus the Contingent Debt Rules should apply to the New Notes. However, because this determination ultimately must be made as of the issue date of the New Notes, no assurance can be made that the Debtor will treat the New Notes as a contingent payment debt instrument (a “CPDI”) subject to the Contingent Debt Rules.
Tax Reporting. Pursuant to the Indenture for the New Notes, the Reorganized Debtor shall determine whether the New Notes are publicly traded, the “issue price” of the New Notes and whether the Contingent Debt Rules, the Alternative Payment Schedule Rules or the Fixed Yield Rules will apply to the New Notes (the “Tax Reporting Rules”), and the Reorganized Debtor will provide this information to the Trustee and the Holders of the New Notes. Each Holder, by acceptance of the New Notes, agrees to use this “issue price” and apply the Tax Reporting Rules (including, if applicable, the comparable yield and projected payment schedule, or the applicable payment schedule) for its own tax reporting and return filing.
Contingent Debt Rules. If the New Notes are treated as a CPDI, all interest on the New Notes (including stated interest) will be treated as original issue discount (“OID”) and U.S. Holders will be required to include OID in gross income (as ordinary income) as it accrues (regardless of their method of accounting), which may be in advance of receipt of the cash attributable to that income. Under the Contingent Debt Rules, OID would accrue according to the “noncontingent bond method,” based on the “comparable yield” of the New Notes, which the Reorganized Debtor would be required to determine.
The “comparable yield” of a debt instrument is a rate, as of the issue date, at which the issuer would issue a fixed rate debt instrument without contingencies but otherwise with terms and conditions similar to that debt instrument, including the level of subordination, term, timing of payments and general market conditions. The Contingent Debt Rules provide that the Reorganized Debtor, solely for U.S. federal income tax purposes, would be required to prepare a projected payment schedule including actual noncontingent payments to be made on the New Notes and estimates of the amount and timing of contingent payments on the New Notes, such that the projected payment schedule produces the comparable yield. The Reorganized Debtor’s determination of the comparable yield and projected payment schedule, and the adjustments thereto described below, would be binding on each Holder and must be used in respect of the New Notes for U.S. federal income tax purposes. The Reorganized Debtor’s determination, however, is not binding on the IRS, and if the IRS were to challenge this determination, a Holder might be required to treat the New Notes as subject to the Alternative Payment Schedule Rules.
The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of OID and adjustments thereto in respect of the New Notes for U.S. federal income tax purposes, and do not constitute a projection or representation regarding the actual amount and timing of the payments to be made on the New Notes.
The annual amounts of OID includible in income will equal the sum of the “daily portions” of the OID with respect to a U.S. Holder’s New Notes for each day on which the U.S. Holder owns the New Notes during the tax year. Generally, a U.S. Holder determines the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of the New Notes provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.
The amount of OID allocable to an accrual period will be the product of the “adjusted issue price” of the New Notes at the beginning of the accrual period and its “comparable yield” adjusted for the length of the accrual period. The “adjusted issue price” of the New Notes will be their “issue price,” increased by any OID previously accrued, determined without regard to any adjustments to OID accruals described below, and decreased by the amounts of any noncontingent payments and the projected amounts of any contingent payments previously made on the New Notes.
The issue price of a debt instrument issued in exchange for another debt instrument depends on whether either debt instrument is considered “traded on an established market” (“publicly traded”). If the New Notes are treated as “publicly traded” for U.S. federal income tax purposes, the “issue price” of the New Notes will be the fair market value of the New Notes as of their issue date. If the Old Notes are, but the New Notes are not, treated as publicly traded for U.S. federal income tax purposes, then the issue price of the New Notes received in exchange for the relevant Old Notes will be the fair market value of the Old Notes exchanged for the New Notes, as determined on the issue date of the New Notes. If neither the Old Notes nor the New Notes are treated as publicly traded, then the issue price of the New Notes issued in exchange for the Old Notes will be the principal amount of such New Notes.
The New Notes will be considered to be publicly traded if, at any time during the 31-day period ending 15 days after their issue date, the New Notes are traded on an “established market.” The New Notes will be considered to trade on an established market if (i) there is a price for an executed purchase or sale of the New Notes that is reasonably available within a reasonable period of time after the sale; (ii) there is at least one price quote for the New Notes from at least one reasonably identifiable broker, dealer or pricing service, which price quote is substantially the same as the price for which the person receiving the quoted price could purchase or sell the New Notes (a “firm quote”), or (iii) there is at least one price quote for the New Notes other than a firm quote, available from at least one such broker, dealer, or pricing service. Although the matter is not free from doubt, these same rules should also apply for purposes of determining whether the Old Notes will be considered to be publicly traded.
Treasury Regulations require the Reorganized Debtor to make a determination as to whether the Old Notes or New Notes are publicly traded, and if the Reorganized Debtor determines that the Old Notes or New Notes are publicly traded, to determine the fair market value of the New Notes on their issue date which will establish their “issue price.” The Treasury Regulations require the Reorganized Debtor to make such determinations available to U.S. Holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the issue date of the New Notes. The Treasury Regulations provide that each of these determinations is binding on a Holder unless the Holder satisfies certain conditions. Certain rules apply as to whether a sales price or quote may establish the fair market value of the New Notes and under what conditions the Reorganized Debtor may otherwise establish the fair market value of the New Notes.
Because the relevant trading period for determining whether the Old Notes and New Notes are publicly traded and the issue price of the New Notes has not yet occurred, the Debtor is unable to determine the issue price of the New Notes at this time. However, it does appear likely that the Old Notes and New Notes will be publicly traded during the relevant period, in which case the issue price of the New Notes will be their fair market value as of their issue date.
If the New Notes are subject to the Contingent Debt Rules, and the actual contingent payments made on the New Notes differ from the projected contingent payments, adjustments will need to be made to account for the difference. If, during any taxable year, a U.S. Holder receives actual contingent payments with respect to the New Notes for that taxable year that in the aggregate exceeds the total amount of projected contingent payments for such taxable year, such U.S. Holder would incur a net positive adjustment equal to the amount of such excess. Such net positive adjustment would be treated as additional OID for such taxable year. If, during a taxable year, a U.S. Holder receives actual contingent payments with respect to the New Notes for that taxable year that in the aggregate are less than the amount of projected contingent payments for such taxable year, such U.S. Holder would incur a net negative adjustment equal to the amount of such deficit. A net negative adjustment would:

•	first, reduce the amount of OID required to be accrued in that year;

•
second, be treated as ordinary loss to the extent of the U.S. Holder’s total prior OID inclusions with respect to the New Notes (which would include any prior net positive adjustments), reduced to the extent such OID was offset by prior net negative adjustments; and

•
third, be treated as a negative adjustment in the succeeding taxable year(s), and, if not used by the time the New Note was sold or matured, be treated as a reduction in the amount realized on a sale, exchange, retirement or other disposition.

Positive or negative adjustments with respect to a future contingent payment would be taken into account before the payment is due (which would increase or decrease the adjusted issue price and adjusted tax basis of the New Notes) if the future contingent payment becomes fixed more than six months before the payment is due.
If the New Notes are subject to the Contingent Debt Rules and a U.S. Holder’s tax basis in the New Notes on the Effective Date differs from their issue price, the U.S. Holder must, upon acquiring the New Notes, reasonably allocate this difference to daily portions of interest or projected payments over the remaining term of the New Notes. If a U.S. Holder’s tax basis on the Effective Date is greater than the issue price of the New Notes, the difference that is allocated is treated as a negative adjustment on the date the daily portion accrues or the payment is made. If a U.S. Holder’s tax basis on the Effective Date is less than the issue price of the New Notes, the difference that is allocated is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of any adjustment, the U.S. Holder’s adjusted basis in the New Notes will be reduced by the amount treated as a negative adjustment and will be increased by the amount treated as a positive adjustment.
Special rules apply if a contingent payment becomes fixed more than six months before a payment is due. U.S. Holders should consult their own tax advisors regarding these special rules.
Alternative Payment Schedule Rules. If either the New Notes or the Old Notes are “publicly traded” during the relevant period and the issue price of the New Notes is not equal to their principal amount, and the Reorganized Debtor determines as of the issue date of the New Notes that a single payment schedule is significantly more likely than not to occur, the yield and maturity of the New Notes will be determined based on that payment schedule pursuant to the Alternative Payment Schedule Rules. The Reorganized Debtor’s determination that the New Notes are subject to the Alternative Payment Schedule Rules would be binding on each Holder. The Reorganized Debtor’s determination, however, is not binding on the IRS, and if the IRS were to challenge this determination, a Holder might be required to treat the New Notes as subject to the Contingent Debt Rules.
If the New Notes are determined to be subject to the Alternative Payment Schedule Rules, the New Notes would be issued with OID in an amount equal to the excess of the stated redemption price at maturity of the New Notes (taking into account the payment schedule assumption described above) over the issue price of the New Notes. The stated redemption price at maturity of a note generally is the sum of all payments provided by the note other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer, such as amounts that the Reorganized Debtor may elect to pay in kind pursuant to the PIK Election) at least annually at a single fixed rate.
U.S. Holders would be required to include OID in gross income (as ordinary income) as it accrues (regardless of their method of accounting), which may be in advance of receipt of cash attributable to that income (see “-New Notes-Contingent Debt Rules”). However, a U.S. Holder generally will not be required to include separately in income cash payments received on the New Notes to the extent the payments constitute payments of previously accrued OID.
If payments are made on the New Note contrary to the payment schedule used to compute the yield and maturity of the New Notes, then solely for the purposes of determining the amount of OID on the New Notes, the New Notes will be treated as retired and reissued on the date of the change in circumstances for an amount equal to their adjusted issue price and the yield to maturity on the New Notes will be redetermined taking into account such change in circumstances.
The “yield to maturity” (as of the issue date) of a debt instrument that is subject to the Alternative Payment Schedule Rules is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the debt instrument, produces an amount equal to the issue price of the debt instrument. OID will be included in income under accrual rules generally comparable to those discussed above in “-Contingent Debt Rules,” but U.S. Holders will use the yield to maturity rather than the comparable yield when applying those rules and the special rules relating to contingent payments and adjustments will not apply.
Fixed Yield Rules. If neither the New Notes nor the Old Notes are publicly traded during the relevant period, then the Fixed Yield Rules would apply to the New Notes rather than the Contingent Debt Rules or the Alternative Payment Schedule Rules. In such event, the yield on the New Notes would be the stated interest rate, and U.S. Holders would recognize stated interest income and OID with respect to the New Notes under the general rules discussed above in “-New Notes-Contingent Debt Rules” and “-New Notes-Alternative Payment Schedule Rules.”
Treatment of PIK Notes. A newly distributed note (a “PIK Note”) issued in payment of interest on a New Note is aggregated with, and will be treated as part of, the New Note with respect to which it was issued. Thus, the issue price (and tax basis) of a PIK Note issued in payment of interest on a New Note likely will be determined by allocating the adjusted issue price (and adjusted tax basis), at the time of distribution, of the underlying New Note between the newly distributed PIK Note and the underlying New Note in proportion to their respective principal amounts. OID on a PIK Note will accrue in the same manner as described above in the case of such underlying New Note. A U.S. Holder’s holding period for a PIK Note will likely be identical to their holding period for the underlying New Note. The same rules would apply to a newly distributed note received in lieu of cash interest on a PIK Note.
Market Discount. A U.S. Holder that acquired an Old Note at a market discount generally will be required to treat any gain recognized on the Old Notes Exchange as ordinary income to the extent of accrued market discount not previously included in gross income by the U.S. Holder. A U.S. Holder will be considered to have acquired an Old Note at a market discount if its tax basis in the note immediately after acquisition was less than the sum of all amounts payable thereon (other than payments of qualified stated interest) after the acquisition date, unless the difference is less than 0.25% of the Old Note’s issue price multiplied by the number of complete years from the acquisition date to maturity (in which case, the difference is de minimis market discount).
However, if the Old Notes Exchange qualifies as a recapitalization, special rules apply whereby a U.S. Holder that acquired an Old Note at a market discount generally should not be required to recognize any accrued market discount as income at the time of the Old Notes Exchange to the extent it receives stock or securities in exchange for the Old Note. Rather, any gain realized by the U.S. Holder on a subsequent taxable disposition of the New Common Stock received in the exchange will be ordinary income to the extent of the amount of market discount accrued on the Old Note prior to the exchange that is allocable to the stock, and the treatment of the New Notes will depend on whether they are treated as a CPDI.

If the New Notes are treated as a CPDI, the difference between a U.S. Holder’s tax basis in the New Notes on the Effective Date and their issue price will be allocated to daily portions of interest or to projected payments and treated as positive adjustments as discussed above in “-Contingent Debt Rules,” and the market discount rules discussed below will not apply.
If the New Notes are not treated as a CPDI, the New Notes will be treated as having accrued market discount to the extent of the allocable amount of market discount accrued on the Old Note that was not previously included in income by the U.S. Holder with respect to the Old Note. In addition, if the U.S. Holder’s initial tax basis in the New Notes is less than the note’s issue price, such difference will be treated as market discount (a portion of which may be treated as accrued market discount under the rule discussed in the previous sentence), unless the difference is less than 0.25% of the New Notes’ stated redemption price at maturity multiplied by the number of complete years from the Effective Date to maturity (in which case, the difference is de minimis market discount).
The method of allocating accrued market discount to stock and securities when both are received in exchange for a market discount obligation in a recapitalization is uncertain. Accordingly, U.S. Holders that acquired the Old Notes with market discount should consult their tax advisors regarding this issue.
Market discount generally will be treated as accruing on a straight line basis over the term of the New Note or, at the U.S. Holder’s election, under a constant yield method. If a constant yield election is made, it will apply only to the New Note held by the U.S. Holder and may not be revoked. A U.S. Holder may elect to include market discount in income as it accrues over the remaining term of the New Note. Once made, this accrual election applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. Holder does not elect to include accrued market discount in income over the remaining term of the New Note, the U.S. Holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.
If a New Note is treated as a market discount obligation, the U.S. Holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the obligation. If the U.S. Holder disposes of the New Note in certain otherwise nontaxable transactions, the U.S. Holder may be required to include accrued market discount in income as ordinary income as if the U.S. Holder sold the note at its then fair market value.
Amortizable Bond Premium. If the New Notes are not treated as a CPDI then, to the extent a U.S. Holder’s initial tax basis in a New Note is greater than the stated redemption price at maturity of the note, the U.S. Holder generally will be considered to have acquired the New Note with amortizable bond premium (and the New Note would not have any OID). Generally, a holder that acquires a debt obligation at a premium may elect to amortize bond premium from the acquisition date to the debt’s maturity date under a constant yield method. Once made, this election applies to all debt obligations held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to payments of qualified stated interest on the related debt obligation.
Acquisition Premium. If the New Notes are not treated as a CPDI and a U.S. Holder’s initial tax basis in a New Note is less than or equal to the stated redemption price at maturity of the note, but greater than the issue price of the note, the U.S. Holder will be treated as acquiring the New Note at an “acquisition premium.” Unless an election is made, the U.S. Holder generally will reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in the New Note over the note’s issue price and the denominator of which is the excess of the sum of all amounts payable on the New Note over the note’s issue price.
Sale, Retirement or Other Taxable Disposition. A U.S. Holder of a New Note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Note.
If the New Notes are treated as a CPDI, gain or loss on the sale, redemption, retirement or other taxable disposition of a New Note generally will be subject to the following rules: (1) gain will be treated as interest income, taxable as ordinary income, (2) loss will be treated as ordinary loss to the extent of the U.S. Holder’s prior net OID inclusions with respect to the New Note, and (3) any remaining loss will be treated as capital loss.
If the New Notes are not treated as a CPDI then, subject to the “-New Notes-Market Discount” discussion above, any gain or loss on the sale, redemption, retirement or other taxable disposition of the New Notes generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Note for more than one year as of the date of disposition. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

(c) New Common Stock

Distributions. A U.S. Holder of New Common Stock generally will be required to include in gross income as ordinary dividend income the amount of any distributions paid on the New Common Stock to the extent such distributions are paid out of the Reorganized Debtor Group’s current or accumulated earnings and profits as determined for federal income tax purposes. Distributions not treated as dividends for federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. Holder’s adjusted tax basis in the New Common Stock, but not below zero. Any excess amount will be treated as gain from a sale or exchange of the New Common Stock. U.S. Holders that are treated as corporations for federal income tax purposes may be entitled to a dividends received deduction with respect to distributions out of earnings and profits.
Sale or Other Taxable Disposition. A U.S. Holder of New Common Stock will recognize gain or loss upon the sale or other taxable disposition of New Common Stock equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the New Common Stock. Subject to the rules discussed above in “-New Notes-Market Discount” and the recapture rules under IRC Section 108(e)(7), any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Common Stock for more than one year as of the date of disposition. Under the IRC Section 108(e)(7) recapture rules, a U.S. Holder may be required to treat gain recognized on the taxable disposition of the New Common Stock as ordinary income if the U.S. Holder took a bad debt deduction with respect to the Old Notes. U.S. Holders should consult their tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. There are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

3.	U.S. Holders Of Preferred Stock Claims/Interests (Class 6)

(a)	Exchange of USEC Preferred Stock Interests for New Notes and New Common Stock
Recognition of Gain or Loss. U.S. Holders of USEC Preferred Stock Interests should recognize gain, but not loss, on the exchange of USEC Preferred Stock Interests for New Notes and New Common Stock (the “Preferred Stock Exchange”) to the extent of the fair market value (as determined for purposes of IRC Section 356) of the New Notes. The amount of gain (if any) recognized by a U.S. Holder will be equal to the difference between (i) the sum of the issue price of the New Notes (see discussion of the rules relating to the determination of the issue price of the New Notes above in “-U.S. Holders of Noteholder Claims (Class 5 -New Notes- Contingent Debt Rules”) and the fair market value of the New Common Stock and (ii) the U.S. Holder’s adjusted tax basis in the USEC Preferred Stock Interests exchanged therefor. Any such gain generally will be capital gain, and will be long-term capital gain if the U.S. Holder has held the USEC Preferred Stock Interests for more than one year as of the Effective Date. The U.S. Holder’s initial tax basis in the New Common Stock will be equal to its adjusted tax basis in the USEC Preferred Stock Interests minus the fair market value of the New Notes received on the Effective Date plus the amount of any gain recognized by the U.S. Holder on the Preferred Stock Exchange. The U.S. Holder’s initial tax basis in the New Notes will be equal to the debt’s fair market value (as determined for purposes of IRC Section 358) on the Effective Date. The U.S. Holder’s holding period in the New Common Stock will include the U.S. Holder’s holding period in the USEC Preferred Stock Interests, and its holding period in the New Notes would begin on the day after the Effective Date.

(b)	New Notes
See the discussion above under “-U.S. Holders of Noteholder Claims (Class 5)-New Notes.”

(c)	New Common Stock
See the discussion above under “-U.S. Holders of Noteholder Claims (Class 5)-New Common Stock.”

4.	Non-U.S. Holders

The rules governing U.S. federal income taxation of a Non-U.S. Holder are complex. The following discussion includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, and local tax laws, as well as any other applicable non-U.S. tax laws and/or treaties, with regard to their participation in the transactions contemplated by the Plan, their ownership of Claims, and the ownership and disposition of New Notes and New Common Stock, as applicable.

Whether a Non-U.S. Holder realizes gain or loss on an exchange and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

(a)	Gain Recognition
Any gain recognized by a Non-U.S. Holder on the Old Notes Exchange (as described above in “-U.S. Holders Of Noteholder Claims (Class 5)-Exchange of Old Notes for New Notes and New Common Stock”), Preferred Stock Exchange (as described above in “-U.S. Holders Of Preferred Stock Claims/Interests (Class 6)-Exchange of USEC Preferred Stock Interests for New Notes and New Common Stock”), or a subsequent sale or other taxable disposition of the New Notes (as described above in “-U.S. Holders Of Noteholder Claims (Class 5)- New Notes-Sale, Retirement or Other Taxable Disposition”) or New Common Stock (as described above in “-U.S. Holders Of Noteholder Claims (Class 5)- New Common Stock-Sale or Other Taxable Disposition”) generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the relevant sale, exchange or other taxable disposition occurs and certain other conditions are met, (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (c) the Old Common Stock or New Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of the Debtor or Reorganized Debtor, as applicable, being treated as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
If the first exception applies, to the extent that any gain is recognized, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed its capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain recognized in the same manner as a U.S. Holder. In order to claim an exemption from withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.
With respect to the third exception, the Debtor believes it is not currently a USRPHC, and does not anticipate that it or the Reorganized Debtor will become a USRPHC. Because the determination of whether the Debtor or Reorganized Debtor is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its other business assets and its non-U.S. real property interests, however, there can be no assurance the Debtor is not a USRPHC or the Reorganized Debtor will not become one in the future. Even if the Reorganized Debtor were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of the New Common Stock will not be subject to U.S. federal income tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of such class of the New Common Stock throughout the shorter of the five-year period ending on the date of the sale or other disposition or the Non-U.S. Holder’s holding period for such stock.

(b)	Interest
Payments to a Non-U.S. Holder that are attributable to interest (including OID, accrued but untaxed interest and gain from the sale, redemption, retirement or other taxable disposition of the New Notes that is treated as interest income as discussed above in “-U.S. Holders of Noteholder Claims (Class 5) -New Notes-Sale, Retirement or Other Taxable Disposition”) that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person. Interest income, however, may be subject to U.S. withholding tax if:

•
the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of voting stock of the Debtor (with respect to payments of interest on the Old Notes) or the Reorganized Debtor (with respect to payments of interest on the New Notes);

•
the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” (each, within the meaning of the Tax Code) with respect to the Debtor (with respect to payments of interest on the Old Notes) or the Reorganized Debtor (with respect to payments of interest on the New Notes); or

•	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code.

If interest paid to a Non-U.S. Holder is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if required by an applicable income tax treaty, such interest is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder generally will not be subject to

U.S. federal withholding tax but will be subject to U.S. federal income tax with respect to such interest in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “-Gain Recognition” above).
A Non-U.S. Holder that does not qualify for the above exemption with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax on such interest at a 30% rate, unless such Non-U.S. Holder is entitled to a reduction in or exemption from withholding on such interest as a result of an applicable income tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN claiming a reduction in or exemption from withholding tax on such payments of interest under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

(c)	Dividends on New Common Stock
Any distributions made with respect to New Common Stock that constitute dividends for U.S. federal income tax purposes (see “-U.S. Holders Of Noteholder Claims (Class 5)- New Common Stock-Distributions”) that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable) of the gross amount of the dividends. A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to New Common Stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. Holder under rules similar to those discussed above with respect to gain that is effectively connected with the conduct of a trade or business in the United States (see “-Gain Recognition” above).

(d)	Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made on the New Common Stock to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, the New Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Tax Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Tax Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Tax Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. A payment amount that is subject to withholding under FATCA will not also be subject to U.S. federal withholding tax or backup withholding.
Withholding under FATCA generally may apply to payments of dividends on the New Common Stock made on or after July 1, 2014 and to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. The FATCA rules will not apply to the New Notes unless the New Notes are issued (or deemed reissued) on or after July 1, 2014, in which case the foregoing FATCA rules will apply to the New Notes and FATCA withholding may apply to interest payments and to payments of gross proceeds from the sale or other disposition of such notes on or after January 1, 2017.

5.	Information Reporting And Backup Withholding

The Reorganized Debtor (or its paying agent) may be obligated to furnish information to the IRS regarding the consideration received by Holders (other than corporations and other exempt Holders such as certain Non-U.S. Holders) pursuant to the Plan. In addition, the Reorganized Debtor will be required to report annually to the IRS with respect to each Holder (other than corporations and other exempt Holders such as certain Non-U.S. Holders) the amount of interest paid and OID accrued on the New Notes, the amount of dividends paid on the New Common Stock, and the amount of any tax withheld from payment thereof.
Holders may be subject to backup withholding (currently, at a rate of 28%) on the consideration received pursuant to the Plan. Backup withholding may also apply to interest, OID and principal payments on the New Notes, dividends paid on the New Common Stock and proceeds received upon sale or other disposition of the New Notes or New Common Stock. Certain Holders (including corporations and certain Non-U.S. Holders) generally are not subject to backup withholding. A Holder that is not otherwise exempt generally may avoid backup withholding by furnishing to the Reorganized Debtor (or its paying agent) such Holder’s taxpayer identification number and certifying, under penalties of perjury, that the taxpayer identification number provided is correct and that the Holder has not been notified by the IRS that it is subject to backup withholding.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their federal income tax liability or may claim a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN DESCRIBED HEREIN. NEITHER THE PROPONENTS NOR THEIR PROFESSIONALS WILL HAVE ANY LIABILITY TO ANY PERSON OR HOLDER ARISING FROM OR RELATED TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN OR THE FOREGOING DISCUSSION.

VII.
RISK FACTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS AND INTERESTS THAT ARE ENTITLED TO VOTE SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTOR’S BUSINESS OR THE PLAN AND ITS IMPLEMENTATION.

A.	CERTAIN BANKRUPTCY CONSIDERATIONS

1.	General
While the Debtor believes that the chapter 11 filing will be of short duration and will not be seriously disruptive to its business, the Debtor cannot be certain that this will be the case. Although the Plan is designed to minimize the length of the Chapter 11 Case, it is impossible to predict with certainty the amount of time that the Debtor may spend in bankruptcy or to assure that the Plan will be confirmed.
Even if the Plan is confirmed on a timely basis, a chapter 11 proceeding could have an adverse effect on the Debtor’s business. Among other things, it is possible that a bankruptcy proceeding could adversely affect the Debtor’s relationships with its key suppliers and employees, and the federal government upon which its plans for the American Centrifuge Project are dependent, and could also adversely affect Enrichment Corp as an important source of funding to the Debtor. A chapter 11 proceeding also will involve additional expenses and could materially divert the attention of the Debtor’s management from operation of the business and implementation of the strategic objectives related to the American Centrifuge Project.
The extent to which a chapter 11 proceeding disrupts the Debtor’s business will likely be directly related to the length of time it takes to complete the proceeding. If the Debtor is unable to obtain confirmation of the Plan on a timely basis because of a challenge to the Plan or a failure to satisfy the conditions to the Plan, it may be forced to operate in bankruptcy for an extended period while it tries to develop a different reorganization plan that can be confirmed, which would increase both the probability and the magnitude of the adverse effects described above.

2.	The Debtor May Not Be Able To Secure Confirmation Of The Plan
Even if the Requisite Acceptances are received from the Voting Classes, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. Bankruptcy Code Section 1129 requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtor, and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. Although the Debtor believes that the Plan satisfies such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

Confirmation of the Plan is also subject to certain conditions as described in Article IX of the Plan. If the Plan is not confirmed, it is unclear what distributions, if any, holders of Allowed Claims and Interests would receive with respect to their Allowed Claims and Interests.
The Debtor reserves the right, subject to the terms and conditions of the Plan, which include obtaining the consent of (a) Enrichment Corp, (b) the Majority Consenting Noteholders and (c) the Preferred Stockholders (solely with respect to any terms of the Plan that affect the rights of such Preferred Stockholders), to modify the terms and conditions of the Plan as necessary for confirmation. Any such modifications could result in less favorable treatment of any non-accepting Class, as well as any Classes junior to such non-accepting Class, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than currently provided in the Plan or no distribution of property whatsoever under the Plan.

3.	Non-Consensual Confirmation Of The Plan Will Be Necessary
When any impaired class of claims or equity interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm such a plan at the proponent’s request if at least one impaired class of claims has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. The Debtor believes that the Plan satisfies these requirements with respect to the Impaired Classes that are deemed to reject the Plan. Nevertheless, in the event that a Voting Class does not accept the Plan, although the Debtor may seek nonconsensual confirmation with respect to such Voting Class, there can be no assurance that the Bankruptcy Court will reach this conclusion.

4.	The Debtor And Other Parties In Interest May Object To The Amount, Classification And Treatment Of A Claim
Except as otherwise provided in the Plan, the Debtor and Reorganized Debtor reserve the right to object to the amount and classification and treatment of any Claim or Interest under the Plan. In certain circumstances before the Effective Date, other parties in interest may also object to the amount, classification and treatment of any Claim or Interest under the Plan. Any holder of a Claim or Interest that is or may become subject to an objection may not receive the distributions described in this Disclosure Statement or the Plan.

5.	The Debtor May Fail To Meet All Conditions Precedent To Effectiveness Of The Plan
Although the Debtor believes that the Effective Date may occur very shortly after the Confirmation Date, there can be no assurance as to such timing (or that the Effective Date even occurs). Moreover, if the conditions precedent to the Effective Date, including the entry of a Confirmation Order, execution and delivery of certain documents, and receipt of all necessary authorizations, have not occurred within a reasonable period of time, the Plan may be vacated by the Bankruptcy Court.

6.	Contingencies Will Not Affect Validity Of Votes Of Impaired Classes To Accept Or Reject The Plan
The distributions available to holders of Allowed Claims and Allowed Interests under the Plan can be affected by a variety of contingencies. The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims and Allowed Interests under the Plan, will not affect the validity of the vote taken by the Voting Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

7.	Filing Could Adversely Affect The Debtor’s Operations And Relationships
It is possible that announcement of the filing of the Chapter 11 Case could adversely affect the Debtor’s operations and relationships with employees and suppliers, as well as with the federal government. Due to uncertainties, many risks exist, including the following:

•	employees may be distracted from performance of their duties or more easily attracted to other employment opportunities;

•
although the Debtor anticipates that Allowed General Unsecured Claims will be paid in full on the Effective Date, holders of such Claims may nevertheless suspend or terminate their relationship with the Debtor, exercise rights of set-off or similar remedies, and/or further restrict ordinary credit terms or require guarantee of payment, either during or after the Chapter 11 Case;

•	key suppliers could terminate their relationship or require financial assurances or enhanced performance;

•	trade creditors could require payment in advance or cash on delivery;

•	the ability to renew existing contracts and compete for new business may be adversely affected;

•	the ability to pursue acquisitions and obtain financing for such acquisitions may be negatively impacted;

•	competitors may take business away from the Debtor; and

•
the operations and relationships of Enrichment Corp, even though not included as a debtor in the Chapter 11 Case, may suffer, which could impair its ability to continue to provide intercompany funding and other support upon which the Debtor relies.

The occurrence of one or more of these events could have a material and adverse effect on the financial condition, operations and prospects of the Debtor.

8.	The Chapter 11 Case May Be Longer Than Expected
The Debtor cannot be certain that the Chapter 11 Case will be of relatively short duration (e.g., 60 to 90 days) and will not unduly disrupt its business. It is impossible to predict with certainty the amount of time needed in bankruptcy, and the Debtor cannot be certain that the Plan will be confirmed. Moreover, time limitations exist for which the Debtor has an exclusive right to file a plan before other proponents can propose and file their own plan.
A lengthy Chapter 11 Case would also involve additional expenses and divert the attention of management from operation of the business, as well as create concerns for employees, suppliers and the federal government. Moreover, it may impact the continuing availability of financing from Enrichment Corp under the DIP Facility or impair the ability of Enrichment Corp to provide the Exit Facility. The disruption that such a Chapter 11 Case would inflict upon the business would increase with the length of time it takes to complete the proceeding and the severity of that disruption would depend upon the attractiveness and feasibility of the Plan from the perspective of the constituent parties, including essential employees and suppliers.
If the Debtor is unable to obtain confirmation of the Plan on a timely basis, because of a challenge to the Plan, a failure to obtain an order from the Bankruptcy Court confirming the Plan, or a failure to satisfy the conditions to the effectiveness of the Plan, the Debtor may be forced to operate in bankruptcy for an extended period while trying to develop a different reorganization plan that can be confirmed. A protracted bankruptcy case would increase both the probability and the magnitude of the adverse effects described above. Such a protracted process would also jeopardize the proposed reorganization and the benefits the Debtor expects to obtain therefrom.

9.	Specific Deadlines Contained In The Plan Support Agreements May Not Be Met, Resulting in the Consenting Noteholders, B&W And/Or Toshiba Withdrawing Their Support From The Plan
The Plan Support Agreements contain termination rights that may be exercised by the Majority Consenting Noteholders under the Noteholder Plan Support Agreement, by B&W under the B&W Plan Support Agreement and by Toshiba under the Toshiba Plan Agreement. If any of these termination rights are exercised, the Consenting Noteholders, B&W and/or Toshiba may withdraw their support from the Plan. With respect to the timing of the Chapter 11 Case, termination right will arise if the Confirmation Order is not entered within 100 days after the Petition Date or if the Effective Date of the Plan does not occur within 120 days after the Petition Date.

10.	Tax Implications Of The Plan
The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtor currently does not intend to seek any ruling from the IRS on the tax consequences of the Plan. Even if the Debtor decides to request a ruling, there would be no assurance that the IRS would rule favorably or that any ruling would be issued before the Effective Date. In addition, in such case, there would still be issues with significant uncertainties, which would not be the subject of any ruling request. Thus, there can be no assurance that the IRS will not challenge the various positions the Debtor has taken, or intends to take, with respect to the tax treatment of the Plan, including the tax treatment of holding any debt or equity issued pursuant to the Plan, or that a court would not sustain such a challenge.

B.	RISKS RELATED TO THE DEBTOR’s BUSINESS AND FINANCIAL CONDITION

1.	The Debtor Earns No Revenue And Is Dependent On Intercompany Support From Enrichment Corp
The Debtor has no revenue-generating operations, and all revenue-generating operations are conducted at the subsidiary level. Although the Debtor has been a borrower under a third-party credit facility, that facility, as to which Enrichment Corp was also a borrower and pledgor of collateral, terminated in September 2013. Since that time, the Debtor’s only source of financing has been Enrichment Corp. In addition, the Debtor has obtained funds from the DOE for the RD&D Program, which has a cost-sharing arrangement of 80% from the DOE and 20% from the Debtor. DOE’s share is paid only to reimburse the Debtor for incurred costs, so the Debtor initially funds 100% of the costs of the RD&D Program. The Debtor has satisfied its funding obligations, including its 20% share of costs, through the financing obtained from Enrichment Corp. Although a subsidiary of the Debtor, Enrichment Corp has a separate board of directors (the “Enrichment Board”) and its own set of creditors. Thus, the ability of the Debtor to obtain financing and other support from Enrichment Corp is dependent on a determination by the Enrichment Board that such financing is in the interest of Enrichment Corp. Although the Enrichment Board has authorized Enrichment Corp to provide the DIP Facility and the Exit Facility, and to provide the Limited Subsidiary Guarantee with respect to the New Notes, such current and future financing and support are conditional and dependent on Enrichment Corp’s own financial condition. Therefore, in evaluating the risks relating to the Debtor’s business and financial condition, it is necessary to also consider Enrichment Corp’s business and financial condition. Until the American Centrifuge Plant is operational and generating revenue, anything that adversely affects Enrichment Corp will adversely affect the Debtor.

2.	The Cessation Of Enrichment At The Paducah Plant Could Have A Material Adverse Effect On The Company’s Business and Prospects
Enrichment Corp’s Paducah Plant ceased enrichment at the end of May 2013. Enrichment Corp is working to reach an agreement with the DOE regarding the transition of the Paducah Plant and de-lease of the site back to the DOE in the near term. The lease terminates in August 2015 and the DOE has taken the position that Enrichment Corp must maintain the lease through that date. The inability to negotiate an earlier de-lease date could have a material adverse effect on the Debtor’s business and prospects.
Under the Paducah Plant lease, the DOE has the obligation for decontamination and decommissioning of the Paducah Plant. Nevertheless, Enrichment Corp could incur significant costs in connection with the Paducah Plant transition that could put demands on Enrichment Corp’s liquidity and negatively impact the results of operations, including:

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Lease Turnover Costs. Enrichment Corp expects to incur significant costs in connection with the return of leased facilities to the DOE. Site expenses, including lease turnover activities and Paducah and Portsmouth retiree benefit costs, were $103.3 million in 2013. Following the cessation of enrichment at the Paducah Plant, costs for plant activities that formerly were capitalized as production costs are now charged directly to cost of sales, including inventory management and disposition, ongoing regulatory compliance, utility requirements for operations, security, and other site management activities related to transition of facilities and infrastructure. As of December 31, 2013, Enrichment Corp had accrued current liabilities for lease turnover costs related to the Paducah Plant totaling approximately $30.4 million. Lease turnover costs are costs incurred in returning the Paducah Plant to the DOE in accordance with the lease, including removing nuclear material as required and removing lessee-generated waste. The actual lease turnover costs could be greater than anticipated, which could result in additional demands on the Enrichment Corp’s liquidity and could negatively impact its results of operations.

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Severance Costs. Enrichment Corp has already incurred and expects to incur additional significant severance costs in connection with ceasing enrichment at the Paducah Plant. During the second quarter of 2013, Enrichment Corp initiated an initial workforce reduction of 140 employees that was substantially completed in August 2013. Additional workforce reductions of approximately 206 were made in subsequent months. Further layoffs are expected to occur in stages through 2014, depending on business needs to manage inventory, fulfill customer orders, meet regulatory requirements and transition the site back to the DOE in a safe and orderly manner. Enrichment Corp estimates that it could incur total employee-related severance costs for those Paducah Plant workers remaining after March 1, 2014 of approximately $18 million to $20 million in the event of a full termination of activities at the site without a transfer of employees to another employer. Severance costs may be higher than projected.

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Pension and Postretirement Benefit Costs. Enrichment Corp is engaged in discussions with the PBGC regarding their assertion that the Portsmouth Plant transition is a cessation of operations that triggers liability under ERISA Section 4062(e). Enrichment Corp is also in discussions with the PBGC regarding the cessation of enrichment at the Paducah Plant and related transition of employees, including reductions in force. Given the significant number of employees at the Paducah Plant, the amount of any potential liability related to such a transition could be more significant than the preliminary PBGC calculation of the potential ERISA Section 4062(e) liability in connection with the Portsmouth Plant transition of approximately $130 million. If the PBGC determines that liability has been triggered under ERISA Section 4062(e), the PBGC has the right to require the employer to place an amount in escrow or furnish a bond to the PBGC to provide protection in the event the plan terminates within five years in an underfunded state. Alternatively, the employer and the PBGC may enter into an alternative arrangement with respect to any such requirement, such as accelerated funding of the plan or the granting of a security interest. Any such action taken by the PBGC could severely impact Enrichment Corp’s liquidity. Moreover, as a member of the “controlled group,” the Debtor is jointly and severally obligated to the PBGC for any liability of Enrichment Corp under ERISA Section 4062(e).

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Other Transition Costs. In addition, other activities that will increase the cost of sales as Enrichment Corp transitions after ceasing enrichment include inventory management and disposition, ongoing regulatory compliance, utility requirements for operations, security, and other site management activities related to transition of leased areas and infrastructure. Although enrichment at the Paducah Plant has ceased, for a period of time Enrichment Corp will still need to lease certain areas used for ongoing operations such as shipping and handling, inventory management and site services, including deliveries to customers of inventory of LEU, and handling of Russian material under the Russian Contract or under the Russian Supply Agreement. Enrichment Corp is currently evaluating the most cost-

effective manner of conducting operations at the Paducah Plant to minimize ongoing costs. However, Enrichment Corp may not be able to achieve the desired cost savings in the timeframe it expects. In addition, there is no assurance that the DOE would accept the areas that Enrichment Corp wishes to de-lease on a schedule that would be cost efficient or meet Enrichment Corp’s timing for deliveries of inventories to customers, fabricators and others.
The cessation of enrichment at the Paducah Plant could also have significant impacts on Enrichment Corp’s existing business, including:

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Assuming the Debtor is able to obtain the necessary financial support to complete the American Centrifuge Project, but as to which there is no certainty, there is expected to be a transition period of several years until the American Centrifuge Plant is in commercial operations, during which Enrichment Corp is no longer enriching uranium but is making sales from its existing inventory and from its future purchases under the Russian Supply Agreement and from other potential sources of supply. As the Paducah Plant transitions, the Company has an objective of minimizing the period of transition until it has a new source of domestic U.S. enrichment production. However, there is currently no definitive timeline for the American Centrifuge Plant deployment to provide this source of production and the economics of the American Centrifuge Project and the Russian Supply Agreement are severely challenged as a result of current enrichment market conditions. Absent a definitive timeline for deployment of the American Centrifuge Plant, efforts to pursue the American Centrifuge Project, to implement the Russian Supply Agreement or to pursue other options, could be adversely affected and could threaten Enrichment Corp’s overall viability.

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The cessation of enrichment at the Paducah Plant could adversely affect Enrichment Corp’s relationships with a variety of stakeholders, including customers. Customers could ask Enrichment Corp to provide adequate assurances of performance under existing contracts that could adversely affect the business. Customers may also not be willing to modify existing contracts, some of which must be revised to permit acceptance of LEU from anticipated supply sources during the transition period. The cessation of enrichment at the Paducah Plant could also adversely affect the Company’s ability to enter into new contracts with customers, including its ability to contract for the output of the American Centrifuge Plant and for the material purchased under the Russian Supply Agreement. Substantial inventories of SWU are maintained from Enrichment Corp’s production and from deliveries under the Russian Contract and the Russian Supply Agreement, which Enrichment Corp carefully monitors to ensure it can meet its commitments. The ability to maintain inventories and to make deliveries needed to monetize these inventories in order to meet liquidity requirements could be adversely affected if Enrichment Corp lost its right to lease the portions of the Paducah Plant where the inventories are held and could not find alternative space where inventories could be kept and delivered.

All of these factors could have a significant adverse effect on Enrichment Corp’s results of operations and financial condition, and correspondingly on the Debtor’s ability to achieve its strategic initiatives.

3.	The Success Of The Company’s Enrichment Business Depends On Its Ability To Deploy Competitive Gas Centrifuge Enrichment Technology
Enrichment Corp ceased enrichment at the Paducah Plant at the end of May 2013. The Debtor and the AC Subsidiaries are working to commercialize an advanced uranium enrichment centrifuge technology as a replacement for the Paducah Plant. The construction and deployment of the American Centrifuge Plant is a large and capital-intensive undertaking that is subject to significant risks and uncertainties. If the Debtor and the AC Subsidiaries are unable to successfully and timely finance and deploy the American Centrifuge Plant or an alternative enrichment technology on a cost-effective basis, due to the risks and uncertainties described herein or for any other reasons, the Company’s, and each of the Debtor’s and Enrichment Corp’s, gross profit margins, cash flows, liquidity and results of operations would be materially and adversely affected and their business likely would not remain viable over the long term.

4.	Current Enrichment Market Conditions Are Severely Challenging The Economics Of The American Centrifuge Project And The Debtor’s Ability To Finance And Proceed With Commercialization Of The Project
The Debtor is re-evaluating its plan and alternatives for the financing and commercialization of the American Centrifuge Project. Factors that can affect this plan and the economics of the project include key variables related to project cost, schedule, market demand and market prices for LEU, financing costs and other financing terms. An oversupply of nuclear fuel available for sale has increased over time as more than 50 reactors in Japan and Germany have been taken off-line in the aftermath of the March 2011 tsunami that caused irreparable damage to four reactors in Japan. The economics of the project are severely challenged by the current supply/demand imbalance in the market for LEU and related downward pressure on market prices for SWU which are now at their lowest levels in more than a decade. At current market prices, the Debtor does not believe that its plans for commercialization of the American Centrifuge Project are economically viable without additional government support beyond the $2 billion loan guarantee funding that the Debtor has applied for from the DOE. In addition, low prices for competing fuels, such as natural gas, in the United States could slow the deployment of new base load nuclear power capacity and has resulted in early retirement of five nuclear plants in the United States. Based on current market conditions, the Debtor sees limited uncommitted demand for LEU relative to supply prior to the end of the decade, which could continue to adversely affect market prices. If there is a delay or reduction in the number of Japanese reactor restarts, the supply/demand imbalance and its impact on market prices and therefore project economics could worsen. The Debtor has also experienced construction cost pressures including inflation due to delays in deployment of the project that are impacting the project economics.

5.	DOE Or Congress May Not Extend The RD&D Program And The Debtor Does Not Currently Have Any Financing In Place For The American Centrifuge Project Following Completion Of The RD&D Program
The period of performance under the RD&D Program currently ends on April 15, 2014, and DOE or Congress may not extend the RD&D Program. The Debtor does not currently have any financing in place for the American Centrifuge Project if the RD&D Program is not extended or following completion of the RD&D Program, and it anticipates that funding will be needed for the project for the period from completion of the RD&D program until the receipt of financing for commercial deployment. The amount of any such funding would depend on the level of operations, manufacturing and other project infrastructure that is to be maintained in order to maintain a domestic enrichment capability to meet national security requirements and in order to support a potential future ramp up to commercialization as well as the length of time until financing could be obtained for the plant, and is subject to uncertainty.

The government fiscal year 2014 omnibus appropriations bill passed by Congress and signed by the President on January 17, 2014, appropriated $62 million for the RD&D Program for the government fiscal year through September 2014. That amount includes $29.3 million that had been previously provided under the RD&D Cooperative Agreement pursuant to the continuing resolutions that funded government operations in government fiscal year 2014 prior to the enactment of the omnibus appropriations bill and the additional $22.6 million provided under the RD&D Cooperative Agreement by DOE since passage of the bill. The omnibus appropriations bill also provides the DOE with authority to transfer up to an additional $56.65 million of funding within the DOE’s National Nuclear Security Administration appropriations to fund the RD&D Program subject to further approval of the House and Senate Appropriations Committees. To obtain such approvals, the Secretary of Energy must notify Congress and submit to the Appropriations Committees a cost-benefit analysis of available and prospective domestic enrichment technologies for national security needs and the scope, schedule and cost of the Secretary’s preferred option. The Debtor has no assurance that it will be successful in obtaining this funding or of the timing thereof. Moreover, the Debtor is dependent on funding from Enrichment Corp to satisfy its 20% cost sharing, which funding is not guaranteed. The Debtor is supporting DOE’s evaluation of a range of options for utilizing the American Centrifuge technology to support national security requirements and believes that extending the RD&D Program or entering into a successor program for the balance of the government fiscal year through September 2014 and beyond is the best option to maintain a domestic enrichment capability to meet national security objectives and potential future commercial deployment. However, there is no assurance that DOE and Congress will extend or enter into a successor RD&D Program or will provide the funding for such a program for the balance of government fiscal year 2014 or in any subsequent government fiscal year. There is no assurance regarding what option, if any, DOE will pursue to maintain a domestic enrichment capability or as to the scope, schedule, cost and funding of such option and whether Congress will support and fund such option. Despite the technical progress being made by the RD&D Program, if the RD&D program is not extended or a successor program is not entered into, if additional funding is not in place at the end of the RD&D Program, if Enrichment Corp discontinues its funding of the Debtor, or if the Debtor determines there is no longer a viable path to commercialization of the American Centrifuge project, the Debtor could demobilize or terminate the project in the near term.

The Debtor is re-evaluating its plan and alternatives for proceeding with the financing and commercial deployment of the American Centrifuge technology, including the availability of additional government support and has initiated discussions with the DOE regarding the project’s need for this support. However, the Debtor has no assurance that it will be successful in achieving any of these measures or the timing thereof. In light of the Debtor’s liquidity, it does not have the ability to continue to fund the American Centrifuge Project at its current levels beyond the end of the RD&D Program without additional government support and even with this support its ability to provide funding throughout 2014 will be limited. Therefore, the Debtor continues to evaluate its options concerning the American Centrifuge Project, including its ability to continue the project prior to or upon completion of the RD&D Program, further demobilization of or delays in the commercial deployment of the project, and termination of the project. The Debtor could make a decision to demobilize or terminate the project in the near term, which would result in severance costs, contractual commitments, contractual termination penalties and other related costs which would impose additional demands, which could be significant, on its liquidity. Such actions may have a material adverse impact on the Debtor’s ability to deploy the American Centrifuge technology, on its liquidity and on the long-term viability of its enrichment business.

If the Debtor is able to obtain the additional government support needed to proceed with commercialization of the American Centrifuge Project, it expects to need at least $4 billion of capital in order to commercially deploy the American Centrifuge Plant. While a portion of that capital could include cash generated by the project during startup and additional capital contributions from Enrichment Corp, the majority of the capital will need to come from third parties. The Debtor has applied for a $2 billion loan guarantee under the DOE Loan Guarantee Program, which was established by the Energy Policy Act of 2005, and it has also had discussions with Japanese export credit agencies regarding financing up to $1 billion of the cost of completing the American Centrifuge Plant, with such potential financing predicated on receiving a DOE loan guarantee. The Debtor anticipates that under such a financing plan the potential remaining sources for capital could include cash generated by the project during startup, available cash flow from Enrichment Corp’s operations and additional third-party capital. The Debtor would expect that the additional third-party capital would be raised at the project level, including through the issuance of additional equity participation in the project. The Debtor is uncertain regarding the amount of internally generated cash flow from operations that will be available to fund the project in light of the delays in deployment of the project, reduced cash flow from operations as a result of ceasing enrichment at the Paducah Plant and potential requirements for internally generated cash flow to satisfy pension and postretirement benefits and other obligations. The amount of capital that the Debtor would be able to contribute to the project going forward would also impact its share of the ultimate ownership of the project, which would likely be reduced as a result of raising equity and other capital to deploy the project. The Debtor does not currently have any of its own funds available to invest in the equity of American Centrifuge Plant in order to retain a meaningful economic stake in the project to the extent it is commercialized.

In order to successfully raise the necessary capital, the Debtor needs to demonstrate a viable business plan that supports loan repayment and provides potential investors with an attractive return on investment based on the project's risk profile, which as described above is not supported by current enrichment market conditions without additional government support. The Debtor could also take actions to restructure the American Centrifuge Project that could result in changes in its anticipated ownership of or role in the project.

6.	The Debtor Could Demobilize Or Terminate The American Centrifuge Project In The Near Term, Which Could Have A Material Adverse Effect On Its Liquidity, Business And Prospects
Actions the Debtor may take with respect to the American Centrifuge Project could have significant adverse consequences on its business. A demobilization or termination of the American Centrifuge Project could raise doubt about the Debtor’s long-term viability and could result in actions by third parties that could give rise to events that individually, or in the aggregate, impose significant demands on its liquidity. For example, the PBGC could take the position that a demobilization of the American Centrifuge Project, either alone or taken together with actions related to the transition of the Paducah Plant, create potential liabilities under the Employee Retirement Income Security Act of 1974, as amended, Section 4062(e). A demobilization or termination of the American Centrifuge Project could also result in actions by vendors, customers, creditors and other third parties in response to the Debtor’s actions or based on their view of its financial strength and future business prospects. In addition, the Debtor could incur significant costs in connection with a demobilization or termination of the American Centrifuge Project that could put significant demands on its liquidity. The Debtor currently estimates that it could incur total employee related severance and benefit costs of approximately $16 million for all American Centrifuge workers in the event of a full demobilization of the project. In addition, the Debtor currently estimates ongoing contractual commitments at December 31, 2013, of approximately $32 million. Depending on the length of the demobilization period, the Debtor would also incur significant costs related to the execution of the demobilization in addition to the costs described above. The Debtor’s actual costs could be greater than these estimates. Continued funding to the Debtor from Enrichment Corp would also be in doubt in this scenario.

7.	Actions The Debtor Has Taken Or May Take To Reduce Spending On The American Centrifuge Project May Have Adverse Consequences On The American Centrifuge Project
The Debtor is currently limited in the amounts it can spend on the American Centrifuge Project to the amounts available under the RD&D Program, and additional spending reductions may be needed to keep spending within available RD&D funding going forward. There is no assurance that any additional funding for the RD&D Program or the American Centrifuge Project will be made available. The Debtor also does not have a source for continued funding for the American Centrifuge Project after completion of the RD&D Program. Reductions in spending on the American Centrifuge Project or potential demobilization could:

•	adversely affect the Debtor’s ability to execute the RD&D Program;

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cause the Debtor to need to suspend or possibly to terminate contracts with suppliers and contractors involved in the American Centrifuge Project and make it more difficult to maintain key suppliers for the American Centrifuge Plant and the manufacturing infrastructure developed over the last several years;

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cause the Debtor to implement worker layoffs and potentially lose key skilled personnel, some of whom have security clearances, which could be difficult to re-hire or replace, and incur severance and other termination costs;

•	delay efforts to reduce the centrifuge machine cost through value engineering; and

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delay deployment of the American Centrifuge Project and increase its overall cost, which could adversely affect the overall economics of the project and the Debtor’s ability to successfully commercialize the American Centrifuge technology.

8.	Failure To Meet Milestones Under The 2002 DOE-USEC Agreement Could Result In The DOE Exercising One Or More Remedies Under The 2002 DOE-USEC Agreement
The 2002 DOE-USEC Agreement requires the Debtor to develop, demonstrate and deploy advanced enrichment technology in accordance with milestones and provides for remedies in the event of a failure to meet a milestone under certain circumstances, including the following milestones:

•	May 2014 - Successful completion of the American Centrifuge Cascade Demonstration Test Program

•	June 2014 - Commitment to proceed with commercial operation

•	November 2014 - Secure firm financing commitment(s) for the construction of the commercial American Centrifuge Plant with an annual capacity of approximately 3.5 million SWU per year

•	July 2017 - Begin commercial American Centrifuge Plant operations

•	September 2018 - Commercial American Centrifuge Plant annual capacity at 1 million SWU per year

•	September 2020 - Commercial American Centrifuge Plant annual capacity of approximately 3.5 million SWU per year
The DOE has full remedies under the 2002 DOE-USEC Agreement if the Debtor fails to meet a milestone that would materially impact its ability to begin commercial operations of the American Centrifuge Plant on schedule, and such delay was within the Debtor’s control or was due to its fault or negligence. These remedies include terminating the 2002 DOE-USEC Agreement, revoking the Debtor’s access to the DOE’s centrifuge technology that is required for the success of the American Centrifuge Project, requiring the Debtor to transfer certain rights in the American Centrifuge technology and facilities to the DOE, and requiring the Debtor to reimburse the DOE for certain costs associated with the American Centrifuge Project. The Debtor also granted to the DOE an irrevocable, non-exclusive right to use or permit third parties on behalf of the DOE to use all centrifuge technology intellectual property (“Centrifuge IP”) royalty free for U.S. government purposes (which includes completion of the cascade demonstration test program and national defense purposes, including providing nuclear material to operate commercial nuclear power reactors for tritium production). The Debtor also granted an irrevocable, non-exclusive license to the DOE to use such Centrifuge IP developed at its expense for commercial purposes (including a right to sublicense), which may be exercised only if the Debtor misses any of the milestones under the 2002 DOE-USEC Agreement or if the Debtor (or its affiliate) is no longer willing or able to proceed with, or has determined to abandon or has constructively abandoned, the commercial deployment of the centrifuge technology. Such commercial purposes licenses are subject to payment of an agreed upon royalty rate to the Debtor, not exceed $665 million in the aggregate.
Any of these actions could have a material adverse impact on the Debtor’s business and prospects. Uncertainty surrounding the milestones under the 2002 DOE-USEC Agreement or the initiation by the DOE of any action or proceeding under the 2002 DOE-USEC Agreement could adversely affect the Debtor’s ability to obtain financing for the American Centrifuge Project.

9.	The Continued Effects On The Industry Of The March 11, 2011 Earthquake And Tsunami In Japan Could Materially And Adversely Affect The Company’s Business, Results Of Operations And Prospects
The nuclear fuel industry continues to be affected by the aftermath of the March 2011 earthquake and tsunami in Japan that irreparably damaged nuclear reactors at Fukushima. The restart of reactors in Japan has taken significantly longer than initially estimated and none of the 50 reactors in Japan is in operation today. Sixteen reactors have begun restart procedures with regulatory authorities, but no reactor is expected to return to operational status before mid-2014. The Japanese Nuclear Regulatory Authority has stated that it will take a minimum of six months to review a reactor seeking to restart, after which utilities must obtain consent from local authorities to commence operations. Germany has shut down eight of its reactors and announced that it will be phasing out all 17 nuclear reactors by 2022. Although Enrichment Corp does not serve any of the German reactors, the shutdown of any reactor contributes to the excess supply in the market.
The events at Fukushima and its aftermath have negatively affected the balance of supply and demand. This impact could continue to grow depending on the length and severity of delays or cancellations of deliveries. Prior to the events in Japan, Japanese demand was approximately 6 million SWU annually. The longer that this demand is reduced or absent from the market, the greater the cumulative impact on the market. Spot-market prices for Enrichment Corp’s products are at their lowest levels in seven years and this trend could continue or worsen. Suppliers whose deliveries are cancelled or delayed due to shutdown reactors or delays in reactor refuelings have excess supply available to sell in the market. This could adversely affect Enrichment Corp’s success in selling LEU. Decreases in SWU prices could also adversely affect the Debtor’s ability to finance and deploy the American Centrifuge Plant. The events have created significant uncertainty and the Company’s business, cash flow, results of operations and prospects could be materially and adversely affected.
Enrichment Corp has long been a leading supplier of LEU to Japan and TEPCO, owner of the Fukushima plant, has historically been one of Enrichment Corp’s largest customers. Sales to Japanese utility customers in 2013 were approximately $105 million. As of December 31, 2013, estimated future revenue from Japanese utilities under contracts in backlog is expected to be approximately 26% of the total backlog. A portion of these contracts are requirements contracts and therefore sales to Japanese utility customers with such contracts could be delayed or ultimately canceled depending on how quickly their reactors return to service. If deliveries under contracts included in Enrichment Corp’s backlog are significantly delayed, modified or canceled, because purchases are tied to requirements or because customers seek to limit their obligations under existing contracts, Enrichment Corp’s revenues and earnings may be materially and adversely impacted, with a corresponding impact on the Debtor’s financial condition and prospects.
The effects of the March 2011 earthquake and tsunami in Japan, and other market conditions, have impacted the Debtor’s ability to finance and deploy the American Centrifuge Plant, including obtaining financing in the timeframe needed and the overall economics of the project. Funding following the RD&D Program, as well as the economics, financing and timing of commercial deployment, are uncertain. The DOE loan guarantee process has taken longer than anticipated and there may be additional delays that could adversely affect the Debtor’s ability to successfully finance and deploy the American Centrifuge Plant. The Debtor’s ability to finance the project could also be further adversely impacted by the potential extended duration of the current supply/demand imbalance in the market for LEU. In addition, while the Debtor has discussed with Japanese export credit agencies financing up to $1 billion of the cost of completing the American Centrifuge Plant, these discussions could be adversely affected by the impacts of the events in Japan and the delay in commercial deployment. There is no assurance that the Japanese export credit agencies will not shift their priorities in the future or otherwise be unable to provide financing in the amount needed. If the Debtor’s ability to obtain Japanese export credit agency financing was adversely affected, this would also adversely affect the ability to obtain a DOE loan guarantee and complete the American Centrifuge Plant.
The March 2011 events in Japan could also have a material and adverse impact on the nuclear energy industry in the long term. The impact of the events could harm the public’s perception of nuclear power and could raise public opposition to the planned future construction of nuclear plants. Some countries may delay or abandon deployment of nuclear power as a result of the events in Japan. Italy has renewed its moratorium on nuclear power and other European Union countries are reviewing their future plans for nuclear power. Countries have undertaken new safety evaluations of their plants and how well they operate in situations involving earthquakes and other natural disasters and other situations involving the loss of power. Several investment banks have exited uranium trading in the past few months and spot demand has declined. The uranium market continues to be oversupplied and prices remain under downward pressure because of the continued delay of reactor restarts in Japan. Demand for nuclear fuel could be negatively affected by such actions, which could have a material adverse effect on the Company’s results of operations and prospects.
Any resulting increased public opposition to nuclear power could lead to political opposition and could slow the pace of global licensing and construction of new or planned nuclear power facilities or negatively impact existing facilities’ efforts to extend their operating licenses. The events could also result in additional permitting requirements and burdensome regulations that increase costs or have other negative impacts and could raise concerns regarding potential risks associated with certain reactor designs or nuclear power production. Since Fukushima, the NRC staff has issued requirements for design-basis enhancements to improve U.S. nuclear safety. The implementation of these plant upgrades has been projected to cost approximately $3.6 billion over three to five years. This could adversely affect the economic viability of the facilities of the Company’s customers. The events in Japan have also raised concerns regarding how to deal with spent fuel, which could result in additional burdensome regulations or costs to the nuclear industry which could potentially impact demand for LEU. These events could adversely affect the Company’s business, results of operations and prospects.

10.	Enrichment Corp Is Entirely Dependent On Purchases Of Russian LEU And Existing Inventory To Meet Its Obligations To Customers
With the cessation of enrichment at the Paducah Plant, Enrichment Corp is now entirely dependent on purchases of Russian LEU and existing inventory to meet its obligations to customers. A significant delay in, or stoppage or termination of, deliveries of LEU from Russia under the Russian Supply Agreement or a failure of the LEU to meet quality specifications set forth in such agreements, could adversely affect Enrichment Corp’s ability to make deliveries to customers and would adversely affect revenues and results of operations. A delay, stoppage or termination could occur due to a number of factors, including logistical or technical problems with shipments, commercial or political disputes between the parties or their governments, or a failure or inability by either party to meet the terms of such agreements. Geopolitical events, including domestic or international reactions or responses to such events and subsequent government or international actions, could also impact Enrichment Corp’s ability to purchase, sell or make deliveries of LEU from Russia to customers. An interruption of deliveries under the Russian Supply Agreement could, depending on the length of such an interruption, threaten Enrichment Corp’s ability to fulfill these delivery commitments with adverse effects on Enrichment Corp’s reputation, costs, results of operations, cash flows and long-term viability. Depending upon the reasons for the interruption and subject to limitations of liability and force majeure terms under sales contracts as well as the availability, cost and terms of alternative sources of supply,, Enrichment Corp could be required to compensate customers for a failure or delay in delivery. Any adverse effects experienced by Enrichment Corp will have corresponding impact on the Debtor’s business and prospects.

11.
Enrichment Corp May Be Unable To Sell All Of The Commercial Russian LEU That It Purchases Under The Russian Supply Agreement For Prices That Cover Its Purchase Costs, Which Could Adversely Affect Its Profitability And The Viability Of Its Business; Restrictions On U.S. Imports Of LEU Could Adversely Affect The Ability To Sell Commercial Russian LEU Purchased Under The Russian Supply Agreement

Enrichment Corp may not achieve the anticipated benefits from the Russian Supply Agreement because of current market prices for LEU and restrictions on U.S. imports of LEU and other uranium products produced in the Russian Federation. The price Enrichment Corp is charged for the SWU component of Russian LEU under the Russian Supply Agreement is determined by a formula that combines a mix of price points and other pricing elements. A multi-year retrospective view of market-based price points in the formula is used to minimize the disruptive effect of short-term swings in these price points, but may result in prices that are not aligned with the prevailing market prices when those prices are depressed, as is currently the case. Currently, the price Enrichment Corp is paying for Russian LEU is above market prices. Further, there are floor prices applicable to the calculation of the price for such SWU. While the agreement provides for reexamination of a key element of the pricing formula in later years to account for significant increases or decreases in market prices, there can be no assurance that this will result in a reduction in the price Enrichment Corp would pay in those years. These factors may limit Enrichment Corp’s ability to make new sales at prices that exceed the purchase price it pays for the Russian LEU. While the prices included in its existing sales contracts in its backlog currently exceed the price Enrichment Corp pays for Russian LEU, Enrichment Corp’s ability to place Russian LEU into its backlog contracts is subject to the limitations.

As stated previously, the Russian Supply Agreement provides for the supply by TENEX of commercial Russian LEU to Enrichment Corp over a ten-year period with deliveries beginning in 2013. Sales of Russian LEU are more challenging than sales of material produced by Enrichment Corp. Some of Enrichment Corp’s customers are unable or unwilling to accept Russian LEU. In addition, Enrichment Corp may not achieve the anticipated benefits from the Russian Supply Agreement because of restrictions on U.S. imports of LEU and other uranium products produced in the Russian Federation. These imports (other than LEU imported under the Russian Contract under the Megatons to Megawatts program) are subject to quotas imposed under legislation enacted into law in September 2008 and under the 1992 Russian Suspension Agreement, as amended. Under the new Russian Supply Agreement, Enrichment Corp has the right to use a portion of the import quotas to support its sales in the United States of SWU purchased under the Russian Supply Agreement beginning in 2014. Further, prior to the expiration of the quotas at the end of 2020, Enrichment Corp will not be able to import for consumption in the United States LEU delivered to Enrichment Corp under the Russian Supply Agreement in excess of the portion of the quotas available to it. This restriction does not apply to imports that are not subject to the quotas (e.g., for use in initial fuel cores for any U.S. nuclear reactors entering service for the first time). Enrichment Corp expects to exhaust its inventory in late 2015 or early 2016. Enrichment Corp’s existing contractual obligations to United States customers in 2016 and 2017 exceed Enrichment Corp’s allotted portion of the import quota. To the extent Enrichment Corp is unable to procure LEU from the American Centrifuge Plant at that time, Enrichment Corp will be required to procure LEU from other sources to service its United States customers. Further, the LEU that Enrichment Corp cannot sell for consumption in the United States will have to be sold for consumption by utilities outside the United States, but the ability to sell to those utilities may be limited by policies of foreign governments or regional institutions that seek to restrict the amount of Russian LEU purchased by utilities under their jurisdiction. Accordingly, there is no assurance that Enrichment Corp will be successful in its efforts to sell this LEU in the United States or outside of the United States.

12.	The Company’s Defined Benefit Pension Plans Are Underfunded
Each of the Debtor and Enrichment Corp maintain qualified defined benefit pension plans which together cover approximately 7,100 current and former employees and retirees, including approximately 881 active employees. These pension plans are guaranteed by the PBGC, a wholly owned U.S. government corporation that was created by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). At December 31, 2013, these plans were underfunded (based on generally accepted accounting principles (“GAAP”)) by approximately $123 million. Under ERISA, as both the Debtor and Enrichment Corp are members of the “controlled group,” the Debtor is jointly and severally obligated to the PBGC for any liability of Enrichment Corp under ERISA Section 4062(e), and Enrichment Corp is jointly and severally obligated to the PBGC for any liability of the Debtor under ERISA Section 4062(e).

On September 30, 2011, Enrichment Corp completed the de-lease of the Portsmouth Plant and transition of employees performing government services work to the DOE’s decontamination and decommissioning contractor. Enrichment Corp notified the PBGC of this occurrence. Pursuant to ERISA Section 4062(e), if an employer ceases operations at a facility in any location and, as a result, more than 20% of the employer’s employees who are participants in a PBGC-covered pension plan established and maintained by the employer are separated, the PBGC has the right to require the employer to place an amount in escrow or furnish a bond to the PBGC to provide protection in the event the plan terminates within five years in an underfunded state. Alternatively, the employer and the PBGC may enter into an alternative arrangement with respect to any such requirement, such as accelerated funding of the plan or the granting of a security interest. The PBGC could also elect not to require any further action by the employer. The PBGC has informally advised Enrichment Corp of its preliminary view that the Portsmouth Plant transition is a cessation of operations that triggers liability under ERISA Section 4062(e) and that its preliminary estimate is that the ERISA Section 4062(e) liability (computed taking into account the plan’s underfunding on a “termination basis,” which amount differs from that computed for GAAP purposes) for the Portsmouth Plant transition is approximately $130 million. Enrichment Corp informed the PBGC that it does not agree with the PBGC’s view that ERISA Section 4062(e) liability was triggered in 2011, and also disputes the amount of the preliminary PBGC calculation of the potential ERISA Section 4062(e) liability. In addition, Enrichment Corp believes that the DOE is responsible for a significant portion of any pension costs associated with the transition of employees at the Portsmouth Plant. Enrichment Corp plans to engage in further discussions with the PBGC, but has not reached a resolution with the PBGC and there is no assurance that a consensual resolution will be reached.
With respect to Enrichment Corp’s Paducah Plant, which ceased enrichment at the end of May 2013, the PBGC could take the position that ceasing enrichment or other transition actions at the Paducah Plant, either alone or taken together with actions related to the transition of the Paducah Plant, could create additional potential liabilities under ERISA Section 4062(e). Enrichment Corp would seek to defend against this position based on the facts and circumstances at the time. Given the significant number of employees who were employed at the Paducah Plant prior to the cessation of enrichment, the amount of any potential liability related to the cessation of enrichment or other transition actions at the Paducah Plant could be more significant than the preliminary PBGC calculation of the potential ERISA Section 4062(e) liability in connection with the Portsmouth Plant transition of approximately $130 million. In the event that ceasing enrichment or other transition actions at Paducah constitutes a cessation of operations that triggers liability under ERISA Section 4062(e), the potential amount of any liability would depend on various factors, including the amount of any underfunding under the affected defined benefit pension plan (also computed based on the plan’s underfunding on a “termination basis”), taking into account plan asset performance and changes in interest rates used to value liabilities, as well as the number of employees who are participants in the affected plan prior to any covered event and the number of such employees who leave the plan as a result of any such event, and whether the pension obligations are transferred to a subsequent employer on the site. In light of current demands on Enrichment Corp’s liquidity, depending on the timing and amount of any requirement to satisfy any such liability, Enrichment Corp might not have the cash needed to do so, which could have a material adverse effect on its liquidity and prospects. This would in turn impact the Debtor, not only because it is jointly and severally liable with Enrichment Corp, but also because it is currently dependent on Enrichment Corp for financing.
In addition, despite the technical progress being made by the RD&D Program, the Debtor could still determine to demobilize the project in the event the RD&D Program is not extended or in the event of lack of long-term funding for the RD&D Program or lack of prospects for successful financing and commercialization of the American Centrifuge Project. The PBGC could take the position that a future decision to demobilize the American Centrifuge Program, either alone or taken together with the cessation of enrichment at the Portsmouth Plant and Paducah Plant, could create additional potential liabilities under ERISA Section 4062(e) with respect to the Debtor’s pension plan, the amount of which would depend on the various factors described above. The Debtor would also seek to defend against this position based on the facts and circumstances at the time. In light of current demands on the Debtor’s liquidity, as well as on Enrichment Corp’s liquidity, which would have joint and several liability with the Debtor, depending on the timing and amount of any requirement to satisfy any such liability, the Debtor or Enrichment Corp might not have the cash needed to do so, which could have a material adverse effect on their respective liquidity and prospects.

13.	Even If The Debtor Successfully Completes The RD&D Program, It May Not Obtain A Loan Guarantee From The DOE And Other Financing Needed For The Project And Could Demobilize Or Terminate The Project
The Debtor applied for a $2 billion loan guarantee under the DOE Loan Guarantee Program in July 2008. Instead of moving forward with a conditional commitment for a loan guarantee, in the fall of 2011, the DOE proposed the RD&D Program. The DOE indicated that the application for a DOE loan guarantee would remain pending during the RD&D Program but has given no assurance that a successful RD&D Program will result in a loan guarantee. The Debtor intends to continue to pursue financing for the American Centrifuge Plant, including a DOE loan guarantee; however, there is no assurance that it will be successful in obtaining a DOE loan guarantee. Factors that could affect the Debtor’s ability to obtain a DOE loan guarantee include:

•	the ability to address the DOE’s technical concerns to the DOE’s satisfaction through the RD&D Program;

•
the ability to address the DOE’s financial concerns to the DOE’s satisfaction, including the Debtor’s inability to confirm and consummate the Plan, thereby achieving the balance sheet restructuring contemplated by the Plan, or a determination by DOE that the balance sheet restructuring achieved through the Plan is inadequate to address its financial concerns;

•	the ability to address any additional concerns that may be raised by the DOE as part of its review of the Debtor’s loan guarantee application in the future;

•	the ability to demonstrate to the DOE that the Debtor can obtain the capital needed to complete the American Centrifuge Plant;

•	reliance on the continued support of the Debtor’s strategic investors, Toshiba and B&W;

•	the ability to reach agreement with the DOE regarding the terms of a loan guarantee conditional commitment;

•
the outcome of any reviews of the Debtor’s loan guarantee application by the DOE credit group, the Office of Management and Budget, the Department of the Treasury and the National Economic Council, including uncertainty regarding the Debtor’s ability to achieve a manageable credit subsidy cost estimate and to fund any potential capital shortfall that would be created by a high credit subsidy cost; and

•	uncertainty regarding the continuation of the DOE Loan Guarantee Program, including the impact of defaults and related investigations under the DOE Loan Guarantee Program.
In light of the Debtor’s inability to obtain a conditional commitment for the DOE loan guarantee to date, and given the significant uncertainty surrounding the prospects for obtaining a DOE loan guarantee and the timing thereof, the Debtor continues to evaluate its options concerning the American Centrifuge Project. Evaluation of these options is ongoing and a decision could be made at any time to pursue one or more of these options. The Debtor may also take actions in the future if it determines at any time that it does not see a path forward to the receipt of a loan guarantee conditional commitment or if it sees further delay or increased uncertainty with respect to its prospects for obtaining a loan guarantee and commercializing the American Centrifuge Project, or for other reasons, including as needed to preserve its liquidity. Further cuts in project spending and staffing could make it even more difficult to remobilize the project and could lead to more significant delays and increased costs and potentially make the project uneconomic. Termination of the American Centrifuge Project could have a material adverse impact on the Company’s business and prospects because the long-term competitive position of its enrichment business depends on the successful deployment of competitive gas centrifuge enrichment technology.

14.	Apart From A DOE Loan Guarantee, Commercialization Of The American Centrifuge Technology Will Require Additional External Financial And Other Support That May Be Difficult To Secure
The Debtor may not be able to attract the financing it needs to complete the American Centrifuge Project in a timely manner or at all. The Debtor has had discussions with Japanese export credit agencies (“ECAs”) regarding financing up to $1 billion of the cost of completing the American Centrifuge Plant. Any Japanese ECA financing will be subject to the terms and conditions negotiated with the lenders and the Debtor will need to satisfy any technical, financial and other conditions to funding in order to close on the financing. The Debtor is dependent on Toshiba's support for these discussions. In addition, the Debtor’s ability to obtain Japanese ECA financing is also dependent upon the project receiving a DOE loan guarantee. There is no assurance that the Debtor will obtain this financing.
The Debtor also expects to need at least $1 billion of capital to complete the project in addition to the DOE loan guarantee and the Japanese ECA funding. The amount of additional capital is dependent on a number of factors, including the amount of any revised cost estimate and schedule for the project, the amount of contingency or other capital the DOE may require as part of a loan guarantee, and the amount of the DOE credit subsidy cost that would be required to be paid in connection with a loan guarantee. The Debtor currently anticipates the sources for this capital to include cash generated by the project during startup, available cash flow from Enrichment Corp’s operations and additional third-party capital. The Debtor expects that additional third-party capital would be raised at the project level, including through the issuance of additional equity participation in the project. However, there is no assurance that the Debtor will be able to raise this capital in the timeframe needed or at all. Raising additional equity or other capital to deploy the project could significantly reduce the Debtor’s anticipated share of the ultimate ownership of the project and it could determine to terminate the project. Factors that could affect the Debtor’s ability to obtain Japanese ECA financing or other financing needed to complete the American Centrifuge Plant or the cost of such financing include:

•	the ability to get loan guarantees or other support from the U.S. government;

•	the continued participation of the Debtor’s strategic investors Toshiba and B&W;

•	the ability to address the financial concerns identified by the DOE;

•	potential shifts in the priorities of Japanese ECAs as a result of the March 2011 events in Japan or other factors outside of the Debtor’s control;

•	the ability to satisfy the DOE that efforts the Debtor has taken, including with respect to the RD&D Program and other efforts to reduce technology risk have addressed their concerns;

•	the estimated costs, efficiency, timing and return on investment of the deployment of the American Centrifuge Plant;

•
the ability to secure and maintain a sufficient number of long-term SWU purchase commitments from customers on satisfactory terms, including adequate prices, in particular in light of uncertainty regarding the potential duration of the current supply/demand imbalance in the market for LEU;

•
the level of success of Enrichment Corp’s current operations and the amount of internally generated cash flow from operations that it has available to finance the project and potential requirements for internally generated cash flow to satisfy pension and postretirement benefits and other obligations;

•	the willingness of Enrichment Corp to invest any excess cash in the American Centrifuge Plant and the terms of any such investment;

•	SWU prices and current and anticipated future SWU market conditions and the impact on the overall economics of the American Centrifuge Plant and the Debtor’s ability to attract the necessary capital;

•	the Debtor’s perceived competitive position and investor confidence in its industry and in the Debtor;

•	projected costs for the decontamination and decommissioning of the American Centrifuge Plant, and the impact of related financial assurance requirements;

•
concerns about the Company’s perceived financial strength, including as a result of significant net losses in recent years, its ability to obtain or delays in obtaining confirmation of the Plan, and uncertainty regarding the ability to continue as a going concern;

•	the Debtor’s credit rating;

•	market price and volatility of the Debtor’s common stock, including the New Common Stock to be issued under the Plan;

•	general economic and capital market conditions;

•	the continuing impact of the March 2011 events in Japan;

•	conditions in energy markets;

•	regulatory developments, including changes in laws and regulations;

•
reliance on LEU delivered to Enrichment Corp under the Russian Supply Agreement, and uncertainty regarding deliveries and market based components of prices under the Russian Supply Agreement, and limitations on its ability to sell commercial Russian LEU purchased under the Russian Supply Agreement;

•	restrictive covenants in the Exit Facility, the New Indenture and any future financing arrangements that limit operating and financial flexibility; and

•	adverse reactions to the Debtor’s filing for chapter 11 relief which cause potential financing partners to decline participation in the funding of the American Centrifuge Project.

15.	Increased Costs And Cost Uncertainty Could Adversely Affect The Debtor’s Ability To Finance And Deploy The American Centrifuge Plant
As the Debtor executes the RD&D Program, it is reevaluating its approach to the commercial deployment of the technology, including the development of a comprehensive revised construction cost estimate and schedule for the commercial deployment. The Debtor continues to expect the funding needed to complete the project to be substantial. There are significant carrying costs associated with the project and maintaining the manufacturing infrastructure. Following the RD&D Program or if additional funding to extend the RD&D Program is not provided in a timely manner or at all, these costs would have to be borne by the Debtor. Such additional carrying costs could further threaten the overall economics of the project, and the Debtor currently does not have any funding in place to meet any such costs.
In connection with obtaining any financing in the future for commercial deployment, including as part of any submittal of a future update to its application with the DOE Loan Guarantee Office and other American Centrifuge commercialization efforts, the Debtor would need to resume negotiating with suppliers regarding the transition to fixed cost or maximum cost contracts to complete the project. However, these suppliers may not be willing to provide fixed cost or maximum cost contracts on terms that are acceptable to the Debtor or potential lenders or at all. The cost and schedule for the project would depend on a large variety of factors, including how the Debtor ultimately deploys the project and the timing thereof, decisions by DOE and Congress on whether to extend, revise or terminate the RD&D Program and on the preferred option (if any) for maintaining a domestic enrichment capability to meet national security requirements as well as the scope, schedule, cost and funding for such option, the outcome of future discussions with suppliers, changes in commodity and other costs, and the ability to develop and implement cost saving and value engineering actions. There is no assurance that the Debtor will achieve required schedule or target costs for the project which could increase costs for the project and further threaten its ability to develop a viable business plan for commercial deployment that supports loan repayment and provides potential investors with an attractive return on investment based on the project's risk profile, which as described above is not supported by current enrichment market conditions without additional government support.
Further increases in the cost of the American Centrifuge Plant would increase the amount of external capital the Debtor must raise and would adversely affect its ability to successfully finance and deploy the American Centrifuge Plant. The Debtor cannot assure investors that the costs associated with the American Centrifuge Plant will not be materially higher than anticipated or that efforts taken to mitigate or minimize cost increases will be successful or sufficient. Cost estimates and budget for the American Centrifuge Plant have been, and will continue to be, based on many assumptions that are subject to change as new information becomes available or as events occur. Regardless of the Debtor’s success in implementing the RD&D Program, uncertainty surrounding its ability to accurately estimate costs or to limit potential cost increases could jeopardize its ability to successfully finance and deploy the American Centrifuge Plant. Inability to finance and deploy the American Centrifuge Plant could have a material adverse impact on the Company’s business and prospects because the long-term competitive position of the Company’s enrichment business depends on the successful deployment of competitive gas centrifuge enrichment technology.

16.	The Centrifuge Machines And Supporting Equipment Deployed In The American Centrifuge Plant May Not Meet Performance Or Availability Targets Over The Life Of The Project
The target output for the American Centrifuge Plant is based on assumptions regarding performance and availability of centrifuge machines and related equipment and actual performance may be different than expected. Factors that can influence performance include:

•	the performance and reliability of individual centrifuge components built by strategic suppliers;

•	the availability and performance of plant support systems;

•	the operable lives of individual components and the level of maintenance required to sustain overall plant availability;

•	the ability to acquire or manufacture replacement parts for centrifuges or plant support systems when needed; and

•	differences in actual commercial plant conditions from the conditions used to establish and test design criteria.
The AC100 machines built as part of the RD&D Program are expected to operate at the targeted performance level of 350 SWU per machine, per year over their 30-year lifetimes. The Debtor achieved the 350 SWU performance target during the RD&D Program. However, failure to achieve targeted performance over the life of the American Centrifuge Plant could affect the overall economics of the American Centrifuge Plant and the ability to finance and successfully deploy the project. This could have a material adverse impact on the Company’s business and prospects.

17.	The Debtor Relies On Third-Party Suppliers For Key Components For The AC 100 Machine For The RD&D Program And The American Centrifuge Plant
The Debtor relies on third-party suppliers for key American Centrifuge components. Although spending on the American Centrifuge Project has been reduced, the Debtor continues to purchase from suppliers key components for the AC100 machines that are being assembled and built as part of the RD&D Program. In the event the project is ramped up, the dependence on key suppliers will increase. The failure of any of the suppliers to provide their respective components as scheduled or at all or of the quality and the precise specifications needed could result in substantial delays in, or otherwise materially hamper, the deployment of the American Centrifuge Plant.
There are a limited number of potential suppliers for these key components and finding alternate suppliers could be difficult, time consuming and costly. Because of this, the Debtor’s ability to obtain favorable contractual terms with these suppliers is limited. The Debtor may also have issues with respect to the retention of key suppliers as a result of reduced spending or as a result of further delays in commercial deployment, which could adversely affect the Debtor’s ability to remobilize.
The Debtor could face challenges with ensuring the ability and willingness of strategic suppliers to continue at low rates of production for a prolonged period of time absent greater certainty on timing for financing and a definitive timeline for commercialization and full remobilization. While executing the RD&D Program, the Debtor expects to continue its current agreements with suppliers in which the Debtor bears certain cost, schedule and performance risk. Although the Debtor will seek to manage these risks, no assurances can be provided that the Debtor will be able to do so. This could result in cost increases and unanticipated delays. The Debtor’s inability to effectively integrate these suppliers and other key third-party suppliers could also result in delays and otherwise increase costs. Delays could also occur if the Debtor decides to search for alternate suppliers or to self-perform certain items that it previously anticipated outsourcing to third-party suppliers.

18.	The Debtor Is Dependent On The Continued Cooperation And Support Of Toshiba And B&W
Toshiba and B&W have been important strategic partners to the Debtor in its effort to deploy the American Centrifuge Project. Their support was evidenced in the investment transactions that resulted in Toshiba and B&W acquiring the USEC Preferred Stock and agreeing to make additional investments conditioned upon, among other things, progress in obtaining a loan guarantee from the DOE. Although the conditions were not satisfied prior to the Petition Date, and thus no additional investments were made, Toshiba and B&W have continued to evidence their support by entering into, respectively, the Toshiba Plan Support Agreement and the B&W Plan Support Agreement. Under these Plan Support Agreements, Toshiba and B&W have agreed to discuss in good faith possible future funding to the American Centrifuge Project, subject to certain conditions. As discussed above, these Plan Support Agreements contain termination rights that may be exercised by B&W and/or Toshiba. If any of these termination rights are exercised, B&W and/or Toshiba may withdraw their support from the Plan, as may the Consenting Noteholders.
If either Toshiba or B&W were to withdraw their support for the American Centrifuge Project, that could have a significant adverse impact on the Debtor’s ability to deploy the American Centrifuge Plant and on the Debtor’s business and prospects. Toshiba and B&W participate in the enhanced program execution structure required by the DOE for the RD&D Program. Under the RD&D Cooperative Agreement the Debtor entered into with the DOE, the Debtor and its non-debtor subsidiary AC Demonstration carry out the RD&D Program. AC Demonstration has put in place a program management and enhanced program execution structure as required by the RD&D Cooperative Agreement, which includes participation by Toshiba and B&W. In addition, the ability to obtain Japanese ECA financing is highly dependent on the continued support by Toshiba. If the ability to obtain Japanese ECA financing were adversely affected, this would also adversely affect the Debtor’s ability to obtain a DOE loan guarantee and complete the American Centrifuge Plant.

19.	The Debtor May Not Realize The Expected Benefits Of Strategic Relationships With Toshiba Or B&W
Prior to the Petition Date, the Debtor entered into a strategic relationship agreement with Toshiba and B&W that provided a process to explore potential business opportunities throughout the nuclear fuel cycle. That agreement will continue under the Plan, and the Plan provides for a Supplementary Strategic Relationship Agreement to be entered into with Toshiba and B&W. However, the realization of the expected benefits of these strategic relationships is subject to a number of risks, including:

•	success in potential efforts to sell LEU in connection with Toshiba’s nuclear power plant proposals, including Toshiba’s success in nuclear reactor sales;

•	success in achieving cost savings and other benefits through the manufacturing joint venture with B&W;

•	success in reaching agreement on and meeting the conditions for any additional investment by B&W or Toshiba in the American Centrifuge Project; and

•	success in strengthening American Centrifuge Project execution depth through the Debtor’s relationship with Toshiba and B&W.
The Debtor may not achieve the perceived benefits of the strategic relationships to the extent anticipated, which could have an adverse impact on the perceived benefits of these strategic relationships transactions and the Debtor’s prospects.

20.	The Ability To Retain Key Personnel Is Critical To The Success Of The Company’s Business
The success of the Company’s business depends on key executives, managers and other skilled personnel. The ability to retain these key personnel may be difficult in light of the Debtor’s filing for chapter 11 relief, the uncertainties currently facing the business and changes the Company may make to the organizational structure to adjust to changing circumstances. The Debtor or any of the Non-Debtor Subsidiaries may need to enter into retention or other arrangements that could be costly to maintain. The Company does not have employment agreements with its corporate executives or other key personnel, nor does it have key man life insurance policies. If executives, managers or other key personnel resign, retire or are terminated, or their service is otherwise interrupted, the Company may not be able to replace them in a timely manner and it could experience significant declines in productivity. In addition, some of the key personnel are involved in the development of the centrifuge technology and many of them have security clearances. The loss of these key personnel could result in delays in the deployment of the American Centrifuge Project. Given the proprietary nature of centrifuge technology, the Debtor is also at risk as to its intellectual property if key employees resign to work for a competitor.

21.	Changes In The Price For SWU Or Uranium Could Affect Gross Profit Margins And Ability To Service Indebtedness And Finance The American Centrifuge Project
As previously discussed, the events at Fukushima and its aftermath have negatively affected the balance of supply and demand and there is limited uncommitted demand for LEU prior to the end of the decade. This supply/demand imbalance was reflected in lower uranium and nuclear fuel prices during 2012 and 2013. These spot-market prices for the Company’s products are at their lowest levels in seven years. Changes in the price for SWU and uranium are also influenced by numerous other factors, such as:

•	LEU and uranium production levels and costs in the industry;

•	actions taken by governments to regulate, protect or promote trade in nuclear material, including the continuation of existing restrictions on unfairly priced imports;

•	actions taken by governments to narrow, reduce or eliminate limits on trade in nuclear material, including the decrease or elimination of existing restrictions on unfairly priced imports;

•	the release by governments of stockpiles of enriched and natural uranium without consideration of the adverse impact of the availability of those stockpiles on producers;

•	actions of competitors;

•	exchange rates;

•	availability and cost of alternate fuels; and

•	inflation.
The long-term nature of SWU sales contracts with customers delays the impact of any material change in market prices and may prolong any adverse impact of low market prices on gross profit margins. For example, even if prices increase and new higher-priced contracts are secured, the contractual obligation under contracts signed prior to the increase is to deliver LEU and uranium at the lower prices. A decrease in the price for SWU could also affect the Company’s future ability to service its indebtedness and finance the American Centrifuge Project.
The price Enrichment Corp is charged for the SWU component of Russian LEU under the Russian Supply Agreement is determined by a formula that combines a mix of price points and other pricing elements. A multi-year retrospective view of market-based price points in the formula is used to minimize the disruptive effect of short-term swings in these price points, but may result in prices that are not aligned with the prevailing market prices when those prices are depressed, as is currently the case. Currently, the price Enrichment Corp is paying for Russian LEU is above market prices. Further, there are floor prices applicable to the calculation of the price for such SWU. While the agreement provides for reexamination of a key element of the pricing formula in later years to account for significant increases or decreases in market prices, there can be no assurance that this will result in a reduction in the price Enrichment Corp would pay in those years. These factors may limit Enrichment Corp’s ability to make new sales at prices that exceed the purchase price it pays for the Russian LEU. While the prices included in its existing sales contracts in its backlog currently exceed the price Enrichment Corp pays for Russian LEU, its ability to place Russian LEU into its backlog contracts is subject to limitations.

22.	The Company Faces Significant Competition From Three Major Producers Who May Be Less Cost Sensitive Or May Be Favored Due To National Loyalties And From Emerging Competitors In The Domestic Market
The Company, currently through Enrichment Corp, competes with three major producers of LEU, all of which are wholly or substantially owned by governments: Areva (France), Rosatom/TENEX (Russia) and Urenco (Germany, Netherlands and the United Kingdom). These competitors use centrifuge technology to enrich uranium. In addition, Urenco and Rosatom/TENEX are currently expanding their centrifuge production capacity.
There is also the potential that any of these suppliers will further increase their expansion rates from what they have announced, or for Areva to proceed with a currently suspended planned expansion in the United States. All of these represent competition in the Company’s efforts to sell SWU, including output from the American Centrifuge Plant. The Company also faces competition from China and others.
The Company’s competitors have greater financial resources than the Company does, including access to below-market financing terms. Foreign competitors enjoy support from their government owners, which may enable them to be less cost- or profit-sensitive than the Company. In addition, decisions by foreign competitors may be influenced by political and economic policy considerations rather than commercial considerations. For example, foreign competitors may elect to increase their production or exports of LEU, even when not justified by market conditions, thereby depressing prices and reducing demand for LEU, which could adversely affect the Company’s revenues, cash flows and results of operations. Similarly, the elimination or weakening of existing restrictions on imports from foreign competitors could adversely affect the Company’s revenues, cash flows and results of operations.
Imports of LEU and other uranium products produced in the Russian Federation are subject to quotas through 2020 imposed under legislation enacted into law in September 2008 and under the Russian Suspension Agreement. Although the Company believes these limitations will preserve a stable U.S. market, this belief may prove to be wrong.

23.	Dependence On The Company’s Largest Customers Could Adversely Affect The Company
Enrichment Corp’s 10 largest customers in the LEU segment represented 71% of total revenue in 2013, and the three largest customers in the LEU segment represented 39% of total revenue in 2013. Revenue from Energy Northwest under the depleted uranium enrichment arrangement represented approximately 23% of total revenue in 2012 and this agreement has now ended. A reduction in purchases from Enrichment Corp’s other largest customers, whether due to their decision not to purchase optional quantities or for other reasons, including a disruption in their operations that reduces their need for LEU from us, could adversely affect Enrichment Corp’s business and results of operations, with a corresponding negative impact upon the Debtor.
Enrichment Corp is seeing increased price competition as competitors and secondary suppliers lower their prices to sell excess supply created by current market conditions. This has adversely affected the sales efforts of Enrichment Corp and of the Debtor for the American Centrifuge Plant. Because price is a significant factor in a customer’s choice of a supplier of LEU, when contracts come up for renewal, customers may reduce their purchases from Enrichment Corp if it is not able to compete on price, resulting in the loss of new sales contracts. Historically, the Debtor’s ability to compete on price has been limited by Enrichment Corp’s higher operating costs at the Paducah Plant than competitors who operated centrifuge facilities and are protected from competition in their home markets. The Debtor, through AC Enrichment, also must sell the potential future output of the American Centrifuge Plant under long term contracts on price and other terms that will support a reasonable business case and financing for the American Centrifuge Plant. Once lost, customers may be difficult to regain because they typically purchase LEU under long-term contracts. Therefore, given the need to maintain existing customer relationships, particularly with the largest customers, the Company’s ability to raise prices in order to respond to increases in costs or other developments may be limited. In addition, because Enrichment Corp has a fixed commitment to purchase Russian LEU under the Russian Supply Agreement, any reduction in purchases by the customers below the level required for the Company to resell both the Company’s inventory and the Russian material could adversely affect revenues, cash flows and results of operations.
Unless market conditions improve or Enrichment Corp lowers its prices to compete with excess supply, it expects to continue to see a reduction to its sales backlog over time. Enrichment Corp’s ability to make new sales is also constrained by the uncertainty about its future prospects associated with the transition from production at the Paducah Plant to commercial production at the American Centrifuge Plant. During the period of transition to commercialization of the American Centrifuge Plant, Enrichment Corp anticipates a lower level of revenue and sales, aligned with its anticipated sources of LEU from existing inventory and purchases of Russian LEU. The Debtor, through AC Enrichment, will need to enter into long-term contracts for production from the American Centrifuge Plant in order to support the financing of the American Centrifuge Plant, which would add to the Company’s longer-term backlog.

24.	The Ability To Compete In Certain Foreign Markets May Be Limited For Political, Legal And Economic Reasons
Agreements for cooperation between the U.S. government and various foreign governments or governmental agencies control the export of nuclear materials from the United States. If any of the agreements governing exports to countries in which customers are located were to lapse, terminate or be amended, it is possible sales could no longer be made or LEU could no longer be delivered to customers in those countries. This could adversely affect the Company’s results of operations.
Purchases of LEU by customers in the European Union are subject to a policy of the Euratom Supply Agency that seeks to limit foreign enriched uranium to no more than 20% of European Union consumption per year. Application of this policy to consumption in the European Union of the LEU that Enrichment Corp supplies or purchases can significantly limit its ability to make sales to European customers.
Certain emerging markets lack a comprehensive nuclear liability law that protects suppliers by channeling liability for injury and property damage suffered by third persons from nuclear incidents at a nuclear facility to the facility’s operator. To the extent a country does not have such a law and has not otherwise provided nuclear liability protection for suppliers to the projects to which the Company supplies SWU, the Company intends to negotiate terms in its customer contracts that it believes will adequately protect it in a manner consistent with this channeling principle. However, if a customer is unwilling to agree to such contract terms, the lack of clear protection for suppliers in the national laws of these countries could adversely affect the Company’s ability to compete for sales to meet the growing demand for LEU in these markets and the Company’s prospects for future revenue from such sales.

25.	The Dollar Amount Of The Sales Backlog, As Stated At Any Given Time, Is Not Necessarily Indicative Of Future Sales Revenues And Is Subject To Uncertainty
Backlog is the estimated aggregate dollar amount of SWU and uranium sales that the Company expects to recognize as revenue in future periods under existing contracts with customers. At December 31, 2013, backlog was estimated to be $3.3 billion, including $0.4 billion expected to be delivered in 2014. There is no assurance that the revenues projected in the backlog will be realized, or, if realized, will result in profits. While most of Enrichment Corp’s (and all of AC Enrichment’s) contracts provide for fixed purchases of SWU, some contracts are tied to the customer’s SWU requirements. Accordingly, the estimate of backlog is partially based on customers’ estimates of the timing and size of these fuel requirements that may prove to be inaccurate. Backlog is also based on estimates of selling prices, which are subject to change. For example, depending on the terms of specific contracts, prices may be adjusted based on escalation using a general inflation index, published SWU or uranium market price indicators prevailing at the time of delivery, and other factors, all of which are unpredictable, particularly in light of general uncertainty in the nuclear market and the economy generally. The Company uses external composite forecasts of future market prices and inflation rates in its pricing estimates. These forecasts may not be accurate, and therefore estimates of future prices could be overstated. Any inaccuracy in estimates of future prices would add to the imprecision of the backlog estimate.
For a variety of reasons, the amounts of SWU and uranium that Enrichment Corp or the Debtor’s other subsidiaries will sell in the future under its existing contracts, and the timing of customer purchases under those contracts, may differ from estimates. Customers may not purchase as much as the Company predicted, nor at the times the Company anticipated, as a result of operational difficulties, changes in fuel requirements or other reasons. Reduced purchases would reduce the revenues Enrichment Corp or the Debtor’s other subsidiaries actually receives from contracts included in the backlog. For example, revenue could be reduced by actions of the NRC or nuclear regulators in foreign countries issuing orders to delay, suspend or shut down nuclear reactor operations within their jurisdictions, or by an interruption of deliveries of Russian LEU to Enrichment Corp that are needed to meet its delivery commitments to customers. Efforts taken to advance customer orders, including any discounts that are given, could also reduce the amount Enrichment Corp or the Debtor’s other subsidiaries receive under contracts in the backlog. Customers could also seek to modify or cancel orders in response to concerns regarding the Debtor or Enrichment Corp’s financial strength or future business prospects, including as a result of the transition of the Paducah Plant enrichment or as a result of the Debtor’s chapter 11 filing. Increases in purchase costs under the Russian Supply Agreement could cause sales included in the backlog to be at prices that are below cost of sales, which could adversely affect the Debtor’s and Enrichment Corp’s results of operations, and customers may purchase more under lower priced contracts than predicted.
The backlog includes sales prices that are in some cases significantly above current market prices. Therefore, customers may seek to limit their obligations under existing contracts or may be unwilling to extend contracts that have termination rights. The backlog also includes contracts that must be revised to reflect anticipated supply sources during the transition period. Certain customers have contracted with Enrichment Corp or AC Enrichment on the expectation that the Debtor would obtain financing for, or deploy, the American Centrifuge Plant by certain deadlines in the future that if missed, would give the customer a right to terminate the remainder of the contract. The Company estimates that approximately 30% of its backlog is under contracts with requirements related to financing or deployment of the American Centrifuge Plant. Enrichment Corp has been working with customers to renegotiate those contracts to modify or eliminate any such termination rights. Enrichment Corp expects to continue to work with customers regarding the remaining contracts, however, some customers have indicated they expect to exercise their contract termination rights in light of current market prices. Enrichment Corp is also working with customers to modify contracts that may have delivery, scheduling, origin or other terms that may be inconsistent with anticipated supply sources during the transition period. Enrichment Corp has no assurance that its customers will agree to revise existing contracts or will not seek to exercise contract termination rights or require concessions, which could adversely affect the value of its backlog. A loss of all or part of the existing backlog, or a reduction in its value, also could adversely affect the Debtor’s ability to secure adequate contracts to support commercialization of the American Centrifuge Project and the likelihood that the Debtor will succeed in securing financing for, or deploying, the American Centrifuge Plant and thereby adversely affect the Debtor’s prospects.
The sources of supply to meet existing backlog will include LEU delivered under the Russian Supply Agreement, which is subject to U.S. government quotas in the U.S. market and foreign trade restrictions in other markets, and which does not fit the origin requirements of every contract in the backlog. To the extent Enrichment Corp’s delivery obligations cannot be fully met with Russian LEU under the Russian Supply Agreement, Enrichment Corp expects to rely on inventory (and, in the future, supply from the American Centrifuge Plant). To the extent these sources are insufficient, Enrichment Corp could also seek to secure supply from producers and secondary suppliers of LEU with origins that are acceptable under existing contacts, and could also seek a relaxation of trade restrictions or an increase in quotas available to Enrichment Corp, but the timing, cost and availability of any these options is uncertain.

26.	The Company’s Future Prospects Are Tied Directly To The Nuclear Energy Industry Worldwide
Potential events that could affect either nuclear reactors under current or future contracts with the Company or the nuclear industry as a whole, include:

•	accidents, terrorism or other incidents at nuclear facilities or involving shipments of nuclear materials;

•	regulatory actions or changes in regulations by nuclear regulatory bodies;

•
decisions by agencies, courts or other bodies that limit the Debtor’s or its subsidiaries’ ability to seek relief under applicable trade laws to offset unfair competition or pricing by foreign competitors;

•	disruptions in other areas of the nuclear fuel cycle, such as uranium supplies or conversion;

•	civic opposition to, or changes in government policies regarding, nuclear operations;

•	business decisions concerning reactors or reactor operations;

•	the need for generating capacity; or

•	consolidation within the electric power industry.
These events could adversely affect the Company to the extent they result in a reduction or elimination of customers’ contractual requirements to purchase from the Company, the suspension or reduction of nuclear reactor operations, the reduction of supplies of raw materials, lower demand, burdensome regulation, disruptions of shipments or production, increased competition from third parties, increased operational costs or difficulties or increased liability for actual or threatened property damage or personal injury.

27.	Changes To, Or Termination Of, Any Agreements With The U.S. Government, Or Deterioration In The Company’s Relationship With The U.S. Government, Could Adversely Affect Results Of Operations
The Debtor, Enrichment Corp or other of the Non-Debtor Subsidiaries are a party to a number of agreements and arrangements with the U.S. government that are important to the business, including:

•	leases for the Paducah Plant and the American Centrifuge facilities;

•	the 2002 DOE-USEC Agreement and other agreements that address issues relating to the domestic uranium enrichment industry and centrifuge technology;

•	the RD&D Cooperative Agreement with the DOE for the RD&D Program; and

•	contract work for the DOE and the DOE contractors at the Paducah Plant.
Termination or expiration of one or more of these agreements, without replacement with an equivalent agreement or arrangement that accomplishes the same objectives as the terminated or expired agreement(s), could adversely affect the Company’s results of operations. In addition, deterioration in the Company’s relationship with the U.S. agencies that are parties to these agreements could impair or impede its ability to successfully implement these agreements, which could adversely affect results of operations.

28.	Enrichment Corp May Not Be Successful In Collecting Amounts Due From the DOE Related To U.S. Government Contract Work
Enrichment Corp formerly performed services under contract with the DOE at the Portsmouth Plant, which contracts expired in 2011. Enrichment Corp may not be successful in collecting unpaid receivables from the DOE for such work. The Company’s consolidated balance sheet includes gross receivables from the DOE or the DOE contractors for contract services work totaling $98.40 million as of December 31, 2013. Of the $98.4 million, $80.8 million represents certified claims submitted to the DOE under the Contract Disputes Act (“CDA”) consisting of $38.0 million in claims for payment of breach-of-contract amounts due to the DOE’s failure to timely approve provisional billing rates equaling unreimbursed costs for the periods through December 31, 2011 and $42.8 million in claims for reimbursement of DOE’s share of pension and postretirement benefit costs related to close-out of the Portsmouth contracts discussed below. The DOE’s Contracting Officer has denied Enrichment Corp’s initial claims for payment of $38.0 million related to billing rates. Enrichment Corp appealed the DOE’s denial of its claims to the U.S. Court of Federal Claims on May 30, 2013. There is no assurance that Enrichment Corp will be successful in these claims or recover any amounts for these past due receivables.
Revenue from U.S. government contract work is based on cost accounting standards and allowable costs that are subject to audit by the Defense Contract Audit Agency (“DCAA”) or such other entity that the DOE authorizes to conduct the audit. Billing rates are also subject to audit and must be approved by the DOE. Allowable costs include direct costs as well as allocations of indirect plant and corporate overhead costs. Enrichment Corp has finalized and submitted to the DOE incurred cost submissions for the Portsmouth Plant and Paducah Plant contract work for the six months ended December 31, 2002 and the years ended December 31, 2003 through 2012. DCAA historically has not completed their audits of Incurred Cost Submissions in a timely manner. DCAA has been periodically working on audits for the six months ended December 31, 2002 and the year ended December 31, 2003 since May 2008. In June 2011, a new DOE contractor began an audit for the year ended December 31, 2004, and has since begun audits of the years ended December 31, 2005 and 2006. As of December 31, 2013, Enrichment Corp received the audit results for the years ended December 31, 2003, 2004 and 2005 and the DOE’s determinations regarding those findings. While Enrichment Corp does not agree with all of the findings, for the three years audited there is no dispute that over $6.9 million is owed to Enrichment Corp and an additional $635,000 is owed related to costs which the auditor found to be appropriately billed. Audit adjustments, unilateral rate disallowances by the DOE or delays by the DOE in approving rate increases could reduce the amounts Enrichment Corp is allowed to bill or collect for the DOE contract work, require Enrichment Corp to refund to the DOE a portion of amounts already billed, or delay Enrichment Corp’s timely recovery of costs, which could adversely affect liquidity, cash flows and results of operations. Enrichment Corp also performs limited services for the DOE at the Paducah site. Such services are principally related to providing security and infrastructure support at the site. The DOE has historically failed to timely approve provisional billing rates equaling unreimbursed costs for the services performed. As a result, Enrichment Corp has total gross receivables of $$98.4 million for services provided to the DOE or DOE contractors, as of December 31, 2013. There is no assurance that the DOE will revise the provisional billing rates to permit timely payment or that it will ultimately agree to the amounts due.

29.	The Company May Not Be Successful In Collecting Amounts Due From the DOE Related to Pension and Postretirement Benefits
In December 2012, Enrichment Corp invoiced the DOE for $42.8 million, representing its share of pension and postretirement benefits costs related to Portsmouth site employees who performed work under contracts with the DOE and transitioned to the DOE’s decontamination and decommissioning contractor. The DOE denied payment on this invoice in January 2013 and subsequent to providing additional information, as requested, to the DOE, Enrichment Corp submitted a claim on August 30, 2013 under the CDA for payment of the $42.8 million. The DOE subsequently requested additional information. The DOE contracting officer’s decision is due by April 9, 2014. In the third quarter of 2013, Enrichment Corp recognized a long-term receivable for this claimed amount along with a full valuation allowance due to its inability to reach a resolution with the DOE, the uncertainty of the timing for collection of amounts owed, and the potential of additional amounts owed by the DOE. There is no assurance that the DOE will agree with Enrichment Corp or that it will be successful in recovering amounts from the DOE in a timely manner or at all.

30.	The Company’s Operations Are Highly Regulated By The NRC And The DOE
The Company’s operations are subject to regulation by the NRC. The NRC has issued Enrichment Corp a certificate of compliance for the Paducah Plant. In addition, the American Centrifuge demonstration facility and the construction and operation of the American Centrifuge Plant are licensed and regulated by the NRC. The license for American Centrifuge Plant activities is held by AC Operating.
The NRC could refuse to renew a certificate or license if it determines that: (1) the certificate or license holder is foreign owned, controlled or dominated; (2) the issuance of a renewed certificate or license would be inimical to the maintenance of a reliable and economic domestic source of enrichment; (3) the issuance of a renewed certificate or license would be adverse to U.S. defense or security objectives; or (4) the issuance of a renewed certificate or license is otherwise not consistent with applicable laws or regulations in effect at the time of renewal.
The NRC has the authority to issue notices of violation for violations of the Atomic Energy Act of 1954, the NRC regulations and conditions of licenses, certificates of compliance, or orders. The NRC has the authority to impose civil penalties or additional requirements and to order cessation of operations for violations of its regulations. Penalties under the NRC regulations could include substantial fines, imposition of additional requirements or withdrawal or suspension of licenses or certificates. Any penalties imposed on the Company could adversely affect its results of operations. The NRC also has the authority to issue new regulatory requirements or to change existing requirements. Changes to the regulatory requirements could also adversely affect the Company’s results of operations.
In addition, the American Centrifuge Project development and manufacturing facilities in Oak Ridge, and certain operations at the Company’s other facilities, are subject to regulation by the DOE. The DOE has the authority to impose civil penalties and additional requirements, which could adversely affect the Company’s results of operations.
The Company’s operations require that it maintains security clearances that are overseen by the NRC and the DOE in accordance with the National Industrial Security Program Operating Manual. These security clearances could be suspended or revoked if the Company is determined by the NRC to be subject to foreign ownership, control or influence. In addition, statute and NRC regulations prohibit the NRC from issuing any license or certificate to the Company if it determines that it is owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.

31.	Failures Or Security Breaches Of Information Technology Systems Could Have An Adverse Effect On The Company’s Business
The Company’s business requires it to use and protect classified and other protected information. Its computer networks and other IT systems are designed to protect this information through the use of classified networks and other procedures. A material network breach in the security of the IT systems could include the theft of the Company’s intellectual property. To the extent any security breach results in a loss or damage to data, or in inappropriate disclosure of classified or other protected information, it could cause grave damage to the country’s national security and to the Company’s business. One of the biggest threats to classified information the Company protects comes from the insider threat - an employee with legitimate access who engages in misconduct. Transitions in the business, in particular the potential for employee layoffs and other transitions, can increase the risk that an insider with access could steal the Company’s intellectual property.

32.	The Company’s Operations Are Subject To Numerous Federal, State And Local Environmental Protection Laws And Regulations
Enrichment Corp incurs substantial costs for compliance with environmental laws and regulations, including the handling, treatment and disposal of hazardous, low-level radioactive and mixed wastes generated as a result of operations at the Paducah Plant. Unanticipated events or regulatory developments, however, could cause the amount and timing of future environmental expenditures to vary substantially from those expected.
Pursuant to numerous federal, state and local environmental laws and regulations, the Company is required to hold multiple permits related to the Paducah Plant and the American Centrifuge Project. Some permits require periodic renewal or review of their conditions, and the Company cannot predict whether it will be able to renew such permits or whether material changes in permit conditions will be imposed. Changes to or an inability to obtain or renew permits could increase costs or impact the Company’s ability to meet its obligations to customers and could adversely impact the Company’s results of operations and Debtor’s ability to finance the American Centrifuge Plant.

33.	The Company’s Operations Involve The Use, Transportation And Disposal Of Toxic, Hazardous And/Or Radioactive Materials And Could Result In Liability Without Regard To Fault Or Negligence
The Company’s plant operations involve the use of toxic, hazardous and radioactive materials. A release of these materials could pose a health risk to humans or animals. If an accident were to occur, its severity would depend on the volume of the release and the speed of corrective action taken by plant emergency response personnel, as well as other factors beyond the Company’s control, such as weather and wind conditions. Actions taken in response to an actual or suspected release of these materials, including a precautionary evacuation, could result in significant costs for which the Company, or the specific responsible entity, could be legally responsible. In addition to health risks, a release of these materials may cause damage to, or the loss of, property and may adversely affect property values.
The Company, through each specific lessee entity, leases facilities from the DOE at the American Centrifuge Plant and centrifuge test facilities in Piketon, Ohio and Oak Ridge, Tennessee. In addition, despite ceasing enrichment at the Paducah Plant, Enrichment Corp continues certain operations and currently remains obligated under a lease of the Paducah site from the DOE. Pursuant to the Price-Anderson Act, the DOE has indemnified the lessee entity against claims for public liability (as defined in the Atomic Energy Act of 1954, as amended) arising out of or in connection with activities under those leases resulting from a nuclear incident or precautionary evacuation. If an incident or evacuation is not covered under the DOE indemnification, the lessee entity could be financially liable for damages arising from such incident or evacuation, which could have an adverse effect on both the lessee entity’s and the Company’s results of operations and financial condition. The DOE indemnification does not apply to incidents outside the United States, including in connection with international transportation of LEU.
While the DOE has provided indemnification pursuant to the Price-Anderson Act, there could be delays in obtaining reimbursement for costs from the DOE and the DOE may determine that some or all costs are not reimbursable under the indemnification.
Enrichment Corp does not maintain any nuclear liability insurance for its operations at the Paducah site. Further, American Nuclear Insurers, the only provider of nuclear liability insurance, has declined to provide nuclear liability insurance to the American Centrifuge Plant due to past and present DOE operations on the site. In addition, the Price-Anderson Act indemnification does not cover loss or damage to property located on the leased facilities due to a nuclear incident.
In the Company’s contracts, the Company seeks to protect itself from liability, but there is no assurance that such contractual limitations on liability will be effective in all cases. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation, and any damages awarded as a result of such a claim, could adversely affect the Company’s results of operations and financial condition.

34.
Levels Of Returns On Pension And Postretirement Benefit Plan Assets, Changes In Interest Rates And Other Factors Affecting The Amounts To Be Contributed To Fund Future Pension And Postretirement Benefit Liabilities Could Adversely Affect Earnings And Cash Flows In Future Periods

Earnings may be positively or negatively impacted by the amount of expense the Debtor and Enrichment Corp records for employee benefit plans. This is particularly true with expense for the pension and postretirement benefit plans. Generally accepted accounting principles in the United States require a company to calculate expense for these plans using actuarial valuations. These valuations are based on assumptions relating to financial markets and other economic conditions. Changes in key economic indicators can result in changes in the assumptions used. The key year-end assumptions used to estimate pension and postretirement benefit expenses for the following year are the discount rate, the expected rate of return on plan assets, healthcare cost trend rates and the rate of increase in future compensation levels. The rate of return on pension assets and changes in interest rates affect funding requirements for defined benefit pension plans. The IRS and the Pension Protection Act of 2006 regulate the minimum amount the Debtor and Enrichment Corp contribute to their pension plans. The amount required to contribute to pension plans can have an adverse effect on the Debtor and Enrichment Corp’s cash flows.

35.	An Ownership Change Could Impact The Debtor’s Ability To Fully Utilize Tax Benefits
Under Section 382 of the Tax Code, if a corporation or consolidated group of corporations with net operating losses, built-in losses and certain other tax attributes (collectively, the “Tax Benefits”) undergoes an “ownership change,” the use of the Tax Benefits by the corporation or consolidated group generally would be subject to an annual limitation in the post-change period. In general, an “ownership change” occurs if the percentage of value of a corporation’s stock owned by one or more stockholders owning (or deemed to own under Section 382 of the Tax Code) five percent or more of the corporation’s stock increases by more than 50 percentage points over the lowest percentage of value owned by such stockholders over a rolling three-year period.
The Debtor does not believe it has experienced an ownership change as defined by Section 382 of the Tax Code as of the Petition Date. Please see “Certain U.S. Federal Income Tax Consequences of the Plan-Federal Income Tax Consequences to the Debtor-Section 382 Limitation on Net Operating Losses and Built-in Losses” for a discussion of the consequences of an “ownership change” prior to the Effective Date and the impact of the Plan on the Reorganized Debtor’s use of the Tax Benefits after the Effective Date.
The use of the Tax Benefits is subject to uncertainty because it will be dependent upon the amount of taxable income generated by the Reorganized Debtor and its subsidiaries, whether certain bankruptcy tax rules apply, the amount that the Tax Benefits will be reduced as a result of the consummation of the Plan and to what extent any surviving Tax Benefits may be subject to an annual usage limitation as discussed in “Certain U.S. Federal Income Tax Consequences of the Plan-Federal Income Tax Consequences to the Debtor.”

36.	Certain Tax Implications Of The Chapter 11 Cases.
Holders of Claims and Interests should carefully review Part VI herein, “Certain Federal Income Tax Consequences of the Plan,” to determine how the tax implications of the Plan and the Chapter 11 Cases may adversely affect the Reorganized Debtor and certain Holders of Claims and Interests.

C.	RISKS RELATING TO THE RESTRUCTURING AND THE SECURITIES TO BE ISSUED UNDER THE PLAN

1.	The Debtor May Emerge From The Restructuring With No Certainty As to Future Government Support
The DOE has provided funding to the Debtor under the RD&D Program on an incremental basis. The DOE has no obligation to continue funding beyond a current period. The Debtor has limited visibility as to funding beyond a current period, often until the end of the period. That situation is likely to continue for as long as the RD&D Program continues and until the DOE is in a position to provide the long-term support the Debtor is currently seeking. The Plan will not change the funding environment in which the Debtor operates.

2.	The Debtor’s Future After Emergence Will Be Determined By The New Board
The Plan provides for the Debtor’s current Board to be replaced on the Effective Date by a New Board. While certain members of the New Board will be continuing from the current Board, they will be joined by new members who have different backgrounds, experiences and perspectives and, thus, may have different views on the issues that will determine the future of the Debtor as well as the Non-Debtor Subsidiaries. Although there will be certain regulatory, contractual or other constraints on the actions of the New Board, there is no certainty that the New Board will continue to pursue, or will pursue in the same manner, the Debtor’s current strategic plans with respect to the American Centrifuge Program or any other matter. Moreover, the New Board may elect to make changes in the Debtor’s current management team as well as changes to the individuals serving as directors or managers of the Non-Debtor Subsidiaries, which could have an impact on the direction and management of the Non-Debtor Subsidiaries.

3.	Risks Associated With The Exit Facility
The proposed Exit Facility, under which Enrichment Corp is the lender, does not commit Enrichment Corp to provide financing in any specific amount. Enrichment Corp will provide financing in such amounts as may requested by the Reorganized Debtor, but has no obligation to make such loans if it does not have funds available or doing so would jeopardize its ability to satisfy its other obligations. If Enrichment Corp determines it necessary to terminate the financing, the Reorganized Debtor may seek a third-party financing facility, but there is no assurance that a third party would be willing to provide such financing. Thus, the Reorganized Debtor may find itself with no other source from which replacement financing will be available.
Although the proposed Exit Facility does not contain typical operating and financial covenants, it is a demand note and Enrichment Corp can require repayment upon demand. In addition, the Exit Facility could be replaced or supplemented in the future by a third-party financing facility (assuming a third party is willing to provide such financing), which could contain covenants restricting the ability of the Reorganized Debtor to, among other things, incur or prepay other indebtedness, grant liens, sell assets, make investments and acquisitions, consummate certain mergers and other fundamental changes, make certain capital expenditures and declare or pay dividends or other distributions. Complying with these covenants could limit the Reorganized Debtor’s flexibility to successfully execute its business strategy. Enrichment Corp could be a co-borrower or guarantor under any such future facility.

Failure to comply with obligations under the Exit Facility or a subsequent third-party facility, or the occurrence of a “material adverse effect” under any such subsequent third-party facility, could result in an event of default under one or more of the documents governing the Reorganized Debtor’s indebtedness or Enrichment Corp’s indebtedness if a party to a future facility. There is no assurance that the Reorganized Debtor, or Enrichment Corp if a party to a future facility, would be able to cure any default and, in certain cases, the Reorganized Debtor, or Enrichment Corp if a party to a future facility, may not have the opportunity to cure a default. A default, if not cured or waived, could result in the acceleration of indebtedness. If, as a result of a default, indebtedness is accelerated, the Reorganized Debtor, or Enrichment Corp if a party to a future facility, cannot be certain that it will have funds available to pay the accelerated indebtedness or that it will have the ability to refinance the accelerated indebtedness on favorable terms, or at all. Further, even if the Reorganized Debtor, or Enrichment Corp if a party to a future facility, is able to pay or refinance the accelerated indebtedness, it may not be able to remedy the consequence of a default under the documents governing other indebtedness or obligations. The Exit Facility (and likely any future third-party financing facility) will be secured by a pledge of substantially all of the assets of the Reorganized Debtor and a default thereunder may give Enrichment Corp (or such third-party lender) the right to foreclose on the Reorganized Debtor’s assets.

4.	Risks Associated With New Notes

(a)	The Reorganized Debtor will have Significant Indebtedness After the Effective Date
The Reorganized Debtor will emerge from the Chapter 11 Case with a significant amount of indebtedness. In addition to the indebtedness under the New Notes, and despite the restructuring under the Plan, the Reorganized Debtor still has substantial obligations to third parties. In addition, the terms of the New Indenture will not restrict the Reorganized Debtor, or any of its subsidiaries (including Enrichment Corp), from incurring substantial additional indebtedness in the future. Moreover, the Reorganized Debtor’s business plan contemplates raising a substantial amount of additional indebtedness, including in connection with the further commercial deployment of the American Centrifuge Project.
The Reorganized Debtor’s substantial level of indebtedness (and other third-party obligations) could have important consequences, including:

•
the terms and conditions imposed by the documents governing its indebtedness could make it more difficult for the Reorganized Debtor to satisfy its obligations to its lenders and other creditors, resulting in possible defaults on and acceleration of such indebtedness or breaches of such other commitments;

•
the Reorganized Debtor may be more vulnerable to adverse economic conditions and have less flexibility to plan for, or react to, changes in the nuclear enrichment industry which could place the Reorganized Debtor at a competitive disadvantage compared to any industry competitors that have less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns;

•
the Reorganized Debtor may find it more difficult to obtain additional financing for future working capital, further development of the American Centrifuge Project and other general corporate requirements; and

•
the Reorganized Debtor will be required to dedicate a substantial portion of its cash resources to payments on the New Notes thereby reducing the availability of its cash for further development of the American Centrifuge Project and other purposes.

If the Reorganized Debtor incurs substantial additional indebtedness, the foregoing risks would intensify.

(b)	The Reorganized Debtor may Elect to Pay Interest on the New Notes in Kind Rather than Cash
At its option, the Reorganized Debtor has elected to pay in kind 1.5% of interest due on the New Notes for the time period between the date of issuance and September 30, 2014, and may elect to (i) pay in kind up to 3% of interest due on the New Notes for the time period between October 1, 2014 and September 30, 2015, and (ii) pay in kind up to 5.5% of interest due on the New Notes from October 1, 2015 through maturity, at its option, by either increasing the principal amount of the outstanding notes or by issuing new notes for the entire amount of the interest payment, thereby increasing the aggregate principal amount of the New Notes. As such, holders of the New Notes could potentially receive less cash interest on the New Notes than if the Reorganized Debtor were required to make interest payments completely in cash.

(c)	Repayment of the New Notes is Dependent upon Cash Flow Generated by Enrichment Corp
As discussed above, the Reorganized Debtor expects to depend to a significant extent upon Enrichment Corp to generate and make available to it substantially all of the cash necessary to service its indebtedness under the New Notes and to fund its other commitments and to pay its expenses. Enrichment Corp’s ability to generate cash will be affected by a range of economic, competitive and business factors, many of which are outside of its or the Reorganized Debtor’s control. Moreover, Enrichment Corp’s ability to make cash available to the Reorganized Debtor will depend on the sufficiency of such cash to first satisfy its own financial obligations.

If Enrichment Corp is unable to generate sufficient cash flow beyond its own financial commitments, it may not be able to provide to the Reorganized Debtor the funding necessary to service the indebtedness under the New Notes. In such event, the Reorganized Debtor will be required to adopt one or more alternatives to raise additional capital. Its ability to implement successfully any such alternative financing plans will be dependent on a range of factors, including general economic conditions and the prospects for successful commercialization of the American Centrifuge technology. There can be no assurance that the Reorganized Debtor could raise capital from sources other than Enrichment Corp. Enrichment Corp’s inability to generate sufficient cash flow to satisfy the Reorganized Debtor’s obligations under the New Notes could leave the Reorganized Debtor without funds necessary to make payments on the New Notes.

(d)	The Right of Holders of New Notes to Receive Payments will be Junior to “Issuer Senior Debt”
The New Notes will be subordinated obligations of the Reorganized Debtor, junior in right of payment to the obligations of the Reorganized Debtor classified in the New Indenture as “Issuer Senior Debt”, which includes (i) indebtedness of the Reorganized Debtor under the credit agreement (as defined in the new Indenture) and all obligations of the Reorganized Debtor with respect thereto, (ii) all obligations and claims against the Reorganized Debtor under any equity investment or any commitment to make any such equity investment with respect to the American Centrifuge Project made on or after the date that the New Notes are issued, (iii) all obligations and claims with respect to the Reorganized Debtor arising from financing or government support of the American Centrifuge Project, and (iv) indebtedness of the Reorganized Debtor to Enrichment Corp that is issued or incurred on or after the date the New Notes are issued and all obligations with respect thereto. The Reorganized Debtor expects that the amount of Issuer Senior Debt that it will incur from and after the date that the New Notes are issued (including pursuant to the Exit Facility) will be substantial.
In a bankruptcy, liquidation, reorganization or dissolution or other similar transaction with respect to the Reorganized Debtor, its assets will be available to pay the New Notes only after all payments have been made on its Issuer Senior Debt. After all payments have been made on such Issuer Senior Debt, holders of the New Notes will participate with trade creditors and all other holders of unsubordinated indebtedness in the assets remaining. However, because the New Indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of Issuer Senior Debt instead, holders of the New Notes may receive less, ratably, than holders of trade payables in any such proceeding. As a result, there can be no assurance that in any such event sufficient assets would remain to make any payments on the New Notes. In addition, all payments on the New Notes will be blocked in the event of a payment default on Issuer Senior Debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on Issuer Senior Debt.
In addition, the New Notes will be the Reorganized Debtor’s general unsecured obligation, will rank equal in right of payment to any future unsubordinated indebtedness of the Reorganized Debtor other than Issuer Senior Debt, will be structurally subordinated to all future indebtedness of and other liabilities of the Reorganized Debtor’s subsidiaries (other than Enrichment Corp) and will be effectively subordinated to any future secured indebtedness of the Reorganized Debtor to the extent of the value of the collateral securing such indebtedness.
In addition, the Debtor currently has obligations owing to each of PBGC and the United States government and each of the PBGC and the United States government are beneficiaries of certain Federal statutes that may entitle them to obtain statutory liens on the assets of the Reorganized Debtor.

(e)	There is no Public Market for the New Notes and No Assurance that an Active Market will Develop
The New Notes will constitute a new issue of securities with no established market. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the market for the New Notes. If a market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public market develops for the New Notes, future prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Reorganized Debtor’s and its subsidiaries’ results of operations and the markets for similar securities and other factors, including the Reorganized Debtor’s and its subsidiaries’ financial condition. The New Notes may trade at a discount from their principal amount.

(f)	The Reorganized Debtor may be Unable to Finance the Change of Control Repurchase Offers
Upon a change of control (as defined in the New Indenture), the Reorganized Debtor is required to offer to repurchase the New Notes at a price equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest to the date of repurchase. The Reorganized Debtor’s ability to pay cash to the holders of the New Notes in connection with such repurchase will be limited by the then existing financial resources of the Reorganized Debtor and its subsidiaries, including Enrichment Corp. Accordingly, it is possible that the Reorganized Debtor will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes. Any requirement to offer to repurchase the New Notes may therefore require the Reorganized Debtor to refinance the New Notes, which it may not be able to do on commercially reasonable terms, if at all. The Reorganized Debtor’s failure to offer to repurchase all outstanding New Notes or to purchase all validly tendered New Notes would be an event of default under the New Indenture. Such an event of default may cause the acceleration of other debt or funding commitments to which the Reorganized Debtor or its subsidiaries, including Enrichment Corp may be a party.
Future debt of the Reorganized Debtor or Enrichment Corp may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the New Indenture. As a result, following a change of control event, the Reorganized Debtor may not be able to repurchase the New Notes and Enrichment Corp may not be able to provide cash to the Reorganized Debtor for such repurchase unless all indebtedness outstanding under any such future debt arrangement is first repaid and any other indebtedness that contains similar provisions is repaid, or waivers are obtained from the holders of such indebtedness to permit the Reorganized Debtor to repurchase the New Notes or Enrichment Corp to provide such cash to the Reorganized Debtor. Such a waiver may not be obtained, in which case the Reorganized Debtor may be unable to repay all indebtedness under the New Notes. In addition, any future debt agreements that the Reorganized Debtor or its subsidiaries (including Enrichment Corp) enter into also may contain similar provisions.
In addition, the definition of change of control in the New Indenture includes a phrase relating to the sale of “substantially all” of the Reorganized Debtor’s assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of New Notes to require the Reorganized Debtor to repurchase its New Note as a result of a sale of less than all of the Reorganized Debtor’s assets to another person may be uncertain.

(g)	The Maturity Date of the New Notes may be Extended from Five Years to Ten Years
In the event that a Funding Condition (as defined in the New Indenture) with respect to the American Centrifuge Plant is satisfied after the date that the New Notes are issued, the Reorganized Debtor may elect to extend the maturity date of the New Notes from five (5) years from the date of issuance to ten (10) years from the date of issuance. In the event that the maturity date of the New Notes is extended, payment of the principal amount of the New Notes will not be due to the holders of the New Notes until the date that is ten (10) years from the date of issuance of the New Notes.

(h)	The New Notes may be Treated as Issued with Original Issue Discount
As previously discussed, the New Notes will be treated as having been issued with original issue discount (OID) for U.S. Federal income tax purposes.
If a bankruptcy petition were later filed by or against the Reorganized Debtor under applicable U.S. Federal bankruptcy laws, the issuance of the New Notes and the claim by any holder of the New Notes for the principal amount of the New Notes may be limited to an amount equal to the sum of: (i) the original issue price of the New Notes and (ii) that portion of the OID that does not constitute “unmatured interest” for purposes of the applicable U.S. federal bankruptcy laws.
Any OID that was not amortized as of the date of any such bankruptcy filing may constitute unmatured interest. Accordingly, holders of the New Notes under these circumstances may receive a lesser amount than they may be entitled to under the terms of the New Indenture, even if sufficient funds are available.

(i)	The New Indenture Contains Only Limited Covenants and these Limited Covenants May Not Protect the Holders of the New Notes
The New Indenture contains only limited restrictive covenants and does not contain restrictions that would, among other things:

•	require the Reorganized Debtor to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•	limit the Reorganized Debtor, or any of its subsidiaries, from incurring any indebtedness or from issuing securities that would be structurally senior to the New Notes;

•	limit the Reorganized Debtor’s ability to incur secured indebtedness and otherwise pledge its assets or those of its subsidiaries (other than Enrichment Corp);

•	restrict the Reorganized Debtor’s ability to repurchase its securities; or

•	restrict the ability of the Reorganized Debtor to make investments or to pay dividends or make other payments in respect of its common stock or other securities ranking junior to the New Notes.

Accordingly, the New Indenture does not contain covenants that are typically found in indentures governing securities such as the New Notes that would protect holders of the New Notes in the event that the Reorganized Debtor experiences significant adverse changes to its financial condition or results of operations.

(j)	New Notes may be Subject to Restrictions on Resale
See Part V for a discussion of restrictions on resale of the New Notes acquired under the Plan.

5.	Risks Associated With Limited Subsidiary Guarantee

(a)	Enrichment Corp has Significant Payment Obligations and may Incur Significant Additional Indebtedness
Enrichment Corp currently has significant payment obligations to third parties, including pursuant to its commitment to fund its defined benefit pension plans and to fund the wind down of its Paducah enrichment facility. In addition, the terms of the New Indenture will not restrict Enrichment Corp from incurring substantial indebtedness in the future. Any indebtedness or other obligations that Enrichment Corp might incur in the future that meet the definition of “Designated Senior Claims” in the New Indenture will be senior in right of payment to the Limited Subsidiary Guaranty and will have a security interest in, or liens on, the assets constituting the collateral securing the Limited Subsidiary Guaranty that will be senior in right of priority to the security interest securing the Limited Subsidiary Guaranty. Enrichment Corp’s substantial payment obligations and current and potential future indebtedness could restrict its ability to make any payment on the Limited Subsidiary Guaranty or to provide cash to the Reorganized Debtor to, among other things, make payments on the New Notes. If Enrichment Corp incurs substantial additional indebtedness, these risks would intensify. In addition, as described below, payments on the Limited Senior Guaranty will likely be subject to a number of restrictions, including payment blockage.

(b)	The Limited Subsidiary Guaranty may be Released Prior to Maturity of the New Notes
Under the terms of the New Indenture, Enrichment Corp’s Limited Subsidiary Guaranty will automatically and unconditionally be released upon the occurrence of certain “Termination Events” specified in the New Indenture except for Enrichment Corp’s guarantee of interest accrued and unpaid in cash from the date of issuance through the earlier of the commencement of certain proceedings related to a bankruptcy of Enrichment Corp or the stated maturity date. These Termination Events include, among other things, certain situations where the Reorganized Debtor decides to abandon or terminate all activities under the American Centrifuge Project or to permanently wind down, demobilize or suspend all such activities or the funding of the RD&D Program ceases prior to completion. In the event that any such Termination Event with respect to the Limited Subsidiary Guaranty shall occur, the holders of the New Notes would only have recourse to the Limited Subsidiary Guaranty to the limited extent described above.

(c)	The Amount that can be Collected Under the Limited Subsidiary Guaranty will be Limited
Enrichment Corp’s Limited Subsidiary Guaranty will be limited to the maximum amount that can be guaranteed by Enrichment Corp without rendering such guaranty voidable, and the Limited Subsidiary Guaranty may be voided prior to maturity of the New Notes. In general, the maximum amount that can be guaranteed by Enrichment Corp may be significantly less than the principal amount of the New Notes.
The Limited Subsidiary Guaranty (including the liens securing the Limited Subsidiary Guaranty) could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void them.
Under the federal bankruptcy laws and comparable state fraudulent conveyance statutes, if a court were to find that, at the time the Limited Subsidiary Guaranty was issued:

•	the Limited Subsidiary Guaranty was issued with the intent to hinder, delay or defraud any present or future creditor; or

•	Enrichment Corp contemplated insolvency with a design to favor one or more creditors to the exclusion of others; or

•
Enrichment Corp did not receive fair consideration or reasonably equivalent value for issuing the Limited Subsidiary Guaranty and, at the time Enrichment Corp issued the Limited Subsidiary Guaranty, Enrichment Corp:

•	was insolvent or became insolvent as a result of such obligation;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•
intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured (as all of the foregoing terms are defined or interpreted under the relevant fraudulent transfer or conveyance statutes);

the court could void or subordinate the obligations evidenced by the guaranty (including the liens securing the guaranty).

If a court were to find that the issuance or the incurrence of the Limited Subsidiary Guaranty (or the issuance of the liens securing the Limited Subsidiary Guaranty) was a fraudulent transfer or conveyance, the court could void the payment obligations under the guaranty, could rule that holders of the New Notes were not entitled to the benefits of any lien securing the Limited Subsidiary Guaranty, could subordinate the Limited Subsidiary Guaranty to presently existing and future indebtedness of Enrichment Corp or could require the holders of the New Notes to re-pay any amounts received with respect to the Limited Subsidiary Guaranty. In the event of a finding that a fraudulent transfer or conveyance occurred, a holder of New Notes may not receive any repayment on the guaranty.
As a general matter, value is given for a transfer or an obligation if in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court could find that Enrichment Corp did not receive reasonably equivalent value or fair consideration for the Limited Subsidiary Guaranty to the extent it found that Enrichment Corp did not obtain a reasonably equivalent benefit from the Debtor’s restructuring and issuance of the New Notes.
Because the measures for insolvency for purposes of the foregoing considerations will vary depending on the law applied in any proceeding with respect to the foregoing, there is no certainty as to the standards a court would use to determine whether or not Enrichment Corp was insolvent at the relevant time or, regardless of the standard that a court uses, whether the guaranty would be subordinated to any other debt of Enrichment Corp. In general, however, a court would consider the following in determining an entity’s insolvency:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature; or

•	whether it could not pay its debts as they became due.
The Limited Subsidiary Guaranty will contain a provision intended to limit Enrichment Corp’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the Limited Subsidiary Guaranty to be a fraudulent transfer. This provision may not be effective to protect the Limited Subsidiary Guaranty from being avoided under fraudulent transfer law. Under certain case law, the validity of such a customary savings clause in a guaranty has been questioned.

(d)	The Right to Payments on the Limited Subsidiary Guaranty will be Junior to “Designated Senior Claims”
The Limited Subsidiary Guaranty will be a subordinated obligation of Enrichment Corp, junior in right of payment to all current and future obligations and claims of Enrichment Corp constituting “Designated Senior Claims”. The New Indenture contains no restrictions on the amount of Designated Senior Claims that Enrichment Corp may incur. As discussed above, Enrichment Corp has liability for underfunding of its defined benefit plans, as well as control group liability for the Debtor’s plan, in the approximate amount of $123.4 million as of December 31, 2013, although the amount of such underfunding could be greater if valued on a PBGC termination basis. Under the New Indenture, Enrichment Corp’s obligations held by or for the benefit of the PBGC pursuant to any settlement of certain claims related to the Company’s underfunded defined pension benefits plans or held by the United States Government are among those obligations of Enrichment Corp that will constitute Designated Senior Claims. There is no restriction on the amount of indebtedness that can constitute a Designated Senior Claim. It is expected that any such Designated Senior Claims could be significant. In addition, certain obligations of Enrichment Corp incurred in connection with the Reorganized Debtor’s efforts to finance commercialization of the American Centrifuge Project will also constitute Designated Senior Claims. Under the terms of the New Indenture, there is no limit on the amount of Designated Senior Claims that Enrichment Corp may incur and it is expected that Enrichment Corp’s obligations constituting Designated Senior Claims will be substantial.
In a bankruptcy, liquidation, reorganization or dissolution or other similar transaction with respect to Enrichment Corp, its assets will be available to pay its obligations under the Limited Subsidiary Guaranty only after all payments have been made on all of Enrichment Corp’s obligations under the Designated Senior Claims. After all payments have been made on such Designated Senior Claims, holders of the New Notes will be senior to any trade creditors and all other holders of unsubordinated indebtedness to the extent of the value, if any, of any remaining collateral securing the Limited Senior Guaranty and after all proceeds of the encumbered assets will be pari passu with such trade and unsecured creditors in the unencumbered assets remaining. However, because the New Indenture requires that amounts otherwise payable with respect to the Limited Subsidiary Guaranty to holders of the New Notes in a bankruptcy or similar proceeding be paid to holders of Designated Senior Claims instead, the proceeds of such unencumbered assets must first be paid to the holders of Designated Senior Claims with remaining claims, and thus holders of the New Notes may receive less, ratably, pursuant to the Limited Subsidiary Guaranty than holders of trade payables and other holders of unsubordinated indebtedness in any such proceeding. As a result, there is no assurance that in any such event sufficient assets would remain to make any payments on the Limited Subsidiary Guaranty. In addition, all payments on the Limited Subsidiary Guaranty will be blocked in the event of a payment default on Designated Senior Claims and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on Designated Senior Claims.

(e)	The Liens Securing the Limited Subsidiary Guaranty are Junior to Liens of Designated Senior Claims
Enrichment Corp’s obligations under the Limited Subsidiary Guaranty are secured by a lien on Enrichment Corp’s assets constituting collateral under the New Indenture and the related security documents. The security interest securing the Limited Subsidiary Guaranty will be junior in priority to any and all security interests and liens at any time securing the Designated Senior Claims. It is expected that, after issuance of the New Notes, Enrichment Corp will incur obligations under third-party indebtedness or amounts due to the United States Government that will constitute Designated Senior Claims. Moreover, Enrichment Corp plans to engage in further discussions with the PBGC concerning a possible settlement in connection with its underfunded defined benefit pension plan. Upon Enrichment Corp incurring obligations that constitutes Designated Senior Claims, the security interest securing Enrichment Corp’s obligations under the Limited Subsidiary Guaranty will become junior to the security interests and liens securing such Designated Senior Claims. In addition, it is expected that, in connection with the incurrence of any Designated Senior Claims, the trustee and the collateral agent under the New Indenture (on behalf of the holders of the New Notes) and the representatives of various Designated Senior Claims will enter into an intercreditor agreement substantially in the form attached to the New Indenture that will define the relative rights in the collateral of the holders of the Designated Senior Claims and the Trustee (as representative of the holders of the New Notes). For example, under the terms of the New Indenture, related security documents and the intercreditor agreement, once the relevant parties enter into the intercreditor agreement, representatives of the holders of Designated Senior Claims will, at all times prior to termination of all Designated Senior Claims, control all remedies or other actions related to the collateral securing Limited Subsidiary Guaranty other than after the termination of a 180-day standstill period commencing on the date that the collateral agent for the applicable Designated Senior Claims receives notice from the collateral agent for the New Notes of acceleration of all obligations under Enrichment Corp’s guaranty and the related security documents. The intercreditor agreement will prohibit the holders of the New Notes from foreclosing on the collateral securing the New Notes or exercising other remedies or taking other actions with respect to such collateral during the standstill period at any time prior to payment in full of the obligations under all Designated Senior Claims and require proceeds of collateral to be turned over to the holders of Designated Senior Claims.
There can be no assurance that, in the event that any Designated Senior Claim is secured by the interests of Enrichment Corp constituting collateral securing the Limited Subsidiary Guaranty, the proceeds from any sale or liquidation of such collateral will be available to pay Enrichment Corp’s obligations under the Limited Subsidiary Guaranty after first satisfying Enrichment Corp’s obligation in full under the Designated Senior Claims secured by such collateral. In addition, Enrichment Corp currently has obligations owing to each of PBGC and the United States government and each of the PBGC and the United States government are beneficiaries of certain Federal statutes that entitle them to obtain statutory liens on the assets of Enrichment Corp which liens may be entitled to priority over the security interest securing the Limited Subsidiary Guaranty.

(f)	There are Limited Restrictions on the Disposition of Collateral Securing the Limited Subsidiary Guaranty
The trustee and the collateral agent under the New Indenture and the applicable security documents have limited rights to control the collateral securing the Limited Subsidiary Guaranty, and the sale of assets comprising a substantial portion of such collateral by Enrichment Corp is likely and will reduce the pool of assets securing the Limited Subsidiary Guaranty.
The New Indenture and the related security documents will allow Enrichment Corp to remain in possession of, retain exclusive control over, freely operate, invest and dispose of any income from, the assets securing the Limited Subsidiary Guaranty. So long as no default or event of default under the New Indenture and the security documents arises, the trustee and collateral agent under the New Indenture and the applicable security documents have limited rights to limit Enrichment Corp’s conduct of ordinary course activities with respect to the collateral. For example, Enrichment Corp’s business plan contemplates that the LEU comprising a substantial portion of the collateral securing the Limited Subsidiary Guaranty will be sold with the proceeds from such sale being used to satisfy Enrichment Corp’s other obligations, including its commitment to fund its defined benefit pension plans and its obligations in connection with the wind down of the Paducah Plant. In addition, it is currently contemplated that Enrichment Corp will advance funds generated, in part, by the sale of these assets to the Reorganized Debtor pursuant to the Exit Facility. Accordingly, it is expected that the amount of value of the assets available to secure Enrichment Corp’s obligations under the Limited Subsidiary Guaranty will be reduced over time.

6.	Risks Associated With New Common Stock

(a)	The Value of the New Common Stock is Highly Speculative
The value of the Reorganized Debtor on a going concern basis, and thus the value of the New Common Stock, is highly uncertain and therefore is highly speculative. Any future value will be dependent on the successful commercialization of the American Centrifuge Plant, as to which there is no assurance.

(b)	There is no Current Public Market for the New Common Stock and the Trading Price May be Volatile
The New Common Stock, Class A (the “Class A Stock”) will be issued to the holders of Noteholder Claims and the holders of Common Stock Interests/Claims. The Reorganized Debtor intends to cause the Class A Stock to be registered under

Section 12(g) of the Exchange Act. As a result, the Reorganized Debtor will be required to file periodic reports under the Exchange Act with the SEC while the Class A Stock is so registered. Subject to meeting applicable listing standards, the Reorganized Debtor will use commercially reasonably efforts to list the New Common Stock for trading on a national securities exchange as soon as practicable following the Effective Date. There can be no assurance that the Reorganized Debtor will satisfy the listing criteria of any national securities exchange. Unless and until the Class A Stock is listed on any national or regional securities exchange, shares of the Class A Stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations for the Class A Stock may not be available. However, as the Reorganized Debtor will be required to file periodic reports with the SEC so long as it has a security registered under Section 12 of the Exchange Act, the Class A Stock may be eligible for quotation by certain members of the Financial Industry Regulatory Authority on the OTC Bulletin Board.
Persons to whom the Class A Stock is issued pursuant to the Plan may prefer to liquidate their investment rather than hold such New Common Stock on a long-term basis. Accordingly, any market that does develop for the Class A Stock may be volatile. Other factors that may further depress or contribute to the volatility of any market for the Class A Stock include: the restrictions on transferability of the New Common Stock discussed below, perceptions as to the general long-term prospects and financial health of the Reorganized Debtor and the likelihood that the Reorganized Debtor will not pay dividends for the foreseeable future.

(c)	Potential Future Issuance of Class A Stock Could Adversely Affect the Future Trading Price
On the Effective Date, the Reorganized Debtor will, pursuant to the New USEC Charter have the authority to issue 100,000,000 shares of New Common Stock. Under the Plan, the Reorganized Debtor will issue in the aggregate 7,563,600 shares of Class A Stock (i) to the holders of the Allowed Noteholder Claims, (ii) to the holders of the Allowed Common Stock Interests Claims and (iii) pursuant to the New Management Incentive Plan. In addition, under the Plan, on the Effective Date, the Reorganized Debtor will, pursuant to the New USEC Charter, issue an aggregate of 1,436,400 shares of New Common Stock, Class B (the “Class B Stock”) to the two holders of the Allowed Preferred Stock Interests/Claims. Under the terms of the Class B Stock as provided in the New USEC Charter, each share of Class B Stock is automatically converted to Class A Stock upon transfer of such share to other than permitted holders of the Class B Stock or their affiliates. In addition, under the Plan, the Reorganized Debtor may issue additional shares of New Common Stock issued post-emergence in accordance with the provisions of the New USEC Governing Documents.
Future sales or other issuances of Class A Stock, the perception that such sales or other issuances could occur or the availability for future sale of shares of Class A Stock or securities convertible into or exchangeable for shares of Class A Stock (including pursuant to the shares of Class B Stock issued on the Effective Date) could adversely affect the market prices of the Class A Stock and could impair the Reorganized Debtor’s ability to raise capital through future offerings of equity securities. In addition, under the New USEC Charter, the Reorganized Debtor is authorized to issue 20,000,000 shares of preferred stock. The Reorganized Debtor may, in the future, elect to issue shares of preferred stock, which would likely have rights that are senior to the New Common Stock.

(d)	It is Unlikely that the Reorganized Debtor will Pay Dividends in the Foreseeable Future
All of the Reorganized Debtor’s cash flow will be required to be used in the foreseeable future (i) to fund the Reorganized Debtor’s obligations under the Plan, (ii) to make payments of interest on the New Notes, (iii) to continue the commercial deployment of the American Centrifuge Project, and (iv) generally for working capital and general corporate purposes. In addition, the terms of the New Note Indenture restrict, and it is expected that the terms of other third-party indebtedness will restrict, the ability of Enrichment Corp to advance funds to the Reorganized Debtor for the purpose of paying dividends. Accordingly, the Reorganized Debtor does not anticipate paying cash dividends on the New Common Stock in the foreseeable future.

(e)	The New USEC Charter Contains Certain Restrictions on Foreign Ownership of the New Common Stock
Under the Debtor’s current certificate of incorporation, the Debtor has certain rights with respect to shares of common stock held beneficially or of record by foreign persons. Foreign persons are defined to include, among others, an individual who is not a U.S. citizen, an entity that is organized under the laws of a non-U.S. jurisdiction and an entity that is controlled by individuals who are not U.S. citizens or by entities that are organized under the laws of non-U.S. jurisdictions. The rights continue under the New USEC Charter to be put in place under the Plan and will apply to the New Common Stock.
Under the New USEC Charter, as under the Debtor’s current certificate of incorporation, the occurrence of any one or more of the following events is a “foreign ownership review event” and triggers the board of directors’ right to take various actions: (1) the beneficial ownership by a foreign person of (a) 5% or more of the issued and outstanding shares of any class of equity securities, (b) 5% or more in voting power of the issued and outstanding shares of all classes of equity securities, or (c) less than 5% of the issued and outstanding shares of any class of equity securities or less than 5% of the voting power of the issued and outstanding shares of all classes of equity securities, if such foreign person is entitled to control the appointment and tenure of any of the Reorganized Debtor’s management positions or any director; (2) the beneficial ownership of any shares of any class of equity securities by or for the account of a foreign uranium enrichment provider or a foreign competitor (referred to as “contravening persons”); or (3) any ownership of, or exercise of rights with respect to, shares of any class of equity securities or other exercise or attempt to exercise control of the Reorganized Debtor that is inconsistent with, or in violation of, any regulatory restrictions, or that could jeopardize the continued operations of the Reorganized Debtor’s facilities (an “adverse regulatory occurrence”). These rights include requesting information from holders (or proposed holders) of securities, refusing to permit the transfer of securities by such holders, suspending or limiting voting rights of such holders, redeeming or exchanging shares of stock owned by such holders on terms set forth in the New USEC Charter, and taking other actions that the Reorganized Debtor deems necessary or appropriate to ensure compliance with the foreign ownership restrictions.
The terms and conditions of the redemption or exchange rights with respect to shares held by foreign persons or contravening persons are as follows:

•
Redemption price or exchange value: Generally the redemption price or exchange value for any shares of common stock redeemed or exchanged would be their fair market value. However, if the Reorganized Debtor redeems or exchanges shares held by foreign persons or contravening persons and the board of directors in good faith determines that such person knew or should have known that its ownership would constitute a foreign ownership review event (other than shares for which the board determined at the time of the person’s purchase that the ownership of, or exercise of rights with respect to, such shares did not at such time constitute an adverse regulatory occurrence), the redemption price or exchange value is required to be the lesser of fair market value and the person’s purchase price for the shares redeemed or exchanged.

•	Form of payment: Cash, securities or a combination, valued by the board of directors in good faith.

•
Notice: At least 30 days’ notice of redemption is required; however, if the Reorganized Debtor has deposited the cash or securities for the redemption or exchange in trust for the benefit of the relevant holders, it may redeem shares held by such holders on the same day that it provides notice.

Accordingly, there are situations in which a foreign stockholder or contravening person could lose the right to vote its shares of New Common Stock or in which the Reorganized Debtor may redeem or exchange shares held by a foreign person or contravening person and in which such redemption or exchange could be at the lesser of fair market value and the person’s purchase price for the shares redeemed or exchanged, which could result in a significant loss for that person.

(f)	Anti-Takeover Provisions Could Delay or Prevent an Acquisition of the Reorganized Debtor
The Reorganized Debtor will continue as a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of the Reorganized Debtor, even if a change of control would be beneficial to the Reorganized Debtor’s shareholders. Provisions of New USEC Charter or New USEC By-laws may make it more difficult for a third party to acquire control of the Reorganized Debtor without the consent of the New Board. Moreover, the New Board may adopt a tax benefit preservation plan or other measures that could increase the cost of, or prevent, a takeover attempt. In addition, the New Indenture governing the New Notes prohibits the Reorganized Debtor from engaging in certain mergers or consolidations unless, among other things, the surviving entity assumes the obligations under the New Notes. These various restrictions could deprive shareholders of the opportunity to realize takeover premiums for their shares.

(g)	New Common Stock may be Subject to Restrictions on Resale
See Part V for a discussion of restrictions on resale of the New Common Stock acquired under the Plan.

D.	DISCLOSURE STATEMENT DISCLAIMER

1.	The Information Contained Herein Is For Soliciting Votes Only
The information contained in this Disclosure Statement is for purposes of soliciting votes on the Plan and may not be relied upon for any other purposes.

2.	This Disclosure Statement Was Not Approved By The SEC
This Disclosure Statement has not been filed with the SEC or any state regulatory authority. Neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

3.	The Financial Information Contained In This Disclosure Statement Is Not Audited
The financial information contained in this Disclosure Statement has not been audited. In preparing this Disclosure Statement, the Debtor relied on financial data derived from its books and records that was available at the time of such preparation. Although the Debtor used reasonable good faith efforts to ensure the accuracy of the financial information provided in this Disclosure Statement, and while the Debtor believes that such financial information fairly reflects the financial condition of the

Debtor, the Debtor is unable to warrant or represent that the financial information contained herein and attached hereto is without material inaccuracies.

4.	This Disclosure Statement Contains Forward Looking Statements
This Disclosure Statement contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward looking terminology such as “may,” “expect,” “believe,” “predicts,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are inherently speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analysis, distribution projections and other information contained herein and attached hereto are estimates only, and the timing and amount of actual distributions to holders of Allowed Claims and Interests may be affected by many factors that cannot be predicted. Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

5.	No Legal Or Tax Advice Is Provided To You By This Disclosure Statement
This Disclosure Statement is not, and the contents of this Disclosure Statement should not be construed to be, legal, business or tax advice to you. Each holder of a Claim or an Interest should consult his or her own legal counsel and accountant with regard to any legal, business, tax and other matters concerning his or her Claim or Interest. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

6.	No Admissions Are Made By This Disclosure Statement
The information and statements contained in this Disclosure Statement will neither (a) constitute an admission of any fact or liability by any Entity (including, without limitation, the Debtor) nor (b) be deemed evidence of the tax or other legal effects of the Plan on the Debtor, the Reorganized Debtor, the holders of Allowed Claims or Allowed Interests or any other parties in interest.

7.	No Reliance Should Be Placed On Any Failure To Identify Litigation Rights Or Projected Objections
No reliance should be placed on the fact that a particular Litigation Right or projected objection to a particular Claim or Interest is, or is not, identified in this Disclosure Statement. Except as otherwise provided in the Plan, the Confirmation Order or a Final Order, the Debtor or the Reorganized Debtor, as applicable, may seek to investigate, file and prosecute any Litigation Rights or objections to Claims and Interests, and may do so after the Confirmation Date or Effective Date of the Plan irrespective of whether the Disclosure Statement identifies such Litigation Rights or objections.

8.	Nothing Herein Constitutes A Waiver Of Any Right To Object To Claims Or Recover Transfers And Assets
Unless otherwise provided in the Plan, the vote by a holder of an Allowed Claim or Allowed Interest for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtor, the Reorganized Debtor or any party in interest, as the case may be, to object to that holder’s Allowed Claim or Allowed Interest, or recover any preferential, fraudulent or other voidable transfer or assets, regardless of whether any Litigation Rights of the Debtor or its Estate are specifically or generally identified herein.

9.	The Information Used Herein Was Provided By The Debtor And Was Relied Upon By The Debtor’s Advisors
Counsel to and other advisors retained by the Debtor have relied upon information provided by the Debtor in connection with the preparation of this Disclosure Statement. Although counsel to and other advisors retained by the Debtor have performed certain limited due diligence in connection with the preparation of this Disclosure Statement, they have not verified independently the information contained herein.

10.	The Potential Exists For Material Inaccuracies, And The Debtor Has No Duty To Update
The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has not been a change in the information set forth herein since that date. While the Debtor has used its reasonable good faith efforts to ensure the accuracy of all of the information provided in this Disclosure Statement and in the Plan, the Debtor nonetheless cannot, and does not, confirm the current accuracy of all statements appearing in this Disclosure Statement. Further, although the Debtor may subsequently update the information in this Disclosure Statement, the Debtor has no affirmative duty to do so unless ordered to do so by the Bankruptcy Court.

11.	No Representations Made Outside The Disclosure Statement Are Authorized
No representations concerning or relating to the Debtor, the Chapter 11 Case or the Plan are authorized by the Debtor, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement, should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to the counsel to the Debtor.

VIII.
CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION

A.	SOLICITATION ORDER

On [________], 2014, the Bankruptcy Court entered an order that, among other things, determines the dates, procedures and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the “Solicitation Order”). A copy of the Solicitation Order is may be obtained free of charge at www.loganandco.com under client name USEC Inc., or by request made to (i) the Debtor’s counsel at Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attn: Annemarie Reilly, (212) 751-4864 (facsimile) or Annemarie.Reilly@lw.com (email) or (ii) the Voting Agent, Logan & Company, Inc., at 546 Valley Road, Upper Montclair, New Jersey 07043, (973) 509-3190 (telephone), (973) 509-1131 (facsimile) or USEC@loganandco.com (email).

B.	PARTIES ENTITLED TO VOTE

In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest and (b) the claim or interest is “impaired” by the plan and entitled to receive a recovery under the plan.
Under Bankruptcy Code Section 1124, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
If, however, the holder of an impaired claim or interest is not entitled to receive or retain any distribution under the plan on account of such claim or interest, although a de minimis distribution is provided under the plan by consent of senior classes, or does not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

C.	CLASSES ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN

Noteholder Claims in Class 5 and Preferred Stock Interests/Claims in Class 6 are deemed to be Allowed under the Plan, are Impaired by the Plan and entitled to receive a distribution under the Plan. Therefore, holders of Claims and Interests in Classes 5 and 6 are entitled to vote to accept or reject the Plan. By operation of law, Classes 1, 2, 3 and 4, which are Unimpaired Classes of Claims, are deemed to have accepted the Plan; and Classes 7 and 8, which are Impaired Classes of Claims and Interests that are not entitled to receive anything under the Plan (notwithstanding the de minimis distribution for Class 7 if Classes 5 and 6 vote to accept the Plan) are deemed to have rejected the Plan. Therefore, the holders of Claims or Interests in Classes 1, 2, 3, 4, 7 and 8 are not entitled to vote to accept or reject the Plan.

D.	VALIDITY OF BALLOTS

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Voting Agent and the Debtor in their sole discretion, which determination will be final and binding. As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of ballots must be delivered to the Voting Agent prior to the Voting Deadline. The Debtor reserves the absolute right to contest the validity of any such withdrawal. The Debtor also reserves the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtor or its counsel, be unlawful. The Debtor further reserves the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Voting Agent and the Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtor (or the Bankruptcy Court) determine. Neither the Debtor nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	WITHDRAWAL OF BALLOTS; REVOCATION

Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Voting Agent at any time prior to the Voting Deadline (or, with the written consent of the Debtor, after the Voting Deadline). To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) or Interest(s) to which it relates and the aggregate principal amount represented by such Claim(s) or Interest(s), (ii) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) or Interest(s) and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received by the Voting Agent in a timely manner prior to the Voting Deadline (or thereafter with the written consent of the Debtor) at Logan & Company, Inc., Attention: USEC, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtor intends to consult with the Voting Agent to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtor expressly reserves the absolute right to contest the validity of any such withdrawals of ballots.
Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Voting Agent will not be effective to withdraw a previously cast ballot. Any party who has previously submitted to the Voting Agent prior to the Voting Deadline a properly completed ballot may revoke such ballot and change his or its vote by submitting to the Voting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F.	SPECIAL INSTRUCTIONS FOR HOLDERS OF NOTEHOLDER CLAIMS

If you are the holder of any Noteholder Claim, or if you are acting on behalf of the holder of any of such Claims, please carefully review the special instructions that accompany your ballot. The special instructions may not be consistent with the general instructions contained in this Disclosure Statement. In the event of an inconsistency, you should follow the special instructions that accompany your ballot.
The Voting Record Date for determining which holders of Old Notes are entitled to vote on the Plan is [________], 2014. The Indenture Trustee for the Old Notes will not vote on behalf of the holders of such notes. Holders must submit their own ballots.

1.	Beneficial Owners
A beneficial owner holding Old Notes as record holder in its own name may vote using either a master ballot or a beneficial owner ballot. The ballot must be completed, signed and returned to the Voting Agent on or before the Voting Deadline using the self-addressed envelope provided.
A beneficial owner holding Old Notes in “street name” through a bank, brokerage firm, other nominee or agent for any such nominee (the “Nominee”) may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s Nominee):

•
Complete and sign the beneficial owner ballot provided by the Nominee. Return the ballot to the Nominee as promptly as possible and in sufficient time to allow such Nominee to process the ballot and return it to the Voting Agent by the Voting Deadline. If no self-addressed envelope was provided by the Nominee, contact the Voting Agent for instructions; or

•
If the Nominee provides a pre-validated beneficial owner ballot (as described below), complete and sign the pre-validated ballot and return it to the Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial owner ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan unless such Nominee properly completes and delivers to the Voting Agent either the beneficial owner ballot or a master ballot that reflects the vote of such beneficial owner.
If any beneficial owner owns Old Notes through more than one Nominee, such beneficial owner may receive multiple mailings containing beneficial owner ballots. The beneficial owner should execute a separate ballot for each block of Old Notes that it holds through any particular Nominee and return each ballot to the respective Nominee in the envelope provided therewith (or directly to the Voting Agent if the beneficial owner receives a pre-validated ballot from its Nominee). Beneficial owners who execute multiple ballots with respect to Old Notes held through more than one Nominee must indicate on each ballot the names of ALL such other Nominees and the additional amounts of such Old Notes so held and voted. If a beneficial owner holds a portion of the Old Notes through a Nominee and another portion as a record holder, the beneficial owner should follow the procedures described for a holder of record for the portion held of record and the procedures described for a holder with a Nominee to vote the portion held through a Nominee.

2.	Nominees
A Nominee that on the Voting Record Date is the registered holder of Old Notes for a beneficial owner can obtain the votes of the beneficial owners of such Old Notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

•
The Nominee may “pre-validate” a beneficial owner ballot by (i) signing the ballot; (ii) indicating on the ballot the name of the registered holder, the amount of Old Notes held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such Old Notes are held by the Nominee; and (iii) forwarding such ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot, review the certifications contained in the ballot, and return the ballot directly to the Voting Agent in the pre-addressed envelope so that it is RECEIVED by the Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” beneficial owner ballots were delivered should be maintained by Nominees for inspection for at least one year form the Voting Deadline; or

•
If the Nominee elects not to pre-validate the beneficial owner ballot, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned beneficial owner ballot, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the ballot, complete the information requested in the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the Nominee. After collecting the beneficial owner ballot, the Nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial owner ballot, execute the master ballot, and deliver the master ballot to the Voting Agent so that it is RECEIVED by the Voting Agent before the Voting Deadline. All beneficial owner ballots returned by beneficial owners should either be forwarded to the Voting Agent (along with the master ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BENEFICIAL OWNER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT OT THE VOTING AGENT SO THAT IT IS RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE

UNLESS THE BENEFICIAL OWNER BALLOT OR MASTER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTOR RESERVES THE RIGHT, IN ITS SOLE DISCRETION, EXTEND THE VOTING DEADLINE OR, IF NECESSARY, REQUEST THAT BANKRUPTCY COURT COUNT ANY SUCH BENEFICIAL OWNER BALLOT OR MASTER BALLOT. IN NO CASE SHOULD A BENEFICIAL OWNER BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE VOTING AGENT.

3.	Delivery of Old Notes
The Debtor is not at this time requesting the delivery of, and neither the Debtor nor the Voting Agent will accept, certificates representing any Old Notes.

G.	FURTHER INFORMATION; ADDITIONAL COPIES

If you have any questions or require further information about the voting procedures for voting your Claim or Interest, or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Voting Agent at:
Logan & Company, Inc.
Attention: USEC, Inc.
546 Valley Road
Upper Montclair, New Jersey 07043

Telephone: (973) 509-3190
Email: USEC@loganandco.com

H.	CONFIRMATION PROCEDURES

Bankruptcy Code Section 1128(a) requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization. The Bankruptcy Court scheduled the Confirmation Hearing for [________], 2014 at [__:__] [a./p.]m. Eastern Time. Notice of the Confirmation Hearing will be provided to all known creditors and equity holders or their representatives as required by the Solicitation Order. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned or continued date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.
Bankruptcy Code Section 1128(b) provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objecting party, the nature and amount of Claims or Interests held or asserted by the objecting party against the Debtor’s Estate, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court, together with proof of service thereof, and served upon (i) the Office of the United States Trustee for the District of Delaware, attn: Mark Kenney, J. Caleb Boggs Federal Building, 844 N. King Street, Suite 2207, Lock Box 35, Wilmington, Delaware 19801 (ii) Latham & Watkins LLP, attn: D. J. Baker, 885 Third Ave, New York, New York 10022, (iii) Richards, Layton & Finger, P.A., attn: Mark D. Collins, 920 N. King Street, Wilmington, Delaware 19801, (iv) Akin Gump Strauss Hauer & Feld LLP, attn: Michael Stamer, One Bryant Park, New York, New York 10036 and attn: James Savin, 1333 New Hampshire Ave. N.W., Washington DC 20036, (v) Pepper Hamilton LLP, attn.: David Stratton, Hercules Plaza, Suite 5100, 1313 Market Street, Wilmington, Delaware 19899, and (vi) such other parties as the Bankruptcy Court may order, so as to be actually received no later than the date and time designated in the notice of the Confirmation Hearing.

Bankruptcy 9014 governs objections to confirmation of the Plan. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

I.	STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

1.	General Requirements
At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Bankruptcy Code Section 1129(a) have been satisfied with respect to the Plan. The Debtor believes that: (i) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code; (ii) the Debtor has complied or will have complied with all of the requirements of Chapter 11 of the Bankruptcy Code; and (iii) the Plan has been proposed in good faith. Specifically, the Debtor believes that the Plan satisfies or will satisfy the applicable confirmation requirements of Bankruptcy Code Section 1129(a) set forth below.

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtor has complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means proscribed by law.

•
Any payment made or promised by the Debtor or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•
The Debtor has disclosed (i) the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer or voting trustee of the Reorganized Debtor, (ii) any affiliate of the Debtor participating in the Plan with the Debtor, or a successor to the Debtor under the Plan, and (iii) the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtor has disclosed the identity of any insider that will be employed or retained by the Debtor, and the nature of any compensation for such insider.

•
Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtor, as applicable, has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.

•
With respect to each Impaired Class of Claims or Interests, each holder of an Impaired Claim or Impaired Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such holder would receive or retain if the Debtor was liquidated on the Effective Date under Chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below.

•
Except to the extent the Plan meets the “nonconsensual confirmation” standards of the Bankruptcy Code, each Class of Claims or Interests has either accepted the Plan or is not Impaired under the Plan. As to nonconsensual confirmation, see discussion of “Confirmation Without Acceptance By All Impaired Classes” below.

•
Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Claims, the DIP Facility Claim, Priority Tax Claims and Other Priority Claims will be paid in full on the Distribution Date.

•	At least one class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

•
Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below.

•
All fees payable under Section 1930 of Title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

•
The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in Bankruptcy Code Section 1114(a)), at the level established pursuant to Bankruptcy Code Section 1114(e)(1)(B) or 1114(g) at any time prior to confirmation of the Plan, for the duration of the period the Debtor has obligated themselves to provide such benefits.

2.	Best Interests Test
Often called the “best interests” test, Bankruptcy Code Section 1129(a)(7) requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor is liquidated under Chapter 7 of the Bankruptcy Code as of the effective date of the plan. To make these findings with respect to the Plan, the Bankruptcy Court must: (a) estimate the Cash liquidation proceeds that a chapter 7 trustee would generate if the Debtor’s Chapter 11 Case was converted to a chapter 7 case on the Effective Date of the Plan and the assets of the Debtor’s estate were liquidated; (b) determine the liquidation distribution that each non-accepting holder of a Claim or an Interest would receive from such liquidation proceeds under the priority scheme dictated in Chapter 7; and (c) compare such holder’s liquidation distribution to the distribution that such holder would receive under the Plan if the Plan were confirmed.
In chapter 7 cases, creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior class receiving any payments until all amounts due to senior classes have been paid in full: (a) holders of secured claims (to the extent of the value of their collateral); (b) holders of priority claims; (c) holders of unsecured claims; (d) holders of debt expressly subordinated by its terms, by order of the bankruptcy court or by law; and (e) holders of equity interests.
Accordingly, the cash amount that would be available for satisfaction of Claims (other than Secured Claims) or Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtor, augmented by the unencumbered Cash held by the Debtor at the time of the commencement of the liquidation. Such Cash would be reduced by the amount of the costs and expenses of the liquidation and by such additional Administrative Claims and Priority Claims that may result from termination of the Debtor’s business and the use of Chapter 7 for purposes of a liquidation.

(a)	Liquidation Analysis
As described in more detail in the Liquidation Analysis attached as Appendix D to this Disclosure Statement, the Debtor believes that confirmation of the Plan will provide each holder of an Allowed Claim or Allowed Interest in each Impaired Class with a recovery greater than or equal to the value of any distributions if the Chapter 11 Case was converted to a case under Chapter 7 of the Bankruptcy Code because, among other reasons, proceeds received in a chapter 7 liquidation are likely to be discounted due to the distressed nature of the sale of the Debtor’s assets, and the fees and expenses of a chapter 7 trustee would likely further reduce Cash available for distribution. In addition, distributions in a chapter 7 case may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a significant period while the chapter 7 trustee and its advisors become knowledgeable about, among other things, the Chapter 11 Case and the Claims against the Debtor.

(b)	Valuation of the Debtor
Although the Debtor has entered into an extension of the RD&D Program with the DOE that provides funding for 80% of the carrying cost of the American Centrifuge Plant through April 15, 2014, the long-term business prospects for the Debtor, including its ability to successfully commercialize the American Centrifuge Plant, remain highly uncertain and to a large degree out of the Debtor’s direct control. As discussed above, the economics of the American Centrifuge Plant are severely challenged by the current supply/demand imbalance in the market for LEU and related downward pressure on market prices for SWU. As a result, the Debtor does not believe that its plans for commercialization are economically viable without additional U.S. government support (over and above the recently negotiated extension to the RD&D Program and the previously contemplated $2 billion DOE loan guarantee). In addition, the Debtor does not currently have any of the more than $4 billion of required financing in place for the American Centrifuge Plant following the completion of the extended RD&D Program on April 15, 2014, nor does it have funding for the project for the period from the completion of the extended RD&D Program until the closing of financing for commercial deployment of the American Centrifuge Plant. Furthermore, the Debtor does not currently have any of its own funds available to invest in the equity of American Centrifuge Plant in order to retain a meaningful economic stake in the project to the extent it is commercialized. As will be discussed in greater detail below, the Debtor does not have any meaningful forward-looking projections for the American Centrifuge Plant due to the highly uncertain market conditions and numerous variables impacting potential commercialization opportunities.
While the Debtor’s equity interest in Enrichment Corp also represents an asset of the Debtor, the Debtor does not believe that this equity stake today has or in the future will have any realizable value. As described more fully in Part VIII.I.3 below, Enrichment Corp has significant legacy liabilities, including pension and post-retirement healthcare obligations, among others. While Enrichment has sufficient assets and liquidity to fund its liabilities in the normal course, it is highly uncertain and speculative as to whether Enrichment Corp will have sufficient assets to cover its liabilities over the long-term and therefore have any residual equity value that would flow to the Debtor.
As a result of the factors described above, the value of the Reorganized Debtor on a going concern basis is highly uncertain and not quantifiable. Despite not being quantifiable, the Debtor believes there is inherent option value that would accrue to the benefit of the Debtor’s stakeholders as a result of reorganizing pursuant to the Plan as a going concern and being able to continue to pursue the commercialization of the American Centrifuge Plant after emergence from Chapter 11. Importantly, however, in a hypothetical chapter 7 liquidation, the Debtor does not believe it has any realizable value over and above the scrap or liquidation value of its assets, which would be negligible.

(c)	Application of the “Best Interests” Test to the Liquidation Analysis and the Valuation Analysis
Despite the valuation of the Reorganized Debtor on a going-concern basis being highly uncertain, the Debtor believes the Plan maximizes the value of the Estate and is in the best interest of all stakeholders. As described in Part VIII.I.2(a) above regarding the Debtor’s liquidation analysis, the Debtor believes a chapter 7 liquidation of the Debtor would result in (i) an administratively insolvent estate and (ii) no recoveries for the holders of General Unsecured Claims, Intercompany Claims, Noteholder Claims, Preferred Stock Interests/Claims or Common Stock Interests/Claims. Pursuant to the Plan, however, each of these aforementioned stakeholders would receive Plan distributions with some value.
A comparison of the estimated recoveries under the Plan to a chapter 7 liquidation for each Impaired Class is provided below.

Claim/Interest	Projected Recovery Under the Plan	Projected Recovery from Chapter 7 Liquidation
Class 5: Noteholder Claims	$200.00 million of New Notes Cash in the amount of accrued and unpaid interest on the Old Notes 79.04% of the New Common Stock (subject to dilution) … Estimated Percentage Recovery: 39% for New Notes and Cash only; recovery for New Common Stock is highly speculative and not quantifiable.	0%
Class 6: Preferred Stock Interests/Claims	$40.38 million of New Notes 15.96% of New Common Stock (subject to dilution) … Estimated Percentage Recovery: 35.1% for New Notes only; recovery for New Common Stock is highly speculative and not quantifiable.	0%
Class 7: Common Stock Interests/Claims	5% of New Common Stock (subject to dilution) … Estimated Percentage Recovery: Highly speculative and not quantifiable.	0%
Class 8: Unexercised Common Stock Rights	0%	0%

Accordingly, the Debtor believes that the “best interests” test of Bankruptcy Code Section 1129 is satisfied.

3.	Feasibility

In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to Bankruptcy Code Section 1129(a)(11), which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor, unless such liquidation or reorganization is proposed in the Plan. The consideration of feasibility in the Debtor’s case must be informed by the following :

•
On a consolidated basis, the Company, including the Debtor and its Non-Debtor Subsidiaries, is a leading supplier of LEU for commercial nuclear power plants. LEU is a critical component in the production of nuclear fuel for reactors to produce electricity. The Company’s principal commercial operations, as well as substantially all of its cash and inventory, are owned by Enrichment Corp, which supplies LEU to both domestic and international utilities for use in nuclear reactors worldwide. While the Debtor entity itself is currently developing and attempting to deploy at the American Centrifuge Plant the world’s most advanced uranium enrichment centrifuge technology, the commercial production and sale of LEU based on this technology has not commenced. On a standalone basis, the Debtor’s source of funding comes principally from Enrichment Corp, as well as cost reimbursement from the DOE under the RD&D Program.

•
Historically, Enrichment Corp sold LEU to third parties from two primary sources: (a) the enrichment of uranium at the Paducah Plant and (b) the purchase of LEU as the exclusive executive agent for the U.S. government under the Russian Contract. Enrichment Corp is currently undergoing a period of transition as it ceased enrichment at the Paducah Plant at the end of May 2013 and the Russian Contract expired on December 31, 2013. Today, Enrichment Corp is preparing to be a significantly smaller company with lower revenues as it transitions from having two sources of supply that provided approximately 10 to 12 million SWU per year to making sales from its existing inventory and from future purchases of commercial LEU from Russia pursuant to the Russian Supply Agreement at lower quantities than under the Russian Contract.

•
Enrichment Corp is currently in the process of transitioning the Paducah site back to the DOE, which may be completed in 2014. This transition process requires a complex set of activities and negotiations with the DOE regarding turnover requirements of the property, as well as significant ongoing operational activities. Enrichment Corp has completed repackaging existing inventory and is transferring such inventory to off-site locations to meet future customer orders well into 2018. Over the longer-term, and following the de-lease of the Paducah Plant, Enrichment Corp expects to continue its operations as a going concern by selling its substantial inventory, as well as commercial LEU purchased from Russia, to customers under backlog and through new commercial sales. The cash proceeds generated from such sales will be devoted to funding ongoing operating costs, as well as Enrichment Corp’s legacy liabilities, and supporting the operating costs of the Debtor. Enrichment Corp has significant legacy liabilities, including both pension and post-retirement healthcare obligations, among others, for its current and former employees. Despite these obligations, Enrichment Corp expects to be able to satisfy these liabilities in the ordinary course from the monetization of its sizable LEU inventory, as well as operating profits from the sale of purchased Russian LEU to customers, for the reasonably foreseeable future.

•
As described above, the Debtor is working to deploy at the American Centrifuge Plant a highly efficient uranium enrichment gas centrifuge technology. The American Centrifuge technology requires 95% less electricity to produce LEU on a per SWU unit basis than the gaseous diffusion technology previously utilized at the Paducah Plant. The American Centrifuge technology is a disciplined evolution of classified U.S. technology that was originally developed and successfully demonstrated by the DOE during the 1960’s through the 1980’s. The Debtor has improved this technology through advanced materials, updated electronics and design enhancements based on highly advanced computer modeling capabilities and is working to deploy this technology at the American Centrifuge Plant in Piketon, Ohio. This new facility would provide the Debtor with a long-term competitive source of uranium enrichment. As the only domestic enrichment facility using U.S. technology, the Debtor believes the American Centrifuge Program will be critical to the long-term energy security and national security interests of the United States. As of December 31, 2013, the Debtor has invested approximately $2.5 billion on the development of the American Centrifuge Plant, in addition to the over $3 billion invested by the DOE in the original program. The Debtor began construction on the American Centrifuge Plant in May 2007. To complete the construction and commercialization of the American Centrifuge Plant, over $4 billion of additional capital investment is required, as well as market conditions supporting a price for enriched uranium that will provide an adequate return on such an investment.

•
As part of the original plan to raise such capital, in July 2008, the Debtor applied for a $2 billion loan guarantee for the project under the DOE Loan Guarantee Program. However, instead of moving forward with a conditional commitment for a loan guarantee, in the fall of 2011, the DOE proposed the RD&D Program as a cooperative cost-sharing research, development and demonstration program, deferring efforts to raise capital for and commercialize the American Centrifuge Plant until sometime in the future. Accordingly, construction activities on the American Centrifuge Plant were significantly demobilized in recent years and are not expected to be remobilized until financing for the commercial deployment of the project, including the DOE loan guarantee, are in place.

•
The Debtor and its affiliate AC Demonstration entered into the RD&D Cooperative Agreement with the DOE on June 12, 2012. Through 15 subsequent amendments to the original agreement, the RD&D Program has been extended through April 15, 2014. The RD&D Cooperative Agreement provides for 80% DOE and 20% Debtor cost sharing (ultimately funded by Enrichment Corp) for work performed during the RD&D Program. The total estimated cost of the RD&D Program is $350 million, of which the DOE provides $280 million and the Debtor provides $70 million. The DOE’s contribution has been and continues to be incrementally funded. However, given the market challenges in commercializing this technology, the RD&D Program provides the only option to demonstrate the capability of the technology.

•
The objectives of the RD&D Program are to demonstrate the American Centrifuge technology through the construction and operation of a commercial demonstration cascade of 120 centrifuge machines and sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge technology. The RD&D Program provided for various technical and operational milestones to reduce the technical risks and improve the future prospects of deployment of the American Centrifuge technology. Over the course of 18 months, the Debtor met these objectives through the construction and operation of one complete commercial-scale cascade and supporting infrastructure. Among other achievements, the Debtor has demonstrated the redundancy of the primary cascade support systems for commercial plant operation and completed integrated system testing against operational requirements. In December 2013, the cascade achieved 20-machine years of operations at commercial plant specifications. During that performance run, the Debtor successfully completed three important milestones demonstrating centrifuge manufacturing quality, centrifuge operational reliability and sustained production of greater than 340 SWU at commercial conditions for 20-machine years. To date, the Debtor has achieved or exceeded all of the milestones and performance indicators on or ahead of schedule and on or under budget.

•
As described above, the Company’s business is in a state of significant transition as it moves from the gaseous diffusion technology employed for more than 60 years to a modern, cost-effective gas centrifuge technology. Managing this transition has been made more challenging by current enrichment market conditions. In March 2011, a tsunami resulting from a major earthquake caused irreparable damage to four reactors in Japan and subsequently resulted in more than 50 reactors in Japan and Germany being taken off-line in the aftermath of the tsunami. The Japanese reactors will remain off-line for an undetermined period of time until federal and local approval is obtained for re-start. In recent months, sixteen reactors have begun restart procedures with nuclear regulatory authorities, but no reactor is expected to return to operational status until mid-2014. In addition, low prices for competing fuels such as natural gas in the United States could slow the need for new base load nuclear power capacity and have resulted in early retirement of five U.S. nuclear plants. Germany has announced a national policy to phase out nuclear power by 2022. Together, these shutdowns have significantly affected the global supply and demand for LEU; and if there is a delay or reduction in the number of Japanese reactor restarts, the impact could worsen. An oversupply of nuclear fuel available for sale has increased over time and has resulted in significant downward pressure on market prices for LEU, where current market prices are more than 30% below prices prior to the Japanese tsunami in 2011. In particular, based on current market conditions, the Debtor sees limited uncommitted demand for LEU relative to supply prior to the end of the decade, and therefore fewer opportunities to make additional sales for delivery during that period. The difficult market conditions have affected the Debtor’s business plans to date, including the decision to cease enrichment at the Paducah Plant, and pressured the economics associated with the Debtor’s plan to deploy the American Centrifuge technology.

•
Despite these market challenges, the Debtor plans to incorporate the 120-machine cascade that was constructed and tested pursuant to the RD&D Program in a full commercial plant of 96 identical cascades. It is in the process of re-evaluating its plan and alternatives for proceeding with the financing and commercialization of the American Centrifuge Plant. Factors that can affect this plan include key variables related to project cost, schedule, market demand and market prices for LEU, financing costs and other financing terms. The Debtor has experienced cost pressures due to delays in deployment of the project. Furthermore, and as described above, the economics of the project are severely challenged by the current supply/demand imbalance in the market for LEU and related downward pressure on spot market prices for SWU that are now at their lowest levels in more than a decade. At current market prices the Debtor does not believe that its original plans for commercialization of the American Centrifuge Plant are economically viable without additional U.S. government support beyond a DOE loan guarantee. In addition, the Debtor does not currently have any of the more than $4 billion of required financing in place for the American Centrifuge Plant following the completion of the extended RD&D Program on April 15, 2014, and the Debtor anticipates that funding will be needed for the project for the period from the completion of the extended RD&D Program until the closing of financing for commercial deployment of the American Centrifuge Plant. The amount of any such funding would depend on the level of operations, manufacturing and other project infrastructure that is to be maintained in order to maintain a domestic enrichment capability to meet national security requirements and in order to support a potential future ramp up to commercialization, as well as the length of time until financing could be obtained for the American Centrifuge Plant.

•
As a result of these current market conditions, the Debtor’s short-term prospects to maintain the infrastructure that has been developed requires funding from the DOE. Financial projections for the commercialization of the American Centrifuge Program do not exist given the uncertainty in many of the key variables necessary to justify financing, development and construction of the American Centrifuge Plant at its full scale. However, the Debtor believes that the DOE has acknowledged the importance of maintaining a domestic enrichment capability to serve national security, nonproliferation and energy independence needs and that with the cessation of enrichment at the Paducah Plant in June 2013, the U.S. for the first time in over 60 years has no domestic source of uranium enrichment “in operation” that can support these policy imperatives. Specifically, the Debtor believes that the DOE recognizes that the American Centrifuge technology is now the only available source of domestic enrichment capability that can (a) provide LEU for the production of tritium needed to maintain the U.S. nuclear deterrent and (b) meet U.S. nonproliferation objectives by continuing to have a leadership role based on an advanced U.S. enrichment technology with a domestic supply availability absent foreign influence and control.

•
Continuation of the current RD&D Program is dependent upon funding from the DOE. As mentioned above, DOE funding has consistently been provided on an incremental basis. The Debtor has been working constructively with the DOE in providing options to maintain the existing infrastructure and expand capacity to meet national security requirements at various funding levels subject to federal budgetary constraints. As commercialization of the full capacity of the American Centrifuge Plant requires a significant change in the current market conditions, the timing of such changes being unpredictable, the Debtor has provided the DOE with a range of options to maintain a domestic enrichment capability to achieve its national security needs. While funding of the current RD&D Program goes through April 15, 2014, the government fiscal year 2014 omnibus appropriations bill passed by Congress and signed by the President on January 17, 2014, appropriates $62 million for the RD&D Program for the current government fiscal year 2014. These appropriated funds include the cost reimbursement through April 15, 2014, and the balance of these appropriated funds could extend the current program for another 30 to 45 days. The omnibus appropriations bill also provides the DOE with authority to transfer up to an additional $56.65 million of funding within the DOE’s National Nuclear Security Administration appropriations to fund the RD&D program subject to further approval of the House and Senate Appropriations Committees. Such funding could extend the current or a successor program through the balance of the government fiscal year ending September 30, 2014. While the feasibility of receiving additional funding past the completion of the extended RD&D Program from the U.S. government is uncertain, the Debtor remains optimistic that short-term and long-term funding plans for the commercialization of the American

Centrifuge Project can be developed in cooperation with the DOE and Congress given the strategic importance of maintaining a domestic source of enriched uranium. Accordingly, the Debtor is working cooperatively with the DOE and Congress to continue the path towards the deployment of the American Centrifuge technology for national security purposes and commercially once future commercialization is both viable and appropriate.

•
To best position the Debtor to commercialize the American Centrifuge Plant in the future and maximize the likelihood of receiving ongoing U.S. government funding, the Debtor needs to strengthen its balance sheet and address the impending October 2014 maturity of the Old Notes, as well as improve its liquidity position and financial flexibility. Each of these objectives is addressed by the balance sheet restructuring contemplated in the Plan. First, the Old Notes would be replaced by a smaller quantum of New Notes that have a maturity no earlier than five years from the Effective Date (with an automatic extension to ten years if certain conditions are satisfied). Second, the Debtor’s liquidity position would be strengthened over time given the ability to pay in kind a portion of the interest expense on the New Notes, thus reducing the cash interest burden on the Debtor. Finally, the New Note Indenture contains minimal covenants, thus providing the Debtor with ongoing financial flexibility to continue to pursue the development and commercialization of the American Centrifuge Plant. Implementing the restructuring now also enables the Debtor to improve its balance sheet ahead of the future decision by the DOE and the U.S. Congress in the near term regarding the continuation of funding for the RD&D Program or a successor program for the balance of government fiscal year 2014 and for government fiscal year 2015.

•
As outlined herein, the Debtor does not have any of its own liquidity to fund its share of the extended RD&D Program, the debt service on the New Notes or other operating expenses after emergence. As a result, the Plan contemplates Enrichment Corp continuing to provide funding to the Reorganized Debtor, as it has in the past to the Debtor, through the Exit Facility, in the form a secured intercompany credit agreement. Because any funding by Enrichment Corp, both now and in the future, is on a discretionary basis, Enrichment Corp will only provide such funding if the Debtor is on a plausible path to continuing to attract ongoing U.S. government support and funding for the American Centrifuge Project, while at the same time ensuring Enrichment Corp has sufficient liquidity to fund its own obligations, including its legacy liabilities, in the normal course. To do so, a balance sheet restructuring of the Debtor is necessary, both because of the impending maturity of the Old Notes and as a prerequisite to achieving ongoing U.S. government support and funding. If Enrichment Corp were to cease funding the operations of the Debtor, the Debtor would have no choice but to pursue a liquidation in chapter 11 or chapter 7 given its inability to fund its own operations.

4.	Acceptance By Impaired Classes
The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of claims or equity interests that is impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “impaired” unless the plan either (a) leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation and otherwise leaves unaltered the legal, equitable and contractual rights to which the claim or the equity interest entitles the holder of such claim or equity interest.
Bankruptcy Code Section 1126(c) defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose counts only those creditors who actually vote to accept or to reject the plan. Thus, a class of claims will have voted to accept the plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Bankruptcy Code Section 1126(d), in turn, defines acceptance of a plan by a class of impaired interests as acceptance by the holders of at least two-thirds in dollar amount of the allowed interests of such class that have voted to accept or reject the plan.
Claims in Classes 1, 2, 3 and 4 are not Impaired under the Plan, and, as a result, the holders of such Claims are deemed to have accepted the Plan. Claims and Interests in Classes 5 and 6 are Impaired under the Plan, and the holders of Claims and Interests in such Classes are entitled to vote on the Plan. Pursuant to Bankruptcy Code Section 1129, the holders of Claims and Interests in the Voting Classes must accept the Plan for the Plan to be confirmed without application of the “fair and equitable test” to such Classes, and without considering whether the Plan “discriminates unfairly” with respect to such Classes, as both standards are described herein. As stated above, holders of Noteholder Claims in Class 6 will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount and a majority in number of the Claims of such Class (other than any Claims of voters designated under Bankruptcy Code Section 1126(e)) that have actually voted to accept or reject the Plan. As stated above, holders of USEC Preferred Stock Interests in Class 7 will have accepted the Plan if the Plan is accepted by at least two-thirds in dollar amount of the Allowed Interests of such Class (other than any Interests of voters designated under Bankruptcy Code Section 1126(e)) that have actually voted to accept or reject the Plan.

Claims and Interests in Classes 7 and 8 are Impaired and deemed to reject the Plan. The Debtor, therefore, will request confirmation of the Plan, as it may be modified from time to time, under Bankruptcy Code Section 1129(b) as more fully described below with respect to such Classes.

5.	Confirmation Without Acceptance By All Impaired Classes

Bankruptcy Code Section 1129(b) allows a bankruptcy court to confirm a plan even if less than all impaired classes entitled to vote on the plan have accepted it, provided that the plan has been accepted by at least one impaired class of claims. Pursuant to Bankruptcy Code Section 1129(b), notwithstanding an Impaired Class’s rejection or deemed rejection of the Plan, the Plan can be confirmed, at the Debtor’s request, in a procedure commonly known as “cram down,” so long as the Plan does not “discriminate unfairly” (as discussed below) and is “fair and equitable” (as discussed below) with respect to each Class of Claims or Interests that is Impaired under, and has not accepted, the Plan.

(a)	No Unfair Discrimination
The “unfair discrimination” test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that such treatment not be “unfair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly, and, accordingly, a plan could treat two classes of unsecured creditors in a materially different manner without unfairly discriminating against either class. This test only applies to classes that reject or that are deemed to have rejected a plan.

(b)	Fair And Equitable Test
The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured claims, or unsecured claims versus equity interests) and includes the general requirement that no class of claims receive more than 100% of the amount of the allowed claims in such class. This test only applies to classes that reject or that are deemed to have rejected the plan. As to the rejecting class, the test, among other things, sets different standards depending on whether the test is being applied to claims or interests in such class:

•	Unsecured Claims. The condition that a plan be “fair and equitable” to a non-accepting class of unsecured claims includes the following requirement that either:
(a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or
(b) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

•	Equity Interests. The condition that a plan be “fair and equitable” to a non-accepting class of equity interests includes the requirements that either:
(a) the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or
(b) the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.
The Debtor believes that the Plan satisfies the requirements of Bankruptcy Code Section 1129(b) as to Classes 7 and 8.
J. CONSUMMATION OF THE PLAN

The Plan will be consummated on the Effective Date. The Debtor expects consummation of the Plan to occur on or within 90 days of the Petition Date, subject to the schedule of the Bankruptcy Court. Under the Plan Support Agreements, the Effective Date must occur within 100 days of the Petition Date to avoid a termination event, which if not waived could result in loss of support for the Plan by the parties thereto. For a more detailed discussion of the conditions precedent to the consummation of the Plan, see Article VIII of the Plan.

IX.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the Debtor’s capital structure will remain highly leveraged and, as a consequence, the Debtor’s ability to achieve its strategic business objectives involving the American Centrifuge Plant will be jeopardized. In that event, the Debtor’s future prospects and ability to honor its debt obligations will be uncertain. Accordingly, if the Plan is not confirmed and consummated, the alternatives include the following:

A.	“TRADITIONAL” CHAPTER 11 CASE

The Plan has been proposed on a “prearranged” basis for the purpose of achieving an expeditious exit from Chapter 11. If the Plan is not confirmed and consummated on that basis, the Debtor will remain in Chapter 11 subject to the “traditional” process. That means that the Debtor would continue to operate its business and manage its property as debtor in possession while it seeks to formulate, negotiate, propose and solicit another plan during the course of the chapter 11 proceeding. It is not clear whether the Debtor could survive as a going concern in a protracted chapter 11 case. It could have difficulty sustaining operations in the face of the high costs and it could suffer loss of key employees and other key business relationships - most significantly the relations with the federal government. Moreover, it is possible that if the Debtor remained a chapter 11 debtor in possession for an extended period of time, its Non-Debtor Subsidiaries, and particularly Enrichment Corp, could begin to experience problems with customers, suppliers and employees. Enrichment Corp itself may be forced to discontinue acting as the DIP Facility Lender. Ultimately, the Debtor could propose another plan or liquidate the Debtor under Chapter 7 or Chapter 11 of the Bankruptcy Code. Any further proceedings under Chapter 11, however, would be subject to the availability of postpetition financing, which may not be available from Enrichment Corp or a third-party lender.

B.	ALTERNATIVE PLAN OF REORGANIZATION

    In formulating and developing the Plan, the Debtor explored numerous other alternatives and engaged in an extensive negotiating process involving many different parties with widely disparate interests. If the Plan is not confirmed and consummated, the Debtor will be required to pursue an alternative plan of reorganization. That will require that the Debtor re-engage with such parties in an effort to negotiate a plan that will receive the requisite acceptances and satisfy the requirements for confirmation, leading inevitably to an expensive and protracted Chapter 11 Case, the availability of financing for which is uncertain. Although a new plan of reorganization could be similar to the Plan, it could also be substantially different, and the treatment of Claims and Interests could be materially less beneficial to creditors and stockholders that what is proposed in the Plan. In addition, assuming the continuing availability of postpetition financing, as to which there is no certainty, the delay caused by pursuing a new plan process could interfere with and prejudice the Debtor’s ability to achieve its strategic business objectives relating to the American Centrifuge Plant.

C.	LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE

If no plan is confirmed and consummated, the Debtor’s case may be converted to a case under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtor.
The Debtor believes that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants and other professionals to assist such trustee would cause a substantial diminution in the value of the Debtor’s Estate. The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of unexpired leases and executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtor’s assets. More importantly, conversion to a chapter 7 liquidation would likely result in the immediate cessation of the Debtor’s business, as most chapter 7 trustees are disinclined to continue operations.
The Debtor could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization, although the highly regulated nature of the Debtor’s business will present challenges that are not present in the context of other businesses seeking to liquidate in Chapter 11. Moreover, the Debtor would require postpetition financing either from Enrichment Corp or a third-party lender, and the availability of such financing is uncertain. In a liquidation under Chapter 11, the Debtor’s assets theoretically could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtor’s business incurs operating losses, the Debtor’s efforts to liquidate its assets over a longer period of time theoretically could result in a lower net distribution to creditors than they would receive through a chapter 7 liquidation. Nevertheless, because there would be no need to appoint a chapter 7 trustee and to hire new professionals, a chapter 11 liquidation might be less costly than a chapter 7 liquidation and thus provide larger net distributions to creditors than in chapter 7 liquidation. Any recovery in a chapter 11 liquidation, while potentially greater than in a chapter 7 liquidation, would also be highly uncertain.
Although preferable to a chapter 7 liquidation, the Debtor believes that any alternative liquidation under Chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return anticipated by the Plan. Moreover, a liquidation would either be the death knell for the American Centrifuge Plant or would result in third parties receiving the future benefit from its development rather than the Debtor’s creditors and stockholders.

RECOMMENDATION
In the opinion of the Debtor, the Plan is preferable to the alternatives described in this Disclosure Statement because it provides for a larger or equal distribution to the Debtor’s creditors and stockholders than would otherwise result through liquidation under Chapter 7 of the Bankruptcy Code.
Any alternative other than confirmation and consummation of the Plan could result in extensive delays and increased administrative expenses that could disrupt the Debtor’s business, adversely impact the value of that business, and negatively impact the ability of the Debtor to achieve its strategic business objectives.
Accordingly, the Debtor recommends that holders of Claims and Interests entitled to vote on the Plan cast their Ballots to accept the Plan and support confirmation of the Plan.
Dated: March 5, 2014
USEC Inc.

By: /s/ John R. Castellano____________________
John R. Castellano
Chief Restructuring Officer of USEC Inc.

LATHAM & WATKINS LLP
D. J. Baker, Esq.
Rosalie Walker Gray, Esq.
Adam S. Ravin, Esq.
Annemarie V. Reilly, Esq.
885 Third Avenue
New York, NY 10022
Telephone:    (212) 906-1200
Facsimile:    (212) 751-4864
Email:     dj.baker@lw.com
rosalie.gray@lw.com
adam.ravin@lw.com
annemarie.reilly@lw.com

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins, Esq.
Michael J. Merchant, Esq.
920 North King Street
Wilmington, DE 19801
Telephone:     (302) 651-7700
Facsimile:     (302) 651-7701
Email:     collins@rlf.com
merchant@rlf.com

Co-Counsel for Debtor and Debtor in Possession

APPENDIX A

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

------------------------------------------------------------------- In re: USEC INC., Debtor. -------------------------------------------------------------------	x : : : : : x	Chapter 11 Case No. 14-_______ (_____)
PLAN OF REORGANIZATION OF USEC INC.

LATHAM & WATKINS LLP
D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
885 Third Avenue
New York, NY 10022-4834
212-906-1200

-and-

RICHARDS, LAYTON & FINGER, P.A.
Mark D. Collins
Michael J. Merchant
920 N. King Street
Wilmington, DE 19801
302-651-7700

Counsel for Debtor and Debtor-in Possession

Dated: March 5, 2014

THE DISCLOSURE STATEMENT WITH RESPECT TO THIS PLAN OF REORGANIZATION HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTOR HAS SEPARATELY NOTICED A HEARING TO CONSIDER THE ADEQUACY OF THE DISCLOSURE STATEMENT UNDER BANKRUPTCY CODE SECTION 1125. THE DEBTOR RESERVES THE RIGHT TO MODIFY OR SUPPLEMENT THIS PLAN OF REORGANIZATION AND THE ACCOMPANYING DISCLOSURE STATEMENT PRIOR TO AND UP TO THE DATE OF SUCH HEARING.

TABLE OF CONTENTS

Article I RULES OF CONSTRUCTION AND DEFINITIONS	1

1.1	Rules of Construction 1

1.2	Definitions 1

Article II CLASSIFICATION OF CLAIMS AND INTERESTS	8

2.1	Introduction 8

2.2	Unclassified Claims 8

2.3	Unimpaired Classes of Claims 8

2.4	Impaired Voting Classes of Claims and Interests 8

2.5	Impaired Non-Voting Classes of Claims and Interests 9

Article III TREATMENT OF CLAIMS AND INTERESTS	9

3.1	Unclassified Claims 9

3.2	Unimpaired Classes of Claims 9

3.3	Impaired Voting Classes of Claims and Interests 10

3.4	Impaired Nonvoting Classes of Claims and Interests 10

3.5	Reservation of Rights Regarding Claims and Interests 11

Article IV ACCEPTANCE OR REJECTION OF THE PLAN	11

4.1	Impaired Classes Entitled to Vote 11

4.2	Acceptance by an Impaired Class 11

4.3	Presumed Acceptances by Unimpaired Classes 11

4.4	Classes Deemed to Reject Plan 11

4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code 11

Article V MEANS FOR IMPLEMENTATION OF THE PLAN	11

5.1	Continued Corporate Existence 11

5.2	Certificate of Incorporation and By-laws 12

5.3	Funding 12

5.4	Cancellation of Old Securities and Agreements 12

5.5	Authorization and Issuance of the New Notes 12

5.6	Participation in Plan by Enrichment Corp; Authorization and Issuance of the Limited Subsidiary Guaranty 13

5.7	Authorization and Issuance of the New Common Stock 13

5.8	New Management Incentive Plan; Further Participation in Incentive Plans 13

5.9	Directors and Officers of Reorganized USEC 14

5.10	Revesting of Assets 14

5.11	Indemnification of Debtor’s Directors, Officers, and Employees; Insurance 14

5.12	Preservation of Rights of Action; Resulting Claim Treatment 14

5.13	Exemption From Certain Transfer Taxes 14

5.14	Corporate Action; Effectuating Documents 15

5.15	Plan Supplement 15

Article VI TREATMENT OF CONTRACTS AND LEASES	15

6.1	Assumed Contracts and Leases 15

6.2	Payments Related to Assumption of Contracts and Leases; Resolution of Assumption-Related Disputes 15

6.3	Rejected Contracts and Leases 16

6.4	Compensation and Benefit Programs 16

6.5	Certain Indemnification Obligations 17

6.6	Extension of Time to Assume or Reject 17

6.7	Claims Arising from Assumption or Rejection 17

Article VII PROVISIONS GOVERNING DISTRIBUTIONS	17

7.1	Determination of Allowability of Claims and Interests and Rights to Distributions 17

7.2	Timing of Distributions to Holders of Allowed Claims and Allowed Interests 18

7.3	Procedures for Making Distributions to Holders of Allowed Claims and Allowed Interests 18

7.4	Calculation of Distribution Amounts of New Securities 18

7.5	Application of Distribution Record Date 19

7.6	Surrender of Cancelled Old Securities 19

7.7	Withholding and Reporting Requirements 19

7.8	Setoffs 19

7.9	Prepayment 19

7.10	Allocation of Distributions 20

Article VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	20

8.1	Conditions to Confirmation 20

8.2	Conditions to Effective Date 20

8.3	Waiver of Conditions 21

Article IX RETENTION OF JURISDICTION	21

9.1	Scope of Retention of Jurisdiction 21

9.2	Failure of the Bankruptcy Court to Exercise Jurisdiction 22

Article X MISCELLANEOUS PROVISIONS	22

10.1	Professional Fee Claims and Substantial Contribution Claims 22

10.2	Fees and Expenses of Consenting Noteholders and Preferred Stockholders and Indenture Trustee Expenses 22

10.3	Payment of Statutory Fees 23

10.4	Successors and Assigns and Binding Effect 23

10.5	Compromises and Settlements 23

10.6	Releases and Satisfaction of Subordination Rights 23

10.7	Releases 23

10.8	Discharge of the Debtor 25

10.9	Exculpation and Limitation of Liability 25

10.10	Injunction 25

10.11	Term of Injunctions or Stays 26

10.12	Modifications and Amendments 26

10.13	Severability of Plan Provisions 26

10.14	Revocation, Withdrawal, or Non-Consummation 26

10.15	Notices 27

PLAN OF REORGANIZATION OF USEC INC.
INTRODUCTION
USEC Inc. (the “Debtor”) hereby proposes this plan of reorganization (the “Plan”), with its non-debtor subsidiary United States Enrichment Corporation (“Enrichment Corp”) acting as a co-proponent and participant to the extent provided in the Plan. Reference is made to the disclosure statement distributed contemporaneously herewith (the “Disclosure Statement”) for a discussion of the Debtor’s history, businesses, properties, results of operations, projections for future operations and risk factors, and a summary and analysis of the Plan and certain related matters.
No solicitation materials, other than the Disclosure Statement and related materials transmitted therewith and approved by the Bankruptcy Court, have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejection of this Plan. All parties entitled to vote to accept or reject the Plan are encouraged to read the Disclosure Statement and Plan in their entirety before voting.

ARTICLE I
RULES OF CONSTRUCTION AND DEFINITIONS
1.1    Rules of Construction
(a)    For purposes of the Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms used in the Plan and not otherwise defined in the Plan shall have the meanings ascribed to them in Section 1.2 of the Plan. Any capitalized term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
(b)    Whenever the context requires, terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.
(c)    Any reference in the Plan to (i) a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, or as otherwise specified in this Plan, and (ii) an existing document, exhibit, or other agreement means such document, exhibit, or other agreement as it may be amended, modified, or supplemented from time to time with the consent of the Majority Consenting Noteholders or the Consenting Noteholders, as the case may be, and as in effect at any relevant point.
(d)    Unless otherwise specified, all references in the Plan to sections, articles, schedules, and exhibits are references to sections, articles, schedules, and exhibits of or to the Plan.
(e)    The words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan.
(f)    Captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan.
(g)    The rules of construction set forth in Bankruptcy Code Section 102 and in the Bankruptcy Rules shall apply.
(h)    References to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection.
(i)    In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
1.2    Definitions
(a)    “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in Bankruptcy Code Sections 503(b) or 1114(e)(2) and entitled to priority pursuant to Bankruptcy Code Section 507(a)(2), including, but not limited to, (i) the actual, necessary costs and expenses of preserving the Estate and operating the business of the Debtor after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estate under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Bankruptcy Code Section 365.
(b)    “Allowed” means (i) when used with respect to a Claim, whether a Filed Claim or an Unfiled Claim, all or any portion of a Claim (x) as to which either (A) any dispute has been settled, determined, resolved or adjudicated in favor of allowance, as the case may be, in the procedural manner in which such Claim would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, or (B) an objection to allowance has been filed in the Bankruptcy Court by the applicable Claim Objection Deadline, and such objection has been settled or withdrawn by the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, or has been denied by a Final Order, or (y) is not otherwise Disputed or (z) has been expressly allowed in the Plan; or (ii) when used with respect to an Interest, an Interest held in the name, kind and amount set forth in the records of (x) the Debtor in the case of the USEC Preferred Stock or (y) the stock transfer agent in the case of the USEC Common Stock, provided, however, that all Allowed Claims and Allowed Interests shall remain subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510, as applicable.
(c)    “B&W” means Babcock and Wilcox Investment Company.
(d)    “B&W Plan Support Agreement” means that certain agreement dated as of March 4, 2014 between the Debtor and B&W pursuant to which, among other things, and subject to certain terms and conditions including approval of the Disclosure Statement, B&W agreed to support the Plan.
(e)    “Bankruptcy Code” means Sections 101 et seq., of title 11 of the United States Code, as now in effect or hereafter amended and applicable to the Chapter 11 Case.
(f)    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Case or any aspect thereof.
(g)    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as now in effect or hereafter amended and applicable to the Chapter 11 Case.
(h)    “Business Day” means any day, excluding Saturdays, Sundays, or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.
(i)    “Cash” means legal tender of the United States or equivalents thereof.
(j)    “Chapter 11 Case” means the voluntary case commenced under Chapter 11 of the Bankruptcy Code by the Debtor in the Bankruptcy Court.
(k)    “Claim” means a claim as such term is defined in Bankruptcy Code Section 101(5) against the Debtor, whether arising before or after the Petition Date and specifically including an Administrative Claim.
(l)    “Claims Agent” means Logan & Company, Inc.
(m)    “Claim Objection Deadline” means the last day for filing objections to Claims in the Bankruptcy Court, which shall be the latest of (i) sixty (60) days after the Effective Date, (ii) sixty (60) days after the applicable Proof of Claim or Request for Payment is filed (except as otherwise provided in Section 10.1 of the Plan), and (iii) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtor, without notice to any party. For the avoidance of doubt, in no event shall any Claim be deemed to be an Allowed Claim solely as a result of the passage of the Claim Objection Deadline without the filing of an objection by the Debtor or the Reorganized Debtor.
(n)    “Class” means a category of holders of Claims or Interests, as described in Article II of the Plan.
(o)    “Common Stock Interests/Claims” means (i) any Interests in the Debtor that are based upon or arise from USEC Common Stock and (ii) any Claims against the Debtor that are based upon or arise from USEC Common Stock and are subordinated pursuant to Bankruptcy Code Section 510(b); provided, however, that a Claim arising from Indemnification Obligations that is assumed under Section 6.5 of the Plan shall not be considered a Common Stock Interest/Claim. The term specifically excludes Unexercised Common Stock Rights.

(p)    “Confirmation” means confirmation of the Plan by the Bankruptcy Court pursuant to Bankruptcy Code Section 1129.
(q)    “Confirmation Date” means the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order.
(r)    “Confirmation Hearing” means the hearing to consider Confirmation of the Plan under Bankruptcy Code Section 1128.
(s)    “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code Section 1129.
(t)    “Consenting Noteholders” means the Noteholders who have executed the Noteholder Plan Support Agreement or have executed a joinder thereto.
(u)    “Consenting Noteholder Advisors” means (i) Akin Gump Strauss Hauer & Feld LLP, co-counsel to the Consenting Noteholders, (ii) Pepper Hamilton, LLP, Delaware counsel to the Consenting Noteholders and (iii) Houlihan Lokey, Inc., financial advisor to the Consenting Noteholders.
(v)    “Cure” means, in connection with the assumption of an executory contract or unexpired lease, pursuant to and only to the extent required by Bankruptcy Code Section 365(b), (i) the distribution within a reasonable period of time following Effective Date of Cash or such other property (A) as required under the terms of the applicable executory contract or lease, (B) other than as required under the terms of the applicable executory contract or lease, as may be agreed upon by the counterparties and the Debtor (with the consent of the Majority Consenting Noteholders), or (C) as may be ordered by the Bankruptcy Court or determined in such manner as the Bankruptcy Court may specify; and/or (ii) the taking of such other actions (A) as required under the terms of the applicable executory contract or lease, (B) other than as required under the terms of the applicable executory contract or lease, as may be agreed upon by the counterparties and the Debtor (with the consent of the Majority Consenting Noteholders), or (C) as may be ordered by the Bankruptcy Court or determined in such manner as the Bankruptcy Court may specify.
(w)    “Debtor” means USEC Inc., including in its capacity as a debtor in possession pursuant to Bankruptcy Code Sections 1107 and 1108.
(x)     “DIP Facility” means the $50 million postpetition debtor in possession credit facility provided to the Debtor by Enrichment Corp subject to approval by the Bankruptcy Court.
(y)    “DIP Facility Claim” means the Claim existing under the DIP Facility.
(z)    “DIP Facility Lender” means Enrichment Corp as the lender under the DIP Facility.
(aa)    “Disbursing Agent” means the Reorganized Debtor and/or any other Person(s) designated by (i) the Debtor (with consent of the Majority Consenting Noteholders) on or before the Effective Date or (ii) the Reorganized Debtor in its sole discretion after the Effective Date to serve as a disbursing agent under the Plan, subject to the provisions of Section 7.3 of the Plan.
(bb)    “Disclosure Statement” means the written disclosure statement that relates to the Plan, as amended, supplemented, or otherwise modified from time to time with the consent of the Majority Consenting Noteholders, and that is prepared, approved and distributed in accordance with Bankruptcy Code Section 1125 and Bankruptcy Rule 3018.
(cc)    “Disputed” means (i) when used with respect to a Claim, whether a Filed Claim or an Unfiled Claim, (x) a Claim as to which (A) the Debtor or the Reorganized Debtor, as applicable, disputes its liability in any manner that would have been available to it had the Chapter 11 Case not been commenced (including, without limitation, by declining to pay the Claim), and (B) the liability of the Debtor has not been settled by the Debtor (with the consent of the Majority Consenting Noteholders) or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by final order of a court of competent jurisdiction, (y) as an alternative to the foregoing, a Claim as to which the Debtor or the Reorganized Debtor, as applicable, has elected to file an objection in the Bankruptcy Court by the applicable Claim Objection Deadline and such objection has not been settled or withdrawn by the Debtor (with the consent of the Majority Consenting Noteholders) or by the Reorganized Debtor, or has not been determined, resolved, or adjudicated by Final Order; or (z) that has been expressly disputed in the Plan; or (ii) when used with respect to an Interest, an Interest that is in a name, kind and amount different than as set forth in the records of (x) the Debtor in the case of the USEC Preferred Stock or (y) the stock transfer agent in the case of the USEC Common Stock.

(dd)    “Distribution Date” means, subject to the provisions of Section 7.1 of the Plan, (i) for any Claim that (x) is an Allowed Claim on the Effective Date, (A) for any portion that was due prior to or on the Effective Date, the Effective Date or (B) for any portion that is due after the Effective Date, at such time as such portion becomes due in the ordinary course of business and/or in accordance with its terms; or (y) is not an Allowed Claim on the Effective Date, the later of (A) the date on which the Debtor becomes legally obligated to pay such Claim and (B) the date on which the Claim becomes an Allowed Claim; and (ii) for any Interest that (x) is an Allowed Interest on the Effective Date, the Effective Date or (y) is not an Allowed Interest on the Effective Date, the date on which such Interest becomes an Allowed Interest; provided, however, that in each case a later date may be established by order of the Bankruptcy Court upon motion of the Debtor, the Reorganized Debtor, or any other party.
(ee)    “Distribution Record Date” means the record date for determining entitlement to receive distributions under the Plan on account of Allowed Claims and Allowed Interests, which date shall be (i) for a Claim other than a Noteholder Claim, the Business Day immediately following the Confirmation Date, at 5:00 p.m. prevailing Eastern time on such Business Day and (ii) for any Noteholder Claim or any Interest, the Business Day immediately preceding the Effective Date, at 5:00 p.m. prevailing Eastern time on such Business Day.
(ff)    “Effective Date” means the Business Day upon which all conditions to the consummation of the Plan as set forth in Section 8.2 of the Plan have been satisfied or waived as provided in Section 8.3 of the Plan, and is the date on which the Plan becomes effective.
(gg)    “Employee Programs” means all of the Debtor’s employee-related programs, plans, policies, and agreements, including, without limitation, (i) all health and welfare programs, plans, policies, and agreements, (ii) all pension plans within the meaning of Title IV of the Employee Retirement Income Security Act of 1974, as amended, (iii) all supplemental retirement and deferred compensation programs, plans, policies, and agreements, (iv) all retiree benefit programs, plans, policies, and agreements subject to Bankruptcy Code Sections 1114 and 1129(a)(13), (v) all employment, retention, incentive, bonus, severance, change in control, and other similar programs, plans, policies, and agreements, and (vi) all other employee compensation, benefit, and reimbursement programs, plans, policies, and agreements, but excluding any prepetition equity incentive plans, equity ownership plans, or any equity-based plans of any kind of the Debtor and in all cases subject to the provisions of Section 6.4(b) of the Plan. For the avoidance of doubt, the term “Employee Programs” includes the “Quarterly Incentive Plan.”
(hh)    “Enrichment Corp” means United States Enrichment Corporation, one of the Non-Debtor Subsidiaries, and a co-proponent and participant in the Plan for purposes of Section 5.6 of the Plan.
(ii)    “Estate” means the estate of the Debtor in the Chapter 11 Case, created pursuant to Bankruptcy Code Section 541.
(jj)    “Exit Facility” means a loan being provided to the Debtor by Enrichment Corp which will be secured by a lien on substantially all of the assets of the Reorganized Debtor and will be memorialized by a credit agreement (and any related documents, agreements, and instruments) to be entered into by the Reorganized Debtor as of the Effective Date as a condition to consummation of the Plan, substantially in the form included in the Plan Supplement, to provide funds necessary to make payments required under the Plan, as well as funds for working capital and other general corporate purposes of the Debtor and the Non-Debtor Subsidiaries after the Effective Date.
(kk)    “Filed Claim” means a Claim evidenced by a Proof of Claim or Request for Payment, as applicable, regardless of whether a bar date has been established pursuant to a Final Order or pursuant to the Plan.
(ll)    “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Case, or the docket of any such other court, the operation or effect of which has not been stayed, reversed, or amended, and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal, petition for certiorari, or seek review or rehearing or leave to appeal has expired and as to which no appeal, petition for certiorari or petition for review or rehearing was filed or, if filed, remains pending or as to which any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing by all Persons possessing such right, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or from which reargument or rehearing was sought or certiorari has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Bankruptcy Rules may be filed with respect to such order shall not cause such order not to be a Final Order.

(mm)    “General Unsecured Claim” means a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Secured Claim, an Intercompany Claim, a Noteholder Claim, or any Claim that constitutes a Preferred Stock Interest/Claim or a Common Stock Interest/Claim. This definition specifically includes, without limitation, Rejection Damages Claims, if any.
(nn)    “Impaired” means, with respect to any Claim or Interest, that such Claim or Interest is impaired within the meaning of Bankruptcy Code Section 1124.
(oo)    “Indemnification Obligation” means any obligation of the Debtor to indemnify, reimburse, or provide contribution pursuant to by-laws, articles or certificates of incorporation, contracts, or otherwise, to the fullest extent permitted by applicable law.
(pp)    “Indenture Trustee” means CSC Trust Company of Delaware or its successor, in any case in its capacity as an indenture trustee for the Old Notes
(qq)    “Indenture Trustee’s Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date to which the Indenture Trustee is entitled, pursuant to the Old Indenture, against distributions to be made to Noteholders for payment of any Indenture Trustee Expenses.
(rr)    “Indenture Trustee Expenses” means those unpaid fees, out-of-pocket costs and expenses incurred by the Indenture Trustee through the Effective Date that are payable under the terms of the Old Indenture.
(ss)    “Intercompany Claim” means any unsecured Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries. For the avoidance of doubt, any Claim arising prior to the Petition Date against the Debtor by any of the Non-Debtor Subsidiaries that is secured by a Lien on property in which the Estate has an interest is a Secured Claim.
(tt)    “Interest” means the legal, equitable, contractual, or other rights of any Person (i) with respect to USEC Common Stock or USEC Preferred Stock, or (ii) to acquire or receive any of such Interests.
(uu)    “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation
(vv)    “Limited Subsidiary Guaranty” means that certain guarantee of the New Notes to be provided by Enrichment Corp, one of the Non-Debtor Subsidiaries, substantially in the form set forth in the New Indenture, which guarantee shall be (i) subordinated, limited, and conditional to the extent provided therein and (ii) secured to the extent provided in the Subsidiary Security Agreement.
(ww)    “Litigation Rights” means the claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person, which are to be retained by the Reorganized Debtor pursuant to Section 5.12 of the Plan, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code.
(xx)    “Majority Consenting Noteholders” means Consenting Noteholders holding a majority in principal amount of the Old Notes held by the Consenting Noteholders.
(yy)    “Majority New Notes” means New Notes to be issued under the Plan in the aggregate principal amount of $200 million.
(zz)    “Minority New Notes” means New Notes to be issued under the Plan in the aggregate principal amount of $40.38 million.
(aaa)    “New Board” means the Board of Directors of the Reorganized Debtor.
(bbb)    “New Common Stock” means the new common shares of the Reorganized Debtor, including Class A and Class B as described in the New USEC Charter, to be authorized and/or issued under Section 5.7 of the Plan, with the rights of the holders thereof to be as provided for in the New USEC Governing Documents. The term includes New Noteholder Common Stock, New Preferred Stockholder Common Stock and New Minority Common Stock.
(ccc)    “New Indenture” means the indenture, substantially in the form included in the Plan Supplement, under which the Reorganized Debtor will issue the New Notes.

(ddd)     “New Management Incentive Plan” means the management incentive plan (inclusive of equity grants and other incentive awards, severance protection and certain retirement program changes), to be evidenced by documents substantially in the forms included in the Plan Supplement, to be implemented on the Effective Date pursuant to Section 5.8 of the Plan.
(eee)    “New Minority Common Stock” means five percent (5%) of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Minority Common Stock shall be issued in the form of Class A as described in the New USEC Charter.
(fff)    “New Noteholder Common Stock” means 79.04% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Noteholder Common Stock shall be issued in the form of Class A as described in the New USEC Charter.
(ggg)     “New Notes” means new notes in the aggregate principal amount of $240.38 million, to be issued by the Reorganized Debtor under, and having the terms set forth in, the New Indenture, which new notes shall have the benefit of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. The term includes Majority New Notes and Minority New Notes.
(hhh)    “New Preferred Stockholder Common Stock” means 15.96% of the New Common Stock to be issued under the Plan, subject to dilution on account of the New Management Incentive Plan. The New Preferred Stockholder Common Stock shall be issued in the form of Class B as described in the New USEC Charter.
(iii)    “New Securities” means, collectively, the New Common Stock and the New Notes.
(jjj)    “New USEC By-laws” means the by-laws of the Reorganized Debtor substantially in the form included in the Plan Supplement.
(kkk)    “New USEC Charter” means the certificate of incorporation of the Reorganized Debtor substantially in the form included in the Plan Supplement, which shall include the terms of two classes of New Common Stock, Class A and Class B.
(lll)    “New USEC Governing Documents” means the New USEC Charter and the New USEC By-laws.
(mmm)    “Non-Debtor Subsidiaries” means the Debtor’s direct and indirect subsidiaries, consisting of Enrichment Corp, American Centrifuge Holdings, LLC, American Centrifuge Technology, LLC, American Centrifuge Operating, LLC, American Centrifuge Enrichment, LLC, American Centrifuge Manufacturing, LLC, and American Centrifuge Demonstration, LLC.
(nnn)    “Noteholder” means any holder of an Old Note.
(ooo)    “Noteholder Claim” means any Claim arising or existing under or related to the Old Notes, other than any Indenture Trustee Expenses.
(ppp)    “Noteholder Plan Support Agreement” means that certain agreement dated as of December 13, 2013 between the Debtor and the Consenting Noteholders pursuant to which, among other things, and subject to certain terms and conditions including approval of the Disclosure Statement, the Consenting Noteholders agreed to support the Plan.
(qqq)    “Old Indenture” means that certain indenture dated as of September 28, 2007, by and among USEC, as issuer and Wells Fargo Bank, N.A., as trustee, which indenture governs all obligations arising under or in connection with the Old Notes.
(rrr)    “Old Notes” means the 3.0% convertible senior notes due 2014, which were issued by USEC under the Old Indenture.
(sss)    “Old Securities” mean, collectively, the Old Notes, the USEC Preferred Stock, the USEC Common Stock and the Unexercised Common Stock Rights.
(ttt)    “Other Priority Claim” means a Claim against the Debtor entitled to priority pursuant to Bankruptcy Code Section 507(a), other than a Priority Tax Claim or an Administrative Claim.
(uuu)    “Person” means any person, individual, firm, partnership, corporation, trust, association, company, limited liability company, joint stock company, joint venture, governmental unit, or other entity or enterprise.

(vvv)    “Petition Date” means March 5, 2014, the date on which the Debtor filed its petition for relief commencing the case that is being administered as the Chapter 11 Case.
(www)    “Plan” means this plan of reorganization under Chapter 11 of the Bankruptcy Code and all implementing documents contained in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time with the consent of the Majority Consenting Noteholders.
(xxx)    “Plan Supplement” means the supplement to the Plan, which may be filed in parts pursuant to Section 5.15 of the Plan, containing, without limitation, (i) the announcement of any change in the name of the Reorganized Debtor, (ii) identification of the members of the New Board as designated by the Consenting Noteholders and reasonably acceptable to the Debtor, and (iii) the Exit Facility, the New USEC Governing Documents, the New Indenture (including the Limited Subsidiary Guaranty), the Subsidiary Security Agreement, the New Management Incentive Plan, and the Supplementary Strategic Relationship Agreement, all of which documents set forth in (iii) hereof shall be mutually acceptable to the Majority Consenting Noteholders and the Debtor, and with respect to any of such documents that effect the rights of the Preferred Stockholders, shall be mutually acceptable to the Majority Consenting Noteholders, the Preferred Stockholders and the Debtor.
(yyy)    “Plan Support Agreements” mean, collectively, the Noteholder Plan Support Agreement, the Toshiba Plan Support Agreement and the B&W Plan Support Agreement.
(zzz)    “Preferred Stockholders” means the holders of the USEC Preferred Stock, which consist exclusively of Toshiba and B&W.
(aaaa)    “Preferred Stockholder Advisors” means (i) Morrison & Foerster LLP, counsel to Toshiba, (ii) Delaware counsel to Toshiba, (iii) GLC Advisors & Co., financial advisor to Toshiba, (iv) Baker Botts L.L.P., counsel to B&W, (v) Delaware counsel to B&W, and (vi) E&A Advisors, LLC, financial advisor to B&W.
(bbbb)    “Preferred Stock Interests/Claims” means, collectively, (i) any Interests that are based upon or arise from USEC Preferred Stock and (ii) any Claims that are based upon or arise from USEC Preferred Stock and are subordinated pursuant to Bankruptcy Code Section 510(b).
(cccc)    “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Bankruptcy Code Section 507(a)(8).
(dddd)    “Professional” means any professional retained in the Chapter 11 Case by order of the Bankruptcy Court, excluding any of the Debtor’s ordinary course professionals.
(eeee)    “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of costs and expenses relating to services rendered after the Petition Date and prior to and including the Effective Date, subject to any limitations imposed by order of the Bankruptcy Court.
(ffff)    “Pro Rata” means, at any time, the proportion that the amount of a Claim or Interest in a particular Class or Classes (or portions thereof, as applicable) bears to the aggregate amount of all Claims or Interests (including Disputed Claims or Interests), as applicable, in such Class or Classes, unless the Plan provides otherwise.
(gggg)    “Proof of Claim” means a Proof of Claim filed with the Bankruptcy Court or the Claims Agent in connection with the Chapter 11 Case.
(hhhh)    “Proof of Interest” means a Proof of Interest filed with the Bankruptcy Court or the Claims Agent in connection with the Chapter 11 Case.
(iiii)    “Reinstated” means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim unimpaired in accordance with Bankruptcy Code Section 1124; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (v) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code Section 365(b)(2), or of a kind that Section 365(b)(2) does not require to be cured, (w) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (x) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (y) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Bankruptcy Code Section 365(b)(1)(A), compensating the holder of such Claim or Interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (z) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan shall be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.
(jjjj)    “Rejection Damages Claim” means a Claim arising from the Debtor’s rejection of a contract or lease, which Claim shall be limited in amount by any applicable provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code Section 502, subsection 502(b)(6) thereof with respect a Claim of a lessor for damages resulting from the rejection of a lease of real property, subsection 502(b)(7) thereof with respect to a Claim of an employee for damages resulting from the rejection of an employment contract, or any other subsection thereof.
(kkkk)    “Reorganized Debtor” means the reorganized Debtor or its successor on or after the Effective Date.
(llll)    “Request for Payment” means a request for payment of an Administrative Claim filed with the Bankruptcy Court in connection with the Chapter 11 Case.
(mmmm)    “Secured Claim” means a Claim (i) that is secured by a Lien on property in which the Estate has an interest, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; (ii) to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable; and (iii) the amount of which (A) is undisputed by the Debtor or (B) if disputed by the Debtor, such dispute is settled by written agreement between the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor and the holder of such Claim or determined, resolved, or adjudicated by final, nonappealable order of a court or other tribunal of competent jurisdiction.
(nnnn)    “Subsidiary Security Agreement” means the security agreement to be entered into by Enrichment Corp, one of the Non-Debtor Subsidiaries, to secure the Limited Subsidiary Guaranty, which shall be substantially in the form included in the Plan Supplement.
(oooo)    “Substantial Contribution Claim” means a claim for compensation or reimbursement of costs and expenses relating to services rendered in making a substantial contribution in the Chapter 11 Case pursuant to Bankruptcy Code Sections 503(b)(3), (4), or (5).
(pppp)    “Supplementary Strategic Relationship Agreement” means the new agreement to be entered into by and among the Reorganized Debtor, B&W and Toshiba, as a supplement to the continuing Strategic Relationship Agreement dated as of May 25, 2010, to govern certain business and strategic relationships of the parties after the Effective Date, which shall be substantially in the form included in the Plan Supplement.
(qqqq)     “Toshiba” means Toshiba America Nuclear Energy Corporation.
(rrrr)    “Toshiba Plan Support Agreement” means that certain agreement dated as of March 4, 2014 between the Debtor and Toshiba pursuant to which, among other things, and subject to certain terms and conditions including approval of the Disclosure Statement, Toshiba agreed to support the Plan.
(ssss)    “Unexercised Common Stock Rights” means, collectively, any stock options or other right to purchase any USEC Common Stock, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any such USEC Common Stock that have not been exercised prior to the Effective Date. The term specifically excludes Common Stock Interests/Claims.
(tttt)    “Unfiled Claim” means a Claim as to which no Proof of Claim or Request for Payment has been filed.
(uuuu)    “Unimpaired” means, with respect to any Claim, that such Claim is not impaired within the meaning of Bankruptcy Code Section 1124.
(vvvv)    “USEC” means USEC Inc., a Delaware corporation, which is the Debtor in the Chapter 11 Case.
(wwww)    “USEC Common Stock” means, collectively, any common equity in USEC outstanding prior to the Effective Date, including, without limitation, any stock option or other right to purchase the common stock of USEC, together with any warrant, conversion right, restricted stock unit, right of first refusal, subscription, commitment, agreement, or other right to acquire or receive any such common stock in USEC that have been fully exercised prior to the Effective Date.
(xxxx)    “USEC Preferred Stock” means, collectively, any preferred equity in USEC outstanding prior to the Effective Date, including, without limitation, any stock options or other right to purchase the preferred stock of USEC, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any preferred stock or other preferred equity ownership interests in USEC prior to the Effective Date.
ARTICLE II
CLASSIFICATION OF CLAIMS AND INTERESTS
2.1    Introduction
A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. A Claim or Interest may be and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.
2.2    Unclassified Claims
In accordance with Bankruptcy Code Section 1123(a)(1), Administrative Claims, DIP Facility Claims, and Priority Tax Claims have not been classified.
2.3    Unimpaired Classes of Claims
The following Classes contain Claims that are not Impaired by the Plan, are deemed to accept the Plan, and are not entitled to vote on the Plan.
Class 1: Other Priority Claims
Class 1 consists of all Other Priority Claims.
Class 2: Secured Claims
Class 2 consists of all Secured Claims.
Class 3: General Unsecured Claims
Class 3 consists of all General Unsecured Claims.
Class 4: Intercompany Claims
Class 4 consists of all Intercompany Claims.
2.4    Impaired Voting Classes of Claims and Interests
The following Classes contains Claims and Interests that are Impaired by the Plan and are entitled to vote on the Plan.
Class 5: Noteholder Claims
Class 5 consists of all Noteholder Claims.
Class 6: Preferred Stock Interests/Claims
Class 6 consists of all Preferred Stock Interests/Claims
2.5    Impaired Non-Voting Classes of Claims and Interests

The following Classes contain Claims and Interests that are Impaired by the Plan, are deemed to reject the Plan, and are not entitled to vote on the Plan.
Class 7: Common Stock Interests/Claims
Class 7 consists of any Common Stock Interests/Claims.
Class 8: Unexercised Common Stock Rights
Class 8 consists of all Unexercised Common Stock Rights.

ARTICLE III
TREATMENT OF CLAIMS AND INTERESTS
3.1    Unclassified Claims
(a)    Administrative Claims
With respect to each Allowed Administrative Claim, except as otherwise provided for in Section 10.1 of the Plan, on the applicable Distribution Date, the holder of each such Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.
(b)    DIP Facility Claim
The DIP Facility Claim shall be deemed Allowed in its entirety for all purposes of the Plan and the Chapter 11 Case. The holder of the Allowed DIP Facility Claim shall receive, on the later of the Distribution Date or the date on which such DIP Facility Claim becomes payable pursuant to any agreement between such holder and the Debtor or the Reorganized Debtor, as applicable, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claim (i) payment of such Allowed DIP Facility Claim in Cash or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
(c)    Priority Tax Claims
Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtor or by the Reorganized Debtor, either (i) on the applicable Distribution Date, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
3.2    Unimpaired Classes of Claims
(a)    Class 1: Other Priority Claims
On the applicable Distribution Date, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (i) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
(b)    Class 2: Secured Claims

As to all Allowed Secured Claims, on the Effective Date, the legal, equitable, and contractual rights of each holder of such an Allowed Secured Claim shall be Reinstated. On the applicable Distribution Date, each holder of such an Allowed Secured Claim shall receive, in full satisfaction, settlement of and in exchange for, such Allowed Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, consistent with the relevant underlying documents, if any.
Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all prepetition Liens on property of the Debtor held with respect to an Allowed Secured Claim shall survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Secured Claim until such Allowed Secured Claim is satisfied, at which time such Liens shall be released, shall be deemed null and void, and shall be unenforceable for all purposes. Nothing in the Plan shall preclude the Debtor or the Reorganized Debtor from challenging the validity of any alleged Lien on any asset of the Debtor or the value of the property that secures any alleged Lien.
(c)    Class 3: General Unsecured Claims
On the applicable Distribution Date, each holder of an Allowed General Unsecured Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed General Unsecured Claim, either (i) Cash equal to the unpaid portion of such Allowed General Unsecured Claim or (ii) such different treatment as to which such holder and the Debtor (with the consent of the Majority Consenting Noteholders) or the Reorganized Debtor, as applicable, shall have agreed upon in writing.
(d)    Class 4: Intercompany Claims
With respect to each Allowed Intercompany Claim, (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim shall be Reinstated as of the Effective Date or (ii) by agreement between the holder and the Debtor (with the consent of the Majority Consenting Noteholders), may be adjusted, continued, expunged, or capitalized, either directly or indirectly or in whole or in part, as of the Effective Date.
3.3    Impaired Voting Classes of Claims and Interests
(a)    Class 5: Noteholder Claims
The Noteholder Claims shall be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case in an amount not less than $530,000,000 as of the Petition Date, plus all applicable accrued and unpaid interest, fees, expenses and other amounts due under the Old Indenture, which Allowed Noteholder Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity. Each holder of an Allowed Noteholder Claim shall receive, on the Distribution Date, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) the New Noteholder Common Stock, (ii) Cash equal to the amount of the interest accrued at the non-default rate on the Old Notes from the date of the last interest payment made by the Debtor before the Petition Date to the Effective Date and (iii) the Majority New Notes.
(b)    Class 6: Preferred Stock Interests/Claims
The USEC Preferred Stock Interests/Claims shall be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case, and such Allowed USEC Preferred Stock Interests/Claims shall not be subject to any avoidance, reductions, setoff, offset, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairments or any other challenges under applicable law or regulation by any entity. Each holder of an Allowed USEC Preferred Stock Interest/Claim shall receive, on the Distribution Date, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed USEC Preferred Stock Interests/Claims, its Pro Rata share of (i) the New Preferred Stockholder Common Stock and (ii) the Minority New Notes; and shall have the benefits and obligations agreed to in the Supplementary Strategic Relationship Agreement.
3.4    Impaired Nonvoting Classes of Claims and Interests
(a)    Class 7: Common Stock Interests/Claims
All securities or other documents evidencing USEC Common Stock shall be cancelled as of the Effective Date.

If Class 5 and Class 6 vote to accept the Plan, the holders of any such Allowed Common Stock Interests/Claims shall be entitled to receive on the applicable Distribution Date, in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Interest or Claim, their Pro Rata share of the New Minority Common Stock.
If Class 5 or Class 6 votes to reject the Plan, the holders of Common Stock Interests/Claims shall not receive or retain any property under the Plan on account of such Interests or Claims.
(b)    Class 8: Unexercised Common Stock Rights
All Unexercised Common Stock Rights shall be cancelled as of the Effective Date. No holder of Unexercised Common Stock Rights shall receive or retain any property under the Plan on account of such Unexercised Common Stock Rights.
3.5    Reservation of Rights Regarding Claims and Interests
Except as otherwise explicitly provided in the Plan, nothing shall affect the Debtor’s or the Reorganized Debtor’s rights and defenses, both legal and equitable, with respect to any Claims or Interests, including, but not limited to, all rights with respect to legal and equitable defenses to alleged rights of setoff or recoupment.

ARTICLE IV
ACCEPTANCE OR REJECTION OF THE PLAN
4.1    Impaired Classes Entitled to Vote
Holders of Claims in the Impaired Class of Noteholder Claims and holders of Interests/Claims in the Impaired Class of Preferred Stock Interests/Claims are each entitled to vote as a Class to accept or reject the Plan. Accordingly, the votes of holders of Claims in Class 5 and Interests/Claims in Class 6 shall be solicited with respect to the Plan.
4.2    Acceptance by an Impaired Class
In accordance with Bankruptcy Code Section 1126(c), and except as provided in Bankruptcy Code Section 1126(e), the Impaired Class of Noteholder Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan. In accordance with Bankruptcy Code Section 1126(d), and except as provided in Bankruptcy Code Section 1126(e), the Impaired Class of Preferred Stock Interests/Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount of the Allowed Interests of such Class that have timely and properly voted to accept or reject the Plan.
4.3    Presumed Acceptances by Unimpaired Classes
Claims in Classes 1, 2, 3, and 4 are Unimpaired under the Plan. Under Bankruptcy Code Section 1126(f), holders of such Unimpaired Claims are conclusively presumed to have accepted the Plan, and the votes of such Unimpaired Claim and Interest holders shall not be solicited.
4.4    Classes Deemed to Reject Plan
Holders of Allowed Common Stock Interests/Claims in Class 7, although receiving a distribution under the Plan if Classes 5 and 6 vote to accept the Plan, are deemed to have rejected the Plan, and the votes of such holders shall not be solicited. Holders of Allowed Interests in Class 8 are not entitled to receive or retain any property under the Plan, are deemed to have rejected the Plan, and the votes of such holders shall not be solicited.
4.5    Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code
In view of the deemed rejection of the Plan by Classes 7 and 8, the Debtor requests Confirmation of the Plan, as it may be modified from time to time with the consent of the Majority Consenting Noteholders, under Bankruptcy Code Section 1129(b).

The Debtor reserves the right to alter, amend, or modify the Plan, or any document included in the Plan Supplement, with the consent of the Majority Consenting Noteholders and in accordance with the provisions of the Plan, including, without limitation, Section 10.12, as necessary to satisfy the requirements of Bankruptcy Code Section 1129(b).

ARTICLE V
MEANS FOR IMPLEMENTATION OF THE PLAN
5.1    Continued Corporate Existence
The Reorganized Debtor shall continue to exist as of and after the Effective Date as a legal entity, in accordance with the applicable laws of the State of Delaware and pursuant to the New USEC Governing Documents. The Reorganized Debtor reserves the right to change its name, with any such name change to be mutually acceptable to the Debtor and the Majority Consenting Noteholders, to be announced in the Plan Supplement and to be effective upon the Effective Date.
5.2    Certificate of Incorporation and By-laws
The certificate of incorporation and by-laws of the Debtor shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and shall include, among other things, pursuant to Bankruptcy Code Section 1123(a)(6), a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Bankruptcy Code Section 1123(a)(6) and limited as necessary to facilitate compliance with applicable non-bankruptcy federal laws governing foreign ownership of the Debtor. The certificate of incorporation and by-laws of the Debtor, as amended, shall constitute the New USEC Governing Documents. The New USEC Governing Documents shall be in substantially the forms of such documents included in the Plan Supplement and shall be in full force and effect as of the Effective Date.
5.3    Funding
(a)    The Reorganized Debtor shall be authorized to (i) enter into the Exit Facility, (ii) grant any liens and security interests and incur the indebtedness as required under the Exit Facility, and (iii) issue, execute and deliver all documents, instruments and agreements necessary or appropriate to implement and effectuate all obligations under the Exit Facility, with each of the foregoing being acceptable to the Majority Consenting Noteholders, and to take all other actions necessary to implement and effectuate borrowings under the Exit Facility. On the Effective Date, the Exit Facility, together with new promissory notes, if any, evidencing obligations of the Reorganized Debtor thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, shall become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents shall be paid as set forth in the Exit Facility and related documents
(b)    The Debtor and the Reorganized Debtor, as applicable, shall be authorized to (i) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan, (ii) continue to engage in intercompany transactions (subject to any applicable contractual limitations, including any in the Exit Facility), including, without limitation, transactions relating to the incurrence of intercompany indebtedness, and (iii) grant any liens and security interests to any subsidiary as may be necessary to procure intercompany funding from such subsidiary consistent with the Exit Facility, if applicable.
5.4    Cancellation of Old Securities and Agreements
(a)    On the Effective Date, except as otherwise provided for herein, the Old Securities shall be deemed extinguished, cancelled and of no further force or effect. The Old Notes and any securities instruments evidencing the USEC Preferred Stock, the USEC Common Stock and the Unexercised Common Stock Rights shall be deemed surrendered in accordance with Section 7.6 of the Plan. For the avoidance of doubt, with respect to the USEC Preferred Stock, the Securities Purchase Agreement dated as of May 25, 2010 and the Investor Rights Agreement dated as of September 2, 2010 (and any amendments to the foregoing) shall be cancelled as of the Effective Date, without liability to, or future obligation of, any party; but the Strategic Relationship Agreement dated as of May 25, 2010 shall continue and be assumed under Section 6.1(a) of the Plan.
(b)    The obligations of the Debtor (and the Reorganized Debtor) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Old Securities shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Old Notes and the Old Indenture shall continue in effect solely for the purposes of (i) allowing the holders of the Old Notes to receive the distributions provided for Noteholder Claims hereunder, (ii) allowing the Disbursing Agent to make distributions on account of the Noteholder Claims, and (iii) preserving (x) the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, any indemnification rights provided by the Old Indenture and (y) the Indenture Trustee’s Charging Lien.
(c)    Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Old Indenture, the Indenture Trustee and its agents (i) shall be relieved of, and released from, all obligations associated with the Old Notes arising under the Old Indenture or under other applicable agreements or law and (ii) shall be deemed to be discharged.
5.5    Authorization and Issuance of the New Notes
(a)    On the Effective Date, Reorganized USEC shall authorize the issuance of the New Notes in the aggregate principal amount of $240.38 million. The New Notes shall be governed by the New Indenture and shall have the benefit of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. The Debtor or the Reorganized Debtor, as applicable, shall use commercially reasonable efforts to cause the New Notes to be represented by one or more global notes and to be issued in book-entry form through the facilities of The Depository Trust Company.
(b)    The issuance and distribution of the New Notes pursuant to the Plan to holders of Allowed Noteholder Claims and Allowed Preferred Stock Interests/Claims shall be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by the New Indenture or applicable law, regulation, order, or rule, including, without limitation, the Trust Indenture Act of 1939, as amended; and all documents evidencing the same shall be executed and delivered as provided for in the Plan or the Plan Supplement.
5.6    Participation in Plan by Enrichment Corp; Authorization and Issuance of the Limited Subsidiary Guaranty
(a)    Enrichment Corp has agreed to be a co-proponent and participant in the Plan for purposes of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement and consents to the jurisdiction of the Bankruptcy Court for the purpose of enforcing its agreement to execute, deliver and perform under the Limited Subsidiary Guaranty and the Subsidiary Security Agreement. Enrichment Corp shall have no other obligations under the Plan.
(b)    As a co-proponent of the Plan, Enrichment Corp shall be deemed to be, and the Confirmation Order shall find that Enrichment Corp is, an affiliate of the Debtor participating in a joint plan with the Debtor for purposes of Bankruptcy Code Section 1145. Accordingly, the issuance by Enrichment Corp of the Limited Subsidiary Guaranty pursuant to the Plan to the holders of Allowed Noteholder Claims and Allowed Preferred Stock Interests/Claims shall be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.
5.7    Authorization and Issuance of the New Common Stock
(a)    On the Effective Date, the Reorganized Debtor shall have authorized capital as set forth in the New USEC Charter and from such authorized capital shall issue or reserve for issuance under the Plan 10,000,000 shares of New Common Stock, consisting of (ii) 7,113,600 shares of New Common Stock, Class A to be issued as the New Noteholder Common Stock for distribution to holders of Allowed Noteholder Claims; (iii) 1,436,400 shares of New Common Stock, Class B to be issued as the New Preferred Stockholder Common Stock for distribution to holders of Allowed Preferred Stock Interests/Claims; (iv) 450,000 shares of New Common Stock, Class A to be issued as the New Minority Common Stock for distribution to holders of Allowed Common Stock Interests/Claims; and (v) 1,000,000 shares of New Common Stock to be issued or reserved for issuance on account of stock options, stock appreciation rights, restricted stock, restricted stock units, and/or other forms of equity-based awards granted under the New Management Incentive Plan (excluding shares of New Common Stock that may be issuable as a result of the antidilution provisions).
(b)    The New Common Stock issued under the Plan shall be subject to dilution based upon (i) such shares of the New Common Stock as may be issued from the stock reserved under clause (a)(v) above pursuant to the New Management Incentive Plan as set forth in Section 5.8 of the Plan and (ii) any other shares of New Common Stock issued post-emergence in accordance with the provisions of the New USEC Governing Documents.

(c)    The issuance and distribution of the New Common Stock pursuant to the Plan to holders of Allowed Noteholder Claims, Allowed Preferred Stock Interests/Claims, and Allowed Common Stock Interests/Claims shall be authorized under Bankruptcy Code Section 1145 as of the Effective Date without further act or action by any Person, except as may be required by the New USEC Governing Documents or applicable law, regulation, order or rule; and all documents evidencing same shall be executed and delivered as provided for in the Plan or the Plan Supplement.
(d)    The rights of the holders of New Common Stock shall be as provided for in the New USEC Governing Documents.
(e)    As promptly as possible after the Effective Date, the Reorganized Debtor will file, and use reasonable best efforts to have declared effective as promptly as practicable, a “resale shelf” registration statement on the applicable form with the United States Securities and Exchange Commission to register the resale of New Noteholder Common Stock or New Preferred Stockholder Common Stock by any holder who may be deemed an “underwriter” pursuant to Bankruptcy Code Section 1145(b)(1).
(f)    The Reorganized Debtor shall be a public company, shall have registered the New Common Stock under the Securities Exchange Act of 1934, and shall make periodic filings as required by the Securities Exchange Act of 1934.
5.8    New Management Incentive Plan; Further Participation in Incentive Plans
(a)    In accordance with the New Management Incentive Plan, on the Effective Date, the Reorganized Debtor shall be authorized and directed to establish and implement the New Management Incentive Plan.
(b)    Under the equity component of the New Management Incentive Plan, 1,000,000 shares of New Common Stock, Class A, shall be issued or reserved for issuance with respect to awards of stock options, stock appreciation rights, restricted stock, restricted stock units, and/or other forms of equity-based awards granted to employees, officers, directors or other individuals providing bona fide services to or for the Reorganized Debtor or its affiliates, as set forth in the New Management Incentive Plan.
(c)    As of the Effective Date, pursuant to the Confirmation Order and Section 303 of the Delaware General Corporation Law, the New Management Incentive Plan shall be deemed adopted by the unanimous action of the New Board and approved by the unanimous action of the stockholders of the Reorganized Debtor (including, without limitation, for purposes of Sections 162(m) and 422 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder). The foregoing sentence shall not be deemed to limit the application of Section 303 of the Delaware General Corporation Law to any other corporate action taken pursuant to the Plan.
(d)    After the Effective Date, the New Management Incentive Plan may be amended or modified from time to time by the New Board only to the extent permitted by the terms of the New Management Incentive Plan, and any such permitted amendment or modification shall not require an amendment of the Plan.
(e)    Any pre-existing understandings, either oral or written, between the Debtor and any member of management, any employee, or any other Person as to entitlement to (i) any pre-existing equity or equity-based awards or (ii) participate in any pre-existing equity incentive plan, equity ownership plan or any other equity-based plan (but specifically excluding any Cash payment components of any such equity-based plans) shall be null and void as of the Effective Date and shall not be binding on the Reorganized Debtor on or following the Effective Date.
5.9    Directors and Officers of Reorganized USEC
(a)    Upon the Effective Date, the New Board shall consist of eleven (11) members, each as identified in the Plan Supplement. Thereafter, the New Board shall serve in accordance with the New USEC Governing Documents.
(b)    The officers of USEC shall continue to serve in their same respective capacities after the Effective Date for the Reorganized Debtor until replaced or removed in accordance with the New USEC Governing Documents, subject to applicable law.
5.10    Revesting of Assets
Except as otherwise provided herein, the property of the Debtor’s Estate, together with any property of the Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall revest in the Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of the Reorganized Debtor shall be free and clear of all Claims and Interests, and all Liens with respect thereto.
5.11    Indemnification of Debtor’s Directors, Officers, and Employees; Insurance
(a)    Upon the Effective Date, the New USEC Governing Documents shall contain provisions, or the Reorganized Debtor shall enter into indemnification agreements, which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtor’s directors, officers, and key employees serving before, on, and after the Petition Date and the Reorganized Debtor’s directors, officers, and key employees serving on and after the Effective Date for monetary damages; and (ii) require the Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtor’s directors, officers, and key employees serving prior to, on, or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.
(b)    The Debtor or the Reorganized Debtor, as the case may be, shall maintain director and officer insurance coverage in the amount of $115 million, and for a tail period of six (6) years, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, continuing after the Effective Date, insuring such Persons in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtor (whether occurring before or after the Petition Date). Such policies shall be fully paid and noncancellable. If not purchased by the Debtor before the Effective Date, on or after the Effective Date, the Reorganized Debtor shall purchase director and officer insurance covering the period on or after the Effective Date.
5.12    Preservation of Rights of Action; Resulting Claim Treatment
Except as otherwise provided in the Plan (including with respect to any Litigation Rights that may be released pursuant to Section 10.7(a) of the Plan), the Confirmation Order, or the Plan Supplement, and in accordance with Bankruptcy Code Section 1123(b), on the Effective Date, the Debtor or the Reorganized Debtor shall retain all of the respective Litigation Rights that the Debtor or the Reorganized Debtor may hold against any Person. The Debtor or the Reorganized Debtor shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights without approval of the Bankruptcy Court.
5.13    Exemption From Certain Transfer Taxes
Pursuant to Bankruptcy Code Section 1146(a), any transfers from the Debtor to the Reorganized Debtor or any other Person pursuant to, in contemplation of, or in connection with the Plan, including any Liens granted to secure the Exit Facility or the New Notes, including the Limited Subsidiary Guaranty, and the issuance, transfer, or exchange of any debt, equity securities or other interest under or in connection with the Plan, shall not be taxed under any law imposing a stamp tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or government assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement.
5.14    Corporate Action; Effectuating Documents
(a)    On the Effective Date, the adoption and filing of the New USEC Governing Documents and all actions contemplated by the Plan shall be authorized and approved in all respects pursuant to the Plan. All matters provided for herein involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor, the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor, and shall be fully authorized pursuant to Section 303 of the Delaware General Corporation Law.
(b)    Any chief executive officer, president, chief financial officer, senior vice president, general counsel or other appropriate officer of the Reorganized Debtor, shall be authorized to execute, deliver, file, or record the documents included in the Plan Supplement and such other contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Any secretary or assistant secretary of the Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

All of the foregoing is authorized without the need for any required approvals, authorizations, or consents except for express consents required under the Plan.
5.15    Plan Supplement
The Plan Supplement may be filed in parts either contemporaneously with the filing of the Plan or from time to time thereafter, but in no event later than one (1) week prior to the deadline established by the Bankruptcy Court for objecting to the Disclosure Statement. After filing, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal business hours. The Plan Supplement is also available for inspection on (a) the website maintained by the Claims and Noticing Agent: http://www.loganandco.com, and (b) the Bankruptcy Court’s website: http://www.deb.uscourts.gov. In addition, holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Section 10.15 of the Plan.

ARTICLE VI
TREATMENT OF CONTRACTS AND LEASES
6.1    Assumed Contracts and Leases
(a)    Except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 6.2(c) of the Plan. The Confirmation Order shall constitute an order of the Bankruptcy Court under Bankruptcy Code Section 365(a) approving the contract and lease assumptions described above, as of the Effective Date.
(b)    Each executory contract and unexpired lease that is assumed shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the subject premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.
(c)    To the extent applicable, all executory contracts or unexpired leases of the Debtor assumed pursuant to the Plan shall be deemed modified such that the transactions contemplated by the Plan shall not be a “change in control,” however such term may be defined in the relevant executory contract or unexpired lease, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.
6.2    Payments Related to Assumption of Contracts and Leases; Resolution of Assumption-Related Disputes
(a)    Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under Bankruptcy Code Section 365(b)(1) by Cure. The Debtor shall, at its option, be permitted to resolve any dispute with respect to the amount of Cure either (i) through the Bankruptcy Court, or (ii) in the procedural manner in which a dispute regarding the amounts owed under a particular executory contract and unexpired lease would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.
(b)    If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code Section 365) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following (y) the entry of a Final Order resolving the dispute and approving the assumption if such dispute is adjudicated in the Bankruptcy Court, or (z) as to amounts under the executory contract or unexpired lease, following the final resolution of such matter if the Debtor elected to handle such dispute in the procedural manner in which it would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced.

(c)    Notwithstanding any of the foregoing subsections of this Section 6.2, the Debtor shall be authorized to reject any executory contract or unexpired lease to the extent the Debtor, in the exercise of its sound business judgment, concludes that the amount of the Cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the Debtor’s Estate. In the event the Debtor so rejects any previously assumed contract or lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection shall be limited to the amount of the Allowed Rejection Damage Claim.
6.3    Rejected Contracts and Leases
The Debtor, with the consent of the Majority Consenting Noteholders, reserves the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any executory contract or unexpired lease to which the Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. Any executory contracts or unexpired leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtor.
6.4    Compensation and Benefit Programs
(a)    Except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by the Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs in effect before the Effective Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed under the Plan. Nothing contained herein shall be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtor’s and the Reorganized Debtor’s rights of termination and amendment thereunder.
(b)    To the extent any “change in control” provision contained in any Employee Program would be triggered and payable solely as a result of the transactions contemplated by the Plan, such Employee Program shall not be assumed to the extent a waiver of the change in control provision is not executed by the employee having the benefit of such change in control provision, but otherwise shall remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.
(c)    As of the Effective Date, any and all equity incentive plans, equity ownership plans, or any other equity-based plans entered into before the Effective Date, including Claims arising from any change in control provision therein, shall be deemed to be, and shall be treated as though they are, contracts that are rejected pursuant to Bankruptcy Code Section 365 under the Plan pursuant to the Confirmation Order, provided, however, that nothing contained herein will impact any Cash payment components of any such equity-based plans.
(d)    The Reorganized Debtor affirms and agrees that (i) it is and will continue to be the contributing sponsor of the Employees’ Retirement Plan of USEC Inc. (the “Pension Plan”), a tax-qualified defined benefit pension plan insured by the Pension Benefit Guaranty Corporation under Title IV of the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §§ 1301-1461, et seq; (ii) the Pension Plan is subject to minimum funding requirements of ERISA and §§ 412 and 430 of the Internal Revenue Code; (iii) no provision of the Plan, the Confirmation Order, or Bankruptcy Code Section 1141, shall, or shall be construed to, discharge, release, or relieve the Debtor, the Reorganized Debtor, or any other party, in any capacity, from any liability with respect to the Pension Plan under any law, governmental policy, or regulatory provision; and (iv) neither the PBGC nor the Pension Plan shall be enjoined from enforcing such liability as a result of the Plan’s provisions for satisfaction, release and discharge of Claims. The Debtor further affirms and agrees that any discharge of liability provided under this Plan shall not operate to discharge any obligations it might have under applicable non-bankruptcy law with respect to any tax-qualified defined benefit pension plan maintained by Enrichment Corp, one of the Non-Debtor Subsidiaries, as a result of the Debtor’s status as a member of the “controlled group” for such pension plan. As of the Effective Date, the Reorganized Debtor shall contribute to the Pension Plan the amount necessary to satisfy minimum funding standards under sections 302 and 303 of ERISA, 29 U.S.C. §§ 1082 and 1083, and sections 412 and 430 of the Internal Revenue Code, to the extent that any such contributions were not made during the Chapter 11 Case.
6.5    Certain Indemnification Obligations
(a)    Indemnification Obligations owed to those of the Debtor’s directors, officers, and employees serving prior to, on, and after the Petition Date shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan, and such Indemnification Obligations (subject to any defenses thereto) shall survive the Effective Date of the Plan and remain unaffected by the Plan, irrespective of whether obligations are owed in connection with a prepetition or postpetition occurrence.

(b)    Indemnification Obligations owed to any of the Debtor’s Professionals pursuant to Bankruptcy Code Sections 327 or 328 and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan.
6.6    Extension of Time to Assume or Reject
Notwithstanding anything set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the Debtor’s right to move to assume or reject such contract or lease shall be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 6.1(a) of the Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.
6.7    Claims Arising from Assumption or Rejection
(a)    Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all (i) Allowed Claims arising from the assumption of any contract or lease shall be treated as Administrative Claims pursuant to Section 3.1(a) of the Plan; and (ii) Allowed Rejection Damages Claims shall be treated as General Unsecured Claims pursuant to and in accordance with the terms of Section 3.2(c) of the Plan.
(b)    If the rejection by the Debtor, pursuant to the Plan or otherwise, of a contract or lease results in a Rejection Damages Claim, then such Rejection Damages Claim shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor or the properties of either of them unless a Proof of Claim is (i) filed with the Claims Agent on or before the date that is the first Business Day that is thirty (30) days after the Bankruptcy Court’s entry of an order authorizing the rejection of a contract or lease and (ii) contemporaneously with such filing, served upon (a) if such filing occurs prior to the Effective Date, counsel to the Debtor and counsel to the Consenting Noteholders or (b) if such filing occurs after the Effective Date, counsel to the Reorganized Debtor. All rights of the Debtor or the Reorganized Debtor, as applicable, to object to any Rejection Damages Claim are reserved.

ARTICLE VII
PROVISIONS GOVERNING DISTRIBUTIONS
7.1    Determination of Allowability of Claims and Interests and Rights to Distributions
(a)    Only holders of Allowed Claims and Allowed Interests shall be entitled to receive distributions under the Plan.
(b)    Unless otherwise provided in the Plan, the Disclosure Statement or an order of the Bankruptcy Court (including, inter alia, with respect to Rejection Damage Claims and Claims subject to Bankruptcy Code Section 510(b)), there shall be no requirement for holders of Claims to file Proofs of Claim or Requests for Payment or for holders of Interests to file any proofs of interest. With respect to Filed Claims or filed Proofs of Interest, the Debtor or the Reorganized Debtor shall have the right to object to the Proofs of Claim, Requests for Payment or Proofs of Interest in the Bankruptcy Court by the Claims Objection Deadline, but shall not be required to do so. In no event shall the failure to object in the Bankruptcy Court to any Filed Claim or any proof of interest result in the deemed allowance of any such Claim or Interest. The Debtor or the Reorganized Debtor shall have the right to dispute all alleged Claims (whether Filed Claims or Unfiled Claims) and alleged Interests (whether or evidenced by a filed proof of interest) in any manner that would have been available to it had the Chapter 11 Case not been filed (including, without limitation, by declining to pay any alleged Claim or to recognize any alleged Interest), or may elect in its discretion to have any alleged Claim or Interest adjudicated by the Bankruptcy Court.
(c)    No distributions shall be made on Disputed Claims or Disputed Interests until and unless such Disputed Claims become Allowed Claims and such Disputed Interests become Allowed Interests. No reserve shall be required with respect to any Disputed Claim or Disputed Interest.
7.2    Timing of Distributions to Holders of Allowed Claims and Allowed Interests

Except as otherwise provided herein or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims and Allowed Interests as of the applicable Distribution Date shall be made on or as soon as practicable after the applicable Distribution Date, but in no event later than the first Business Day that is twenty (20) days after such date; provided, however, that distributions on account of Noteholder Claims hereunder shall be made on the Effective Date. The Reorganized Debtor or the Disbursing Agent shall have the right, in its discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.
7.3    Procedures for Making Distributions to Holders of Allowed Claims and Allowed Interests
(a)    On or before the Effective Date, the Debtor (with the consent of the Majority Consenting Noteholders) shall designate the Person(s) (whether the Reorganized Debtor and/or one or more independent third parties) to serve as the Disbursing Agent(s) under the Plan; provided, however, that (i) the Indenture Trustee shall serve as the Disbursing Agent with respect to the Noteholder Claims and (ii) the Indenture Trustee shall transmit distributions to the Noteholders subject to the right of the Indenture Trustee to assert the Indenture Trustee’s Charging Lien against such distributions. If any Disbursing Agent is an independent third party, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from the Reorganized Debtor. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Notwithstanding any provision contained in this Plan to the contrary, the distribution provisions contained in the Old Indenture shall continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute to the Noteholders pursuant to this Plan on account of Allowed Noteholder Claims and shall terminate completely upon completion of all such distributions.
(b)    The Disbursing Agent(s) shall make distributions to the holders of the Allowed Claims and Allowed Interests in the same manner and to the same addresses as payments are made in the ordinary course of the Debtor’s businesses; provided, however, that if a Filed Claim or filed Proof of Interest references a different payment address, the address on the Filed Claim or filed Proof of Interest shall be used.
(c)     If any holder’s distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified by the Debtor, the Claims Agent, or such holder of such holder’s then current address, at which time all missed distributions shall be made to such holder without interest. If any distribution is made by check and such check is not returned but remains uncashed for six (6) months after the date of such check, the Disbursing Agent may cancel and void such check, and the distribution with respect thereto shall be deemed undeliverable. If, pursuant to Section 7.7 of the Plan, any holder is requested to provide an applicable Internal Revenue Service form or to otherwise satisfy any tax withholding requirements with respect to a distribution and such holder fails to do so within six (6) months of the date of such request, such holder’s distribution shall be deemed undeliverable.
(d)    Unless otherwise agreed between the Reorganized Debtor and the applicable Disbursing Agent, amounts in respect of returned or otherwise undeliverable or unclaimed distributions made by the Disbursing Agent on behalf of the Reorganized Debtor shall be returned to the Reorganized Debtor until such distributions are claimed. All claims for returned or otherwise undeliverable or unclaimed distributions must be made (i) on or before the first (1st) anniversary of the Effective Date or (ii) with respect to any distribution made later than such date, on or before six (6) months after the date of such later distribution; after which date all undeliverable property shall revert to the Reorganized Debtor free of any restrictions thereon and the claims of any holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. In the event of a timely claim for any returned or otherwise undeliverable or unclaimed distribution, the Reorganized Debtor shall deliver the applicable distribution amount or property to the Disbursing Agent for distribution pursuant to the Plan.
7.4    Calculation of Distribution Amounts of New Securities
No fractional shares of New Securities shall be issued or distributed under the Plan. Each Person entitled to receive New Securities shall receive the total number of whole shares of New Common Stock or their pro rata share in principal amount of New Notes, whichever is relevant, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of New Securities, the actual distribution of such New Securities shall be rounded to the next higher or lower whole number as follows: (a) fractions one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number. Notwithstanding the foregoing, (a) if the Person is entitled to New Common Stock and rounding to the next lower whole number would result in such Person receiving zero shares of New Common Stock, such Person shall receive one (1) share of New Common Stock; and (b) if the Person is entitled to a pro rata share in principal amount of New Notes and rounding to the next lower whole number would result in such Person receiving zero dollars worth of New Notes, such Person shall receive a New Note in the principal amount of one $1.00 (One Dollar). If two or more Persons are entitled to fractional entitlements and the aggregate amount of New Securities that would otherwise be issued to such Persons with respect to such fractional entitlements as a result of such rounding exceeds the number of whole New Securities which remain to be allocated, the Disbursing Agent shall allocate the remaining whole New Securities to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements shall be cancelled and shall be of no further force and effect. The Disbursing Agent shall have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.
7.5    Application of Distribution Record Date
On the applicable Distribution Record Date, (a) for all Claims other than Noteholder Claims, the Debtor’s books and records for Unfiled Claims and the claims register maintained by the Claims Agent for Filed Claims, (b) for Noteholder Claims, the transfer ledgers for the Old Notes and (c) for Interests, the records of the Debtor in the case of the Preferred Stock Interests/Claims and the records of the stock transfer agent in the case of the Common Stock Interests/Claims, shall be closed for purposes of determining the record holders of Claims or Interests, and there shall be no further changes in the record holders of any Claims or Interests. Except as provided herein, the Reorganized Debtor, the Disbursing Agent(s), the Indenture Trustee, and each of their respective agents, successors, and assigns shall have no obligation to recognize any transfer of Claims or Interests occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the applicable books and records, claims registers or transfer ledgers as of 5:00 p.m. prevailing Eastern time on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.
7.6    Surrender of Cancelled Old Securities
As a condition precedent to receiving any distribution on account of its Allowed Claim, each record Noteholder shall be deemed to have surrendered the Old Notes or other documentation underlying each Noteholder Claim, and all such surrendered Old Notes and other documentation shall be deemed to be cancelled pursuant to Section 5.4 of the Plan, except to the extent otherwise provided herein. As a condition precedent to receiving any distribution on account of its Allowed Interest, each holder of an Allowed Common Stock Interest/Claim and an Allowed Preferred Stock Interest/Claim shall be deemed to have surrendered any stock certificate or other documentation underlying each such Interest/Claim, and any such stock certificates and other documentation shall be deemed to be cancelled pursuant to Section 5.4 of the Plan.
7.7    Withholding and Reporting Requirements
In connection with the Plan and all distributions hereunder, the applicable Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent(s) shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements including, without limitation, requiring that, as a condition to the receipt of a distribution, the holder of an Allowed Claim or Allowed Interest complete the appropriate IRS Form W-8 or IRS Form W-9, as applicable to each holder. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the applicable Disbursing Agent to allow it to comply with its tax withholding and reporting requirements. Any property to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.
7.8    Setoffs
The Reorganized Debtor may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.

7.9    Prepayment
Except as otherwise provided in the Plan, any ancillary documents entered into in connection herewith, or the Confirmation Order, the Reorganized Debtor shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.
7.10    Allocation of Distributions
All distributions received under the Plan by holders of applicable Claims shall be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

ARTICLE VIII
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
8.1    Conditions to Confirmation
The following are conditions precedent to the occurrence of the Confirmation Date, each of which must be satisfied or waived in accordance with Section 8.3 of the Plan:
(a)    an order, pursuant to Bankruptcy Code Section 1125 (i) shall have been entered finding that the Disclosure Statement contains adequate information, and (ii) shall be in form and substance mutually acceptable to the Debtor, the Majority Consenting Noteholders and Enrichment Corp; and
(b)    the proposed Confirmation Order shall be in form and substance mutually acceptable to the Debtor, the Majority Consenting Noteholders and Enrichment Corp.
8.2    Conditions to Effective Date
The following conditions precedent must be satisfied or waived on or prior to the Effective Date in accordance with Section 8.3 of the Plan:
(a)    the Confirmation Order shall have been entered;
(b)    the Confirmation Order shall, among other things:
(i)    provide that the Debtor and the Reorganized Debtor are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the transactions contemplated by and the contracts, instruments, releases, indentures, and other agreements or documents created under or in connection with the Plan;
(ii)    approve the entry into the Exit Facility in form and substance acceptable to each of the Debtor, the Majority Consenting Noteholders and the lender under the Exit Facility;
(iii)    authorize the issuance of the New Securities; and
(iv)    provide that, notwithstanding Bankruptcy Rule 3020(e), the Confirmation Order shall be immediately effective, subject to the terms and conditions of the Plan;
(c)    the Confirmation Order shall be in form and substance mutually acceptable to the Debtor and the Majority Consenting Noteholders;
(d)    the Confirmation Order shall not then be stayed, vacated, or reversed;

(e)    the documents evidencing the Exit Facility shall be in form and substance acceptable to each of the Debtor, the Majority Consenting Noteholders, and the lender under the Exit Facility; to the extent any of such documents contemplate execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto; and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived;
(f)    any changes to the documents that comprise the Plan Supplement (including the New USEC Governing Documents, the New Indenture (including the Limited Subsidiary Guaranty), the Subsidiary Security Agreement, the New Management Incentive Plan and the Supplementary Strategic Relationship Agreement) shall be mutually acceptable to the Debtor, Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement), and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement), unless, however, the consent of the Consenting Noteholders is required pursuant to the Noteholder Plan Support Agreement, in which case the consent of the Consenting Noteholders shall be required; to the extent any of such documents contemplates execution by one or more persons, any such document shall have been executed and delivered by the respective parties thereto; and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived, including, without limitation, and with respect to the New Indenture, the effectiveness of the application for qualification of the New Indenture under the Trust Indenture Act of 1939, as amended;
(g)    the Reorganized Debtor shall have arranged for credit availability under the Exit Facility in amount, form, and substance reasonably satisfactory to the Debtor, the Majority Consenting Noteholders, and the lender under the Exit Facility;
(h)    the representations and warranties of the Debtor set forth in the Plan Support Agreements shall continue to be valid, true and accurate in all respects and such Plan Support Agreements shall remain in full force and effect;
(i)    all material authorizations, consents, and regulatory approvals required in connection with consummation of the Plan shall have been obtained;
(j)    all other actions, documents, and agreements necessary to implement the Plan (i) shall be in form and substance mutually acceptable to the Debtor and the Majority Consenting Noteholders, not including ministerial actions, documents and agreements, and (ii) shall have been effected or executed, or will be effected or executed contemporaneously with implementation of the Plan; and
(k)    the fees and expenses required to be paid on the Effective Date pursuant to Sections 10.2(a) and 10.2(b) of the Plan shall have been paid in full in Cash.
8.3    Waiver of Conditions
Each of the conditions set forth in Sections 8.1 and 8.2, with the express exception of the conditions contained in Section 8.1(a)(i) and Sections 8.2(a) and (d), may be waived in whole or in part by the Debtor without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver shall not be effective without the consent of Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement), and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement).

ARTICLE IX
RETENTION OF JURISDICTION
9.1    Scope of Retention of Jurisdiction
Under Bankruptcy Code Sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:
(a)    allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim (whether a Filed Claim or Unfiled Claim) or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including, without limitation, the resolution of any Request for Payment and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)    hear and determine all applications for Professional Fees and Substantial Contribution Claims; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtor shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
(c)    hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which the Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;
(d)    effectuate performance of and payments under the provisions of the Plan;
(e)    hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;
(f)    enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;
(g)    enforce the agreement of Enrichment Corp to execute and deliver the Limited Subsidiary Guaranty and the Subsidiary Security Agreement;
(h)    hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Exit Facility, the New USEC Governing Documents, the New Management Incentive Plan, the New Indenture (including the Limited Subsidiary Guaranty), or the Subsidiary Security Agreement shall be dealt with in accordance with the provisions of the applicable document;
(i)    consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
(j)    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;
(k)    enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;
(l)    hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;
(m)    enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case or provided for under the Plan;
(n)    except as otherwise limited herein, recover all assets of the Debtor and property of the Estate, wherever located;
(o)    hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code Sections 346, 505, and 1146;
(p)    hear and determine all disputes involving the existence, nature, or scope of the Debtor’s discharge;
(q)    hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and
(r)    enter a final decree closing the Chapter 11 Case.
9.2    Failure of the Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 9.1 of the Plan, the provisions of this Article IX shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE X
MISCELLANEOUS PROVISIONS
10.1    Professional Fee Claims and Substantial Contribution Claims
All final Requests for Payment of Professional Fee Claims and Substantial Contribution Claims must be filed and served on the Reorganized Debtor, its counsel, and other necessary parties in interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such Requests for Payment must be filed and served on the Reorganized Debtor, its counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable Request for Payment was served.
10.2    Fees and Expenses of Consenting Noteholders and Preferred Stockholders and Indenture Trustee Expenses
(a)    On the Effective Date, the Reorganized Debtor shall reimburse the then-outstanding (i) reasonable documented out-of-pocket expenses of the Consenting Noteholders and (ii) fees and expenses of each of the Consenting Noteholder Advisors in accordance with the terms of their respective engagement letters; without the need for any of the Consenting Noteholders or either of the Consenting Noteholder Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment.
(b)    On the Effective Date, the Reorganized Debtor shall reimburse the then-outstanding (i) reasonable documented out-of-pocket expenses of the Preferred Stockholders and (ii) fees and expenses of each of the Preferred Stockholder Advisors in accordance with the terms of the respective Plan Support Agreement with each Preferred Stockholder; without the need for any of the Preferred Stockholders or any of the Preferred Stockholder Advisors to file an application or otherwise seek Bankruptcy Court approval for such payment.
(c)    On the Effective Date, the Reorganized Debtor shall pay the Indenture Trustee Expenses without the need for the Indenture Trustee to file an application or otherwise seek Bankruptcy Court approval for the payment of the Indenture Trustee Expenses. With respect to expenses incurred by the Indenture Trustee following the Effective Date on account of efforts related to effectuating a distribution to holders of Allowed Noteholder Claims, no more than thirty (30) days following the Effective Date, the Indenture Trustee shall serve on the Debtor and counsel to the Consenting Noteholders reasonably substantiating documents in support of the expenses incurred by the Indenture Trustee on account of distribution activities following the Effective Date. If within twenty (20) days after the Effective Date, the Reorganized Debtor or the Consenting Noteholders objects in writing to all or a portion of such expenses, (i) the Reorganized Debtor shall pay the undisputed portion of such expenses and (ii) the Indenture Trustee may submit the disputed portion of such expenses to the Bankruptcy Court for resolution. The allowance of the disputed portion of the expenses shall be determined under a “reasonableness” standard, consistent with the Old Indenture. In connection with such allowance, the Indenture Trustee shall not be required to file fee applications or comply with guidelines and rules applicable to fee applications, and shall not be subject to Bankruptcy Code Sections 330 or 503(b). To the extent the Bankruptcy Court allows the disputed portion of such Indenture Trustee expenses in whole or in part, the Reorganized Debtor shall pay such Allowed amount no later than five (5) Business Days after the date of such allowance. The Indenture Trustee shall have no right to payment of any disallowed expenses and shall not be entitled to collect such amounts from the Noteholders.
10.3    Payment of Statutory Fees
All quarterly fees payable pursuant to Section 1930 of Title 28 of the United States Code prior to the Effective Date shall be paid by the Debtor on or before the Effective Date. All such fees payable after the Effective Date shall be paid by the Reorganized Debtor as and when due, until such time as the Chapter 11 Case is closed, dismissed or converted.
10.4    Successors and Assigns and Binding Effect

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, personal representative, successor, or assign of such Person, including, but not limited to, the Reorganized Debtor and all other parties in interest in the Chapter 11 Case.
10.5    Compromises and Settlements
From and after the Effective Date, the Reorganized Debtor may compromise and settle various Claims against it and/or Litigation Rights and other claims that it may have against other Persons without any further approval by the Bankruptcy Court. Until the Effective Date, the Debtor expressly reserves the right to compromise and settle Claims against it and Litigation Rights or other claims that it may have against other Persons, subject to the approval of the Bankruptcy Court if, and to the extent, required.
10.6    Releases and Satisfaction of Subordination Rights
All Claims against the Debtor and all rights and claims between or among the holders of Claims relating in any manner whatsoever to any claimed subordination rights shall be deemed satisfied by the distributions under, described in, contemplated by, and/or implemented in Article III of the Plan. Distributions under, described in, contemplated by, and/or implemented by the Plan to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.
10.7    Releases
(a)    Releases by the Debtor
As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3), shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence), whether direct or derivative, in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights of the Debtor and the Reorganized Debtor to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtor, the Estate, or the Reorganized Debtor against (i) the Debtor or any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers, and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) each of the Consenting Noteholder Advisors (vi) each of the Preferred Stockholders (but solely in its capacity as such), (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix); the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x); provided, however, that nothing in this Section 10.7(a) shall operate to release any intercompany obligations or extinguish any intercompany accounts reflecting amounts owing to or from the Debtor or any of the Non-Debtor Subsidiaries unless otherwise provided in the Plan; and provided further, however, that nothing in this Section 10.7(a) shall be deemed to prohibit the Debtor or the Reorganized Debtor from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any of their employees, directors or officers that is based upon an alleged breach of a confidentiality, noncompete or any other contractual obligation owed to the Debtor or the Reorganized Debtor.
(b)    Limited Release by Directors and Officers
As of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each director and officer of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for actual fraud and/or criminal conduct) against the Debtor, the Reorganized Debtor and any Person seeking to exercise the rights of the Debtor’s

Estate, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code Section 1123(b)(3) whether such claims are statutory, contractual, or common law claims; provided, however, that nothing herein shall be deemed a waiver or release of any director or officer’s claims or causes of action against the Debtor or the Reorganized Debtor as it relates to wages, salaries, commissions, bonuses, sick pay, personal leave pay, indemnification, severance pay, or other compensation or benefits, or payments or form of remuneration of any kind, excluding payments or remuneration based in stock or equity, owing and arising out of such director or officer’s employment with the Debtor whether such claims are statutory, contractual or common law claims; and provided further, however, that nothing in this Section 10.7(b) shall operate to (i) prohibit, penalize, or otherwise discourage any applicable director or officer from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency, or (ii) prohibits any applicable director or officer from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. L. No. 111-203, H.R. 4173.
(c)    Releases by Holders of Claims and Interests
As of the Effective Date, to the fullest extent permissible by applicable law, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Interest that affirmatively votes in favor of the Plan shall be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (other than for fraud, willful misconduct, criminal conduct and/or gross negligence) against (i) any of the Non-Debtor Subsidiaries, (ii) any of the directors, officers, and employees of the Debtor or any of the Non-Debtor Subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtor, (iv) each of the Consenting Noteholders (but solely in its capacity as such), (v) the Consenting Noteholder Advisors, (vi) each of the Preferred Stockholders (but solely in its capacity as such), (vii) each of the Preferred Stockholder Advisors, (viii) the DIP Facility Lender, (ix) the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their respective capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (x) (the Persons identified in clauses (i) through (xi) collectively, the “Claimholder Releasees”) in connection with or related to the Debtor, the Chapter 11 Case, or the Plan (other than the rights under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtor, the Reorganized Debtor, the Chapter 11 Case, or the Plan; provided, however, that nothing herein shall be deemed a waiver or release of a Claim or Interest holder’s right to receive a distribution pursuant to the terms of the Plan or any obligation under the Plan or Confirmation Order. For the avoidance of doubt, this Release by holders of Claims and Interests is not and shall not be deemed a waiver of the Debtor’s rights or claims against the holders of Claims and Interests, including to the Debtor’s rights to assert setoffs, recoupments or counterclaims, or to object or assert defenses to any such Claim, and all such rights, Litigation Rights, causes of action and claims are expressly reserved, except as otherwise provided in the Plan.
10.8    Discharge of the Debtor
(a)    Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtor or any of its assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, (i) the Debtor shall be deemed discharged and released under Bankruptcy Code Section 1141(d)(1)(A) from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code Section 502, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Bankruptcy Code Section 501, (B) a Claim based upon such debt is Allowed under Bankruptcy Code Section 502, (C) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (D) the holder of a Claim based upon such debt accepted the Plan, and (ii) all Preferred Stock Interests/Claims and Common Stock Interests/Claims shall be terminated.
(b)    As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtor or the Reorganized Debtor, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtor based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtor and termination of all USEC Preferred Stock and USEC Common Stock, pursuant to Bankruptcy Code Sections 524 and 1141, and such discharge shall void any judgment obtained against the Debtor at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
10.9    Exculpation and Limitation of Liability
(a)    To the fullest extent permitted by applicable law and approved in the Confirmation Order, none of the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Facility Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns ), shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
(b)    Notwithstanding any other provision of the Plan, to the fullest extent permitted by applicable law and approved in the Confirmation Order, no holder of a Claim or an Interest, no other party in interest, and none of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, shall have any right of action against the Debtor, the Reorganized Debtor, the Non-Debtor Subsidiaries, the Debtor’s Professionals, the Consenting Noteholders (solely in their respective capacities as such), the Consenting Noteholder Advisors, the Preferred Stockholders (solely in their respective capacities as such), the Preferred Stockholder Advisors, the DIP Facility Lender, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, criminal conduct, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.
10.10 Injunction
(a)    Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor or the Reorganized Debtor; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.
(b)    Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Sections 10.7, 10.8, or 10.9 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

(c)    Without limiting the effect of the foregoing provisions of this Section 10.10 upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section 10.10.
10.11     Term of Injunctions or Stays
Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code Sections 105 or 362 or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.
10.12     Modifications and Amendments
The Debtor, subject to the consent of (a) Enrichment Corp, (b) the Majority Consenting Noteholders and (b) the Preferred Stockholders (solely to the extent required by the B&W Plan Support Agreement and the Toshiba Plan Support Agreement, as applicable), may alter, amend, or modify the Plan under Bankruptcy Code Section 1127(a) at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Bankruptcy Code Section 1101(2), the Debtor may, subject to the consent of (x) Enrichment Corp, (y) the Majority Consenting Noteholders and (z) the Preferred Stockholders (solely to the extent required by the B&W Plan Support Agreement and the Toshiba Plan Support Agreement, as applicable), under Bankruptcy Code Section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.
10.13     Severability of Plan Provisions
If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, with the consent of Enrichment Corp, the Majority Consenting Noteholders, B&W (solely to the extent required by the B&W Plan Support Agreement) and Toshiba (solely to the extent required by the Toshiba Plan Support Agreement), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
10.14     Revocation, Withdrawal, or Non-Consummation
The Debtor reserves the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtor revokes or withdraws the Plan in accordance with this Section 10.14, or if Confirmation or the Effective Date does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of the Debtor or any Person, including any of Enrichment Corp, the Consenting Noteholders, B&W or Toshiba, in any further proceedings involving the Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including any of Enrichment Corp, the Consenting Noteholders, B&W or Toshiba.
10.15     Notices
Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor or the Reorganized Debtor under the Plan, the Consenting Noteholders or Enrichment Corp, shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, and (d) addressed as follows:

For the Debtor:

USEC INC.
6903 Rockledge Drive
Suite 400
Bethesda, MD 20817
Attn: Peter B. Saba, Esq.
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Telephone: 301-564-3327
Facsimile: 301-564-3205

with copies to:
LATHAM & WATKINS LLP
885 Third Avenue
New York, NY 10022
Attn: D. J. Baker, Esq. and Rosalie Walker Gray, Esq.
Telephone: 212-906-1200
Facsimile: 212-751-4864
-and-
RICHARDS, LAYTON & FINGER, P.A.
920 North King Street
Wilmington, DE 19801
Attn: Mark D. Collins, Esq.
Telephone: 302-651-7700
Facsimile: 302-651-7701
For Enrichment Corp:
United States Enrichment Corporation
6903 Rockledge Drive
Suite 400
Bethesda, MD 20817
Attn: John C. Barpoulis
Senior Vice President and Chief Financial Officer
Telephone: 301-564-3308
Facsimile: 301-564-3205

-and-

YOUNG CONAWAY STARGATT & TAYLOR, LLP
1000 N. King Street
Wilmington, DE 19801
Attn: James L Patton, Esq. and Rolin Bissell, Esq.
Telephone: 302-571-6600
Facsimile: 302-571-1253
For the Consenting Noteholders:
AKIN GUMP STRAUSS HAUER & FELD LLP
One Bryant Park
New York, NY 10036
Attn: Michael Stamer, Esq. and James R. Savin, Esq.
Telephone: 212-872-1000
Facsimile: 212-872-1002

-and-
PEPPER HAMILTON, LLP
Hercules Plaza, Suite 5100
1313 Market Street
P.O. Box 1709
Wilmington, DE 19899
Attn: David Stratton, Esq.
Telephone: 302-777-6566
Facsimile: 302-656-8865
For Toshiba:
MORRISON & FOERSTER LLP
1290 Avenue of the Americas
New York, NY 10104-0050
Attn: Brett H. Miller, Esq. and Daniel J. Harris, Esq.
Telephone: 212-468-8000
Facsimile: 212-468-7900

For B&W:
BAKER BOTTS L.L.P.
1299 Pennsylvania Ave., NW
Washington, D.C. 20004-2400
Attn: Michael A. Gold, Esq. and Ian E. Roberts, Esq.
Telephone: 202-639-7700
Facsimile: 202-639-7890

[SIGNATURE PAGE FOLLOWS]

Dated: March 5, 2014
USEC INC.,
as the Debtor and Proponent of the Plan

By: /s/ John R. Castellano____________________
John R. Castellano
Chief Restructuring Officer of USEC Inc.

UNITED STATED ENRICHMENT CORPORATION,
as a Co-Proponent and Participant in the Plan for purposes of the Limited Subsidiary Guaranty and the Subsidiary Security Agreement

By: /s/ John C. Barpoulis______________________
John C. Barpoulis
Senior Vice President and Chief Financial Officer
of United States Enrichment Corporation

LATHAM & WATKINS LLP
D. J. Baker, Esq.
Rosalie Walker Gray, Esq.
Adam S. Ravin, Esq.
885 Third Avenue
New York, NY 10022
Telephone: 212-906-1200
Facsimile: 212-751-4864
-and-
Richards, Layton & Finger, P.A.
Mark D. Collins, Esq.
Michael J. Merchant, Esq.
920 North King Street
Wilmington, DE 19801
Telephone: 302-651-7700
Facsimile: 302-651-7701

Counsel for Debtor and Debtor in Possession

APPENDIX B

Summary of Material Terms of Documents Included in Plan Supplement

I.
Exit Facility

ii.
New Common Stock, New USEC Charter And New USEC By-Laws

III.
New Notes, New Indenture, Limited Subsidiary And Subsidiary Security Agreement

iv.
New Management Incentive Plan

v.
Supplementary Strategic Relationship Agreement

I.

MATERIAL TERMS OF THE EXIT FACILITY

The Exit Facility will be evidenced by a Second Amended & Restated Demand Note and a Second Amended and Restated Pledge and Security Agreement, which will be substantially in the form of the documents included in the Plan Supplement. The Debtor urges you to read the documents included in the Plan Supplement because they, and not this summary, define the rights and obligations of the Reorganized Debtor as the borrower and Enrichment Corp as the lender. Certain defined terms used in the summary but not defined below have the meanings assigned to them in the Plan or the relevant document included in the Plan Supplement.

Borrower	USEC Inc., the Reorganized Debtor
Lender	United States Enrichment Corporation
Amount	As needed (subject to availability of lender funds); initial draw as of anticipated Effective Date is estimated to be $45.0 million.
Interest	10.5% per annum
Use of Proceeds
As requested by the Borrower, including to repay the DIP Facility and provide other funds necessary to make payments required under the Plan, as well as funds for working capital and other general corporate purposes of the Debtor.

Payment	Due and payable in whole or in part on demand.
Security
The grant of collateral includes all of Borrower’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising or in which Borrower now has or at any time in the future may acquire any right, title or interest (the “Collateral”): (i) all Accounts; (ii) all Chattel Paper; (iii) all Deposit Accounts; (iv) all Documents; (v) all Equipment; (vi) all Equity Interests in the Borrower’s direct subsidiaries other than Equity Interests in Lender or in any of the ACP Subsidiaries; (vii) all General Intangibles (other than Equity Interests but including all Intellectual Property); (viii) all Instruments; (ix) all Inventory; (x) all Investment Property (other than Equity Interests) which are not Deposit Accounts; (xi) all cash which is not in a Deposit Account and all Money; (xii) all books and records, wherever located, relating to any of the Collateral; and (xiii) any and all proceeds, as such term is defined in the Uniform Commercial Code, products, rents and profits of or from any and all of the foregoing and, to the extent not otherwise included in the foregoing, (x) all payments under any insurance (whether or not Lender is the loss payee thereunder), indemnity, warranty or guaranty with respect to any of the foregoing Collateral, (y) all payments in connection with any requisition, condemnation, seizure or forfeiture with respect to any of the foregoing Collateral and (z) all other amounts from time to time paid or payable under or with respect to any of the foregoing Collateral (collectively, “Proceeds”). Borrower authorizes Lender to file financing statements under the Uniform Commercial Code describing the Collateral and to file appropriate statements with the appropriate jurisdictions describing any other statutory liens held by Lender.
The grant of collateral does not include (i) Equipment in which the DOE has or, pursuant to any existing or future contract or agreement, may acquire any ownership interest and any security interest created by this Agreement shall be automatically released without further action of the parties upon acquisition by DOE of any ownership interest in, or acquisition of the right to acquire any ownership interest in, any Equipment including (x) the Receivables arising from the sale by Borrower of such Equipment and all contracts and agreements for the sale of such Equipment, (y) the books and records related to such Equipment and (z) all proceeds of such Equipment, or (ii) license, contract or agreement to which Borrower is a party or any of its or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Borrower is a party (other than to the extent that any such term would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable law (including the Bankruptcy Code) or principles of equity) including any contract with the United States Federal Government or any instrumentality or agency thereof or (iii) Equity Interests in any ACP Company; provided that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Borrower shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; and provided further that any Account or money or other amounts due or to become due to Borrower under any such license, contract or agreement or any proceeds resulting from the sale or other disposition by Borrower of any rights of Borrower under any such license, contract or agreement shall at no time be excluded from the Collateral or the security interest granted by Borrower hereunder in favor of the Lender.

Fees	None

Covenants
So long as no default under the Note shall have occurred and be continuing, Borrower may, in any lawful manner not inconsistent with the provisions of the Second Amended and Restated Pledge and Security Agreement, use, control and manage the Collateral in the operation of Borrower’s businesses, and receive and use the income, revenue and profits arising therefrom and the Proceeds thereof, in the same manner and with the same effect as if the Agreement had not been made.

Events of Default
If any amount under the Note is not paid when due, the entire principal balance thereof, all accrued interest thereon and any other amounts payable thereunder shall become immediately due and payable at the option of the Lender.
Upon default, the Lender shall be entitled to exercise in respect of the collateral all of its rights, powers and remedies provided for in the Second Amended and Restated Pledge and Security Agreement or otherwise available to it by law, in equity or otherwise, including all rights and remedies of a secured party under the Uniform Commercial Code.

Ranking
The obligation is junior and subordinate in right of payment to the prior payment in full in cash or other immediately available funds of all secured obligations under any credit agreement (a “Senior Credit Agreement”) that may be entered into by or among the Borrower and the Lender and the lenders thereunder (the “Senior Lenders”).
The liens and security interests are junior and subordinate to liens and security interests created by (i) any Senior Security Agreement, as may be more particularly set forth in any Intercompany Subordination Agreement, (ii) any security agreement with respect to any equity commitment of the Borrower with respect to an ACP Financing, and (iii) any security agreement for the benefit of the DOE, export credit agencies or any other lenders or insurers providing financing or government support of the American Centrifuge Plant.

II.

MATERIAL TERMS OF THE
NEW COMMON STOCK, NEW USEC CHARTER AND NEW USEC BY-LAWS
The following summary contains basic information about the New Common Stock to be issued by the Reorganized Debtor pursuant to the New USEC Charter as well as certain provisions of the New USEC Governing Documents (the New USEC Charter and New USEC By-laws). This summary does not restate those documents in their entirety. A copy of the New USEC Charter and New USEC By-laws are included in the Plan Supplement. The Debtor urges you to read the New USEC Governing Documents because they, and not this summary, define the rights of a holder of the New Common Stock, including Class A and Class B shares. Certain defined terms used but not defined in the summary have the meaning assigned to them in the Plan or in the New USEC Governing Documents.

Issuer	USEC Inc., the Reorganized Debtor
Authorized Capital Stock
120,000,000 authorized shares
20,000,000 of which are designated preferred stock, par value $1.00 per share (“Preferred Stock”)
70,000,000 of which are designated Class A common shares, par value $0.10 per share (“Class A”)
30,000,000 of which are designated Class B common shares, par value $0.10 per share (“Class B”)

Initial Issuance	7,563,600 Class A shares 1,436,400 Class B shares There will be no shares of Preferred Stock issued pursuant to the Plan.
Voting Rights
Class A
Holders of Class A shares will be entitled to one vote for each Class A share held of record on all matters submitted to a vote of stockholders of the Reorganized Debtor, provided, however, that unless otherwise required by law, Class A shares will not be entitled to vote on any amendment to the New USEC Charter that relates solely to one or more outstanding series of Preferred Stock or Class B shares if the holders of such affected class are entitled to vote upon such amendment, either separately or together with another class or series of stock.
Class B
The holders of Class B shares will generally not be entitled to vote such shares, other than the following voting rights:
Voting as a separate class, holders of Class B shares are permitted to elect two directors that have been approved by the Board’s Nominating and Governance Committee.
Such director election rights shall expire upon a change of control of the Reorganized Debtor.
Such director election rights shall be reduced to the right to elect one director approved by the Board’s Nominating and Governance Committee at such time as the number of Class B shares owned by the permitted holders is less than 75% of the number of Class B shares issued pursuant to the Plan.
At such time as the number of Class B shares owned by the permitted holders is less than 50% of the number of Class B shares issued pursuant to the Plan, the right to elect such director shall cease.
Voting together with the Class A shares, as a single class, with respect to any merger or sale of substantially all of the Reorganized Debtor’s assets that must be submitted to the stockholders pursuant to Delaware law.
Such right to vote together with the Class A shares will be limited to the extent that the aggregate voting power of the outstanding Class B shares exceeds 20% of the total voting power of all outstanding shares entitled to vote thereon. In the event the aggregate voting power of the Class B shares exceeds 20% of the total voting power, each Class B share will be entitled to a fraction of one vote to provide the Class B shares maximum aggregate voting power equals 20% of the total voting power.

Dividends and Distributions	Class A and Class B shares shall have the same rights and preferences and shall share equally with respect to any dividends or distributions declared by the Reorganized Debtor .
Liquidation, Dissolution of Wind-up
In the event of any liquidation, dissolution or winding up of the affairs of the Reorganized Debtor (whether voluntary or involuntary) and after payment in full of all amounts required to be paid to creditors and to the holders of Preferred Stock having liquidation preferences, if any, holders of Class A shares and Class B shares will be entitled to share equally, on a per share basis, in all assets of the Reorganized Debtor available for distribution to the holders of the Class A shares and the Class B shares.

Automatic Conversion of Class B Shares
Upon the transfer of any Class B share other than to permitted holders, each such Class B share will be automatically, and without any action required of the Reorganized Debtor or the holder, converted into a share of Class A.

Transfer Restrictions
Without the prior approval of the Reorganized Debtor, the holders of Class B shares may not transfer any Class B shares if such transfer would require any approval of or filing with the Department of Energy or the U.S. Nuclear Regulatory Commission in order not to adversely affect the permits or regulatory status of the Reorganized Debtor or any of its subsidiaries unless such approvals and/or filings have been made and received. This restriction does not apply to any transfer when the transferee receives Class A shares as permitted by the terms of the New USEC Charter.

Foreign Ownership Restrictions
The New USEC Charter contains certain restrictions with respect to foreign ownership of the capital stock of the Reorganized Debtor.
The New USEC Charter provides the Board of Directors of the Reorganized Debtor with certain enforcement mechanisms in the event that the Reorganized Debtor shall conclude that the ownership of, the acquisition of or interest in, or the exercise of any rights of ownership with respect to, securities of the Reorganized Debtor by any person is inconsistent with, or in violation of, any governmental regulatory restriction or could jeopardize the continued ownership of the Reorganized Debtor’s facilities. These enforcement mechanisms include suspension of voting rights, redemption of shares and/or refusal to recognize the transfer of shares on the books of records of the Reorganized Debtor.
In order to enforce these foreign ownership restrictions, the New USEC Charter provides that the Reorganized Debtor may, under certain circumstances, request information concerning ownership or potential ownership of its common stock from any record or beneficial holder or potential transferee of its capital stock, including in situations involving beneficial ownership by a foreign person or group of foreign persons of (1) 5% or more of any class of its capital stock or of the voting power of all classes of its outstanding capital stock or (2) less than 5% of any class of its capital stock or of the voting power of all classes of its outstanding capital stock if such person has the ability to appoint a director or management person of the Reorganized Debtor.

Indemnification of Directors and Officers
The New USEC Governing Documents provide for indemnification of the Reorganized Debtor’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the applicable Delaware law. The Reorganized Debtor has also entered into agreements with its directors and officers that will require the Reorganized Debtor, among other things to indemnify them against liability that may arise by reason of their status or service as director or officer to the fullest extent not prohibited by law.

Capital Stock Not Certificated
The New USEC By-laws provide that the Class A and Class B shares, will be uncertificated and will not be represented by certificates except as may be required by law or as may otherwise, in the future, be authorized by the Reorganized Debtor’s Board of Directors.

Transfer Agent	Computershare Investor Services will serve as the transfer agent and registrar for the New Common Stock, Class A shares.

III.

MATERIAL TERMS OF THE
NEW NOTES, NEW INDENTURE, LIMITED SUBSIDIARY GUARANTY AND SUBSIDIARY SECURITY AGREEMENT
The New Notes and the Limited Subsidiary Guaranty will be governed by the New Indenture to be entered into by the Reorganized Debtor, Enrichment Corp and CSC Trust Company of Delaware, as trustee. The terms of the New Notes will include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, as amended. The Subsidiary Security Agreement, together with the intercreditor agreement, if any, referred to below under the caption “Security,” define the terms of the pledge of collateral that will secure the Limited Subsidiary Guaranty.
The following summary contains basic information about the New Notes and the Limited Subsidiary Guaranty, including information contained in the New Indenture, the Subsidiary Security Agreement, and, if any, the intercreditor agreement. It does not restate those agreements in their entirety. A copy of the form of New Indenture, which includes within its terms the Limited Subsidiary Guarantee, and the form of Subsidiary Security Agreement and form of intercreditor agreement which are attached thereto, is included in the Plan Supplement. The Debtor urges you to read the New Indenture, the Subsidiary Security Agreement and the intercreditor agreement because they, and not this summary, define the rights of a holder of the New Notes. Certain defined terms used in the summary but not defined below have the meanings assigned to them in the Plan, the New Indenture, the Subsidiary Security Agreement or the intercreditor agreement, as applicable.

Securities	PIK Toggle Notes due 2019/2024
Issuer	Reorganized Debtor
Initial Principal Amount	$240,380,000; provided that, the aggregate principal amount of the New Notes may be increased after the Issue Date as a result of any payment of interest on the New Notes in the form of PIK interest.
Maturity
The New Notes will mature 5 years from the date of issuance; provided that, the Reorganized Debtor has the right to extend the maturity date to 10 years from the Issue Date upon the initial draw or other initial funding, in each case, of a material amount, under binding agreements providing for (i) the funding of the construction of the American Centrifuge Project in an aggregate amount of not less than $1.5 billion supported by the U.S. Department of Energy loan guarantee program or other such government support or government funding, or (ii) the implementation and deployment of a National Security Train Program utilizing American Centrifuge technology with an expected total program cost to be funded by the government of not less than $750 million.

Interest
The New Notes will pay interest at a rate of 8.0% per annum. Interest will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from the Issue Date. Interest will be payable semi-annually in arrears based on a 360 day year.
The Reorganized Debtor has elected to pay in kind 1.5% of interest for the time period between the Issue Date and September 30, 2014, and may elect to pay (a) up to 3.0% of interest for the time period between October 1, 2014 and September 30, 2015, and (b) up to 5.5% of interest from October 1, 2015 through maturity.

Limited Subsidiary Guarantee
The New Notes will be guaranteed by Enrichment Corp on a limited, subordinated and conditional basis, as described in the New Indenture. Under certain circumstances, Enrichment Corp may be released from its guarantee without the consent of the holders of the New Notes, including (other than with respect to the Unconditional Interest Guarantee) upon the occurrence of any Termination Event.

Ranking
The New Notes will be subordinated in right of payment to the Issuer Senior Debt (whether outstanding on the Issue Date or hereafter created, incurred, assumed or guaranteed). The New Notes will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Reorganized Debtor (other than the Issuer Senior Debt) and will be senior in right of payment to all existing and future subordinated indebtedness of the Reorganized Debtor; and only indebtedness that is Issuer Senior Debt shall rank senior to the Indebtedness evidenced by the New Notes.
The Limited Subsidiary Guaranty will be subordinated in right of payment to the Designated Senior Claims (whether outstanding on the Issue Date or hereafter created, incurred, assumed or guaranteed). The Limited Subsidiary Guaranty will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of Enrichment Corp (other than the Designated Senior Claims) and will be senior in right of payment to all existing and future subordinated indebtedness of Enrichment Corp; and only indebtedness of Enrichment Corp that is Designated Senior Claims shall rank senior to the obligations of Enrichment Corp under the Limited Subsidiary Guaranty.

Security
The New Notes will not be secured by a lien on any assets of the Reorganized Debtor.
Enrichment Corp’s obligations under the Limited Subsidiary Guaranty will be secured by a lien on Enrichment Corp’s assets constituting collateral, including, among other things, its inventory and its accounts receivable, subject to certain exceptions. The security interest securing the Limited Subsidiary Guaranty is expected to be junior in priority to any and all security interest and liens at any time securing the Designated Senior Claims. It is expected that, in connection with the incurrence of any Designated Senior Claims, that the New Notes trustee and collateral agent may enter into an intercreditor agreement with the representatives of the Designated Senior Claims that will define the relative rights in the collateral of the holders of New Notes and of the Designated Senior Claims.

Optional Redemption
The New Notes will be redeemable by the Reorganized Debtor in whole or in part, at any time, at a price equal to one hundred percent (100%) of the principal amount (including as a result of the payment of PIK interest) of the New Notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory Redemption; Sinking Fund	The New Notes will not be subject to any mandatory redemption obligation. There is no sinking fund provided for the New Notes.
Offer to Repurchase
Upon the occurrence of a Change of Control as defined in the New Indenture, the Reorganized Debtor will be required to offer to repurchase all of the New Notes at 101% of the aggregate principal amount repurchased plus accrued and unpaid interest, if any.

Restrictive Covenants
The New Indenture pursuant to which the New Notes will be issued will contain covenants customary for securities such as the New Notes covering (i) the payment of principal and interest, (ii) maintenance of an office or agency for the payment of the notes, (iii) SEC Reports, (iv) stay, extension and usury laws, (v) payment of taxes, (vi) existence, (vii) maintenance of properties and (viii) maintenance of insurance. The New Indenture will otherwise contain no covenants that restrict the operation of the Reorganized Debtor or its subsidiaries, or their respective businesses other than (i) limitations on Enrichment Corp’s ability to transfer the Collateral and (ii) limitations on liens that may be imposed on the assets of Enrichment Corp, which covenants will be, in each case, subject to certain exceptions set forth in the New Indenture.

Events of Default	Customary for securities such as the New Notes.
Trustee and Collateral Agent	CSC Trust Company of Delaware

IV.

MATERIAL TERMS OF THE NEW MANAGEMENT INCENTIVE PLAN

The New Management Incentive Plan has three components: equity grants and other incentive awards, severance protection and certain retirement program changes. These components are evidenced by the USEC Inc. 2014 Equity Incentive Plan, the 2014 Post-Restructuring Incentive Plan (Annual Awards, Long-Term Incentive Cash Awards, Equity Awards), the Amended and Restated Executive Severance Plan, the First Amendment to the USEC Inc. 1999 Supplemental Executive Retirement Plan (as Amended and Restated Effective November 1, 2010) and the Second Amendment to the USEC Inc. 2006 Supplemental Executive Retirement Plan (as Amended and Restated Effective January 1, 2008), which will be substantially in the form of the documents included in the Plan Supplement. The Debtor urges you to read the documents included in the Plan Supplement because they, and not this summary, define the obligations of the Reorganized Debtor and the rights of the participants in the New Management Incentive Plan. Certain defined terms used in the summary but not defined below have the meanings assigned to them in the Plan or the relevant document included in the Plan Supplement.

2014 Equity Incentive Plan
USEC Inc., the Reorganized Debtor will adopt an equity incentive plan (the “2014 Equity Incentive Plan”) as of the Effective Date of the Plan pursuant to which the Reorganized Debtor will be authorized to issue shares of Class A Common Stock $.10 par value of the Reorganized Debtor (“Shares”) pursuant to options, stock appreciation rights, restricted stock units, restricted stock, performance awards, dividend equivalent rights and other stock based awards, as well as cash based awards, to employees, officers, directors and other individuals providing bona fide services to the Company or its affiliates. The 2014 Equity Incentive Plan is intended to replace the Debtor’s current 2009 Equity Incentive Plan (the “Prior Plan”) which will terminate and all equity awards outstanding under the Prior Plan will also be terminated as of the Effective Date. The 2014 Equity Incentive Plan contains substantially similar terms as the Prior Plan.
The 2014 Equity Incentive Plan will be administered by the Compensation, Nominating and Governance Committee of the New Board (the “Compensation Committee”), which shall have broad powers to select participants in the plan, the types of awards that may be granted and the form and terms of awards.
1,000,000 Shares will be available for grant under the 2014 Equity Incentive Plan. Shares subject to awards will be recycled back into the 2014 Equity Incentive Plan and available for re-grant if the award is forfeited, becomes unexercisable without having been exercised in full. Restricted Stock that is forfeited will only become available for regrant under the 2014 Equity Incentive Plan if no dividends have been paid on such Shares. Additionally, Shares that are tendered by the grantee in payment of the exercise price of any award or in satisfaction of any tax withholdings will be available for future grant under the 2014 Equity Incentive Plan.
The maximum number of Shares that may be granted to any one individual within any fiscal year of the Reorganized Debtor is 600,000 Shares. The maximum cash award that may be granted in any one fiscal year to a covered employee is $2,000,000.
Unless otherwise determined by the Compensation Committee, dividend equivalents will not be paid on any performance vested award, unless and until the award vests and any dividends paid on restricted stock will be held by the Company and will not be paid until the restricted stock vests. Options and stock appreciation rights may not be granted with an exercise or strike price of less than fair market value of the Shares on the date of grant and the Compensation Committee is prohibited from repricing options and stock appreciation rights.
Generally awards may not vest faster than proportionally over a minimum three year period. However, grants to non-employee directors, performance vesting awards and awards on up to 120,000 Shares may be granted without regard to the minimum vesting period.
The 2014 Equity Incentive Plan may be amended and terminated by the New Board at any time. However, shareholder approval of any amendment that (i) increases the benefits to participants, (ii) increases the number of Shares available for issuance, (iii) modifies the requirements for participation in the Plan or (iv) otherwise requires approval under applicable law, regulation or rule, including any stock exchange on which the Shares are traded.

2014 Post-Effective Date Incentives
Pursuant to the 2014 Equity Incentive Plan described above, on the Effective Date three types of awards will be granted:
Annual Award - The Annual Award will be paid in cash only if a commitment is secured by 12/31/14 which will continue the American Centrifuge Program for at least one year beyond 9/2014 on a basis that will maintain a domestic enrichment capability using the American Centrifuge technology while preserving the optionality for future commercialization, provided that USEC Inc. retains a material ownership interest or material contractual role, directly or through its affiliates, in such program during the period.

Long-Term Incentive Cash Award (“LTI”) - The LTI will be paid in cash and will be based on a performance target established by the Compensation Committee within 60 days after the Effective Date and will be based on performance over a period set by the Compensation Committee, but will not be sooner than January 31, 2014 or later than 36 months after the Effective Date. The Compensation Committee may establish threshold, target and maximum goals. If maximum goals are attained then the employee is eligible for up to 125% of their targeted award.

Options - Options to purchase Shares will be granted within 60 days after the Effective Date with such terms as may be set by the Compensation Committee consistent with the 2014 Equity Incentive Plan.

The Annual Award and LTI will normally only be paid if the employee remains employed through the date the award is paid. If, however, the employee dies or becomes disabled during the performance period, then the employee will receive a pro rata portion of the employee’s target award, without regard to actual performance. If the employee is terminated without “cause,” they will be eligible for a pro rata portion of the award they would have earned based on actual performance achieved at the end of the performance period. However, if the employee’s termination is without “cause” or for “good reason” within 3 months prior to or one year following a “change in control,” the employee will receive payment of the Annual Award at target level without pro ration or regard to actual performance and will receive the LTI based on performance attained through the date of termination. The targeted awards for the 2014 grants are as follows:
Target Award levels for the Annual Award and Long-Term Incentive Cash Award and Number of Option Awards for 2014

	Executive Level	Target Annual Award*	Target	LT Incentive
	President/CEO	70%	70%	TBD
	Senior Vice Presidents	70%	70%	TBD
	Vice Presidents	36%-60%	36%-60%	TBD
	Key Employees	18%-36%	15%-36%	N/A

* The target shall be the indicated percentage of base salary as in effect on the Effective Date (or if later, the date an individual is designated as a participant).
The above percentages will be adjusted based on attainment of second quarter goals under the 2014 Quarterly Incentive Plan of the Debtor (the “QIP”) by the Effective Date. If second quarter goals under the QIP have not been earned and paid upon by the Effective Date then the Target Annual Award and Target LTI Awards will be decreased by 75% of the percentages set forth above. If the second quarter goals have been earned and paid by the Effective Date the Target Annual Award and Target LTI Award will be decreased by 50% of the percentages set forth above.
On the Effective Date the QIP will terminate and no further amounts will be paid under that plan.

Executive Severance Plan
The Debtor’s Executive Severance Plan (the “Severance Plan”) will be amended effective on the Effective Date to allow covered executives to terminate for “good reason” and treat such termination as a termination without “cause,” entitling the executive to severance under the terms of the plan. “Good reason” generally includes (a) change in position, (b) diminution of authority, duties or responsibilities, (c) breach of any employment agreement, (d) reduction in base salary or annual bonus opportunity (on an aggregate basis), (e) failure of a successor to assume the obligations under the Severance Plan or (f) relocation of executives principal place of business by more than 50 miles. The events listed in the definition of good reason above must occur during the one year period commencing with the Effective Date. A description of severance available under the Severance Plan is set forth in the Form 8-K filed on January 16, 2013.

SERP Termination	On the Effective Date no further benefits will accrue under the Debtor’s 1999 and 2006 Supplemental Executive Retirement Plans.

V.

MATERIAL TERMS OF THE SUPPLEMENTARY STRATEGIC RELATIONSHIP AGREEMENT

The Supplementary Strategic Relationship Agreement will be substantially in the form of the document included in the Plan Supplement. The Debtor urges you to read the document included in the Plan Supplement because it, and not this summary, define the rights and obligations of the Reorganized Debtor, B&W and Toshiba under the Supplementary Strategic Relationship Agreement. Certain defined terms used in the summary but not defined below have the meanings assigned to them in the Plan or in the Supplementary Strategic Relationship Agreement.

Parties	The Reorganized Debtor B&W and Toshiba, the Investors
Investor Directors
Directors appointed by Toshiba and B&W shall be provided with all information generally provided to directors except that the Reorganized Debtor shall not provide to such directors (a) any Classified Information or Export Controlled Information (ECI) to any director that is appointed or elected by a non-U.S. Person or (b) any competitively sensitive information.
Investor-appointed directors are indemnified by the Reorganized Debtor. The Reorganized Debtor is also required to maintain directors’ and owners’ liability insurance for such directors.
Investor-appointed directors are subject to certain restrictions on working both currently and in the future for a competitor of the Reorganized Debtor.

American Centrifuge Project
Toshiba shall be given the opportunity to bid to supply certain equipment for the ACP Project so long as is consistent with the U.S.-Japan 123 Agreement and meets U.S. government defense or national security requirements. For this purpose, the Reorganized Debtor shall give priority to Toshiba so long its bid is competitive in terms of price, quantity and delivery terms. The Reorganized Debtor also agrees to work with Toshiba in getting approval for Toshiba’s bid to meet the approval of both the U.S. and Japanese governments.
Toshiba and the Company shall discuss in good faith the possibility of Toshiba and its affiliates receiving more favorable off-take conditions from the ACP Project than those set forth in the original Strategic Relationship Agreement (which is continuing). Such discussions shall include consideration of potential incentives (such as commissions or incentive pricing) for Toshiba and its Affiliates to work with the Company to incorporate SWU from the ACP Project as supply for new nuclear power plants supplied by Toshiba or its affiliates.
Both Investors agree to discuss in good faith the possible investment in the ACP Project of up to $20.19 million in equity ($40.38 in the aggregate). The parties agree that this investment will be contingent on the closing of a loan from the DOE or other government agency in the amount of no less than $1.5 billion. The Investors can fund this investment using proceeds resulting from the maturity of the New Notes issued by the Reorganized Debtors to the Investors.
There shall be no change to the current arrangement among AC Manufacturing, B&W’s affiliates and the Reorganized Debtor’s affiliates related to the manufacture of centrifuges for the ACP Project.

APPENDIX C

USEC Inc.
Entity Structure

USEC Inc.
Babcock & Wilcox Technical Services Group, Inc.
American Centrifuge Holdings, LLC
United States Enrichment Corporation
45%
55%
American Centrifuge Manufacturing, LLC
American Centrifuge Enrichment, LLC
American Centrifuge Operating, LLC
American Centrifuge Technology, LLC
American Centrifuge Demonstration, LLC

USEC
A Global Energy Company

APPENDIX D
USEC Inc. Hypothetical Liquidation Analysis
Introduction
Under the “best interests” of creditors test set forth in Bankruptcy Code Section 1129(a)(7), the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides, with respect to each Impaired Class, that each holder of a Claim or Interest in such Class who does not otherwise vote in favor of the plan receive property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under Chapter 7 of the Bankruptcy Code as of such date. To demonstrate that the Plan satisfies the “best interests” of creditors test, the Debtor has prepared the hypothetical liquidation analysis attached as Exhibit 1 (the “Liquidation Analysis”), which is based upon certain assumptions discussed below and in the notes accompanying the Liquidation Analysis (the “Notes”). To illustrate that the Plan satisfies the “best interests” of creditors test, the Debtor has also prepared a comparison of recoveries under both the Plan and the Liquidation Analysis, attached as Exhibit 2. Capitalized terms not defined in the Notes shall have the meanings ascribed to them in the Plan and the Disclosure Statement.
The Liquidation Analysis estimates potential Cash distributions to holders of Allowed Claims and Allowed Interests in a hypothetical chapter 7 liquidation of the Debtor’s assets (the “Assets”). Asset values discussed in the Liquidation Analysis may differ materially from values referred to in the Plan and Disclosure Statement. The Debtor prepared the Liquidation Analysis with the assistance of its advisors.
Scope, Intent, and Purpose of the Liquidation Analysis
The determination of the costs of, and hypothetical proceeds from, the liquidation of the Assets is an uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtor, are inherently subject to significant business, political, economic, and competitive uncertainties and contingencies beyond the control of the Debtor, its management, and its advisors. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate results in an actual chapter 7 liquidation. In addition, the Debtor’s management cannot judge with any degree of certainty the effect of the forced-liquidation asset sales on the recoverable value of the Assets. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good‑faith estimate of the proceeds that would be generated if the Debtor were liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis was not compiled or examined by any independent accountants. No independent appraisals were conducted in preparing the Liquidation Analysis. NEITHER THE DEBTOR NOR ITS ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS. ACTUAL RESULTS COULD VARY MATERIALLY.
In preparing the Liquidation Analysis, the Debtor estimated Allowed Claims based upon a review of the Claims contained in the Debtor’s books and records. In addition, the Liquidation Analysis includes estimates for Claims not currently reflected in the books and records or asserted in the Chapter 11 Case, but which could be asserted and Allowed in a chapter 7 liquidation, including Administrative Claims, wind‑down costs, trustee fees, tax liabilities, and certain lease and contract rejection damages Claims. The Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. The Debtor’s estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims under the Plan. NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTOR. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.
Global Notes to the Liquidation Analysis
Liquidation Date and Appointment of a Chapter 7 Trustee

This Liquidation Analysis assumes the filing of a chapter 7 liquidation case on May 31, 2014 (the “Liquidation Date”). On the Liquidation Date, it is assumed that the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtor’s Estate. The Debtor has only two sources of cash inflows: (i) reimbursement from the Department of Energy (“DOE”) for 80% of costs related to the research, development and demonstration (“RD&D”) program and (ii) loans or advances from its wholly owned subsidiary, United States Enrichment Corporation (“Enrichment Corp”). As the Debtor has no on-going operations that generate revenues or cash flows, the Trustee will need to use cash on hand, receivables due from the DOE, and proceeds from the immediate liquidation of Assets to fund the on-going expenses of the estate. For purposes of this hypothetical Liquidation Analysis, the primary operating assumption is that Enrichment Corp would cease funding any activities of the Debtor, but would agree to allow its collateral to be used as discussed below, and there would be no external funding available to facilitate the liquidation. This Liquidation Analysis assumes the Trustee will have adequate liquidity to fund the wind down of the operations and the fees associated with such a liquidation. In the event of an actual liquidation of the Debtor, there may be a risk that the Trustee may not have adequate liquidity on hand to settle administrative expenses as incurred, at which point the Trustee may request a dismissal of the chapter 7 case. If such a scenario would occur, the recoveries to creditors would be severely impaired as compared to the hypothetical results contained in this analysis.
Given the special and classified nature of the Assets, the general underlying assumption is that the Trustee would need a 6 to 9 month period to monetize the Assets, using the proceeds to fund the expenses associated with the wind down of operations. This analysis assumes complete wind up of affairs and distributions, if any, would take an additional 3 months after the sale of all Assets.
Primary Assets of the Debtor
The Debtor has three primary Assets in the form of (i) cash on hand, (ii) receivables due from the DOE, and (iii) property, plant and equipment used in the RD&D program for the DOE (“PPE”) in connection with the Debtor’s American Centrifuge Project (“ACP”). The Liquidation Analysis assumes a range of recoveries for these Assets assuming a forced-liquidation asset sale process conducted by the Trustee. The Debtor’s management believes that values derived from the liquidation assumed in the Liquidation Analysis do not generate a significant recovery for stakeholders as compared with the recovery proposed under the Plan.
The Debtor’s ACP has been in development since May 2007 and is planned to be the United States’ only domestically owned and operated uranium enrichment plant with centrifuge technology. The Debtor has developed and operated a “lead cascade program” to advance ACP technology in conjunction with the DOE. The Debtor’s RD&D program contains operations and equipment in Piketon, OH and Oak Ridge, TN. The process and equipment developed and deployed as part of the RD&D program is extremely complex and intricate and not only contains classified information, but also is regulated by both the Nuclear Regulatory Commission (“NRC”) and the DOE. As a result, the demobilization of ACP would require several months and cooperation with various regulatory agencies in order to comply with all laws, regulations and contractual requirements. However, in the event of a chapter 7 liquidation, the Debtor has assumed the Trustee would pursue a rapid demobilization process to meet only the necessary requirements of law and to minimize costs and time necessary to demobilize. As a result, the Debtor has developed such a “rapid” demobilization process that includes turnover of the lead cascade program and other vital RD&D elements to the DOE and immediate termination of all contracts with suppliers and contractors to cease operations and leave such suppliers and contractors to perform their own environmental and security obligations. Given the complex nature of these operations, the Debtor has assumed that the various regulatory agencies involved with ACP will cooperate to facilitate a shutdown and immediate turnover of operations. As there is no historical precedent for such a liquidation, as well as coordination between various federal agencies, this hypothetical analysis has no benchmarks for which to assess whether or not such cooperation is feasible, nor what issues may arise from such a liquidation. Furthermore, the Debtor’s demobilization plan assumes all decontamination and decommissioning activities necessary to shut down the lead cascade will be conducted by the regulatory agencies using third-party contractors and funds already available under the Debtor’s decontamination and decommissioning funding plans, which are backed by fully collateralized Surety Bonds, as discussed below. The ability of both the NRC and DOE to retain third-party contractors may affect the timing and cost of turnover activities, further impacting this liquidation analysis. Additionally, as much of the equipment, processes and documentation in possession of the Debtor contains classified and export-controlled information, the Debtor assumes that the shutdown, turnover and destruction of documentation can be achieved within a three-month period of time.
As discussed above, the Assets include receivables due from the DOE for reimbursements under the RD&D program. This analysis assumes collection of the amounts due from the DOE in the ordinary course, and that the DOE does not assert any set-off rights for any claims associated with the demobilization and liquidation of ACP. Furthermore, these receivable amounts have been pledged as security for pre-filing loans made by Enrichment Corp to the Debtor for operating expenses as well as the post-petition DIP Facility and thus are cash collateral of Enrichment Corp. This Liquidation Analysis assumes Enrichment Corp would allow, and the Trustee would use, the proceeds of its prepetition and postpetition collateral, in order to fund the wind-down expenses, as it is assumed that doing so would facilitate cooperation with the DOE in other matters relevant to Enrichment Corp.

These receivables and other proceeds would be used in order to first fund the liquidation of the Estate, then satisfy claims with remaining proceeds as established by the Bankruptcy Code (beginning with the DIP Facility.) Although Enrichment Corp is the DIP Facility lender for the Chapter 11 Case, this analysis assumes no incremental funding from Enrichment Corp for the wind down, other than allowing the Trustee to use the DOE receivables and proceeds of its other collateral. As of the petition date, Enrichment has not agreed that it would give consent to use this collateral. Given the highly speculative nature of this assumption, results for this Liquidation Analysis could vary dramatically if the Trustee did not have access to, or use of, these receivables.
The Assets also include 100% of the equity of the Debtor’s subsidiary, Enrichment Corp. For the purposes of this Liquidation Analysis, the Debtor assumes no equity value in its investment in Enrichment Corp. As discussed above, the primary operating assumption is that Enrichment Corp would not continue to fund the operations and expenses of the Debtor in a chapter 7 liquidation, except to allow the use of its collateral. Nevertheless, Enrichment Corp’s business model may be impacted as a result of the liquidation, and thus attempting to ascribe any equity value in the investment of Enrichment Corp would be highly speculative at this time.
Forced-Liquidation Sale Process
The liquidation sale process would proceed concurrently with the rapid demobilization process for ACP. The Debtor is in possession of equipment which it owns directly, and equipment where ownership has been transferred to the DOE pursuant to the contractual agreement related to the RD&D program. In addition to cash on hand, and the receivable amounts due from the DOE noted above, the Debtor would need to monetize immediately equipment that it has proper title to in order to fund the rapid demobilization process. As a result of immediate termination of supplier contracts, much of the equipment the Debtor has title to is in the possession of its suppliers and vendors who are performing services for the Debtor. A significant portion of the gross proceeds distributable to creditors would come from the liquidation of this equipment, which is subject to various offsetting costs including, but not limited to, professional industrial liquidators commissions and possessory liens. The possessory liens are assessed on a location by location basis, and if the expected lien of any vendor exceeds the expected value of the Assets subject to the lien, the Assets are assumed to be abandoned with no recoverable value to the Debtor. This Liquidation Analysis also assumes that certain staff currently employed at the Debtor will remain with the Debtor through the course of the wind-down. Costs associated with these employees have been included in the operational wind down expense in order to assist the Trustee in collecting and liquidating the Assets.
This Liquidation Analysis assumes that the estimated sale proceeds for the Assets would be less than the tax basis of the Assets and would not generate any additional tax liabilities. Should the tax treatment and effect of the liquidation transactions result in a tax liability that is not reduced by other tax benefits, recoveries in the Liquidation Analysis could change materially.
Specific Notes to the Asset Assumptions Contained in the Liquidation Analysis (Exhibit A)
The Liquidation Analysis refers to certain categories of Assets. The numerical/alphabetical designation below corresponds to the line items listed in Exhibit A with a specific note.
Estimated Proceeds
The liquidation of the Assets in a chapter 7 bankruptcy will require the Trustee to dispose of the Assets in an expedited manner. The Debtor’s management and its advisors relied on the net book values (Note A) from the unaudited balance sheet as of January 31, 2014 to estimate the recoveries for various Assets. For the purposes of this Liquidation Analysis, the Debtors management believes the values of such assets on the Liquidation Date will not be materially different from this date. The gross proceeds of the Liquidation Analysis (“Liquidation Proceeds”) consist of three major asset classes: Cash, DOE Receivables and PP&E. The value for the Debtor’s cash (Note B) is based on the projected balance as of Liquidation Date. This Liquidation Analysis assumes DOE Receivables (Note C) are collected in the ordinary course and represent amounts expected to be received from the DOE related to 80% reimbursement of RD&D expenses for April and May 2014. The Debtor also holds fully cash collateralized Surety Bonds (Note D) related to the decontamination and decommission of the Piketon, OH plant that are expected to be fully utilized by third parties contracted by the NRC and DOE to complete the necessary decontamination and decommissioning work. PPE (Note E) includes all Debtor- owned land and equipment related to the ACP project located primarily in Oak Ridge, TN and Piketon, OH. The recovery values shown are net of various possessory liens and commissions charged by professional industrial liquidators. Other Assets (Note F) consists primarily of prepaid Assets for which the Debtor does not expect to recover any value. No other assets exist with any estimable recovery value.

Specific Notes to the Liability Assumptions Contained in the Liquidation Analysis
This Liquidation Analysis sets forth an allocation of the Liquidation Proceeds to Holders of Claims and Interests in accordance with the priorities set forth in Bankruptcy Code Section 726. The Liquidation Analysis provides for high and low recovery percentages for Claims and Interests based upon the Trustee’s application of the Liquidation Proceeds. The high and low recovery ranges reflect a high and low range of estimated Liquidation Proceeds from the Trustee’s sale of the Assets.
Administrative Expenses of Chapter 7
This Liquidation Analysis includes costs associated with the wind down of the Debtor’s business as well as running a chapter 7 liquidation process. The Operational Wind-Down Expenses (Note G) include the Headquarters wind down and the ACP rapid demobilization costs. The Headquarters wind down costs consists of approximately 20 employees required for 6 months from June 1 through November 30, 2014 and approximately 12 employees from December 1, 2014 through February 28, 2015. The ACP rapid demobilization costs include only the activities necessary to comply with law and cease active operation of the Piketon, OH site as well as to rapidly dispose of classified material at various locations. The demobilization costs assume (i) the Debtor’s contractual obligations are terminated and not performed, (ii) the lead cascades (Piketon, OH) and K-1600 site (Oak Ridge, TN) are shut down and turned over to the DOE, (iii) suppliers and contractors are notified to stop work immediately, (iv) the DOE is notified of intent to destroy or turnover all classified documents and material within one week, and (v) decommissioning and decontamination are executed by the NRC and DOE through drawing on the associated Surety Bonds and using a third-party contractor to perform the work.
Also included in Administrative Expenses are the anticipated Professional Fees and other expenses necessary to facilitate a chapter 7 liquidation (Note H), Professional Fees and expenses from the Chapter 11 that have the benefit of the Carve-Out under the DIP Order (Note I) and the Trustee’s fees (Note J) which are calculated based on 3% of the recovery value of the liquidated PPE Assets.
DIP Facility Claims (Note K)
The DIP Facility provided by Enrichment Corp is secured by a first-priority lien on the Debtor’s postpetition DOE receivables and any unencumbered assets and a second lien on all assets subject to an existing lien. This lien was perfected through the DIP Order. In addition, Enrichment Corp enjoys a superpriority administrative claim which entitles it to be paid from any other assets determined to be unencumbered. For purposes of this Liquidation Analysis, the outstanding amount drawn under the DIP Facility as of the commencement of the chapter 7 conversion is projected to be $28.3 million. As discussed previously, this analysis assumes that Enrichment Corp (notwithstanding its DIP liens and prepetition liens) will allow the Trustee to use the postpetition DOE receivables and the proceeds of its other collateral to fund the chapter 7 administrative costs as opposed to exercising its rights as a secured creditor with respect to its collateral. Proceeds from the chapter 7 case remaining after the chapter 7 administrative costs are satisfied will be distributed to the DIP Facility as a pro-rata share of the net distributable value that would come from its collateral of cash and postpetition DOE receivables.
Secured Claims (Note L)
The Debtor’s Secured Claims include the balance of the Secured Intercompany Loan with Enrichment Corp, dated August 2, 2013, through which Enrichment Corp has funded the Debtor’s operations with the DOE Receivables, cash and fixed assets acting as collateral. The balance of the Secured Intercompany Loan is projected to be approximately $56.1 million as of the Liquidation Date. The Secured Intercompany Loan is secured by a first-priority lien on the prepetition DOE Receivables and the fixed assets of the Debtor. The DIP Lender authorized the application of the prepetition DOE receivables to be applied to the Secured Intercompany Loan. To the extent the value of remaining collateral securing the loan is insufficient to satisfy the loan obligation, there would be an unsecured deficiency claim for the balance, which would be an Intercompany Claim. Proceeds from the chapter 7 case remaining after the chapter 7 administrative costs are satisfied will be distributed on account of the Secured Intercompany Loan as a pro-rata share of the net distributable value that would come from its collateral of the fixed assets.
Administrative Claims of Chapter 11 Case, Priority Tax Claims & Other Priority Claims (Notes M-O)
Administrative Claims of the Chapter 11 Case include outstanding post-petition accounts payable, accrued and outstanding employee wages, employee severance earned during the postpetition period, and accrued and unpaid chapter 11 professional fees. For the purposes of this analysis, Administrative Claims of the Chapter 11 Case do not include claims related to the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as it is assumed that either timely and proper notice has been issued, or the Debtor would meet the qualifications for an exception. Priority Tax Claims include all claims of a governmental unit of the kind specified in Bankruptcy Code Section 507(a)(8) and are estimated to be at a range of $0-$1 million. Other Priority Claims include employee severance claims up to the amount allowed under Bankruptcy Code Section 507(a)(4) for an estimated $12,475 per employee for approximately 519 employees, with other employee claims assumed to have been paid by a first day order. The claim amounts over and above the cap provided under Section 507(a)(4) are to be treated as General Unsecured Claims.
All Other Unsecured Classes
General Unsecured Claims (Note P) consists of: (1) various pension and benefit obligation, (2) the estimated claims related to the pension termination liability of the qualified pension plan, (3) accounts payable as of the Petition Date, (4) lease rejection damage claims for the Headquarter leases in Bethesda and Washington, D.C., (5) contract rejection damages and other termination damage claims associated with the equipment at ACP, and (6) the employee severance claim amounts that do not qualify for administrative or priority status.
Intercompany Claims (Note Q) represents (i) undersecured amounts owed to Enrichment Corp on the Secured Intercompany Loan and (ii) unsecured borrowings from Enrichment Corp .
Noteholder Claims (Note R) includes amounts owed on the Convertible Notes issued September 28, 2007 plus interest accrued through the Petition Date.
Equity Interests includes Plan classes 6 through 8 representing Preferred Stock Interests, Common Stock Interests and Unexercised Common Stock Rights.
Unasserted Claims
Given the specialized nature of the Debtor and complexities inherent in such a liquidation, this Liquidation Analysis is limited in the fact that no historical precedent exists for such a liquidation. As such, this analysis does not include claims that have been deemed unquantifiable or that have not been asserted against the Debtor, including: (1) claims potentially asserted for decontamination and decommissioning that are not covered by the Surety Bonds, (2) claims asserted by the DOE for any costs related to the turnover of the ACP/Piketon lease, or (3) any other unforeseen regulatory claims given the complex nature of such a liquidation. While the liquidation illustrates a range of potential recoveries, no attempt was made to incorporate any estimates for unasserted claims as described given the uncertain nature of such claims.

Exhibit A - Hypothetical Liquidation Analysis

Estimated Proceeds	Note	USEC Inc.					
		Low NBV [1]	High NBV [1]	Low Recovery		High Recovery	
Value of Asset Proceeds	A	5/31/14	5/31/14	Value	%	Value	%
Cash	B			$2.0	100.0%	$2.0	100.0%
A/R - DOE - RD&D/Services	C	17.2	17.2	17.2	100.0%	17.2	100.0%
Surety Bond Collateralization	D	29.4	29.4	0.0	NA	0.0	NA
PP&E	E	1.6	1.6	27.9	NA	33.8	NA
Other Assets	F	37.7	37.7	0.0	0.0%	0.0	0.0%
Gross Proceeds				**47.1**		**53.0**	
Chapter 7 Administrative Expenses							
Operational Wind-Down Expense	G			(28.0)		(22.0)	
Chapter 7 Professional Fees & Other Costs	H			(10.0)		(5.0)	
Chapter 11 DIP Carveout for Professional Fees	I			(2.6)		(2.6)	
Chapter 7 Trustee Fees	J			(0.8)		(1.0)	
Total Chapter 7 Administrative Expenses				**(41.4)**		**(30.6)**	
Net Distributable Value				**$ 5.7**		**$ 22.4**	

Estimated Recovery		Low Est.	High Est.	Low Recovery		High Recovery	
		Claim	Claim	Value	%	Value	%
DIP Facility Claims	K	$28.3	$28.3	$2.3	8.2%	$8.1	28.6%
Secured Claims	L	56.1	56.1	3.4	6.0%	14.3	25.5%
Administrative Claims of Chapter 11 Case	M	3.2	3.2	0.0	0.0%	0.0	0.0%
Priority Tax Claims	N	1.0	0.0	0.0	0.0%	0.0	0.0%
Other Priority Claims	O	1.6	1.6	0.0	0.0%	0.0	0.0%
General Unsecured Claims	P	123.4	123.4	0.0	0.0%	0.0	0.0%
Intercompany Claims	Q	330.5	319.6	0.0	0.0%	0.0	0.0%
Noteholder Claims	R	536.6	536.6	0.0	0.0%	0.0	0.0%
Equity Interests		NA	NA	0.0	0.0%	0.0	0.0%

Exhibit B - Comparison of Recovery in Chapter 7 vs. Recovery in the Plan

Class	Description	Estimated Recovery
		Plan	Liquidation
N/A	Administrative Expenses	100%	100%
N/A	DIP Facility Claims	100%	8% - 29%
N/A	Priority Tax Claims	100%	0%
1	Other Priority Claims	100%	0%
2	Secured Claims	100%	6%-26%
3	General Unsecured Claims	100%	0%
4	Intercompany Claims	100%	0%
5	Noteholder Claims	Better than liquidation	0%
6	Preferred Stock Interests	Better than liquidation	0%
7	Common Stock Interests	Better than liquidation	0%
8	Unexercised Common Stock Rights	Same as liquidation	0%